Exhibit 2.1

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

AGRICULTURE & NATURAL SOLUTIONS ACQUISITION CORPORATION,

AGRICULTURE & NATURAL SOLUTIONS COMPANY LIMITED,

MERINO MERGER SUB 1 INC.,

MERINO MERGER SUB 2 INC.,

RAYMOND T. DALIO, IN HIS CAPACITY AS TRUSTEE OF THE RAYMOND T.

DALIO REVOCABLE TRUST,

BELL GROUP HOLDINGS PTY LIMITED,

AUSTRALIAN FOOD & AGRICULTURE COMPANY LIMITED

and

AGRICULTURE & NATURAL SOLUTIONS ACQUISITION SPONSOR LLC (SOLELY WITH RESPECT TO SECTION 2.07)

Dated as of August 28, 2024

i

Section 12.06	Governing Law	112
Section 12.07	Waiver of Jury Trial	113
Section 12.08	Headings	113
Section 12.09	Counterparts	113
Section 12.10	Specific Performance	113
Section 12.11	No Recourse	113

Schedule 1	Company Knowledge Persons
Schedule 2	SPAC Knowledge Persons
Schedule 3	Seller Ownership

v

This BUSINESS COMBINATION AGREEMENT, dated as of August 28, 2024 (this “Agreement”), by and among Agriculture & Natural Solutions Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), Agriculture & Natural Solutions Company Limited ACN 680 144 085, an unlisted Australian public company limited by shares (“NewCo”), Merino Merger Sub 1 Inc., a Cayman Islands exempted company (“Merger Sub 1”), Merino Merger Sub 2 Inc., a Cayman Islands exempted company (“Merger Sub 2”), Raymond T. Dalio, in his capacity as Trustee of the Raymond T. Dalio Revocable Trust (“Dalio”), Bell Group Holdings Pty Limited ACN 004 845 710, an Australian private company (“Bell Group” and together with Dalio, the “Sellers”), Australian Food & Agriculture Company Limited ACN 005 858 293, an Australian unlisted public company limited by shares (the “Company” and together with SPAC, NewCo, Merger Sub 1, Merger Sub 2, Dalio and Bell Group, collectively, the “Parties” and each, a “Party”), and, solely with respect to Section 2.07, Agriculture & Natural Solutions Acquisition Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”).

RECITALS

NewCo is an Australian unlisted public company limited by shares and wholly owned by ANSC Australia Pty Ltd ACN 678 148 377.

Merger Sub 1 is a Cayman Islands exempted company and a wholly owned direct subsidiary of NewCo.

Merger Sub 2 is a Cayman Islands exempted company and a wholly owned direct subsidiary of NewCo.

The Sellers collectively own legally, beneficially and of record all of the issued and outstanding shares in the capital of the Company (the “Company Shares”).

Upon the terms and subject to the conditions of this Agreement, the Parties will enter into a business combination transaction pursuant to which (a) NewCo Ordinary Shares (as defined below) will be issued to those Sellers who have elected to participate in the Contributions (as defined below), (b) Merger Sub 1 will merge with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of NewCo (the “First Surviving Corporation”) and each holder of SPAC Warrants and SPAC Ordinary Shares (each as defined below) will receive in exchange for such SPAC Warrants and SPAC Ordinary Shares an equal number of NewCo Warrants (as defined below) and NewCo Ordinary Shares, respectively, (c) immediately following the First Merger and as part of the same overall transaction as the First Merger, unless the Sponsor determines not to undertake the Second Merger (as defined below) in accordance with Section 2.07, the First Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of NewCo (the “Second Surviving Corporation”), (d) immediately following the Second Merger (or the First Merger if the Sponsor determines not to undertake the Second Merger in accordance with Section 2.07), if so elected by the Sellers, the Sellers will transfer some or all of their Company Shares to NewCo in exchange for the NewCo Ordinary Shares they received prior to the First Merger (the “Contributions”), and (e) immediately following the Contributions, the Company will buy back any Company Shares not owned by NewCo following the Contributions (“Outstanding Company Shares”) for cash in accordance with the Buy Back Agreement (as defined below) (the “Company Redemption”).

The Parties intend that, (a) for U.S. federal and applicable state income tax purposes, (i) (A) if both Mergers are consummated, the Mergers shall qualify as a single integrated transaction described in Revenue Ruling 2001-46, 2001-1 C.B. 321, constituting a merger of SPAC with and into NewCo that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code (as defined below), and (B) if only the First Merger is consummated, the First Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) the First Merger and, if consummated, the Second Merger, the Contributions, and the Private Placements (as defined below) shall be treated as part of a single overall plan and qualify as an exchange described in Section 351(a) of the Code, and (b) for Australian Tax purposes, to the extent a Seller elects to participate in the Contributions, the Contributions will qualify as scrip for scrip rollover relief (whether in whole or in part) under Subdivision 124-M of the Tax Act (clauses (a) and (b) collectively, the “Intended Tax Treatment”).

The Board of Directors of the Company has unanimously (a) determined that the Company’s entry into this Agreement and the Transactions (as defined below) to which the Company is contemplated by this Agreement to be a party are in the best interests of the Company and (b) approved the Company’s entry into this Agreement and the Transactions to which it is contemplated by this Agreement to be a party.

The Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Mergers are in the best interests of SPAC, (b) approved and adopted this Agreement and the other Transaction Documents and approved the Mergers and the Transactions, and (c) recommended the approval and adoption of this Agreement, the Mergers and the Transactions by the SPAC Shareholders (as defined below).

The Board of Directors of Merger Sub 1 has unanimously (a) determined that the First Merger is in the best interests of Merger Sub 1, (b) approved and adopted this Agreement and approved the First Merger and the Transactions, and (c) recommended the approval and adoption of this Agreement, the First Merger and the Transactions by the sole shareholder of Merger Sub 1.

The Board of Directors of Merger Sub 2 has unanimously (a) determined that the Second Merger is in the best interests of Merger Sub 2, (b) approved and adopted this Agreement and approved the Second Merger and the Transactions, and (c) recommended the approval and adoption of this Agreement, the Second Merger and the Transactions by the sole shareholder of Merger Sub 2.

The Board of Directors of NewCo (the “NewCo Board”) has unanimously (a) determined that NewCo’s entry into this Agreement and the Transactions to which NewCo is contemplated by this Agreement to be a party are in the best interests of NewCo, and (b) approved NewCo’s entry into this Agreement and the Transactions to which it is contemplated by this Agreement to be a party, including the issuance of the NewCo Ordinary Shares in connection with any Private Placements.

Concurrently with the execution and delivery of this Agreement, the Sponsor, NewCo, the Sellers and the Company are entering into a letter agreement, dated as of the date hereof (the “Sponsor Letter”), pursuant to which, subject to the terms and conditions set forth therein, at and conditioned upon the Closing (as defined below), (a) the Sponsor has agreed to waive the anti-dilution rights set forth in SPAC’s Amended and Restated Memorandum & Articles of Association adopted by special resolution on November 8, 2023, as amended and in effect under the Cayman Act (the “SPAC Articles of Association”) with respect to SPAC’s Class B ordinary shares, par value $0.0001 per share (“SPAC Founders Shares”) that may be triggered from the Transactions and (b) the Sponsor has agreed to vote all SPAC Founders Shares held by it in favor of the adoption and approval of this Agreement and the other Transaction Proposals (as defined below).

Prior to the Closing, NewCo intends to enter into subscription agreements (the “Subscription Agreements”) with certain investors pursuant to which such investors (the “PIPE Investors”), upon the terms and subject to the conditions set forth therein, will agree to purchase securities of NewCo, in a private placement or placements (the “Private Placements”) to be consummated prior to the Closing.

Concurrently with the Closing, (a) each Seller that has elected to participate in the Contributions shall enter into a Lock-Up Agreement (the “Lock-Up Agreement”) substantially in the form attached as Exhibit A, setting forth its agreement with respect to the transfer of its NewCo Ordinary Shares after the Closing, (b) NewCo, each Seller that has elected to participate in the Contributions, and certain SPAC Shareholders shall enter into a Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit B, and (c) NewCo and each Seller that has elected to participate in the Contributions shall enter into a Relationship Deed (the “NewCo Relationship Deed”) substantially in the form attached hereto as Exhibit H.

Agreement

In consideration of the foregoing and the mutual covenants and agreements herein contained, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Certain Definitions. For purposes of this Agreement:

“Accounting Standards” means:

(a) the requirements of the Corporations Act in relation to the preparation and contents of financial reports;

(b) the accounting standards made by the Australian Accounting Standards Board in accordance with the Corporations Act and any authoritative interpretations issued by the Australian Accounting Standards Board; and

(c) generally accepted accounting principles, policies, practices and procedures that are consistently applied in Australia to the extent not inconsistent with the accounting standards described in clause (b).

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided that, (i) except with respect to Section 12.11 and Section 9.06(g), none of Riverstone Investment Group, LLC, Impact Ag Partners LLC or any of their Affiliates (other than any Affiliate that is a Subsidiary of SPAC), including any portfolio company of or fund organized by any of the foregoing, shall be deemed an Affiliate of SPAC or NewCo for purposes of this Agreement, and (ii) except with respect to Section 4.18(c)(ix), Section 4.21, Section 9.04, and Section 9.13, neither of the Sellers shall be deemed an Affiliate of the Company for purposes of this Agreement.

“Ancillary Agreements” means the Registration Rights Agreement, the Lock-Up Agreement, the Sponsor Letter, the NewCo Relationship Deed, the Subscription Agreements, the Buy Back Agreement, the Tax Matters Side Letter and all other agreements, certificates and instruments executed and delivered by SPAC, NewCo, Merger Sub 1, Merger Sub 2, the Sellers or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Anti-Corruption Laws” means (i) the U.S. Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), (ii) the UK Bribery Act 2010, (iii) Australian Criminal Code Act 1995 (Cth), (iv) Australian Anti-Money Laundering and Counter-Terrorism Financing Act 2006 (Cth), (v) anti-bribery legislation promulgated by the European Union and implemented by its member states, (vi) Laws or any other type of legislation adopted in furtherance of the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, and (vii) all other applicable, similar or equivalent anti-corruption, anti-bribery or anti-money laundering Laws or any other type of legislation of any jurisdiction.

“Applicable Percentage” means (x) in the case of Dalio, 31.37% and (y) in the case of Bell Group, 68.63%.

“ASIC” means the Australian Securities and Investments Commission.

“Business Data” means all business information and data, including Personal Information that is accessed, collected, used, stored, shared, distributed, transferred, disclosed, destroyed, disposed of or otherwise processed by the Company or any Company Subsidiaries in the course of the conduct of the business of the Company or any Company Subsidiaries.

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in New York, New York, United States of America, George Town, Cayman Islands or Sydney, Australia (other than a Saturday, Sunday or public holiday in those cities); provided that banks shall not be deemed to be required or authorized to be closed due to a “shelter in place,” “non-essential employee” or similar closure of physical branch locations at the direction of any Governmental Authority if such banks’ electronic funds transfer systems (including for wire transfers) are open for use by customers on such day.

“Business Records” means all original and certified copies of the books, records, documents, information, accounts and data (whether machine readable or in printed form) relating to and held by a Company Group Member.

“Business Systems” means all Software, computer hardware (whether general or special purpose), electronic data processors, databases, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems, including any outsourced systems and processes, and any Software and systems provided via the cloud or “as a service”, that are owned or administered by the Company or otherwise used in the conduct of the business of the Company or any Company Subsidiaries.

“Buy Back Agreement” means the agreements between the Company and the Sellers participating in the Company Redemption to buy back and cancel the Outstanding Company Shares in exchange for the Cash Consideration, substantially in the form attached hereto as Exhibit C.

“Cash Consideration” means, (a) in the case of Dalio, an amount of cash equal to (i) the product of (A) 31.37% and (B) the Company Equity Value in Australian Dollars (without set-off or deduction including in relation to foreign exchange charges), minus (ii) the aggregate value of any Share Consideration received by Dalio in the Contributions, valued at $10.72 per NewCo Ordinary Share, and converted to Australian Dollars based on the applicable exchange rate at the Reference Time and (b) in the case of Bell Group, an amount of cash equal to (i) the product of (A) 68.63% and (B) the Company Equity Value in Australian Dollars (without set-off or deduction including in relation to foreign exchange charges), minus (ii) the aggregate value of any Share Consideration received by Bell Group in the Contributions, valued at $10.72 per NewCo Ordinary Share, and converted to Australian Dollars based on the applicable exchange rate at the Reference Time.

“Cayman Act” means the Companies Act (As Revised) of the Cayman Islands.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Company Group Members on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Company Group Members as of such time and excluding any cash drawn in connection with the Debt Financing.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Enterprise Value” means $780,000,000 in Australian Dollars.

“Company Equity Value” means the Company Enterprise Value minus the Company Net Debt.

“Company Group Member” means the Company and each Company Subsidiary.

“Company IP” means, collectively, all Company-Owned IP and Company-Licensed IP.

“Company-Licensed IP” means all Intellectual Property owned or purported to be owned by a third party and either licensed to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary otherwise has a valid right to use.

“Company Material Adverse Effect” means any event, state of facts, development, condition, occurrence, circumstance, change or effect (individually, “Effect”, and collectively, “Effects”) that, individually or in the aggregate with all other Effects, (a) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsidiaries taken as a whole, or (b) would reasonably be expected to prevent, materially delay or materially impede the performance by the Company of its obligations under this Agreement or the consummation of the Transactions to which it is a party; provided, however, that none of the following shall be deemed to constitute, alone or in combination, or be taken into account in the determination of whether, there is, has been or will be a Company Material Adverse Effect: (i) any change or proposed change in or change in the interpretation of any Law or the Accounting Standards; (ii) Effects generally affecting the industries or geographic areas in which the Company and the Company Subsidiaries operate; (iii) any downturn in general economic conditions, including changes in the credit, debt, securities, financial or capital markets (including changes in interest or exchange rates, prices of any security or market index or commodity or any disruption of such markets); (iv) any government actions, political or social activism, geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions, epidemics, pandemics and other force majeure events; (v) any actions taken or not taken by the Company or the Company Subsidiaries as required by this Agreement or any Ancillary Agreement; (vi) any Effect attributable to the announcement or execution, pendency, negotiation or consummation of the Transactions (including the impact thereof on relationships with customers, suppliers, employees or Governmental Authorities) (provided that this clause (vi) shall not apply to any representation or warranty to the extent the purpose of such representation or warranty is to address the consequences resulting from this Agreement or the consummation of the Transactions); (A) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or financial or operating predictions of revenue, earnings, cash flow or cash position; or (B) any actions taken, or failures to take action, or such other Effects, in each case, which SPAC has requested in writing or to which it has consented in writing, except in the cases of clauses (i) through (iv), to the extent that the Company and the Company Subsidiaries, taken as a whole, are materially disproportionately affected thereby as compared with other participants in the industries in which the Company and the Company Subsidiaries operate.

“Company Net Debt” means, as of the Reference Time, (i) the aggregate Indebtedness of the Company Group Members (excluding any finance leases and any additional Indebtedness incurred in connection with the Debt Financing), minus (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Standards.

“Company-Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

“Company Staff Bonus Payments” means the bonus payments to be made to Current Employees on or prior to the Closing Date in the aggregate amount of up to $5,000,000 in Australian Dollars; provided that the amount of each Company Staff Bonus Payment and the applicable recipient thereof shall be communicated to SPAC in writing no later than five (5) Business Days prior to the Closing.

“Company Subsidiary” means each Subsidiary of the Company.

“Company Transaction Expenses” means, except as otherwise set forth in this Agreement, all reasonable and documented third-party, out-of-pocket fees and expenses incurred by the Company (or solely with respect to Skadden, Arps, Slate, Meagher & Flom LLP, Clayton Utz, and Speed and Stracey Lawyers, the Sellers) in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, including (i) the fees, expenses and disbursements of auditors and accountants, Bell Potter Securities Limited and other third-party fees of the Company in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, (ii) any fees and expenses arising from the obligations described in Section 9.05(e), Section 9.13(b), Section 9.15, and Section 9.16 of this Agreement, in each case, of each of the Company Group Members and their respective Subsidiaries, (iii) any and all filing fees payable by the Company Group Members or any of their respective Subsidiaries or any of their Affiliates to Governmental Authorities in connection with the Transactions and (iv) all fees, expenses and disbursements of Rimon P.C., Speed and Stracey Lawyers, Skadden, Arps, Slate, Meagher & Flom LLP and Clayton Utz incurred by the Company or the Sellers in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein.

“Confidential Information” means any information, knowledge or data concerning the businesses or affairs of (i) the Company or the Company Subsidiaries that is not in the public domain, or (ii) any Suppliers or customers of the Company or any Company Subsidiaries that is subject to restrictions on use or disclosure to third parties in any currently enforceable written confidentiality agreements with the Company or any Company Subsidiaries.

“Contract” means any written or oral agreement, contract, instrument, subcontract, arrangement, undertaking, lease or sublease, license, sublicense, power of attorney, note, bond, mortgage, indenture, deed of trust, or other legal commitment or understanding between parties or by one party in favor of another party.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or otherwise.

“Corporations Act” means the Australian Corporations Act 2001 (Cth).

“Current Employee” means an employee, or an individual engaged to provide services with respect to the applicable business, of a Company Group Member.

“Debt Commitment Letter” means the commitment letter, dated as of the date of this Agreement, by and among Rabobank Australia Limited ACN 001 621 129, as lender (the “Company Lender”), and NewCo and the Company, as may be amended, supplemented, replaced, extended or otherwise modified from time to time after the date of this Agreement.

“Debt Financing” means the debt financing described in the Debt Commitment Letter.

“Deferred Underwriting Fees” shall mean the amount of deferred underwriting fees held in the Trust Account in connection with SPAC’s initial public offering payable to the underwriters upon consummation of a business combination.

“Emergency Actions” means any action (or omission) as being required on short notice for the prevention of danger to any Person or material damage to any asset or property.

“Employee Benefit Plan” means any plan that is an employee welfare benefit plan, bonus, stock option, apprenticeship or other training programs, stock purchase, restricted stock, phantom equity, shadow equity, equity appreciation rights, other equity-based compensation arrangement, performance award, incentive, deferred compensation, defined contribution, defined benefit, pension scheme or insurance, retiree medical or life insurance, death or disability benefit, health or welfare, retirement, supplemental retirement, severance, executive compensation, supplemental income, retention, change in control, employment, consulting, fringe benefit, sick pay, personnel, collective bargaining, and vacation plans or arrangements or other employee benefit plans, programs, funds or arrangements, whether written or unwritten.

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Environmental Laws” means any applicable Laws relating to: (i) releases or threatened releases of, or exposure of any Person to, Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, natural resources or human health and safety (to the extent related to exposure to Hazardous Substances).

“Equity Interests” means (i) in the case of a corporation, any and all shares (however designated) of capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (iii) in the case of a partnership or limited liability company, any and all partnership or membership interests (whether general or limited) or units (whether common or preferred), (iv) in any case, any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, and (v) in any case, any right or option to acquire any of the foregoing.

“Ex-Im Laws” means all applicable Laws relating to export, re-export, transfer, and import controls, including but not limited to the U.S. Export Administration Regulations (15 C.F.R. Parts 730-774), regulations promulgated by OFAC (31 C.F.R. Parts 500-599), antiboycott laws, rules, and regulations administered by the U.S. Department of Commerce’s Bureau of Industry and Security and U.S. Department of the Treasury’s Internal Revenue Service, the customs and import Laws administered by U.S. Customs and Border Protection, the corresponding enabling statutes of each of the foregoing, the EU Dual Use Regulation, the various Laws administered by the Australian Government’s Department of Defence (including the Defence Trade Controls Act 2012 (Cth), the Australian Defence Trade Controls Regulations 2013 (Cth), the Australian Customs Act 1901 (Cth), the Australian Customs (Prohibited Exports) Regulations 1958 (Cth) and the Australian Weapons of Mass Destruction Act 1955 (Cth)), and any similar Laws of any Governmental Authority with jurisdiction over the Company, any Company Subsidiary, or any agent thereof to the extent that it is conducting business involving the Company or any Company Subsidiary, to the extent that the Company, a Company Subsidiary, or such agent is subject to such Laws.

“FATA” means the Australian Foreign Acquisitions and Takeovers Act 1975 (Cth).

“Fraud” means, with respect to any Person, fraud by such Person with respect to any Transaction Document, applying the common law of the State of New York.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Government Official” means any officer or employee of a Governmental Authority, a public international organization, or any department, agency or instrumentality thereof or any person acting in an official capacity for such government or organization, including (i) a foreign official as defined in the U.S. Foreign Corrupt Practices Act of 1977, as amended, (ii) a foreign public official as defined in the U.K. Bribery Act 2010, (iii) a foreign public official as defined in the Australian Criminal Code Act 1995 (Cth), (iv) an officer or employee of a government-owned, controlled, operated enterprise, such as a national oil company, and (v) any non-U.S. political party, any party official or representative of a non-U.S. political party, or any candidate for a non-U.S. political office.

“Hazardous Substance(s)” means (i) those substances defined in or regulated under Environmental Laws as “toxic,” “hazardous” or “radioactive” or as a “pollutant” or “contaminant” or words of similar meaning or effect, or for which liability or standards of conduct may be imposed under any Environmental Law, (ii) petroleum and petroleum products, including crude oil and any fractions thereof, (iii) natural gas, synthetic gas, and any mixtures thereof, (iv) polychlorinated biphenyls, per- and polyfluoroalkyl substances, asbestos and radon, and (v) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

“Indebtedness” means, with respect to any Person, all obligations and liabilities of such Person (i) for borrowed money, or evidenced by notes, bonds, debentures or similar instruments (including the outstanding principal amount thereof, plus any related interest, fees, expenses and prepayment premiums or penalties created, issued, or incurred in respect thereof), (ii) in respect of “earn-out” obligations and other obligations for the deferred purchase price of property, goods or services, (iii) for any indebtedness evidenced by any letter of credit, performance bond, surety bond, bank guarantees or similar instrument to the extent drawn or called, (iv) under finance leases, (v) with respect to net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated as of such date), (vi) for deferred revenues, (vii) under any existing pension programs, in respect of unfunded deferred compensation plan obligations, in respect of accrued but unused vacation time, or other time off benefit, and for unpaid or accrued payroll, wage, bonus and other incentive compensation (including but not limited to the Company Staff Bonus Payments), accrued but unpaid employer contributions under any retirement plan, post-retirement health or welfare benefits, and vested but unpaid severance, including, in each case, the employer portion of any employment or payroll Taxes arising as a result of any such payments, (viii) in respect of dividend payable balances, (ix) with respect to the Company, the fees and disbursements of Bell Potter Securities Limited as a result of the Transaction; or (x) in the nature of guarantees of or pledges and grants of security interests with respect to the obligations and liabilities described in clauses (i) through (ix) above of any other Person, except, notwithstanding the foregoing, Indebtedness will not include forward physical purchase contracts in the Ordinary Course.

“Insolvency Event” means in relation to an entity:

(a) the entity is unable to pay its debts as and when they fall due or has stopped or suspended, or threatened to stop or suspend, payment of all or a class of its debts or is insolvent within meaning of section 95A of the Corporations Act;

(b) the entity goes, or proposes to go, into bankruptcy or liquidation;

(c) the entity: (i) receives a deregistration notice under section 601AB of the Corporations Act or any communication from ASIC that might lead to such a notice; or (ii) applies for deregistration under section 601AA of the Corporations Act;

(d) an order is made or an effective resolution is passed for the winding-up or dissolution without winding up (otherwise than for the purposes of a solvent reconstruction or amalgamation) of the entity;

(e) a receiver, receiver and manager, judicial manager, liquidator, administrator or like official is appointed, or threatened or expected to be appointed, over the entity, the whole or a substantial part of the undertaking or property of the entity;

(f) the holder of a Lien takes possession of the whole or substantial part of the undertaking or property of the entity;

(g) a writ of execution is issued against the entity or any of the entity’s assets;

(h) the entity proposes or takes any steps to implement a scheme or arrangement or other compromise, moratorium or assignment with or for the benefit of its creditors or any class of them;

(i) the entity is declared or taken under applicable Law to be insolvent or the entity’s board of directors resolve that it is, or is likely to become insolvent; or

(j) an event that is the effective equivalent of an event described in clauses (a) to (i) above occurs in respect of the entity under the Laws applicable to it; and

(k) in relation to a natural person, the person is made bankrupt, declared bankrupt or files a petition for relief under bankruptcy Laws, a certificate is issued for the summary administration of the person’s estate or an equivalent or similar event to any of the foregoing occurs in respect of the person under the Laws applicable to it.

“Intellectual Property” means all worldwide rights in and to (i) patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (ii) trademarks and service marks, trade dress, logos, trade names, corporate names, brands, slogans, and other source identifiers together with all translations, adaptations, derivations, combinations and other variants of the foregoing, and all applications, registrations, and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (iii) copyrights, and other rights in works of authorship (whether or not copyrightable), and moral rights, and registrations and applications for registration, renewals and extensions thereof, (iv) trade secrets, proprietary know-how (including ideas, formulas, compositions, inventions (whether or not patentable or reduced to practice)), and database protection rights, (v) Internet domain name registrations and Software, (vi) rights of privacy (excluding those arising under Privacy/Data Security Laws) and publicity and all other intellectual property or proprietary rights of any kind or description, and (vii) all legal rights arising from clauses (i) through (vi) above, including the right to prosecute, enforce and perfect such interests and rights to sue, oppose, cancel, interfere, enjoin and collect damages based upon such interests, including such rights based on past infringement, if any, in connection with any of the foregoing.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“knowledge” or “to the knowledge” of a Person shall mean in the case of the Company, the actual knowledge of the Persons listed on Schedule 1 after reasonable inquiry, and in the case of SPAC, the actual knowledge of the Persons listed on Schedule 2 after reasonable inquiry of direct reports.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling, policy or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Leased Real Property” means the real property leased by the Company or Company Subsidiaries as tenant, together with, to the extent leased by the Company or Company Subsidiaries, all buildings and other structures, facilities or improvements located thereon.

“Lien” means any (i) lien, security interest, mortgage, pledge, adverse claim, lease, license, tenancy or possessory interest, purchase right, transfer restriction, conditional sales obligation, easement, restriction, covenant, condition, levy, debt, attachment, right of first offer or refusal, preemptive right, option, license, easement, claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws), (ii) any security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement), (iii) a security interest within meaning of the PPSA, or (iv) any Contract granting or creating anything referred to in the foregoing clauses (ii) or (iii).

“Losses” means all out-of-pocket losses, damages, costs, proceedings, liabilities and expenses (including Taxes, reasonable attorneys’ and accountants’ fees, and court or similar costs); provided, however, that “Losses” shall not include punitive or exemplary damages, or any consequential, incidental, indirect or special damages, except to the extent such damages are awarded in connection with a claim by a third party, or any lost profits or diminution in value.

“made available” means (i) with respect to documents made available to SPAC, that such documents were posted in the Virtual Data Room (and the Company will provide to representatives of SPAC (1) via a downloadable link within two (2) days after the date hereof and (2) on a USB as promptly as reasonably practicable after the date hereof), and (ii) with respect to documents made available to the Company, that such documents were provided to one or more Persons listed on Schedule 1 or to the Representatives of the Company or disclosed in the SPAC SEC Reports, in each case at or prior to 5:00 p.m., New York time, on the date that is one (1) day prior to the date of this Agreement.

“Merger Sub 1 Ordinary Shares” means the authorized ordinary shares of Merger Sub 1 consisting of 1,000 shares of ordinary shares, par value of $0.01 per share.

“NewCo Ordinary Shares” means fully paid ordinary shares in the capital of NewCo.

“NewCo Organizational Documents” means the incorporation and constitutional documents of NewCo, Merger Sub 1 and Merger Sub 2 in each case as amended, modified or supplemented from time to time.

“Open Source Software” means any Software in source code form that is licensed pursuant to (i) any license that is a license now or in the future approved by the open source initiative and listed at http://www.opensource.org/licenses, which licenses include all versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), and the Sun Industry Standards License (SISL), (ii) any similar license to Software that is considered “free” or “open source software”, or (iii) any Reciprocal License.

“Ordinary Course” means, with respect to any Person, the ordinary course of business consistent with such Person’s past custom and practice.

“Ordinary Resolution” means by an ordinary resolution passed by the affirmative vote of SPAC Shareholders holding at least a majority of the outstanding SPAC Ordinary Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC, pursuant to the terms and subject to the conditions of the SPAC Articles of Association and applicable Law.

“Owned Real Property” means the real property owned by the Company or Company Subsidiaries, together with all buildings and other structures, facilities or improvements located thereon.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council.

“Permitted Liens” means (i) such imperfections of title, easements, encumbrances, Liens or restrictions that do not and would not, individually or in the aggregate, materially impair the current use or value of the Company’s or any Company Subsidiary’s assets, including without limitation the Owned Real Property and the Leased Real Property, that are subject thereto (but in all events excluding monetary liens), (ii) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other similar Liens by operation of Law securing an obligation that is not yet due or deposits to obtain the release of such Liens, in each case, for amounts not yet due or that are being contested in good faith in appropriate proceedings, (iii) Liens for Taxes not yet due and payable, or if payable, being contested in good faith by appropriate proceedings and for which appropriate reserves have been made in accordance with GAAP or Accounting Standards, as applicable, (iv) zoning, entitlement, conservation restriction and other land use and Environmental Laws promulgated by Governmental Authorities (other than violations of said matters) that do not and would not, individually or in the aggregate, materially impair the current use of the Owned Real Property and the Leased Real Property, that are subject thereto, (v) non-exclusive licenses (or sublicenses) of Company-Owned IP granted to Suppliers for the purpose of providing goods or services to the Company or the Company Subsidiaries in the Ordinary Course, (vi) Liens securing indebtedness referred to in the most recent Financial Statements, including any mortgages on any Real Property, and (vii) with respect to Leased Real Property, Liens created by the fee owner that do not and would not, individually or in the aggregate, materially impair the current use or value of the Leased Real Property, that are subject hereto.

“Permitted Securities” means (i) any encumbrance arising under any retention of title arrangement or conditional sale arrangement in favor of any supplier in respect of goods acquired in the Ordinary Course on the normal commercial terms of the supplier, and (ii) an encumbrance provided for by one of the following transactions if the transaction does not secure payment or performance of an obligation: (A) a transfer of an account or chattel paper; (B) a commercial consignment contemplated by section 12(3)(b) of the PPSA (provided that, such commercial consignment has been entered into in the Ordinary Course and is not a security interest within the meaning of section 12(1) of the PPSA); (C) a PPS Lease (as defined in the PPSA) (provided that, such PPS Lease has been entered into in the Ordinary Course and is not a security interest within the meaning of section 12(1) of the PPSA); (D) any encumbrance created or arising with the prior written consent of SPAC given before it is created or arises; or (E) any encumbrance which is collateral to those items listed in paragraphs (A) through (D).

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, exempted company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, or to the extent not already covered, an Entity, or government, political subdivision, agency or instrumentality of a government, or to the extent not already covered, a Governmental Authority.

“Personal Information” means (i) information related to an identified or identifiable individual, device or household (e.g., name, address, telephone number, email address, financial account number, government-issued identifier), (ii) any other data used or intended to be used or which allows one to identify, contact, or precisely locate an individual, device or household, including any internet protocol address or other persistent identifier, (iii) any other, similar information or data regulated by privacy or data security Laws, and (iv) any information that is covered by PCI DSS.

“PPSA” means the Australian Personal Property Securities Act 2009 (Cth).

“Privacy/Data Security Laws” means all Laws governing the receipt, collection, use, storage, handling, processing, sharing, security, use, disclosure, protection or transfer of Personal Information or the security of Company’s Business Systems, including but not limited to, the following Laws and their implementing regulations: Australian Privacy Act 1988 (Cth), Australian Spam Act 2003 (Cth), Australian Do Not Call Register Act 2006 (Cth) and any ancillary rules, binding guidelines, orders, directions, directives, codes of conduct or other instruments made or issued by a Governmental Authority under the foregoing instruments, any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Promissory Note” means that certain unsecured promissory note in the principal amount of up to $1,500,000 to be issued by SPAC to Warrant Holding Sponsor on or about the date hereof.

“Rabobank Facilities” means those certain all in one account facilities 1508198-60 and 1121437-03 between the Company Lender, as lender, and the Company, as borrower, dated as of May 12, 2023.

“Real Property” means, collectively, the Owned Real Property and the Leased Real Property.

“Reciprocal License” means a license of an item of Software that requires or that conditions any rights granted in such license upon (i) the disclosure, distribution or licensing of any other Software (other than such item of Software as provided by a third party in its unmodified form), (ii) a requirement that any disclosure, distribution or licensing of any other Software (other than such item of Software in its unmodified form) be at no charge, (iii) a requirement that any other licensee of the Software be permitted to access the source code of, modify, make derivative works of, or reverse-engineer any such other Software, (iv) a requirement that such other Software be redistributable by other licensees, or (v) the grant of any patent rights (other than patent rights in such item of Software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of Software).

“Redemption Rights” means the redemption rights provided for in Sections 168 and 170 of the SPAC Articles of Association.

“Reference Time” means the close of business of the Company on the date that is three (3) Business Days prior to the Closing Date.

“Registered Intellectual Property” means all Intellectual Property that is the subject of registration (or an application for registration), including domain names.

“Sanctioned Country” means at any time, a country, state, region or territory which is itself the subject or target of a comprehensive embargo under Sanctions Laws (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Luhansk People’s Republic, the so-called Donetsk People’s Republic, the disputed territories of Kherson and Zaporizhzhia, and the Crimea region of Ukraine).

“Sanctioned Person” means at any time any Person that is: (i) listed on any sanctions-related list of designated or blocked Persons administered by a Governmental Authority under Sanctions Laws (including but not limited to the U.S. Department of Treasury’s Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals List, Sectoral Sanctions Identifications List, Non-SDN Menu-Based Sanctions List, Non-SDN Chinese Military-Industrial Complex Companies List and Foreign Sanctions Evaders List, the Consolidated List maintained by the Australian Sanctions Office, and the EU Consolidated Financial Sanctions List), (ii) the government of, located in, resident in, or organized under the laws of a Sanctioned Country, (iii) the Government of Venezuela, as defined in Executive Order 13884 of August 5, 2019; (iv) otherwise the subject or target of sanctions or blocking measures under applicable Sanctions Laws; or (v) majority-owned or controlled by a Person or Persons described in clauses (i) through (iv).

“Sanctions Laws” means trade, economic and financial sanctions Laws, embargoes, and restrictive measures administered or enforced by (i) the United States (including without limitation OFAC, the U.S. Department of State, and the U.S. Department of Commerce), (ii) Australia (including without limitation the various sanctions Laws administered by the Australian Government’s Department of Foreign Affairs and Trade), (iii) the European Union and enforced by its member states, (iv) the United Nations, (v) His Majesty’s Treasury, or (vi) any other relevant sanctions authority.

“Sarbanes-Oxley Act” means the U.S. Sarbanes–Oxley Act of 2002.

“Security Interest” means a security interest as defined in the PPSA.

“Share Consideration” means in relation to a Seller, the number of NewCo Ordinary Shares equal to:

(A x B) / $10.72

where:

A means:

the number of Company Shares that such Seller has elected to transfer to NewCo in the Contributions the total number of Company Shares

B means: the Company Equity Value converted to United States dollars based on the applicable exchange rate at the Reference Time.

“Shareholders’ Deed” means the Shareholders’ Deed dated December 27, 2012 in relation to the Company.

“Software” means all computer software (in any format, including object code, byte code or source code), and related system and user documentation.

“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.

“SPAC Disclosure Schedule” means SPAC’s disclosure schedule delivered by SPAC in connection with this Agreement.

“SPAC First Shareholder Approval” means the approval of the Transaction Proposals as set out in Section 9.02(i), in the case of items (A), (D) and (E) of the definition thereof, by way of Ordinary Resolution, as determined in accordance with applicable Law and the SPAC Articles of Association, and in the case of item (B) and (C) of the definition thereof, by way of a Special Resolution, as determined in accordance with applicable Law and the SPAC Articles of Association.

“SPAC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise), assets, liabilities or results of operations of SPAC, or (ii) would reasonably be expected to prevent, materially delay or materially impede the performance by SPAC of its respective obligations under this Agreement or the consummation of the Transactions. Notwithstanding the foregoing, the amount of cash raised in the Private Placements, the SPAC Shareholder Redemption Amount and the failure to obtain the SPAC Shareholder Approvals will not be deemed to be a SPAC Material Adverse Effect.

“SPAC Ordinary Shares” means the SPAC Class A Ordinary Shares and the SPAC Founders Shares.

“SPAC Organizational Documents” means the incorporation and constitutional documents of SPAC (including the SPAC Articles of Association, as amended and in effect under the Cayman Act, and the Trust Agreement) in each case as amended, modified or supplemented from time to time.

“SPAC Second Shareholder Approval” means a Special Resolution passed by the sole shareholder of SPAC following the First Merger, and prior to the Second Merger, to approve the Second Merger and the Second Plan of Merger.

“SPAC Shareholder” means any holder of any SPAC Ordinary Shares.

“SPAC Shareholder Approvals” means the SPAC First Shareholder Approval and the SPAC Second Shareholder Approval.

“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by the SPAC Shareholders of the Redemption Rights.

“SPAC Transaction Expenses” means all fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, including the fees, expenses and disbursements of legal counsel, auditors and accountants, due diligence expenses, advisory and consulting fees and expenses, other third-party fees, including (x) any and all filing fees payable by SPAC or NewCo or any of their respective Subsidiaries or any of their Affiliates to Governmental Authorities in connection with the Transactions and (y) any fees and expenses incurred in connection with the Debt Financing, and Deferred Underwriting Fees, in each case of SPAC, NewCo, Merger Sub 1 and Merger Sub 2.

“SPAC Units” means one SPAC Class A Ordinary Share and one-half of one SPAC Warrant.

“SPAC Warrant Agreements” means those certain warrant agreements, each dated as of November 8, 2023, by and between SPAC and Continental Stock Transfer & Trust Company.

“SPAC Warrants” means the whole warrants to purchase SPAC Class A Ordinary Shares, as contemplated under the SPAC Warrant Agreements, with each whole warrant exercisable for one whole SPAC Class A Ordinary Share at an exercise price of $11.50, including, for the avoidance of doubt, any SPAC Warrants issued to Warrant Holding Sponsor pursuant to the terms and conditions of the Promissory Note.

“Special Resolution” means a resolution passed by the affirmative vote of the SPAC Shareholders holding at least two-thirds of the outstanding SPAC Ordinary Shares which, being so entitled, are voted thereon in person or by proxy at a general meeting of SPAC of which notice specifying the intention to propose the resolution as a special resolution has been duly given, pursuant to the terms and subject to the conditions of the SPAC Articles of Association and applicable Law.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any Affiliate controlled by such Person, directly or indirectly, through one or more intermediaries.

“Supplier” means any Person that supplies inventory or other materials or personal property, components, or other goods or services (including, design, development and manufacturing services) that comprise or are utilized in the business of the Company Group Members.

“Tax” or “Taxes” means any tax, levy, duty, withholding or other similar charge imposed, assessed, administered or collected by a Taxing Authority or by any statutory, governmental, state, federal, cantonal, municipal, local or similar authority of any jurisdiction, including, without limitation, wage tax, income tax, corporate tax, capital gains tax, franchise tax, sales tax, use tax, payroll tax, employment tax, withholding tax, value added tax, gross receipts tax, turnover tax, environmental tax, car tax, energy tax, customs and other import or export duties, stamp duties, excise duties, transfer taxes or duties, property taxes, capital taxes, or duties, social security or other similar contributions, imposts, rates or levies whenever and wherever imposed, administered, collected or assessed, together with all related interest, fines, penalties, additions to tax, costs, charges and surcharges imposed by any Governmental Authority with respect thereto.

“Tax Act” means the Australian Income Tax Assessment Act 1997.

“Tax Return” means any return, assessment, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof, in each case, provided or required to be provided to a Taxing Authority.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority or other authority competent to impose such Tax or responsible for the administration and/or collection of such Tax or enforcement of any Law in relation to Tax.

“Tax Matters Side Letter” means that certain Letter Agreement dated on or about the date hereof by and among SPAC, NewCo, Merger Sub 1, Merger Sub 2, the Sponsor, Bell Group and Dalio regarding tax compliance and cooperation.

“Transaction Documents” means this Agreement, including all Schedules and Exhibits hereto, the Company Disclosure Schedule, the SPAC Disclosure Schedule, the Ancillary Agreements, and all other agreements, certificates and instruments executed and delivered by SPAC, NewCo, Merger Sub 1, Merger Sub 2, the Sellers or the Company in connection with the Transactions and specifically contemplated by this Agreement.

“Transactions” means the Mergers, the Contributions, the Company Redemption and the other transactions contemplated by this Agreement and the Transaction Documents.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Virtual Data Room” means the virtual data room established by the Company and hosted by Ansarada, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.

“Warrant Holding Sponsor” means Agriculture & Natural Solutions Acquisition Warrant Holdings, LLC, a Delaware limited liability company.

“Workplace Law” includes the Australian Fair Work Act 2009 (Cth) and any other law of Australia, or of an Australian State or Territory, that regulates the relationship between employers and employees (including by dealing with occupational health and safety matters).

Section 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Action	§ 4.10
Agreement	Preamble
Alternative Transaction	§ 9.04
Antitrust Laws	§ 9.11(a)
ASIC Relief	§ 9.23
Audited Financial Statements	§ 9.15
Authorization Notice	§ 2.09(a)
Authorized Claim	§ 9.20
Bell Group	Preamble
Blue Sky Laws	§ 4.06(b)
Cayman Registrar	§ 2.02(a)
Change in Recommendation	§ 9.02
Claim Notice	§ 9.21(a)
Claims	§ 8.04
Closing	§ 2.02(c)
Closing Date	§ 2.02(c)
Closing Statement	§ 2.06
Company	Preamble
Company Disclosure Schedule	Article IV
Company Interested Party Transaction	§ 4.21
Company Organizational Documents	§ 4.02
Company Permits	§ 4.07
Company Redemption	Recitals
Company Shareholder Approval	§ 9.19(a)
Company Shares	Recitals
Confidentiality Agreement	§ 9.03(b)
Continuing Employees	§ 9.05(a)
Contracting Parties	§ 12.11
Contributions	Recitals
Contributions Effective Time	§ 2.04(c)
Dalio	Preamble
Data Security Requirements	§ 4.15(h)
Deductible	§ 9.20(b)
Employee Bonuses	§ 4.11(a)
Exchange Act	§ 4.06(b)
Exchange Agent	§ 3.02(a)

Defined Term	Location of Definition
Financial Statements	§ 4.08(a)
First Effective Time	§ 2.02(a)
First Merger	Recitals
First Plan of Merger	§ 2.02(a)
First Surviving Corporation	Recitals
Governmental Authority	§ 4.06(b)
Indemnified Party	§ 9.20
Insurance Policies	§ 4.19(a)
Intended Tax Treatment	Recitals
Intervening Event	§ 9.02
Lease	§ 4.13(b)
Lease Documents	§ 4.13(b)
Lock-Up Agreement	Recitals
Material Contracts	§ 4.18(a)
Maximum NewCo Policy Premium	§ 9.06(d)
Maximum Premium	§ 9.06(b)
Maximum SPAC Policy Premium	§ 9.06(c)
Merger Sub 1	Preamble
Merger Sub 1 Shareholder Approval	§ 7.06(b)
Merger Sub 2	Preamble
Merger Sub 2 Shareholder Approval	§ 7.06(d)
Mergers	Recitals
Minority Interests	§ 4.27
NewCo	Preamble
NewCo Board	Recitals
NewCo D&O Insurance	§ 9.06(d)
NewCo Warrant	§ 3.01(c)(iv)
NewCo Relationship Deed	Recitals
NewCo Tail Policy	§ 9.06(d)
Nonparty Affiliates	§ 12.11
Outside Date	§ 11.01(b)
Outstanding Company Shares	Recitals
Parties	Preamble
Party	Preamble
Per Share Merger Consideration	§ 3.01(c)(ii)
PIPE Investors	Recitals
Plans	§ 4.11(a)
Post-Closing AFA Constitution	§ 2.05(c)
Post-Closing SPAC Charter	§ 2.05(a)
Private Placements	Recitals
Redemption	§ 3.01(a)(iii)
Redemption Shares	§ 3.01(a)(iii)
Registration Rights Agreement	Recitals
Registration Statement / Proxy Statement	§ 9.01(a)
Remedies Exceptions	§ 4.05

Defined Term	Location of Definition
Representatives	§ 9.03(a)
Reviewed Financial Statements	§ 9.15
Rights-of-Way	§ 4.14
SEC	§ 6.07(a)
Second Effective Time	§ 2.02(b)
Second Merger	Recitals
Second Plan of Merger	§ 2.02(b)
Second Surviving Corporation	Recitals
Securities Act	§ 4.06(b)
Sellers	Preamble
SPAC	Preamble
SPAC Articles of Association	Recitals
SPAC Board	Recitals
SPAC Board Recommendation	§ 9.02
SPAC D&O Insurance	§ 9.06(b)
SPAC Founders Shares	Recitals
SPAC Preferred Shares	§ 6.03(a)
SPAC SEC Reports	§ 6.07(a)
SPAC Shareholders’ Meeting	§ 9.02
SPAC Tail Policy	§ 9.06(c)
Sponsor	Preamble
Sponsor Letter	Recitals
Subscription Agreements	Recitals
Terminating Company Breach	§ 11.01(f)
Terminating SPAC Breach	§ 11.01(g)
Transaction Proposals	§ 9.02
Transferred Company Shares	§ 2.04(a)
Trust Account	§ 6.12
Trust Agreement	§ 6.12
Trust Fund	§ 6.12
Trustee	§ 6.12
Updated Financial Statements	§ 9.15
Written Objection	§ 2.09

Section 1.03 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this Agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law. Unless otherwise specified, all references to “$” or dollars refer to United States dollars.

(b) The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d) Unless expressly provided otherwise in this Agreement, all accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

ARTICLE II

AGREEMENT AND PLAN OF MERGER; SHARE CONTRIBUTION; CLOSING

Section 2.01 The Mergers.

(a) Upon the terms and subject to the conditions set forth in Article X, and in accordance with the Cayman Act and the First Plan of Merger, Merger Sub 1 shall be merged with and into SPAC. As a result of the First Merger, the separate corporate existence of Merger Sub 1 shall cease and SPAC shall continue as the First Surviving Corporation.

(b) Upon the terms and subject to the conditions set forth in Article X and subject to Section 2.07, and in accordance with the Cayman Act and the Second Plan of Merger, the First Surviving Corporation shall be merged with and into Merger Sub 2. As a result of the Second Merger, the separate corporate existence of the First Surviving Corporation shall cease and Merger Sub 2 shall continue as the Second Surviving Corporation.

Section 2.02 Effective Time; Closing.

(a) As promptly as practicable, but in no event later than three (3) Business Days, after the satisfaction or, if permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing, it being understood that the occurrence of the Closing shall remain subject to the satisfaction or, if permissible, waiver of such conditions at the Closing), Merger Sub 1 and SPAC shall deliver an executed plan of merger substantially in the form attached as Exhibit D (the “First Plan of Merger”) and the Parties shall file the First Plan of Merger and other documents required under the Cayman Act to effect the First Merger with the Registrar of Companies of the Cayman Islands (the “Cayman Registrar”) as provided by Section 233 of the Cayman Act, provided that, at the option of a Seller, in its sole discretion, the Closing may be delayed by up to fifteen (15) Business Days. The First Merger will become effective at such date and time as the First Plan of Merger is duly registered with the Cayman Registrar (or on the date as may be agreed in writing by Merger Sub 1 and SPAC and specified in the First Plan of Merger in accordance with the Cayman Act) (“First Effective Time”).

(b) Immediately following the First Merger and as part of the same integrated transaction as the First Merger, unless the Sponsor determines not to undertake the Second Merger in accordance with Section 2.07, Merger Sub 2 and the First Surviving Corporation shall deliver an executed plan of merger substantially in the form attached as Exhibit E (the “Second Plan of Merger”) and the Parties shall file the Second Plan of Merger and other documents required under the Cayman Act to effect the Second Merger with the Cayman Registrar as provided by Section 233 of the Cayman Act. The Second Merger will become effective at such date and time as the Second Plan of Merger is duly registered with the Cayman Registrar (or on the date as may be agreed in writing by Merger Sub 2 and the First Surviving Corporation and specified in the Second Plan of Merger in accordance with the Cayman Act) (“Second Effective Time”).

(c) Immediately prior to such filing of the First Plan of Merger in accordance with Section 2.02(a) with respect to the First Merger, a closing (the “Closing”) shall be held by electronic exchange of deliverables and release of signatures for the purpose of confirming the satisfaction or, if permissible, waiver, as the case may be, of the conditions set forth in Article X. The date on which the Closing shall occur is referred to herein as the “Closing Date”.

Section 2.03 Effect of the Mergers.

(a) At the First Effective Time, the effect of the First Merger shall be as provided in this Agreement, the First Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the First Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of SPAC and Merger Sub 1 shall vest in the First Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of SPAC and Merger Sub 1 shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the First Surviving Corporation.

(b) At the Second Effective Time, the effect of the Second Merger shall be as provided in this Agreement, the Second Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Second Effective Time, all the property, rights, privileges, immunities, powers, franchises, licenses and authority of the First Surviving Corporation and Merger Sub 2 shall vest in the Second Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the First Surviving Corporation and Merger Sub 2 shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Second Surviving Corporation.

Section 2.04 Share Contribution and Company Redemption.

(a) The Parties hereby agree that each Seller has the right to elect, by providing written notice to SPAC and NewCo by 5:00 p.m. Eastern Time on the date that is two (2) Business Days following the clearance by the SEC of the Registration Statement / Proxy Statement, to exchange all or a portion of the Company Shares set out opposite the name of such Seller in Schedule 3 (such Company Shares elected to be sold, the “Transferred Company Shares”), free and clear from all Liens, to NewCo on the terms and subject to the conditions of this Agreement; provided that the election may specify at the sole discretion of a Seller a formula rather than exact number of Transferred Company Shares such that the final determination of Transferred Company Shares is calculated following the deadline for SPAC Shareholders to exercise their Redemption Rights and would yield a minimum percentage ownership in NewCo after Closing for such Seller after taking into account the Transactions (including the Redemption Rights and the Private Placements).

(b) The consideration for the exchange of any Transferred Company Shares shall be the payment by NewCo of the Share Consideration, which shall be paid by NewCo by issuing NewCo Ordinary Shares to the Sellers in accordance with Section 3.01(e).

(c) Title to and risk in the Transferred Company Shares shall pass to NewCo with effect on and from the effective time of the Contributions, which shall be immediately following the Second Effective Time, or the First Effective Time if the Sponsor determines not to undertake the Second Merger in accordance with Section 2.07 (the “Contributions Effective Time”).

(d) Each Seller hereby agrees that, to the extent it does not elect to transfer all of its Company Shares to NewCo in the Contributions, any such Company Shares not transferred to NewCo in the Contributions shall be bought back by the Company immediately following the Contributions for the Cash Consideration in accordance with the Buy Back Agreement.

(e) Following each of the Contributions and the Company Redemption, NewCo and its Subsidiaries will hold 100% of the Company Shares that remain on issue.

(f) For the avoidance of doubt, the Contributions and the Company Redemption shall occur on the Closing Date, as set forth in Section 3.01, which, for the avoidance of doubt, shall take place after the satisfaction or, if permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied in connection with the steps of Section 3.01).

Section 2.05 Organizational Documents; Directors and Officers.

(a) At the First Effective Time, the SPAC Articles of Association, as in effect immediately prior to the First Effective Time, shall be amended and restated in their entirety in the form attached hereto as Exhibit F (the “Post-Closing SPAC Charter”), and as so amended shall be the memorandum and articles of association of the First Surviving Corporation until thereafter amended, as provided by the Cayman Act and such articles of association (subject to Section 9.06).

(b) At the Second Effective Time, the memorandum and articles of association of Merger Sub 2, as in effect immediately prior to the Second Effective Time, shall be the memorandum and articles of association of the Second Surviving Corporation until thereafter amended, as provided by the Cayman Act and such memorandum and articles of association (subject to Section 9.06).

(c) Immediately following the Contributions, the Company shall amend and restate the constitution of the Company to be as set forth on Exhibit G (the “Post-Closing AFA Constitution”).

(d) The Parties shall cause (i) the NewCo Board immediately following the Company Redemption to be comprised of a total of seven (7) individuals, including the individuals that the Sellers, which elect to participate in the Contributions, shall have the right to appoint pursuant to the terms of the NewCo Relationship Deed (provided that, a majority of the members of the NewCo Board immediately following the Company Redemption shall not be comprised of U.S. citizens or residents), and (ii) the management team of NewCo immediately following the Company Redemption to be comprised of the management team of the Company immediately prior to the Closing (provided that, SPAC shall appoint a chief executive officer of NewCo), in each case (x) except as otherwise agreed in writing by the Parties prior to the Closing and (y) to hold office in accordance with the Corporations Act and the constitution of NewCo and until their respective successors are, in the case of the directors, duly elected or appointed and qualified and, in the case of the officers, duly appointed.

(e) At the First Effective Time, the directors of the First Surviving Corporation will be the directors of Merger Sub 1, as of immediately prior to the First Effective Time, each to hold office in accordance with the provisions of the Cayman Act and the memorandum and articles of association of the First Surviving Corporation until their respective successors are duly elected or appointed and qualified.

(f) At the Second Effective Time, the directors of the Second Surviving Corporation will be the directors of the First Surviving Corporation, as of immediately prior to the Second Effective Time, each to hold office in accordance with the provisions of the Cayman Act and the memorandum and articles of association of the Second Surviving Corporation until their respective successors are duly elected or appointed and qualified.

Section 2.06 Closing Settlement. Not later than the Reference Time, the Company shall deliver to NewCo and SPAC a statement certified by the Company’s chairman and chief financial officer (the “Closing Statement”) setting forth (a) the consolidated balance sheet of the Company and the Company Subsidiaries as of the Reference Time, prepared in good faith and in accordance with the Accounting Standards, (b) a good faith calculation of the Company Net Debt as of the Reference Time, in reasonable detail, (c) the resulting Company Equity Value, and (d) the Cash Consideration and Share Consideration payable to each Seller, which Closing Statement shall be subject to the review and the reasonable approval by NewCo and SPAC. Promptly after delivering the Closing Statement to NewCo and SPAC, upon NewCo or SPAC’s request, the Company will meet with NewCo and SPAC to review and discuss the Closing Statement and the Company will consider in good faith NewCo’s and SPAC’s comments to the Closing Statement and make any appropriate adjustments to the Closing Statement prior to the Closing, as mutually approved by the Company, NewCo and SPAC both acting reasonably and in good faith, which adjusted Closing Statement shall thereafter become the Closing Statement for all purposes of this Agreement. The Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Standards and otherwise in accordance with this Agreement.

Section 2.07 Second Merger. Notwithstanding anything to the contrary herein, if, after the date hereof but prior to the Closing, the Sponsor in its sole discretion determines that the Second Merger is neither necessary nor advisable, the Sponsor may direct the Parties not to effect the Second Merger, in which case, the First Surviving Corporation shall continue its separate existence as a wholly owned Subsidiary of NewCo and shall be considered the “Second Surviving Corporation” for all purposes contemplated herein, mutatis mutandis, and all references to (a) the “Second Effective Time” shall be to the “First Effective Time”, and (b) “Mergers” or “Second Merger” shall be to the “First Merger”.

Section 2.08 Waiver of Preemptive Rights. Each Seller hereby:

(a) waives and releases any and all restrictions on transfer (including pre-emptive rights) that might exist in respect of its respective Company Shares, whether under the Shareholders’ Deed, the Company Organizational Documents or otherwise, in connection with Transactions; and

(b) consents to the Transactions to which they or the Company are a party, for all purposes, including under the Shareholders’ Deed, the Company Organizational Documents and all such other documents which regulate the Company Shares.

Section 2.09 Notice to SPAC Shareholders Delivering Written Objection. If any SPAC shareholder gives to SPAC, before the SPAC First Shareholder Approval is obtained at the SPAC Shareholders’ Meeting, written objection to the First Merger (each, a “Written Objection”) in accordance with Section 238(2) of the Cayman Act:

(a) SPAC shall, in accordance with Section 238(4) of the Cayman Act, promptly give written notice of the authorization of the First Merger (the “Authorization Notice”) to each such SPAC Shareholder who has made a Written Objection, and

(b) unless SPAC and the Company elect by agreement in writing to waive this Section 2.09(b) and to invoke the market exception on dissenter rights under Section 239 of the Companies Act, which is the intent of SPAC and the Company, no Party shall be obligated to commence the First Merger, and the First Plan of Merger shall not be filed with the Cayman Registrar until at least twenty (20) days shall have elapsed since the date on which the Authorization Notice is given (being the period allowed for written notice of an election to dissent under Section 238(5) of the Cayman Act, as referred to in Section 239(1) of the Cayman Act), but in any event subject to the satisfaction or waiver of all of the conditions set forth in Section 10.01, Section 10.02 and Section 10.03 hereof.

ARTICLE III

ISSUE AND CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 3.01 Issue and Conversion of Securities. On the Closing Date, which, for the avoidance of doubt, shall take place after the satisfaction or, if permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied in connection with the steps of this Section 3.01), the following will occur:

(a) Immediately prior to the First Effective Time, the following will occur:

(i) NewCo shall issue and deliver to each Seller that has elected to participate in the Contributions such Seller’s applicable Share Consideration;

(ii) NewCo will consummate the Private Placements pursuant to the Subscription Agreements; and

(iii) each SPAC Class A Ordinary Share issued and outstanding immediately prior to the First Effective Time with respect to which a SPAC Shareholder has validly exercised and not withdrawn its Redemption Rights (the “Redemption Shares”) shall automatically be redeemed, cancelled and cease to exist and shall thereafter represent only the right of the holder thereof to be paid in cash an amount per share calculated in accordance with such shareholder’s Redemption Rights (the “Redemption”).

(b) In the event that the SPAC Class A Ordinary Shares and SPAC Warrants comprising a single SPAC Unit have not been detached so as to permit separate transferability or trading thereof prior to the First Effective Time, then effective immediately prior to the First Effective Time, any and all SPAC Units shall be automatically detached and broken out into their constituent parts, such that a holder of one SPAC Unit shall thereupon hold one SPAC Class A Ordinary Share and one-half of one SPAC Warrant, and such underlying constituent securities shall be converted in accordance with Section 3.01(c), respectively; provided, however, that if upon such detachment, a holder of SPAC Warrants would be deemed to hold a fractional SPAC Warrant, then prior to such conversion the number of SPAC Warrants deemed to be held by such holder shall be rounded down to the nearest whole number.

(c) At the First Effective Time, the following will occur by virtue of the First Merger and without any action on the part of SPAC, NewCo, Merger Sub 1 or the holders of any of the following securities:

(i) all SPAC Ordinary Shares held in the treasury of SPAC shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto;

(ii) each SPAC Class A Ordinary Share issued and outstanding immediately prior to the First Effective Time (but after the cancellation of the Redemption Shares) shall be cancelled and exchanged for one validly issued, fully paid and nonassessable NewCo Ordinary Share, and each SPAC Founder Share issued and outstanding immediately prior to the First Effective Time shall be cancelled and exchanged for one validly issued, fully paid and nonassessable NewCo Ordinary Share (collectively, the “Per Share Merger Consideration”);

(iii) each Merger Sub 1 Ordinary Share issued and outstanding immediately prior to the First Effective Time shall be cancelled and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share, of the First Surviving Corporation; and

(iv) each SPAC Warrant outstanding and unexercised immediately prior to the First Effective Time shall be cancelled and exchanged for one whole warrant exercisable for one whole NewCo Ordinary Share at an exercise price of $11.50 (a “NewCo Warrant”). Each NewCo Warrant shall be subject to the same terms and conditions (including exercisability terms) as were applicable to the corresponding SPAC Warrant immediately prior to the First Effective Time, except to the extent such terms or conditions are rendered inoperative by the Transactions. Accordingly: (A) each NewCo Warrant shall be exercisable solely for one (1) NewCo Ordinary Share; (B) the aggregate number of NewCo Warrants shall be equal to the aggregate number of SPAC Warrants; and (C) the per share exercise price for the NewCo Ordinary Shares issuable upon exercise of such NewCo Warrant shall be equal to the per share exercise price for the SPAC Class A Ordinary Shares subject to the applicable SPAC Warrant, as in effect immediately prior to the First Effective Time, being $11.50. NewCo shall take all corporate action necessary to authorize the issue of the NewCo Warrants and enter into such amendments to the SPAC Warrant Agreements as are necessary to give effect to the provisions of this Section 3.01(c)(iv).

(d) At the Second Effective Time, each ordinary share of the First Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall, by virtue of the Second Merger and without any action on the part of the First Surviving Corporation, NewCo or Merger Sub 2, be cancelled and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share of the Second Surviving Corporation.

(e) At the Contributions Effective Time, each Seller that has elected to participate in the Contributions must transfer its Transferred Company Shares to NewCo, free and clear from all Liens.

(f) Immediately following the Contributions Effective Time, the Company shall redeem all Outstanding Company Shares in exchange for the Cash Consideration in accordance with the Buy Back Agreement.

(g) At or as promptly as practical following the Company Redemption, NewCo shall make all necessary cash payments in respect of each Redemption Share.

Section 3.02 Exchange.

(a) Exchange Procedures. At the First Effective Time, NewCo shall cause its share registry (the “Exchange Agent”) to deliver to each (i) holder of the SPAC Ordinary Shares (other than the Redemption Shares), as of immediately prior to the First Effective Time, the Per Share Merger Consideration in accordance with the provisions of Section 3.01 and (ii) each Seller that has elected to participate in the Contributions, the Share Consideration in accordance with the provisions of Section 3.01. At the effective time of the Company Redemption, the Company shall deliver to each Seller the Cash Consideration, in full without any set off or deduction for fees or foreign exchange currency adjustments, in accordance with the provisions of Section 3.01 and the Buy Back Agreement.

(b) No Further Rights in SPAC Ordinary Share, Redemption Share and Company Share. The Per Share Merger Consideration payable upon conversion of the SPAC Ordinary Shares pursuant to the terms hereof and the cash payable in connection with the cancellation and conversion of the Redemption Shares described in Section 3.01(a)(iii) shall be deemed to have been paid and issued in full satisfaction of all rights pertaining to such SPAC Ordinary Share and Redemption Share. The Share Consideration and the Cash Consideration payable to the Sellers in exchange for the Company Shares, in each case in accordance with the terms hereof and the Buy Back Agreement and provided it is paid in full in accordance with the terms of this Agreement and the Buy Back Agreement, shall be deemed to have been paid and issued, as applicable, in full satisfaction of all rights pertaining to such Company Shares.

(c) Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of SPAC, NewCo, the First Surviving Corporation, the Second Surviving Corporation, Merger Sub 1, and Merger Sub 2, and the Exchange Agent shall be entitled to deduct and withhold from the consideration (including shares, warrants, options or other property) otherwise payable, issuable or transferable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment, issuance or transfer under the Code, applicable Australian Law, or other provision of U.S. state, local or non-U.S. Tax Law; provided that, except with respect to any landholder duty or transfer duty that may be payable as a result of a change of ownership of the Company Shares contemplated by this Agreement and which the Parties agree must not be withheld or deducted from the Cash Consideration or the Share Consideration and with respect to withholding or deducting on any amounts treated as compensation for services, if the applicable withholding agent determines that any payment, issuance or transfer hereunder is subject to deduction and/or withholding, then such withholding agent shall (i) use reasonable best efforts to provide notice to the applicable recipient as soon as reasonably practicable after such determination and (ii) reasonably cooperate with the applicable recipient to reduce or eliminate any such deduction or withholding to the extent permitted by applicable Law. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts (A) shall be timely remitted to the applicable Governmental Authority and (B) shall be treated for all purposes of this Agreement as having been paid, issued or transferred to the person in respect of which such deduction and withholding was made. To the extent any Party becomes aware of any obligation to deduct or withhold from amounts otherwise payable, issuable or transferable pursuant to this Agreement, such Party shall notify the other Parties as soon as reasonably practicable, and the Parties shall reasonably cooperate to obtain any certificates or other documentation required in respect of such withholding obligation.

(d) Fractional Shares. No certificates or scrip or shares representing fractional NewCo Ordinary Shares shall be issued upon the exchange of SPAC Ordinary Shares or Company Shares and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of NewCo. In lieu of any fractional NewCo Ordinary Share to which any holder of SPAC Ordinary Shares or any Seller would otherwise be entitled, the Exchange Agent shall round up or down to the nearest whole NewCo Ordinary Share, as applicable, with a fraction of 0.5 rounded up. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

Section 3.03 Stock Transfer Books. At the Second Effective Time, the stock transfer books of SPAC (which for the avoidance of doubt shall include the SPAC register of members) shall be closed and there shall be no further registration of transfers of SPAC Ordinary Shares thereafter on the records and/or the register of members of SPAC.

Section 3.04 Dissenter’s Rights. No dissenters’ or appraisal rights shall be available with respect to the Transaction.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company’s disclosure schedule delivered by the Company in connection with this Agreement (the “Company Disclosure Schedule”), the Company hereby represents and warrants to each of SPAC, NewCo, Merger Sub 1 and Merger Sub 2 as follows:

Section 4.01 Organization and Qualification; Subsidiaries.

(a) The Company is a company duly incorporated or organized, validly existing and in good standing under the laws of Australia and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

(b) Each Company Subsidiary is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a Company Material Adverse Effect.

Section 4.02 Organizational Documents.

(a) The Company has prior to the date of this Agreement made available to SPAC a complete and correct copy of the certificate of incorporation, bylaws, constitution or equivalent organizational documents (being the constitution in the case of the Company), each as amended to date, of the Company (the “Company Organizational Documents”). Such Company Organizational Documents are in full force and effect. The Company is not in material violation of any of the provisions of the Company Organizational Documents. The Company has conducted its business in compliance with the Company Organizational Documents, except for such failures, individually or in the aggregate, that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Each Company Subsidiary operates under the replaceable rules of the Corporations Act. Such rules are in full force and effect. No Company Subsidiary is in material violation of any of the provisions of the replaceable rules in the Corporations Act. Each Company Subsidiary has conducted its business in compliance with the replaceable rules in the Corporations Act, except for such failures, individually or in the aggregate, that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

Section 4.03 Capitalization.

(a) The Company Shares set out in Schedule 3 constitute all of the issued and outstanding Equity Interests of the Company. All such Company Shares have been issued and granted or allotted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable Contracts to which the Company is a Party and the Company Organizational Documents.

(b) A true and complete list of all the Company Subsidiaries, together with the jurisdiction of incorporation of each Company Subsidiary and the percentage of the outstanding Equity Interests of each Company Subsidiary owned by the Company and each other Company Subsidiary, is set forth in Section 4.03(b) of the Company Disclosure Schedule, and there are no Equity Interests issued or outstanding in any Company Subsidiary except as set forth thereon. Except for any Equity Interest held in Ricegrowers Limited and Murray Irrigation Limited as set forth in Section 4.03(b) of the Company Disclosure Schedule, none of the Company and the Company Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any other corporation, trust, partnership, incorporated or unincorporated joint venture or business association, unincorporated associated, consortium or other entity or fund. All of the outstanding Equity Interests of the Company Subsidiaries (i) are duly authorized, validly issued, fully paid and nonassessable and (ii) have been issued and granted in compliance in all material respects with applicable securities Laws and other applicable Law and all preemptive rights and other requirements set forth in applicable Contracts to which any Company Subsidiary is a party and the organizational documents of the Company Subsidiaries. Each outstanding Equity Interest of each Company Subsidiary is owned 100% by the Company or another Company Subsidiary free and clear of all Liens (except Permitted Liens), options, rights of first refusal and limitations on the Company’s or any Company Subsidiary’s voting or transfer rights other than transfer restrictions under applicable securities Laws and their respective organizational documents. No Company Group Member is a trustee of any trust.

(c) Except as set forth in Section 4.03(c) of the Company Disclosure Schedule, (i) there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued Equity Interests of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of Equity Interests of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for Equity Interests in, the Company or any Company Subsidiary, and (ii) neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, and neither the Company nor any Company Subsidiary has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any Equity Interests in the Company or any Company Subsidiary. There are no voting trusts, voting agreements, proxies, shareholder agreements (other than the

Shareholders’ Deed) or other agreements to which the Company or any Company Subsidiary is a party, or to the Company’s knowledge, among any holder of Company Shares or any other Equity Interests or other securities of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is not a party, with respect to the voting or transfer of the Company Shares or any of the Equity Interests or other securities of the Company.

(d) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any Company Subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person other than a Company Subsidiary. No Company Group Member has (i) redeemed or repaid any share capital (or other equity or interest in any trust of which it is the trustee) contrary to its organizational documents or the terms of issue of any shares or other equity or interest, (ii) issued any shares, securities, or loan capital convertible into shares or units to any person other than a Company Group Member, or bought back any shares or reduced its share capital or passed any resolution for the reduction of its share capital, or (iii) agreed or offered, whether or not subject to any condition, to do any of the matters referred to in the foregoing clauses (i) and (ii).

Section 4.04 Indebtedness. Except as set forth in Section 4.04 of the Company Disclosure Schedule, no Company Group Member has any Indebtedness in respect of any asset finance arrangements and employee entitlements as of June 30, 2024. Except as set forth in Section 4.04 of the Company Disclosure Schedule, no Company Group Member has any Indebtedness (other than in respect of any asset finance arrangements) as at the date hereof other than accounts payable incurred in the Ordinary Course, the Company Staff Bonus Payments, employee entitlements accrued in accordance with the practice of the Company in the Ordinary Course and in accordance with the Accounting Standards, the Rabobank Facilities (whether or not amended), and any amounts owing to Bell Potter Securities Limited in connection with the Transactions.

Section 4.05 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to the receipt of Company Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions to which it is a party. The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by the Company and, subject to the receipt of the Company Shareholder Approval, the consummation by the Company of the Transactions, to which it is a party, have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and each Ancillary Agreement to which it is a party or to consummate the Transactions, to which it is a party (other than the Company Shareholder Approval). This Agreement and each Ancillary Agreement to which the Company is a party has been, or shall be when delivered, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by SPAC, NewCo, the Sellers, Merger Sub 1 and Merger Sub 2 constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles (the “Remedies Exceptions”).

Section 4.06 No Conflict; Required Filings and Consents.

(a) Except as set out in Section 4.06 of the Company Disclosure Schedule, the execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by the Company does not, and subject to receipt of the consents, approvals, authorizations or permits, filings and notifications, expiration or termination of waiting periods after filings and other actions contemplated by Section 4.06(b), the performance of this Agreement, each Ancillary Agreement and the Transactions by the Company, to which it is a party, will not (i) conflict with or violate the certificate of incorporation or bylaws or any equivalent organizational documents of the Company or any Company Subsidiary, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 4.06(b) have been obtained and all filings and obligations described in Section 4.06(b) have been made, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (iii) give rise to any obligation to obtain any third party consent or provide any notice to any Person, (iv) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Material Contract, or (v) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, withdrawal, suspension, amendment, acceleration or cancellation of, or result in the creation of a Lien (other than any Permitted Lien) on any property or asset of the Company or any Company Subsidiary or give rise to any obligation to make payments or provide compensation under or pursuant to, any Contract, permit, franchise other instrument or obligation to which the Company or any Company Subsidiary is a party or by which any asset or property of the Company or any Company Subsidiary is bound or affected, except, with respect to clauses (a)(ii) and (a)(v) for any such conflicts, material violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by the Company does not, and the performance of the Transactions by the Company, to which it is a party, will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any U.S. or non-U.S.: (i) nation, state, commonwealth, province, territory, region, county, city, municipality, district, or other jurisdiction of any nature; (ii) federal, state, local, municipal, foreign or other government; or (iii) governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or Entity and any court, judicial or arbitral body, or other tribunal) (a “Governmental Authority”), except (A) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Securities Act of 1933, as amended (the “Securities Act”), state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover laws, and the filing and approval requirements under the FATA and the Corporations Act, and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is a “TID U.S. Business” as that term is defined in 31 C.F.R. § 800.248.

Section 4.07 Permits; Compliance. Except as set forth in Section 4.07 of the Company Disclosure Schedule, to the knowledge of the Company, each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”), except where the failure to have such Company Permits would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary has received written notice of any pending or threatened suspension or cancellation of any of the Company Permits, and neither the Company nor any Company Subsidiary has any knowledge of any circumstance which would give rise to any threatened suspension or cancellation of any of the Company Permits. Neither the Company nor any Company Subsidiary is, or has been since January 1, 2021, materially in conflict with, or in default, breach or material violation of any Material Contract or Company Permit, except, in each case, for any such conflicts, defaults, breaches or material violations that would not have or would not reasonably be expected to have a Company Material Adverse Effect.

Section 4.08 Financial Statements.

(a) The Company has made available to SPAC true and complete copies of the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2022 and December 31, 2023, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended, each audited in accordance with the Australian Auditing Standards (collectively, the “Financial Statements”), and each of which are set forth as Section 4.08(a) of the Company Disclosure Schedule. Each of the Financial Statements (including the notes thereto) (i) was prepared in accordance with Accounting Standards, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto) and (ii) fairly presents, in all material respects, the financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the date thereof and for the period indicated therein, except as otherwise noted therein. Each of the Financial Statements were prepared: (x) in accordance with the Accounting Standards, (y) in accordance with the requirements of the Corporations Act (to the extent applicable) and all other applicable Laws, and (z) in a manner described in the notes thereto.

(b) Except as and to the extent reflected or reserved for in the Financial Statements, the Company does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with Accounting Standards, except for: (i) liabilities that were incurred in the Ordinary Course since December 31, 2023 (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (ii) obligations for future performance under any Contract to which the Company or any Company Subsidiary is a party (and in any event do not relate to breach of Contract, tort or noncompliance with Law), (iii) that will be paid off or discharged prior to or at the Closing, (iv) arising under this Agreement and/or the performance by the Company of its obligations hereunder, or (v) such other liabilities and obligations which are not, individually or in the aggregate, expected to have a Company Material Adverse Effect.

(c) Since January 1, 2021, except as set out in Section 4.08(c) of the Company Disclosure Schedule, (i) neither the Company nor any Company Subsidiary nor, to the Company’s knowledge, any director, officer, employee, auditor, accountant or Representative of the Company or any Company Subsidiary in its capacity as such, has received any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any Company Subsidiary or their respective internal accounting controls, including any such complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in questionable accounting or auditing practices and (ii) there have been no internal unresolved, material investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chairman, chief financial officer, the Board of Directors of the Company or any committee thereof.

Section 4.09 Absence of Certain Changes or Events. Since December 31, 2023, and on and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) the Company and the Company Subsidiaries have conducted their respective businesses in all material respects in the Ordinary Course, (b) the Company and the Company Subsidiaries have not sold, assigned, transferred, permitted to lapse, encumbered, abandoned, or otherwise disposed of any right, title, or interest in or to any of their respective material assets other than in the Ordinary Course, (c) there has not been a Company Material Adverse Effect, and (d) none of the Company or any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a material breach of any of the covenants set forth in Section 8.01.

Section 4.10 Absence of Litigation. Except as disclosed in Section 4.10 of the Company Disclosure Schedule, to the Company’s knowledge, the Company and the Company Subsidiaries are, and have since January 1, 2021 been, in all material respects, in compliance with all Laws applicable to it and the conduct of its business and to the knowledge of the Company, neither the Company nor any Company Subsidiary is under investigation with respect to any material violation or alleged material violation of the applicable Law or judgment. Neither the Company nor any Company Subsidiary has received written notice alleging any material violation of applicable Law in any material respect. There is no, and since January 1, 2021, there has been no, material litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is, subject to any material continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority, or any material order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.11 Employee Benefit Plans.

(a) Except for the discretionary annual employee bonuses which are paid at the sole discretion of the Chairman of the Company, the amounts of which for the last three financial years of the Company are disclosed in Section 4.11(a) of the Company Disclosure Schedule (collectively, the “Employee Bonuses”), no Employee Benefit Plans are maintained, contributed to, required to be contributed to, or sponsored by the Company or any Company Subsidiary for the benefit of any current or former employee, officer, director and/or consultant of the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has or could reasonably be expected to incur any liability (contingent or otherwise) (collectively, whether or not material, the “Plans”) other than the superannuation contributions the Company or any Company Subsidiary is required to make pursuant to any relevant Law requiring the payment of superannuation contributions.

(b) Other than the Company Staff Bonus Payments, neither the Company nor any Company Subsidiary is or will be obligated to pay any bonus, separation, change in control, severance, termination or similar benefits to any Person directly as a result of the Transactions, nor will any Transaction accelerate the time of payment or vesting, create, or increase the amount, of any benefit or other compensation due from the Company or any Company Subsidiary to any Person. Neither the Company nor any Company Subsidiary would, as a result of the Transactions, reasonably be expected to make any payment that would be classified as an “excess parachute payment” under Section 280G of the Code.

(c) To the Company’s knowledge, the Company has satisfied all employer superannuation obligations in respect of any person for which the Company is required to make superannuation contributions pursuant to any relevant legislation, Contract, award or other industrial instrument requiring the payment of superannuation contributions.

(d) To the Company’s knowledge, the Company has complied with all contractual, statutory, legal and fiscal obligations of and in relation to its employment of its employees, including all withholding obligations, all codes of practice, collective agreements and awards. All payments required to be made with respect to the Employee Bonuses have been timely made to the extent due or properly accrued on the Company’s Financial Statements for the periods to which they relate, except as would not result in material liability to the Company.

(e) The amount provided for in the Company’s Financial Statements as at that date for long service leave and annual leave is in accordance with the Accounting Standards and would have been sufficient to provide for all long service leave and annual leave that would have then been due to those employees as at December 31, 2023.

Section 4.12 Labor and Employment Matters.

(a) Section 4.12(a) of the Company Disclosure Schedule contains a correct and complete list, as of the date of this Agreement, of all Current Employees, which shall be updated by the Company and provided to SPAC two (2) days prior to the Closing, including any Current Employee who is on a leave of absence of any nature, authorized or unauthorized, and sets forth for each such individual the following: (1) employing entity; (2) title or position (including whether full or part time); (3) location of employment; (4) hire date; and (5) current annualized base salary or (if paid on an hourly basis) hourly rate of pay.

(b) Section 4.12(b) of the Company Disclosure Schedule contains a correct and complete list of all individuals who were engaged to provide material labor services to the Company or any Company Subsidiary, in the capacity of an independent contractor, as of December 31, 2023, which list shall be updated by the Company and provided to SPAC two (2) days prior to the Closing, and for each individual: (1) a description of the services provided and the location where such services are provided; (2) the compensation applicable to such services; (3) the engaging entity; and (4) details of any Contract applicable to such services. For the avoidance of doubt, Section 4.12(b) of the Company Disclosure Schedules does not include individuals who are engaged to provide labor through labor hire or third party services entities, other than any labor hire or third party services entity directly or indirectly controlled by the applicable individual.

(c) The individuals listed in Sections 4.12(a) and (b) of the Company Disclosure Schedule, and individuals hired pursuant to agreements by the Company or a Company Subsidiary with labor hire or third party service providers from time to time, and individuals engaged to provide labor services which are not material labor services are all individuals necessary to operate and manage the business of the Company Group Members as currently operated and managed.

(d) Except as disclosed in Section 4.12(d) of the Company Disclosure Schedule, as of the Closing and during all times during the three (3)-year period immediately prior to the Closing, all compensation, including wages, commissions and bonuses, due and payable to all current and former employees of each Company Group Member, and to any other individuals who provide or have provided services to, the Company and any Company Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full in the Company’s financial statements).

(e) Neither the Company nor any Company Subsidiary is or has since January 1, 2021 been a party to, subject to, or bound by a collective bargaining agreement, collective agreement, workplace agreement or any other Contract with a labor union, works council, trade union, industrial organization, or similar representative of employees. There are no, and since January 1, 2021 there have not been, any strikes, lockouts, work stoppages, slowdowns, picketing, or other material labor disputes existing or, to the Company’s knowledge, threatened, against the Company or any Company Subsidiaries with respect to any employees of the Company or any Company Subsidiaries, to the Company’s knowledge, or any other individuals who have provided services with respect to the Company or any Company Subsidiaries. As of the date of the Closing and during the three (3)-year period immediately prior to the Closing, there have been no pending or, to the Company’s knowledge, threatened union certification or representation petitions before a Governmental Authority or demands for recognition as the bargaining unit representative with respect to the Company or any Company Subsidiaries. To the Company’s knowledge, no union organizing campaign or similar effort is pending or threatened with respect to the Company or any Company Subsidiaries and any of their respective employees. No Company Group Member has been involved in any material industrial dispute with any union or any present or past employee of any Company Group Member at any time within the three (3)-year period immediately prior to the Closing.

(f) Except as disclosed in Section 4.12(f) of the Company Disclosure Schedule, since January 1, 2021, there have been no, material Actions pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary by or involving any current or former employees or any other individuals who have provided material services to the Company or any Company Subsidiary.

(g) Except as would not reasonably be expected to have a Company Material Adverse Effect, and except as set out in Section 4.12(g) of the Company Disclosure Schedule, the Company and the Company Subsidiaries are and have been since January 1, 2021 in material compliance with all applicable Laws relating to labor and employment, including (i) all such Laws relating to wages and hours, classification of employees and independent contractors, anti-discrimination, anti-harassment, anti-retaliation, employee leave, immigration, recordkeeping, occupational health and safety, classification of employees and independent contractors and tax withholding and (ii) all applicable industrial Laws, industrial awards, statutes, company policies, codes of conduct and applicable agreements for all employees engaged in the business of the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is liable for any arrears of wages, penalties or other sums for failure to comply with any of the foregoing.

(h) Each Company Group Member has kept adequate and suitable records regarding each Current Employee and such records meet the record keeping requirements set out in the Australian Fair Work Act 2009 (Cth).

(i) No enterprise agreements apply to any Current Employee.

(j) No order has been made for the reinstatement of any person formerly employed by a Company Group Member.

(k) Each Current Employee who is listed in Section 4.12(a) of the Company Disclosure Schedule is employed by a Company Group Member subject to a written Contract of employment which comprises the terms and conditions set out in:

(i) the employment Contract in respect of that Current Employee made available to SPAC; and

(ii) no Current Employee is entitled to any payment, bonus or benefit that is not documented in such written Contract.

(l) Except as set out in Section 4.12(l) of the Company Disclosure Schedule, no employee of a Company Group Member has been willfully misclassified as an independent contractor. No Company Group Member contributes to any defined benefit fund for a Plan in respect of the Current Employees and no Company Group Member is liable to contribute in respect of any such defined benefit fund.

(m) No Company Group Member is liable to pay any allowance, annuity, benefit, lump sum, pension, premium or other payment in respect of the death, disability, retirement, resignation, dismissal, or cessation of employment of any past or present employees of any Company Group Member, except as may be required by statute.

(n) The prescribed minimum level of superannuation support for each Current Employee has been provided by each Company Group Member so as not to incur a material superannuation guarantee charge liability.

(o) Neither the Company nor any Company Subsidiary has received written notice that there are any material overdue superannuation-related contributions due on the part of any Company Group Member or any Current Employee of any Company Group Members (if applicable) that are outstanding and unpaid.

Section 4.13 Real Property; Title to Assets.

(a) Section 4.13(a) of the Company Disclosure Schedules lists, to the Company’s knowledge, the title details of each parcel of Owned Real Property. With respect to each Owned Real Property, except as disclosed in Section 4.13(a) of the Company Disclosure Schedule: (i) the applicable Company Group Member has good and marketable indefeasible freehold fee simple title to such Owned Real Property, free and clear of all Liens, except Permitted Liens, (ii) no parties other than the Company or any Company Subsidiary has any rights to use or occupy any Owned Real Property or any portion thereof, (iii) there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein, and (iv) the applicable Company Group Member has not received written notice from a Governmental Authority, native title group or other third party related to any Owned Real Property that will, or would be reasonably likely to, materially affect any Company Group Member’s use or occupation of the relevant property in the Ordinary Course or give rise to any material liability or diminution in value for any Company Group Member (including condemnation proceedings). No Company Group Member is a party to any agreement or option to purchase any real property or interest therein.

(b) Section 4.13(b) of the Company Disclosure Schedule lists, to the Company’s knowledge, each parcel of Leased Real Property, and sets forth a list of each lease, sublease, license and similar documented agreement to use or occupy real estate pursuant to which the Company or any Company Subsidiary leases, subleases or licenses any real property (each, a “Lease”), with the name of the lessor and the date of each Lease in connection therewith, and each amendment, modification, supplement, extension, renewal guaranty thereof or thereto and other material agreement relating thereto (collectively, the “Lease Documents”). Except as set out in Section 4.13(b) of the Company Disclosure Schedule (i) there are no leases, subleases, sublicenses, concessions or other Contracts granting to any Person other than the Company or Company Subsidiaries the right to use or occupy all or any portion of the Leased Real Property, and (ii) all the Leases are in full force and effect, are valid and enforceable in accordance with their respective terms, free and clear of all Liens other than Permitted Liens, subject to the Remedies Exceptions, and there is not, under any of such Leases, any existing default, breach, material violation or event of default (or event which, with notice or lapse of time, or both, would constitute a default, breach, material violation, termination, modification or acceleration by any other parties) by the Company or any Company Subsidiary or, to the Company’s knowledge, by the other party to such Leases. If required by Law to be registered, each applicable Lease has been registered. The applicable Company Group Member has not received: (1) any notice of termination, rescission, avoidance or repudiation of the Lease and, to the knowledge of the Company, no event has occurred which may be grounds for termination, rescission, avoidance or repudiation of the Lease; (2) any notice requiring material work to be done or expenditure to be made on or in respect of any of the properties subject to a Lease; and (3) any notice from a Governmental Authority related to any of the properties subject to a Lease that will, or would be reasonably likely to, materially affect any Company Group Member’s use and enjoyment of the relevant property or give rise to any material liability for any Company Group Member. Except as set out in Section 4.13(b) of the Company Disclosure Schedule, true, correct and complete copies of all Lease Documents have been made available to SPAC. There are no current material disputes in connection with or arising out of the Lease involving a Company Group Member and, to the knowledge of the Company, no such disputes are pending or threatened. No Company Group Member has entered into any sublease, license or other similar agreement providing any third parties with rights to use or occupy the Leased Real Property or exercise any rights under the Leases. There are no rights under the Leases which will terminate or become non-exercisable as a result of the execution of this Agreement or the consummation of the Transactions.

(c) There are no contractual or legal restrictions that preclude or restrict the ability of the Company or any Company Subsidiary to use any Real Property by such party for the purposes for which it is currently being used except for Permitted Liens. Except as set forth in Section 4.13(c) of the Company Disclosure Schedule, and except as would not reasonably be expected to have a Company Material Adverse Effect, the Real Property and the improvements thereon, are in material compliance with all applicable Laws, in good repair and are in a usable condition (ordinary wear and tear excepted), and there are no patent or latent defects or adverse physical conditions except those that would not reasonably be expected to have a Company Material Adverse Effect. In the three years immediately prior to the execution of this Agreement, and except as disclosed in Section 4.13(c) of the Company Disclosure Schedule, there have not been any material interruptions in the delivery of adequate service of utilities required in the operation of the business of the Company or any Company Subsidiary currently conducted on the Real Property and neither the Company nor any Company Subsidiary has experienced material disruptions to its operations arising out of any recurring loss of electrical power, flooding, fire, other casualty, limitations to access to public sewer and water or restrictions on septic service at the Real Property in the three years immediately prior to Closing.

(d) Except as disclosed in Section 4.13(b) of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has legal, marketable, indefeasible and valid title to, or, in the case of Leased Real Property and assets, valid leasehold or subleasehold or contractual interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of all Liens other than Permitted Liens. The Real Property constitutes all of the real property interests owned, or held for use in the conduct of the business of the Company and the Company Subsidiaries. Except as set forth in Section 4.13(d) of the Company Disclosure Schedule, and except as would not reasonably be expected to have a Company Material Adverse Effect, the Owned Property complies, in all material respects, with all Laws, matters of record and development agreements, including all covenants, conditions and restrictions, declarations, fire, use, zoning, occupancy, construction, building, subdivision, health and safety or other land use Laws and the Company and the Company Subsidiaries have, in the case of Leased Property, complied in all material respects with each of the relevant Leases.

Section 4.14 Rights-of-Way. Each Company Group Member has such consents, easements, rights-of-way, permits and licenses from each Person (collectively, “Rights-of-Way”) as are sufficient to conduct its business as presently conducted and in accordance with Law, except for such Rights-of-Way, the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Group Member has fulfilled and performed all its material obligations with respect to such Rights-of-Way and conducts their business in a manner that does not violate any of the Rights-of-Way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such Rights-of-Way, except for such revocations, terminations and impairments that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Schedule sets forth a correct list of all: (i) Registered Intellectual Property constituting Company-Owned IP (showing in each, as applicable, the title, the registered owner, the filing date, date of issuance and registration or application number); (ii) Contracts granting a license to use any Company-Licensed IP, including the Software of any other Person; and (iii) Software constituting Company-Owned IP that is material to the business of the Company or any Company Subsidiary as currently conducted. To the knowledge of the Company, the Company IP constitutes all Intellectual Property required for the conduct of the business of the Company and the Company Subsidiaries as such business as conducted and as anticipated to be conducted as of the date of this Agreement.

(b) The Company or one of the Company Subsidiaries solely owns and possesses, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to the Company-Owned IP. All Company-Owned IP is subsisting and, to the knowledge of the Company, valid and enforceable. To the knowledge of the Company, there are no facts or circumstances which would be reasonably likely to result in the loss or expiration of material Company-Owned IP except for ordinary expirations of Registered Intellectual Property rights and other Intellectual Property rights expiring in the Ordinary Course.

(c) The Company and each of its applicable Company Subsidiaries have taken and take commercially reasonable actions to, maintain, protect and enforce the Company IP, including the secrecy of trade secrets and other Confidential Information. Neither the Company nor any Company Subsidiary has disclosed any trade secrets or other Confidential Information that is material to the business of the Company and any applicable Company Subsidiaries to any other Person other than pursuant to a written confidentiality agreement under which such other Person agrees to maintain the confidentiality and protect such Confidential Information, except as would not have a Company Material Adverse Effect.

(d) As of the date of this Agreement, (i) there have been no claims filed and served, or threatened in writing, against the Company or any Company Subsidiary, by any Person (A) contesting the validity, use, ownership, enforceability, patentability or registrability of any of the Company-Owned IP, or (B) alleging any infringement or misappropriation of, or other material violation of, any Intellectual Property of other Persons (including any unsolicited demands or offers to license any Intellectual Property from any other Person); (ii) the operation of the business of the Company and the Company Subsidiaries has not and does not infringe, misappropriate or violate, any Intellectual Property of other Persons; (iii) to the Company’s knowledge, no other Person has infringed, misappropriated or violated any of the Company-Owned IP; and (iv) neither the Company nor any of the Company Subsidiaries has received written notice of any of the foregoing, except, in each case, for notice of any such claims, infringements, misappropriations, material violations and notices, which are not, individually or in the aggregate, expected to be material to the Company and the Company Subsidiaries, taken as a whole.

(e) All Persons who have contributed, developed or conceived any material Company-Owned IP have executed valid and enforceable written Contracts with the Company or one of the Company Subsidiaries, and with respect to employees, such Contracts are substantially in the form made available to SPAC, pursuant to which such Persons assigned to the Company or the applicable Company Subsidiary all of their entire right, title, and interest in and to any Intellectual Property created, conceived or otherwise developed by such Person in the course of and related to his, her or its relationship with the Company or the applicable Company Subsidiary, without further consideration or any restrictions or obligations whatsoever, including on the use or other disposition or ownership of such Intellectual Property.

(f) The Company and Company Subsidiaries do not use and have not used any Open Source Software or any modification or derivative thereof in a manner that would (i) grant or purport to grant to any other Person any rights to or immunities under any of the Company-Owned IP or (ii) require the Company or a Company Subsidiary to distribute or disclose any of the Company-Owned IP at no or minimal cost.

(g) The Company and the Company Subsidiaries maintain commercially reasonable disaster recovery and business continuity procedures for the business of the Company or any Company Subsidiaries. Since January 1, 2021, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

(h) The Company and each of the Company Subsidiaries currently comply in all material respects with (i) any Privacy/Data Security Laws applicable to the Company or a Company Subsidiary, (ii) any applicable privacy or other policies of the Company and/or the Company Subsidiary, respectively, concerning the collection, dissemination, storage or use of Personal Information or other Business Data, including any policies or disclosures posted to websites or other media maintained or published by the Company or a Company Subsidiary, (iii) industry standards to which the Company or any Company Subsidiary is bound or purports to adhere, (iv) PCI DSS, and (v) all Contracts that the Company or any Company Subsidiary has entered into or is otherwise bound with respect to privacy and/or data security (collectively, the “Data Security Requirements”). Since January 1, 2021, and except as would not reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of the Company Subsidiaries (w) has been in non-compliance with the Privacy/Data Security Laws applicable to the Company or a Company Subsidiary; (x) has experienced any material unauthorized access or use of any of the Business Systems constituting Company-Owned IP, or unauthorized acquisition, destruction, damage, disclosure, loss, corruption, alteration, or use of material Business Data stored on or transmitted by the Business Systems; (y) has been subject to or have received written notice of any audits, proceedings or investigations by any Governmental Authority or any customer; or (z) has received any claims or complaints regarding the collection, dissemination, storage or use of Personal Information, or the material violation of any applicable Data Security Requirements, and to the Company’s knowledge, there is no reasonable basis for the same.

(i) The Company and/or one of the Company Subsidiaries (i) owns or possesses all right, title and interest in and to the Business Data constituting Company-Owned IP free and clear of any restrictions other than those imposed by applicable Privacy/Data Security Laws or (ii) has the right, as applicable, to use, exploit, publish, reproduce, distribute, license, sell and create derivative works of the Business Data, in whole or in part, in the manner in which the Company and the Company Subsidiaries use, exploit, publish, reproduce, distribute, license, sell and create derivative works of such Business Data prior to the Closing Date. The Company and the Company Subsidiaries are not subject to any contractual requirements, privacy policies, or other legal obligations, that would prohibit NewCo, the Company or the Company Subsidiaries from receiving or using Personal Information or other Business Data held by the Company and/or one of the Company Subsidiaries after the Closing Date, in the manner in which the Company and the Company Subsidiaries received and used such Personal Information and such Business Data prior to the Closing Date or result in liabilities in connection with Data Security Requirements.

Section 4.16 Taxes. Except as set forth on Section 4.16 of the Company Disclosure Schedules:

(a) In the six (6) completed years immediately prior to the execution of this Agreement, all material Tax Returns of the Company and each of the Company Subsidiaries have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Company and each of the Company Subsidiaries, or for which the Company and the Company Subsidiaries are otherwise liable, have been timely paid in full to the appropriate Taxing Authority. The Company and the Company Subsidiaries have withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid by them in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party.

(b) The Company and the Company Subsidiaries have provided adequate reserves in accordance with Accounting Standards, as applicable, in the Financial Statements for any material Taxes of the Company or any Company Subsidiary that as of the date of the Financial Statements have not been paid.

(c) No material audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been announced or threatened in writing by any Taxing Authority with respect to the Company or any Company Subsidiary. There is no outstanding claim, assessment or deficiency made in writing against the Company or any of the Company Subsidiaries for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of the Company, threatened, in each case, that has not been resolved (other than, in each case, claims or assessments which are being actively contested in good faith, for which adequate reserves in the Financial Statements have been established, and the amount of and a description of which is set forth on the Company Disclosure Schedules).

(d) Within the past three (3) years, neither the Company nor any Company Subsidiary has received written notice of any claim from a Taxing Authority in a jurisdiction in which the Company or any Company Subsidiary does not file Tax Returns stating that such person is or may be subject to Tax in such jurisdiction.

(e) Neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to the assessment or collection of any material Tax, in each case, which waiver or extension is currently in effect.

(f) There are no Liens or encumbrances for material Taxes upon any of the assets of the Company or any Company Subsidiary except for Permitted Liens.

(g) Neither the Company nor any Company Subsidiary is a party to, or bound by, any Tax indemnity (other than as a beneficiary thereto), Tax sharing or Tax allocation agreement or similar Contract (other than any such Contract or any such Tax sharing or Tax allocation agreement entered into (i) solely between the Company and any Company Subsidiaries or (ii) in the Ordinary Course and not primarily relating to Taxes).

(h) Neither the Company nor any Company Subsidiary has been a member of an affiliated, consolidated, combined or unitary group for Australian or any other Tax purposes (other than a group the common parent of which is or was the Company or any Company Subsidiary). Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any Person (other than the Company or any Company Subsidiary) as a result of being a member of a consolidated group, fiscal unity or unified group, as a transferee or successor, by Contract or otherwise by operation of applicable Law, in each case, other than pursuant to any Contract entered into in the Ordinary Course and not primarily relating to Taxes.

(i) Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) agreement with a Governmental Authority executed prior to the Closing; (iii) sale or disposition made prior to the Closing outside the Ordinary Course; (iv) intercompany transaction entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the Ordinary Course.

(j) To the knowledge of the Company, all payments by, to or among the Company, the Company Subsidiaries and their Affiliates are arm’s length for purposes of all relevant transfer pricing requirements imposed by any Taxing Authority in all material respects.

(k) Neither the Company nor any Company Subsidiary is engaged in a trade or business or has a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than Australia.

(l) Neither the Company nor any Company Subsidiary is a party to any material ruling or similar agreement or arrangement with a Taxing Authority, and neither the Company nor any Company Subsidiary has any request for a material ruling in respect of Taxes pending between it and any Taxing Authority, in each case, that would be binding on the Company or any Company Subsidiary after the Closing.

(m) All of the assets and properties of the Company and the Company Subsidiaries, to the extent required to be included on any applicable property tax registers under any applicable Law have been properly listed and described on the applicable property tax registers in all material respects prior to and including the Closing Date.

(n) Neither the Company nor any Company Subsidiary has, since its formation, changed its legal form or filed an Internal Revenue Service Form 8832 electing to be classified for U.S. federal income tax purposes as an entity other than a corporation.

(o) Neither the Company nor any Company Subsidiary has taken any action or agreed to take any action not contemplated by the Transaction Documents that could be reasonably expected to prevent, impede or impair the Intended Tax Treatment, and to the knowledge of the Company as of the date of this Agreement, there are no facts and circumstances that would reasonably be expected to prevent the Intended Tax Treatment.

(p) The Company is not, and has never been, a “foreign controlled Australian company” for the purposes of section 820-785 of the Tax Act. No Company Subsidiary is, or at any time since it became a subsidiary of the Company has been, a “foreign controlled Australian company” for the purposes of section 820-785 of the Tax Act.

Section 4.17 Environmental Matters. Except as set out in Section 4.17 of the Company Disclosure Schedule: (a) neither the Company nor any of the Company Subsidiaries have received written notice that they have violated since January 1, 2021, nor have they received written notice that the Company or any of the Company Subsidiaries are in material violation of, any applicable Environmental Law; (b) to the knowledge of the Company, none of the properties currently owned, leased or operated by the Company or any Company Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, remediation, monitoring or other response action by the Company or any Company Subsidiary pursuant to applicable Environmental Laws, or which could give rise to any material liability of the Company or any Company Subsidiary under Environmental Laws; (c) to the Company’s knowledge, none of the Company nor any of the Company Subsidiaries is actually or allegedly liable pursuant to applicable Environmental Laws for any off-site contamination by Hazardous Substances; (d) each of the Company and each Company Subsidiary is, and since January 1, 2021, has been, in material compliance with all material permits, licenses and other authorizations required under applicable Environmental Law except where the consequences of any such non-compliance would not have a Company Material Adverse Effect; (e) there has been no storage, transportation, handling, release, disposal of, or human exposure to any Hazardous Substances in connection with the operations of the Company or any of the Company Subsidiaries that could reasonably be expected to give rise to any material liability or remedial obligation under applicable Environmental Laws, which would have a Company Material Adverse Effect or that has not been otherwise resolved in accordance with Environmental Laws; and (f) neither the Company nor any Company Subsidiary is the subject of any pending, or has received written notice of any threatened, Action alleging any material violation of, or liability under, Environmental Laws. To the Company’s knowledge, the Company has provided all material environmental assessments, reports, studies or other evaluations in its possession or reasonable control relating to any of the Company’s products or to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary within the past six (6) years.

Section 4.18 Material Contracts.

(a) Section 4.18(a) of the Company Disclosure Schedule lists, as of the date of this Agreement, the following types of Contracts to which the Company or any Company Subsidiary is a party or bound (such Contracts as are required to be set forth on Section 4.18(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i) each Contract (including any Contracts with customers and Suppliers), which was not completed as of the date of this Agreement, with consideration paid or payable to or by the Company or any of the Company Subsidiaries of more than $1,000,000 in Australian Dollars, in the aggregate;

(ii) all Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party of more than $100,000 in Australian Dollars, in the aggregate, over the last twelve (12)-month period ending on December 31, 2023;

(iii) all Contracts evidencing Indebtedness, and any pledge agreements, security agreements or other collateral agreements in which the Company or any Company Subsidiary granted to any Person a security interest in or Lien on any of the material property or assets of the Company or any Company Subsidiary, and all Contracts guarantying the debts or other obligations of any Person;

(iv) all Contracts that result in any Person or entity holding an irrevocable power of attorney from the Company or any Company Subsidiary that relates to the Company, any Company Subsidiary or their respective business;

(v) all leases or master leases of personal or real property reasonably likely to result in annual payments of $1,000,000 in Australian Dollars or more in a twelve (12)-month period ending on June 30, 2024;

(vi) all Contracts involving use of any Company-Licensed IP required to be listed in Section 4.15 of the Company Disclosure Schedule;

(vii) all Contracts which involve the license or grant of rights to Company-Owned IP other than non-exclusive licenses (or sublicenses) of Company-Owned IP granted in the Ordinary Course;

(viii) all Contracts that relate to the direct or indirect acquisition or disposition of any securities, assets or business (whether by merger, sale of stock, sale of assets or otherwise) except for any Contracts which relate to the direct or indirect acquisition or disposition of crops or livestock in the Ordinary Course;

(ix) all Contracts under which the Company has agreed to purchase goods or services from a vendor, Supplier or other Person on a preferred supplier or “most favored supplier” basis; and

(x) all Contracts for any interest rate, commodity or currency protection (including any swaps, collars, caps or similar hedging obligations) but excluding any Contracts which relate to the forward acquisition or disposal of crops or livestock in the Ordinary Course.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or the Company Subsidiaries and, to the knowledge of the Company, the other parties thereto, and neither the Company nor any Company Subsidiary is in breach or material violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; (ii) to the Company’s knowledge, no other party is in breach or material violation of, or default under, any Material Contract; and (iii) the Company and the Company Subsidiaries have not received any written, or to the knowledge of the Company, oral claim of default under any such Material Contract, except for any such conflicts, material violations, breaches, defaults or other occurrences which would not be expected to result in a Company Material Adverse Effect. No party to a Material Contract has given written notice of or, to the knowledge of the Company, threatened (A) any potential exercise of termination rights with respect to any Material Contract or (B) any non-renewal or modification of any Material Contract.

(c) Neither the Company nor any Company Subsidiary is a party to any (i) Contracts for the development of Company-Owned IP for the benefit of the Company (other than Contracts of employment); (ii) Contracts pursuant to which the Company agrees to jointly own any Intellectual Property with any third party; (iii) Contracts pursuant to which the Company is obligated to develop any Intellectual Property to be owned by any third party; (iv) Contracts for any partnership, joint venture or similar agreements; (v) Contracts relating to a Company Interested Party Transaction; (vi) Contracts involving any resolution or settlement of any actual or threatened Action or other dispute which require payment in excess of $1,000,000 in Australian Dollars or impose continuing obligations on the Company or any Company Subsidiary, including injunctive or other non-monetary relief; (vii) Contracts under which the Company or any Company Subsidiary is obligated to acquire or dispose of any real property or any interest therein (including option contracts); (viii) Contracts (other than this Agreement) of a type that would be required to be included as an exhibit to a registration statement on Form F-1 pursuant to Items 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act if such a registration statement was filed by the Company on the date of this Agreement; (ix) Contracts (A) with any of the Affiliates of the Company (other than a Company Group Member) or (B) pursuant to which the Company or any Company Subsidiary receives any “preferred pricing” or similar benefit or that is not otherwise on “arm’s length terms” that is utilized by the Company or the Company Subsidiary in the Ordinary Course; (x) broker, distributor, dealer and manufacturer’s representative Contracts (excluding reseller agreements in the Ordinary Course) that provides for payments by the Company or any Company Subsidiary or to the Company or any Company Subsidiary in excess of $1,000,000 in Australian Dollars, in the aggregate, over any twelve-(12) month period; (xi) Contracts that limit, or purport to limit, the ability of the Company or any Company Subsidiary to compete or operate in any line of business or with any Person or entity or in any geographic area or during any period of time, excluding customary confidentiality agreements and Contracts that contain customary confidentiality clauses; or (xii) Contracts with any Governmental Authority, other than any Company Permits, or under which the Company or any Company Subsidiary is directly or indirectly, to the knowledge of the Company, providing goods, services, software, or other items to or for use by a Governmental Authority. For the avoidance of doubt, the Contracts described in this Section 4.18(c) shall be considered “Material Contracts” for all purposes of this Agreement, including, without limitation, with respect to Section 8.01(b)(xii)).

(d) The Company has furnished or made available to SPAC true and complete copies of all written Material Contracts exceeding $1,000,000 Australian Dollars and any Material Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party of more than $100,000 in Australian Dollars, in the aggregate, over the last twelve (12)-month period ending on December 31, 2023, including amendments thereto that are material in nature, and described to SPAC the terms of any unwritten Material Contracts exceeding $1,000,000 Australian Dollars in reasonable detail and any Material Contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or income or revenues related to any product of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party of more than $100,000 in Australian Dollars, in the aggregate, over the last twelve (12)-month period ending on December 31, 2023.

Section 4.19 Insurance.

(a) Section 4.19 of the Company Disclosure Schedule sets forth, with respect to each material insurance policy under which the Company or any Company Subsidiary is an insured (the “Insurance Policies”), a named insured or otherwise the principal beneficiary of coverage as of the date of this Agreement (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number, (iii) the period, scope and amount of coverage and (iv) the premium most recently charged.

(b) With respect to each such Insurance Policy, except as would not be expected to result in a Company Material Adverse Effect and except as disclosed in Section 4.19 of the Company Disclosure Schedule: (i) the policy is legal, valid, binding and enforceable in accordance with its terms (subject to the Remedies Exceptions) and, except for policies that have expired under their terms in the Ordinary Course, is in full force and effect; (ii) neither the Company nor any Company Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

Section 4.20 Certain Business Practices.

(a) Except as set forth on Section 4.20(a) of the Company Disclosure Schedule, the Company and the Company Subsidiaries, and their respective owners, officers, directors, and employees, and, to the knowledge of the Company, any agents, distributors or other third-party representatives, including but not limited to attorneys, accountants, consultants, or advisors, to the extent they act on behalf of the Company or any Company Subsidiary, are currently, and have since April 24, 2019, at all times been, in compliance in all material respects with all applicable Sanctions Laws and Ex-Im Laws. Neither the Company nor any Company Subsidiary, nor any of

their respective owners, officers, directors, or employees, nor, to the knowledge of the Company, any agents or other third-party representatives acting on behalf of the Company or any Company Subsidiary, are currently, or have been since April 24, 2019: (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; (iii) operating, conducting business, or participating in any transaction in or with any Sanctioned Country, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws; or (iv) engaging in dealings with or benefitting any Sanctioned Person, to the extent such activities violate applicable Sanctions Laws or Ex-Im Laws. There are not now and have not been since April 24, 2019 any proceedings, investigations, or disclosures by or before any Governmental Authority involving the Company, the Company Subsidiaries, any of their respective directors, officers, or employees, or, to the Company’s knowledge, their agents relating to Sanctions Laws or Ex-Im Laws, nor to the Company’s or the Company Subsidiaries’ knowledge, is such a proceeding, investigation, or disclosure pending or threatened.

(b) Except as set forth on Section 4.20(b) of the Company Disclosure Schedule, neither the Company nor the Company Subsidiaries nor their respective officers, directors, employees, nor, to the knowledge of the Company (as defined in the FCPA), any agents, distributors, or other third-party representatives acting on behalf of the Company or any Company Subsidiary, have in the past five (5) years: (i) violated or been convicted of violating any applicable Anti-Corruption Laws; (ii) directly or indirectly, made, offered, paid, given, provided, promised to pay or give, or authorized the payment or giving of any money, contribution, commission, bribe, kickback, payoff, rebate, reward, gift, hospitality, entertainment, influence payment, inducement (including any facilitation payment), or any other thing of value, to any Person, including any Government Official or any employee or representative of a Governmental Authority, or any Person acting for or behalf of any Government Official, in violation of applicable Anti-Corruption Laws; (iii) created any false entry in a book, record, or account or established or maintained any fund or asset that has not been recorded in the books, records and accounts of the Company or the Company Subsidiaries, in each case in such a manner that would violate applicable Anti-Corruption Laws; or (iv) otherwise taken any action in violation of the applicable Anti-Corruption Laws. All entries in the Company’s books, records, and accounts fairly and accurately reflect the relevant transactions and dispositions of the Company’s or the Company Subsidiaries’ assets in reasonable detail.

(c) There have been no proceedings, investigations or disclosures by or before any Governmental Authority involving the Company or any Company Subsidiary or their respective directors, officers or employees relating to the Anti-Corruption Laws in the past five (5) years nor are there any pending, or, to the knowledge of the Company or any Company Subsidiary, threatened.

Section 4.21 Interested Party Transactions. Except for employment relationships and the payment of compensation, benefits and expense reimbursements and advances in the Ordinary Course, no director, officer or other Affiliate of the Company or any Company Subsidiary has or has had, directly or indirectly: (a) an economic interest in any Person that has furnished or sold, or furnishes or sells, services or products that the Company or any Company Subsidiary furnishes or sells, or proposes to furnish or sell; (b) an economic interest in any Person that purchases from or sells or furnishes to, the Company or any Company Subsidiary, any goods or services; (c) a beneficial interest in any Material Contract; or (d) any contractual or other arrangement with the

Company or any Company Subsidiary (including any “preferred pricing” or similar benefit enjoyed by the Company or any Company Subsidiary as a result of any such affiliation). The Company and the Company Subsidiaries have not, since January 1, 2021, (i) extended or maintained credit, arranged for the extension of credit or renewed an extension of credit in the form of a personal loan to or for any director, executive officer (or equivalent thereof) or shareholder of the Company, or (ii) materially modified any term of any such extension or maintenance of credit (each such transaction in this Section 4.21, a “Company Interested Party Transaction”).

Section 4.22 Exchange Act. Neither the Company nor any Company Subsidiary is currently (nor has it previously been) subject to the requirements of Section 12 of the Exchange Act.

Section 4.23 Brokers. Except for Bell Potter Securities Limited, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has provided SPAC with a true and complete copy of all Contracts including its engagement letter, between the Company and Bell Potter Securities Limited, other than those that have expired or terminated and as to which no further services are contemplated thereunder to be provided in the future.

Section 4.24 Sexual Harassment and Misconduct. Except as would not reasonably be expected to result in material liability to the Company or any of the Company Subsidiaries, (a) none of the Company or the Company Subsidiaries has entered into a settlement agreement with a current or former officer, director or employee of the Company or any of the Company Subsidiaries resolving allegations of sexual harassment, unlawful discrimination or retaliation, or other misconduct by an executive officer, director or employee of the Company or any of the Company Subsidiaries, and (b) there are no, and since January 1, 2021 have been no, Actions pending or, to the knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries, in each case, involving allegations of sexual harassment, unlawful discrimination, or retaliation or other misconduct by an officer, director or employee of the Company or any of the Company Subsidiaries. Since January 1, 2021, the Company and the Company Subsidiaries have promptly investigated, and taken appropriate corrective action as necessary with respect to, any sexual harassment, discrimination, retaliation, or other misconduct allegations with respect to current or former employees of which any Company Group Member had knowledge.

Section 4.25 Solvency. No Company Group Member is the subject of an Insolvency Event and, to the knowledge of the Company, there are no circumstances that justify a Company Group Member being the subject of an Insolvency Event.

Section 4.26 Records.

(a) To the knowledge of the Company, and except as disclosed in Section 4.26 of the Company Disclosure Schedule, the records of each Company Group Member:

(i) have been properly maintained in all material respects in accordance with all applicable Laws in Australia or any other jurisdiction in which a Company Group Member operates;

(ii) do not contain any material inaccuracies; and

(iii) include all material information required or under, or to comply in all material respects with, or to support any filing made or required to be made under any applicable Law in Australia or any other jurisdiction in which a Company Group Member operates.

(b) No Company Group Member has received notice of any application or intended application for the rectification of its register of members or any other register that it is required by Law to maintain.

(c) Each material document or filing which is required by Law to have been delivered or made to any Governmental Authority by a Company Group Member has been duly delivered or made.

Section 4.27 Company Minority Interest.

(a) Except as disclosed in Section 4.03(b) of the Company Disclosure Schedule the Company Group Members own directly (i) four A Class Shares and 2,671,256 B Class Shares in the capital of Ricegrowers Limited, a publicly listed company, representing 4.2% of the issued Equity Interests of Ricegrowers Limited, and (ii) 6,369 ordinary shares in the capital of Murray Irrigation Limited (collectively, the “Minority Interests”). The Minority Interests represent all of the issued and outstanding Equity Interests in Ricegrowers Limited and Murray Irrigation Limited owned by the Company. To the Company’s knowledge, the Minority Interests have been duly authorized, validly issued, fully paid and nonassessable in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable Contracts to which the Company, Ricegrowers Limited and/or Murray Irrigation Limited is a party and the organizational and/or constitutional documents of Ricegrowers Limited and Murray Irrigation Limited, as applicable. Neither the Company nor any Company Subsidiary is obligated to make any future loan to, or capital contribution in, Ricegrowers Limited and/or Murray Irrigation Limited. There are no outstanding contractual obligations of Ricegrowers Limited and/or Murray Irrigation Limited to repurchase, redeem or otherwise acquire any of the Minority Interests.

Neither the execution and delivery of this Agreement or any Ancillary Agreement, nor the consummation of the Transactions, will conflict with, result in a breach of, constitute (with or without due notice or lapse of time or both) a default under, result in the acceleration of, create in any Person the right to accelerate, terminate, modify or cancel, require any notice, consent or other action by any Person under, or result in the imposition of any Lien (other than any Permitted Lien) upon the Minority Interest pursuant to any of the terms, conditions or provisions of any Contract or under any Law to which the Company or any of its assets is subject.

Section 4.28 Exclusivity of Representations and Warranties. Except in the case of Fraud or as otherwise expressly provided in this Article IV (as modified by the Company Disclosure Schedule), the Company hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, NewCo, Merger Sub 1, Merger Sub 2, their respective Affiliates or any of their respective Representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule) or in any certificate delivered by the Company pursuant to this Agreement, neither the Company nor any other Person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, NewCo, Merger Sub 1, Merger Sub 2, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, NewCo, Merger Sub 1, Merger Sub 2, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to each of SPAC, NewCo, Merger Sub 1 and Merger Sub 2 in respect of itself and the Company Shares held by it only, as follows:

Section 5.01 Organization and Qualification. To the extent a Seller is an entity, such Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. To the extent a Seller is an entity, such Seller is duly qualified or licensed as an organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so licensed or qualified or in good standing would not prevent or reasonably be expected to prevent such Seller from performing its material obligations under this Agreement.

Section 5.02 Authority Relative to this Agreement. Such Seller has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which such Seller is a party and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by such Seller and each Ancillary Agreement to which such Seller is a party and the consummation of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of such Seller are necessary to authorize this Agreement and each Ancillary Agreement to which such Seller is a party or to consummate the Transactions (other than the Company Shareholder Approval). This Agreement and each Ancillary Agreement to which such Seller is a party has been, or will be, duly and validly executed and delivered by such Seller and, assuming due authorization, execution and delivery by the other Parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms subject to the Remedies Exceptions.

Section 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each Ancillary Agreement to which such Seller is a party by such Seller does not, and the performance of this Agreement by such Seller and each Ancillary Agreement to which such Seller is a party will not: (1) conflict with or violate the organizational documents of such Seller; (2) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any Law applicable to such Seller or by which any of its property or assets is bound or affected; (3) give rise to any obligation to obtain any third-party consent or provide any notice to any Person; (4) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material contract of such Seller; or (5) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, withdrawal, suspension, amendment, acceleration or cancellation of, or result in the creation of a Lien or other encumbrance on any property or asset of such Seller pursuant to, any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or give rise to any obligation to make payments or provide compensation under or other instrument or obligation to which such Seller is a party or by which such Seller or any of its property or assets is bound or affected, except with respect to clauses (a)(2), (a)(3), (a)(4) and (a)(5), for any such conflicts, material violations, breaches, defaults or other occurrences which would not prevent or reasonably be expected to prevent such Seller from performing its material obligations under this Agreement.

(b) The execution and delivery of this Agreement and each Ancillary Agreement to which such Seller is a party by such Seller does not, and the performance of this Agreement by such Seller will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws, Corporations Act 2001 (Cth), and state takeover laws, and the filing and approval requirements under the FATA and the filing of the First Plan of Merger and the Second Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Act; and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent such Seller from performing its material obligations under this Agreement.

Section 5.04 Title to Acquired Securities. As of the date hereof, such Seller owns the Company Shares set out opposite the name of such Seller on Schedule D free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and the Shareholders’ Deed. Such Seller will deliver to NewCo or the Company, as applicable, at the Closing good, valid and marketable title to its respective Company Shares, free and clear of any and all Liens (other than restrictions on transfer arising under applicable securities Laws). Except pursuant to this Agreement, there is no contractual obligation pursuant to which such Seller has, directly or indirectly, granted any option, warrant or other right to any person to acquire any Company Shares. Except for the Shareholders’ Deed and constitution of the Company, such Seller is not a party to, and each Seller’s Company Shares are not subject to, any shareholders agreement, voting agreement, voting trust, proxy or other contractual obligation relating to the transfer or voting of such Company Shares.

Section 5.05 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Seller or any of its Affiliates.

Section 5.06 Sellers’ Understanding and Suitability. Such Seller has thoroughly read and understands this Agreement and the Transactions and understands that this Agreement and the Ancillary Agreements supersede in all respects any other materials previously made available to such Seller in relation to the Transactions. Such Seller is sufficiently knowledgeable and experienced (either alone or together with any advisors retained by such Seller in connection with evaluating the merits and risks associated with the Transactions) in financial and business matters to be capable of evaluating the merits and risks of entering into this Agreement and the Transactions and to make an informed decision relating thereto and is able to bear the economic risk of entering into this Agreement and the Transactions for an indefinite period.

Section 5.07 Accredited Investor Status. Such Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act. Such Seller is fully aware that the offering and sale of securities in NewCo, including the NewCo Ordinary Shares, to such Seller has not been and will not be registered under the Securities Act, or any other applicable securities laws of any national, provincial, state or local jurisdictions (whether U.S. or non-U.S.). At no time was such Seller presented with, or solicited by, any leaflet, public promotional meeting, newspaper or magazine article, radio or television advertisement or any other form of general advertising or general solicitation with respect to the offering of the securities by NewCo. To the extent such Seller elects to participate in the Contributions, such Seller is acquiring the NewCo Ordinary Shares for its own account for the purpose of investment and not with a view to, or for sale in connection with, the distribution thereof, nor with any present intention of distributing, selling, or otherwise disposing of such securities (in whole or in part).

Section 5.08 Exclusivity of Representations and Warranties. Except in the case of Fraud or as otherwise expressly provided in this Article V, such Seller, severally, not jointly, hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to such Seller and any matter relating to it, including its affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, NewCo, Merger Sub 1, Merger Sub 2, their respective Affiliates or any of their respective Representatives by, or on behalf of, such Seller, and any such representations or warranties are expressly disclaimed. The Fraud of one Seller shall not be imputed to the other Seller.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF SPAC

Except as set forth in the SPAC Disclosure Schedule or the SPAC SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SPAC SEC Reports, but excluding disclosures referred to in “Forward-Looking Statements”, “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward-looking statements) (it being further acknowledged that nothing disclosed in such SPAC SEC Reports shall modify or qualify the representations and warranties set forth in Section 6.01 (Corporate Organization), Section 6.03 (Capitalization) and Section 6.04 (Authority Relative to This Agreement)), SPAC hereby represents and warrants to each of the Company, the Sellers, NewCo, Merger Sub 1 and Merger Sub 2 as follows:

Section 6.01 Corporate Organization.

(a) SPAC is a corporation, duly incorporated as an exempted company duly formed, validly existing and in good standing under the Laws of the Cayman Islands and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not be a SPAC Material Adverse Effect. SPAC is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not individually or in the aggregate be expected to have a SPAC Material Adverse Effect.

(b) SPAC does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

Section 6.02 Organizational Documents. SPAC has furnished to the Company complete and correct copies of the SPAC Organizational Documents. The SPAC Organizational Documents are in full force and effect. SPAC is not in material violation of any of the provisions of the SPAC Organizational Documents. SPAC has conducted its business in compliance with the SPAC Organizational Documents, except for such failures, individually or in the aggregate, that have not had, and would not reasonably be expected to have, a SPAC Material Adverse Effect.

Section 6.03 Capitalization.

(a) The authorized share capital of SPAC consists of US 55,500 divided into (i) 500,000,000 SPAC Class A Ordinary Shares, (ii) 50,000,000 SPAC Founders Shares and (iii) 5,000,000 preferred shares, par value $0.0001 per share (“SPAC Preferred Shares”). As of the date of this Agreement (A) 34,500,000 SPAC Class A Ordinary Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (B) 8,625,000 SPAC Founders Shares are issued and outstanding, all of which are validly issued, fully paid and non-assessable and not subject to any preemptive rights, (C) no SPAC Class A Ordinary Shares or SPAC Founders Shares are held in the treasury of SPAC, (D) 26,650,000 SPAC Warrants are issued and outstanding, and (E) 26,650,000 SPAC Class A Ordinary Shares are reserved for future issuance pursuant to the SPAC Warrants. As of the date of this Agreement, there are no SPAC Preferred Shares issued and outstanding. Each SPAC Warrant is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50, subject to the terms of such SPAC Warrant and the SPAC Warrant Agreements. The SPAC Founders Shares will be exchanged for NewCo Ordinary Shares at the Closing pursuant to the terms of this Agreement.

(b) All outstanding SPAC Class A Ordinary Shares, SPAC Founders Shares and SPAC Warrants have been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the SPAC Organizational Documents.

(c) Except for this Agreement, the SPAC Warrants, the SPAC Founders Shares and the Promissory Note, SPAC has not issued any options, warrants, preemptive rights, calls, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of SPAC or obligating SPAC to issue or sell any share capital of, or other equity interests in, SPAC. All SPAC Class A Ordinary Shares and SPAC Founders Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable. SPAC is not a party to, or otherwise bound by, and SPAC has not granted, any equity appreciation rights, participations, phantom equity or similar rights. Except for the letter agreement entered into by and among SPAC, Sponsor and the other parties thereto in connection with SPAC’s initial public offering, the Sponsor Letter and the Promissory Note, SPAC is not a party to any voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of SPAC Ordinary Shares or any of the Equity Interests or other securities of SPAC. Except with respect to the Redemption Rights and the SPAC Warrants, there are no outstanding contractual obligations of SPAC to repurchase, redeem or otherwise acquire any SPAC Ordinary Shares. There are no outstanding contractual obligations of SPAC to make any investment (in the form of a loan, capital contribution or otherwise) in, any Person.

(d) All Indebtedness of SPAC as of the date of this Agreement is disclosed on Section 6.03(d) of the SPAC Disclosure Schedule. No Indebtedness of SPAC contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by SPAC, (iii) the ability of SPAC to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions.

(e) Since the date of formation of SPAC, and except as contemplated by this Agreement, SPAC has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and the SPAC Board has not authorized any of the foregoing.

Section 6.04 Authority Relative to This Agreement. SPAC has all necessary corporate power and authority, to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and, subject to the receipt of the SPAC Shareholder Approvals, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by SPAC and each Ancillary Agreement to which it is a party and the consummation by SPAC of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of SPAC are necessary to authorize this Agreement and each Ancillary Agreement to which it is a party or to consummate the Transactions (other than the receipt of the SPAC Shareholder Approvals). This Agreement has been and each Ancillary Agreement to which SPAC is a party has been or shall be when delivered duly and validly executed and delivered by SPAC and, assuming due authorization, execution and delivery by the Company, the Sellers, NewCo, Merger Sub 1 and Merger Sub 2 constitutes, or when delivered shall constitute, the legal, valid and binding obligation of SPAC enforceable against SPAC in accordance with its terms subject to the Remedies Exceptions.

Section 6.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by SPAC does not, and the performance of this Agreement and each Ancillary Agreement to which it is a party by SPAC will not, subject to receipt of the SPAC Shareholder Approvals, (i) conflict with or violate the SPAC Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 6.05(b) have been obtained and all filings and obligations described in Section 6.05(b) have been made, conflict with or violate any Law applicable to SPAC or by which any of its property or assets is bound or affected, (iii) give rise to any obligation to obtain any third-party consent or provide any notice to any Person, (iv) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of SPAC, or (v) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, withdrawal, suspension, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of SPAC or give rise to any obligation to make payments or provide compensation pursuant to, any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or under or other instrument or obligation to which SPAC is a party or by which SPAC or any asset or property is bound or affected, except, with respect to clauses (a)(ii) and (a)(v), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a SPAC Material Adverse Effect.

(b) The execution and delivery of this Agreement and each Ancillary Agreement to which it is a party by SPAC does not, and the performance of the Transactions by SPAC will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and the filing and approval requirements under the FATA and the filing of the First Plan of Merger and the Second Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Act, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent SPAC from performing its material obligations under this Agreement.

Section 6.06 Compliance. SPAC is not and has not been in conflict with, or in default, breach or violation of, (a) any Law applicable to SPAC or by which any property or asset of SPAC is bound or affected, or (b) any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which SPAC is a party or by which SPAC or any property or asset of SPAC is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a SPAC Material Adverse Effect. SPAC is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for SPAC to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 6.07 SEC Filings; Financial Statements; Sarbanes-Oxley.

(a) SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”) since November 8, 2023, together with any amendments, restatements or supplements thereto (collectively, the “SPAC SEC Reports”). SPAC has heretofore made available to the Company true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, in the case of any SPAC SEC Report that is a registration statement, or include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in the case of any other SPAC SEC Report. Each director and executive officer of SPAC has filed with the SEC on a timely basis all documents required with respect to SPAC by Section 16(a) of the Exchange Act and the rules and regulations thereunder.

(b) Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in shareholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. No financial statements other than those of SPAC are required by GAAP to be included in the consolidated financial statements of SPAC.

(c) Except as and to the extent set forth in the SPAC SEC Reports or Section 6.07 of the SPAC Disclosure Schedule, SPAC does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for (A) liabilities incurred in the Ordinary Course subsequent to November 8, 2023; and (B) liabilities for fees and expenses incurred in connection with the Transactions.

(d) SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Market.

(e) SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SPAC and other material information required to be disclosed by SPAC in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to SPAC’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective in timely alerting SPAC’s principal executive officer and principal financial officer to material information required to be included in SPAC’s periodic reports required under the Exchange Act.

(f) SPAC maintains systems of internal control over financial reporting that are sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance: (i) that SPAC maintains records that in reasonable detail accurately and fairly reflect, in all material respects, its transactions and dispositions of assets; (ii) that transactions are recorded as necessary to permit the preparation of financial statements in conformity with GAAP; (iii) that receipts and expenditures are being made only in accordance with authorizations of management and the SPAC Board; and (iv) regarding prevention or timely detection of unauthorized acquisition, use or disposition of its assets that could have a material effect on its financial statements. SPAC has delivered to the Company a true and complete copy of any disclosure (or, if unwritten, a summary thereof) by any representative of SPAC to SPAC’s independent auditors relating to any material weaknesses in internal controls and any significant deficiencies in the design or operation of internal controls that would adversely affect the ability of SPAC to record, process, summarize and report financial data. SPAC has no knowledge of any Fraud or whistle-blower allegations, whether or not material, that involve management or other employees or consultants who have or had a significant role in the internal control over financial reporting of SPAC. Since November 8, 2023, there have been no material changes in SPAC’s internal control over financial reporting.

(g) There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC, and SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SPAC, (ii) any Fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SPAC or (iii) any claim or allegation regarding any of the foregoing.

(i) As of the date hereof, there are no outstanding comments from the SEC with respect to the SPAC SEC Reports. To the knowledge of SPAC, none of the SPAC SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 6.08 Absence of Certain Changes or Events. Since November 8, 2023, and prior to the date of this Agreement, except as expressly contemplated by this Agreement, (a) SPAC has conducted its business in all material respects in the Ordinary Course, (b) SPAC has not engaged in any business activities or conducted any business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial business combination as described in the prospectus for SPAC’s initial public offering (including the investigation of the Company and the negotiation and execution of this Agreement) and related activities and (c) there has not been a SPAC Material Adverse Effect.

Section 6.09 Absence of Litigation. SPAC is, and has since its formation been, in all material respects, in compliance with all Laws applicable to it and the conduct of its business, and, to the knowledge of SPAC, is not under investigation with respect to any violation or alleged violation of any Law or judgment, SPAC has not received written notice alleging any violation of applicable Law in any material respect by SPAC and there is no Action pending or, to the knowledge of SPAC, threatened against SPAC, or any property or asset of SPAC, before any Governmental Authority. Neither SPAC nor any material property or asset of SPAC is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of SPAC, continuing investigation by, any Governmental Authority.

Section 6.10 Board Approval; Vote Required.

(a) The SPAC Board has unanimously (i) determined that the Mergers are in the best interests of SPAC, (ii) approved and adopted this Agreement and the other Transaction Documents and approved the Mergers and the Transactions, and (iii) recommended the approval and adoption of this Agreement, the Mergers and the Transactions by the SPAC Shareholders.

(b) The only votes of the holders of any class of share capital of SPAC necessary to approve the Transactions are the SPAC Shareholder Approvals.

Section 6.11 Brokers. Except as set forth on Section 6.11 of the SPAC Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of SPAC.

Section 6.12 SPAC Trust Fund. As of the date of this Agreement, SPAC has no less than $356,900,904 in the trust fund established by SPAC for the benefit of its public shareholders (the “Trust Fund”) (including, if applicable, an aggregate of approximately $12,075,000 of Deferred Underwriting Fees) maintained in a trust account at J.P. Morgan Chase Bank, N.A. (the “Trust Account”). The monies of such Trust Account are invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of November 8, 2023, between SPAC and the Trustee (the “Trust Agreement”). The Trust Agreement has not been amended or modified and is valid and in full force and effect and is enforceable in accordance with its terms, subject to the Remedies Exceptions. SPAC has complied in all material respects with the terms of the Trust Agreement and is not in breach thereof or default thereunder and there does not exist any event which, with the giving of notice or the lapse of time, would constitute such a breach or default by SPAC or the Trustee. There are no separate Contracts, side letters or other agreements or understandings (whether written or unwritten, express or implied): (i) between SPAC and the Trustee that would cause the description of the Trust Agreement in the SPAC SEC Reports to be inaccurate in any material respect; or (ii) that would entitle any Person (other than the SPAC Shareholders who shall have elected to redeem their SPAC Class A Ordinary Shares pursuant to the SPAC Organizational Documents) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except: (A) to pay any income, franchise or other Taxes permitted to be paid with interest income earned in the Trust Account under the SPAC Organizational Documents; and (B) upon the exercise of Redemption Rights in accordance with the provisions of the SPAC Organizational Documents. To SPAC’s knowledge, as of the date of this Agreement, following the Closing, no SPAC Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such shareholder is exercising its Redemption Rights. There are no Actions pending or, to the knowledge of SPAC, threatened in writing with respect to the Trust Account. Upon consummation of the Transactions and notice thereof to the Trustee pursuant to the Trust Agreement, SPAC shall cause the Trustee to, and the Trustee shall thereupon be obligated to, release to SPAC as promptly as practicable, the Trust Funds in accordance with the Trust Agreement at which point the Trust Account shall terminate; provided, however, that the liabilities and obligations of SPAC due and payable or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to SPAC Shareholders who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions. SPAC has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SPAC at the Closing.

Section 6.13 Employees. Except as set forth on Section 6.13 of the SPAC Disclosure Schedule, SPAC has no employees on its payroll, and has not retained any individuals as independent contractors, other than consultants and advisors in the Ordinary Course and set forth on Section 6.13 of the SPAC Disclosure Schedule. Other than reimbursement of any out-of-pocket expenses incurred by SPAC’s officers and directors in connection with activities on SPAC’s behalf in an aggregate amount not in excess of the amount of cash held by SPAC outside of the Trust Account, SPAC has no unsatisfied material liability with respect to any officer or director. SPAC has never and does not currently maintain, sponsor, or contribute to any Employee Benefit Plan.

Section 6.14 Taxes. Except as set forth on Section 6.14 of the SPAC Disclosure Schedule:

(a) All material Tax Returns of SPAC have been duly and timely filed (taking into account any extension of time to file), and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by SPAC, or for which SPAC is otherwise liable, have been timely paid in full to the appropriate Taxing Authority. SPAC has withheld and paid to the appropriate Taxing Authority all material Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any current or former employee, independent contractor, creditor, equityholder or other third party.

(b) SPAC has provided adequate reserves in accordance with GAAP in the SPAC SEC Reports for any material Taxes of SPAC that as of the date of the SPAC SEC Reports have not been paid.

(c) No material audit, examination, investigation, litigation or other administrative or judicial proceeding in respect of Taxes or Tax matters is pending, being conducted or has been announced or threatened in writing by any Taxing Authority with respect to SPAC. There is no outstanding claim, assessment or deficiency made in writing against SPAC for any material Taxes, and no such claim, assessment or deficiency has been asserted in writing or, to the knowledge of SPAC, threatened, in each case, that has not been resolved (other than, in each case, claims or assessments which are being actively contested in good faith, for which adequate reserves have been established, and the amount of and a description of which is set forth in the SPAC Disclosure Schedules).

(d) Within the past three (3) years, SPAC has not received written notice of any claim from a Taxing Authority in a jurisdiction in which SPAC does not file Tax Returns stating that SPAC is or may be subject to Tax in such jurisdiction.

(e) SPAC has not waived any statute of limitations with respect to material Taxes or agreed to any extension of time with respect to the assessment or collection of any material Tax, in each case, which waiver or extension is currently in effect.

(f) There are no Liens or encumbrances for material Taxes upon any of the assets of SPAC except for Permitted Liens.

(g) SPAC is not a party to, or bound by, any Tax indemnity (other than as a beneficiary thereto), Tax sharing or Tax allocation agreement or similar Contract (other than any such Contract entered into in the Ordinary Course and not primarily relating to Taxes).

(h) SPAC has not been a member of an affiliated, consolidated, combined or unitary group for Australian or other Tax purposes. SPAC does not have any material liability for the Taxes of any Person as a result of being a member of a consolidated group, fiscal unity or unified group, as a transferee or successor, by Contract or otherwise by operation of applicable Law, in each case, other than pursuant to any Contract entered into in the Ordinary Course and not primarily relating to Taxes.

(i) SPAC will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) beginning after the Closing Date as a result of any: (i) change in method of accounting made prior to the Closing; (ii) agreement with a Governmental Authority executed prior to the Closing; (iii) sale or disposition made prior to the Closing outside the Ordinary Course; (iv) intercompany transaction entered into or created prior to the Closing; or (v) prepaid amount received prior to the Closing outside the Ordinary Course.

(j) To the knowledge of SPAC, all payments by, to or among SPAC and its Affiliates are arm’s length for purposes of all relevant transfer pricing requirements imposed by any Taxing Authority in all material respects.

(k) SPAC is not a party to any material ruling or similar agreement or arrangement with a Taxing Authority, and SPAC has no request for a material ruling in respect of Taxes pending between it and any Taxing Authority, in each case, that would be binding on SPAC after the Closing.

(l) SPAC is neither engaged in a trade or business nor has a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than its country of incorporation, organization or formation.

(m) SPAC has not taken any action or agreed to take any action not contemplated by the Transaction Documents that could be reasonably expected to prevent, impede or impair the Intended Tax Treatment, and to the knowledge of SPAC as of the date of this Agreement, there are no facts and circumstances that would reasonably be expected to prevent the Intended Tax Treatment.

Section 6.15 Registration and Listing. The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “ANSCU.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “ANSC.” The issued and outstanding SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq Global Market under the symbol “ANSCW.” As of the date of this Agreement, except as disclosed on Section 6.15 of the SPAC Disclosure Schedule, (i) SPAC has a sufficient number of round lot holders, publicly held shares and market value of publicly held shares to satisfy all initial and continued listing requirements of the Nasdaq Global Market, (ii) SPAC has not received any written deficiency notice from the Nasdaq Global Market related to the continued listing requirements of the SPAC Units, the SPAC Class A Ordinary Shares or the SPAC Warrants and (iii) there is no Action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the Nasdaq Global Market or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or SPAC Warrants or suspend, prohibit or terminate the listing of SPAC on the Nasdaq Global Market. Other than the Transactions, none of SPAC or any of its Affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the SPAC Warrants under the Exchange Act.

Section 6.16 Transactions with Affiliates. Section 6.16 of the SPAC Disclosure Schedule sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future liabilities or obligations between SPAC and any (a) present or former director, officer or employee or Affiliate of SPAC, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of SPAC’s outstanding share capital.

Section 6.17 Investment Company Act. As of the date of this Agreement, SPAC is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

Section 6.18 Certain Business Practices.

(a) Neither SPAC, nor any of its Representatives while acting for it or on its behalf, has, in connection with the business of SPAC, since the formation of SPAC, (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity in violation of the Anti-Corruption Laws, (ii) made any unlawful payment to foreign or domestic Government Officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Anti-Corruption Laws, (iii) made any other unlawful payment in violation of the Anti-Corruption Laws or (iv) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder SPAC or assist it in connection with any actual or proposed transaction in violation of the Anti-Corruption Laws

(b) The operations of SPAC are and have been conducted at all times in material compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving SPAC with respect to any of the foregoing is pending or, to the knowledge of SPAC, threatened in writing.

(c) None of SPAC or any of its directors or officers, or, to the knowledge of SPAC, any other Representative acting on behalf of SPAC is currently identified on the Specially Designated Nationals List and list of designated or blocked Person administered by a Governmental Authority under Sanctions Laws or otherwise currently the target of any U.S. sanctions administered by OFAC, and SPAC has not, except as authorized under applicable Sanctions Laws, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any Sanctioned Country or for the purpose of financing the activities of any Person currently the target of any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

Section 6.19 Insurance. Except for directors’ and officers’ liability insurance, SPAC does not maintain any insurance policies.

Section 6.20 SPAC’s Investigation and Reliance. SPAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company, any Company Subsidiary and the Transactions, which investigation, review and analysis were conducted by SPAC together with expert advisors, including legal counsel, that they have engaged for such purpose. SPAC and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and any Company Subsidiary and other information that they have requested in connection with their investigation of the Company, the Company Subsidiaries and the Transactions. SPAC is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Company, any Company Subsidiary, NewCo, Merger Sub 1, Merger Sub 2, the Sellers or any of their respective Representatives, except as expressly set forth in this Agreement (as modified by the Company Disclosure Schedule, as applicable) or in any certificate delivered by the Company, NewCo or the Sellers pursuant to this Agreement. Except in the case of Fraud, none of the Company, the Sellers, NewCo, nor any of their respective shareholders, Affiliates or Representatives shall have any liability to SPAC or any of its respective shareholders, Affiliates or Representatives resulting from the use of any information, documents or materials made available to SPAC or any of its Representatives, whether orally or in writing, in any confidential information memoranda, “data rooms,” management presentations, due diligence discussions or in any other form in expectation of the Transactions. SPAC acknowledges that none of the Company, the Sellers, NewCo, nor any of their respective shareholders, Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company or any Company Subsidiary.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF NEWCO, MERGER SUB 1 AND MERGER SUB 2

NewCo, Merger Sub 1 and Merger Sub 2 jointly and severally hereby represent and warrant to each of the Company and SPAC as follows:

Section 7.01 Corporate Organization.

(a) Merger Sub 1 and Merger Sub 2 are Cayman Islands exempted companies and NewCo is an unlisted public company limited by shares registered in Australia, in each case, duly incorporated or organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has the requisite corporate or equivalent power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and approvals would not result in a material adverse effect on NewCo, Merger Sub 1 and Merger Sub 2, taken as a whole.

(b) As of the date of this Agreement, Merger Sub 1 and Merger Sub 2 are the only Subsidiaries of NewCo. Except for Merger Sub 1 and Merger Sub 2, as of the date of this Agreement NewCo does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or business association or other Person.

(c) Each of NewCo, Merger Sub 1 and Merger Sub 2 has made available to SPAC, the Company and the Sellers complete and correct copies of the NewCo Organizational Documents. The NewCo Organizational Documents are in full force and effect. None of NewCo, Merger Sub 1 or Merger Sub 2 is in material violation of any of the provisions of the NewCo Organizational Documents.

Section 7.02 Capitalization.

(a) As of the date of this Agreement, ANSC Australia Pty Ltd ACN 678 148 377 owns 100% of the Equity Interests in NewCo, free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and the NewCo Organizational Documents. All such Equity Interests are validly issued, fully paid and non-assessable. All such Equity Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable Contracts to which NewCo is a party and the NewCo Organizational Documents.

(b) As of the date of this Agreement, NewCo owns 100% of the Equity Interests in each of Merger Sub 1 and Merger Sub 2 free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities Laws and Merger Sub 1’s and Merger Sub 2’s organizational documents. All such Equity Interests are validly issued, fully paid and non-assessable. All such Equity Interests have been issued and granted in compliance in all material respects with (i) applicable securities Laws and other applicable Law and (ii) all preemptive rights and other requirements set forth in applicable Contracts to which Merger Sub 1 and/or Merger Sub 2 is a party and the organizational documents of Merger Sub 1 and Merger Sub 2, as applicable.

(c) The Per Share Merger Consideration and the Share Consideration payable in NewCo Ordinary Shares pursuant to Article III shall be duly and validly issued, fully paid and nonassessable, and each such share or other security shall be issued free and clear of preemptive rights and all Liens, other than transfer restrictions under applicable securities Laws and the NewCo Organizational Documents. The Per Share Merger Consideration and the Share Consideration payable in NewCo Ordinary Shares pursuant to Article III will be issued in compliance with all applicable securities Laws and other applicable Laws and without contravention of any other Person’s rights therein or with respect thereto.

(d) As of the date of this Agreement, except for this Agreement there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of NewCo, Merger Sub 1 or Merger Sub 2 or obligating NewCo, Merger Sub 1 or Merger Sub 2 to issue or sell any shares of capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of capital stock, or other equity or other voting interests in, NewCo, Merger Sub 1 or Merger Sub 2. As of the date of this Agreement, except for this Agreement, none of NewCo, Merger Sub 1 or Merger Sub 2 is a party to, or otherwise bound by, and none of NewCo, Merger Sub 1 or Merger Sub 2 has granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, NewCo, Merger Sub 1 or Merger Sub 2. As of the date of this Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which NewCo, Merger Sub 1 or Merger Sub 2 is a party or among any holder of Equity Interests to which NewCo, Merger Sub 1 or Merger Sub 2 is not a party, with respect to the voting or transfer of such Equity Interests.

Section 7.03 Authority Relative to This Agreement. Each of NewCo, Merger Sub 1 and Merger Sub 2 has all necessary corporate or equivalent power and authority to execute and deliver this Agreement and, subject to the receipt of Merger Sub 1 Shareholder Approval and the Merger Sub 2 Shareholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by each of NewCo, Merger Sub 1 and Merger Sub 2 and the consummation by each of NewCo, Merger Sub 1 and Merger Sub 2 of the Transactions have been duly and validly authorized by all necessary action and no other proceedings on the part of NewCo, Merger Sub 1 or Merger Sub 2 are necessary to authorize this Agreement or to consummate the Transactions (other than the receipt of the Merger Sub 1 Shareholder Approval and the Merger Sub 2 Shareholder Approval). This Agreement has been, and each Ancillary Agreement to which NewCo, Merger Sub 1 and Merger Sub 2 is a party has been or shall be when delivered, duly and validly executed and delivered by NewCo, Merger Sub 1 and Merger Sub 2 and, assuming due authorization, execution and delivery by the Company, the Sellers and SPAC constitutes a legal, valid and binding obligation of NewCo, Merger Sub 1 and Merger Sub 2, enforceable against NewCo, Merger Sub 1 and Merger Sub 2 in accordance with its terms subject to the Remedies Exceptions.

Section 7.04 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by each of NewCo, Merger Sub 1 and Merger Sub 2 does not, and the performance of this Agreement by each of NewCo, Merger Sub 1 and Merger Sub 2 will not, subject to receipt of the Merger Sub 1 Shareholder Approval and the Merger Sub 2 Shareholder Approval, as applicable, (i) conflict with or violate the NewCo Organizational Documents, (ii) assuming that all consents, approvals, authorizations, expiration or termination of waiting periods and other actions described in Section 7.04(b) have been obtained and all filings and obligations described in Section 7.04(b) have been made, conflict with or violate any Law applicable to each of NewCo, Merger Sub 1 or Merger Sub 2 or by which any of their property or assets is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of each of NewCo, Merger Sub 1 or Merger Sub 2 pursuant to, any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which each of NewCo, Merger Sub 1 or Merger Sub 2 is a party or by which each of NewCo, Merger Sub 1 or Merger Sub 2 or any of their property or assets is bound or affected, except, with respect to clauses (a)(ii) and (a)(iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a material adverse effect on NewCo, Merger Sub 1 and Merger Sub 2, taken as a whole.

(b) The execution and delivery of this Agreement by each of NewCo, Merger Sub 1 and Merger Sub 2 do not, and the performance of the Transactions by each of NewCo, Merger Sub 1 and Merger Sub 2 will not, require any consent, approval, authorization or permit of, or filing with or notification to, or expiration or termination of any waiting period by, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, Blue Sky Laws and state takeover laws, and the filing and approval requirements under the FATA and the Corporations Act and the filing of the First Plan of Merger and the Second Plan of Merger and related documentation with the Registrar of Companies of the Cayman Islands pursuant to the Cayman Act, or (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent NewCo, Merger Sub 1 or Merger Sub 2 from performing its material obligations under this Agreement.

Section 7.05 Compliance. None of NewCo, Merger Sub 1 or Merger Sub 2 is or has been in conflict with, or in default, breach or violation of, (a) any Law applicable to NewCo, Merger Sub 1 or Merger Sub 2 or by which any property or asset of NewCo, Merger Sub 1 or Merger Sub 2 is bound or affected, or (b) any note, bond, mortgage, indenture, Contract, lease, license, permit, franchise or other instrument or obligation to which NewCo, Merger Sub 1 or Merger Sub 2 is a party or by which NewCo, Merger Sub 1 or Merger Sub 2 or any property or asset of NewCo, Merger Sub 1 or Merger Sub 2 is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a material adverse effect on NewCo, Merger Sub 1 and Merger Sub 2, taken as a whole. Each of NewCo, Merger Sub 1 and Merger Sub 2 is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for NewCo, Merger Sub 1 or Merger Sub 2 to own, lease and operate its properties or to carry on its business as it is now being conducted.

Section 7.06 Board Approval; Vote Required.

(a) The board of directors of Merger Sub 1, by resolutions duly passed by the directors and not subsequently rescinded or modified in any way, has duly (i) determined that the First Merger is in the best interests of Merger Sub 1, (ii) has approved and adopted this Agreement and approved the First Merger and the Transactions and (iii) recommended the approval and adoption of this Agreement, the First Merger and the Transactions by the sole shareholder of Merger Sub 1.

(b) The only vote of the holders of any shares of Merger Sub 1 necessary to approve this Agreement, the First Merger and the Transactions is approval by way of special resolution of the sole shareholder in accordance with the Cayman Act (“Merger Sub 1 Shareholder Approval”).

(c) The board of directors of Merger Sub 2, by resolutions duly passed by the directors and not subsequently rescinded or modified in any way, has duly (i) determined that the Second Merger is in the best interests of Merger Sub 2, (ii) has approved and adopted this Agreement and approved the Second Merger and the Transactions and (iii) recommended the approval and adoption of this Agreement, the Second Merger and the Transactions by the sole shareholder of Merger Sub 2.

(d) The only vote of the holders of any shares of Merger Sub 2 necessary to approve this Agreement, the Second Merger and the other transactions contemplated by this Agreement is approval by way of special resolution of the sole shareholder in accordance with the Cayman Act (“Merger Sub 2 Shareholder Approval”).

(e) The NewCo Board has unanimously (i) determined that NewCo’s entry into this Agreement and the Transactions to which NewCo is contemplated by this Agreement to be a party are in the best interests of NewCo, and (ii) approved NewCo’s entry into this Agreement and the Transactions to which it is contemplated by this Agreement to be a party, including the issuance of the NewCo Ordinary Shares in connection with the Private Placements. No vote of the holders of any class or series of shares of NewCo is necessary to approve this Agreement, the Mergers, the Contributions and the other transactions contemplated by this Agreement.

Section 7.07 No Prior Operations. NewCo was formed on August 22, 2024, Merger Sub 1 was incorporated on August 22, 2024 and Merger Sub 2 was incorporated on August 22, 2024. Since its inception, none of NewCo, Merger Sub 1 or Merger Sub 2 has engaged in any activity, other than such actions in connection with (i) its organization and (ii) the preparation, negotiation and execution of this Agreement and the Transactions contemplated hereby. None of NewCo, Merger Sub 1 or Merger Sub 2 has operations, has generated any revenues or has any liabilities other than those incurred in connection with the foregoing and in association with the Transactions.

Section 7.08 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of NewCo, Merger Sub 1 or Merger Sub 2.

Section 7.09 [RESERVED].

Section 7.10 Exclusivity of Representations and Warranties. Except in the case of Fraud and as otherwise expressly provided in this Article VII, each of NewCo, Merger Sub 1 and Merger Sub 2 hereby expressly disclaim and negate, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to Merger Sub 1, Merger Sub 2 or NewCo, as applicable, their Affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, the Company, their respective Affiliates or any of their respective Representatives by, or on behalf of, Merger Sub 1, NewCo and Merger Sub 2, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement or in any certificate delivered by NewCo, Merger Sub 1 or Merger Sub 2 pursuant to this Agreement, none of NewCo, Merger Sub 1, Merger Sub 2 nor any other Person on behalf of NewCo, Merger Sub 1 or Merger Sub 2 has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC or the Company, their respective Affiliates or any of their respective Representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of NewCo, Merger Sub 1 or Merger Sub 2 (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC or the Company, their respective Affiliates or any of their respective Representatives or any other Person, and any such representations or warranties are expressly disclaimed.

ARTICLE VIII

CONDUCT OF BUSINESS

Section 8.01 Conduct of Business by the Company.

(a) The Company agrees that it shall, and shall cause each Company Subsidiary to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 8.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), or (4) for any actions taken reasonably and in good faith to respond to Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use reasonable best efforts to provide advance notice to and consult with SPAC (if reasonably practicable) prior to taking such actions), unless SPAC shall otherwise consent in writing (which consent shall not be unreasonably conditioned, withheld or delayed); provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing:

(ii) conduct their business in the Ordinary Course;

(iii) comply with all Laws applicable to the Company and each Company Subsidiary and their respective businesses, assets and employees in all material respects; and

(iv) use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Company Subsidiaries, to keep available the services of the current officers, key employees, service partners and consultants of the Company and the Company Subsidiaries, to preserve the current relationships of the Company and the Company Subsidiaries with customers, suppliers and other Persons with which the Company or any Company Subsidiary has significant business relations, to preserve the possession, control and condition of the material assets of the Company and the Company Subsidiaries and to maintain in effect all permits and Insurance Policies (in such amounts and with such deductibles as are currently maintained).

(b) By way of amplification and not limitation, except (1) as may be required or expressly contemplated by any other provision of this Agreement or any Ancillary Agreement, (2) as set forth in Section 8.01 of the Company Disclosure Schedule, (3) as required by applicable Law (including as may be requested or compelled by any Governmental Authority), and (4) for any actions taken reasonably and in good faith to respond to Emergency Actions (provided that prior to taking any material actions that the Company intends to take, to the extent the Company intends to take such actions in reliance on this clause (4), the Company shall use reasonable best efforts to provide advance notice to and consult with SPAC (if reasonably practicable), prior to taking such actions), the Company shall not, and the Company shall cause each Company

Subsidiary not to, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC (which consent shall not be unreasonably conditioned, withheld or delayed); provided that SPAC shall be deemed to have consented in writing if it provides no response within five (5) Business Days after the Company has made a request for such consent in writing:

(i) amend or otherwise change any of the Company Organizational Documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (A) any Equity Interests of the Company or any Company Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any Equity Interest (including, without limitation, any phantom interest), of the Company or any Company Subsidiary; or (B) any material assets of the Company or any Company Subsidiary;

(iii) form any Subsidiary or acquire any equity interest or other interest in any other entity or enter into a joint venture with any other entity;

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its Equity Interests;

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its Equity Interests;

(vi) (A) acquire or dispose of (including, by merger, consolidation, or acquisition of shares or substantially all of the assets or any other business combination) any corporation, partnership, other business organization or any division thereof; (B) acquire or dispose of any property or assets, other than in the Ordinary Course; (C) incur, create, assume, prepay or otherwise become liable for or increase the amount of any Indebtedness (directly, contingently or otherwise) (individually or in the aggregate) or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of such Indebtedness including the Indebtedness of any Person, or make any loans or advances, or intentionally grant any security interest in or otherwise encumber any of its assets (other than as contemplated by the Debt Commitment Letter and other than finance leases and business overdrafts in the Ordinary Course); or (D) merge, consolidate, combine or amalgamate with any Person or authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution or winding-up;

(vii) (A) grant any increase in the compensation, incentives or benefits payable or to become payable to any current or former director, officer, employee or independent contractor; (B) enter into any new, or amend any existing, employment, retention, bonus, change in control, severance, termination or other compensation, incentive or benefit agreement with any current or former director, officer, employee or independent contractor, except with respect to non-executive level employees and independent contractors in the Ordinary Course; (C) accelerate or commit to accelerate the funding, payment, or vesting of any compensation, incentives or benefits to any current or former director, officer, employee or independent contractor; (D) establish or become obligated under any collective bargaining agreement, collective agreement, or other Contract with a labor union, trade union, works council, trade union, industrial organization or other representative of employees; (E) hire any new employees, other than non-executive level employees in the Ordinary Course; or (F) terminate or transfer the employment or engagement of any employee or independent contractor, other than any such termination for cause, and other than non-executive level employees or independent contractors in the Ordinary Course;

(viii) adopt any Plan except as may be required by applicable Law, or is necessary in order to consummate the Transactions, or health and welfare plan renewals in the Ordinary Course;

(ix) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, or revalue any of its material assets, other than as required by GAAP or Accounting Standards or an auditor of any Company Group Member;

(x) other than in the Ordinary Course, (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(xi) except as contemplated by the Transaction Documents, take any action or knowingly fail to take any action where such action or failure would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(xii) other than in the Ordinary Course, (A) amend, or modify or terminate (excluding any expiration in accordance with its terms) any Material Contract or amend, waive, modify or consent to the termination (excluding any expiration in accordance with its terms) of the Company’s or any Company Subsidiary’s material rights thereunder, or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the date of this Agreement;

(xiii) materially amend, modify, extend, renew or terminate any of the Lease Documents or enter into any new Lease or agreement to acquire or dispose of any interest in real property;

(xiv) sell, exclusively license, allow to lapse, abandon, fail to maintain the existence of, or protect, its interest in and the existence and enforceability of, Company-Owned IP material to the conduct of the businesses of the Company and any Company Subsidiary;

(xv) other than in the Ordinary Course, enter into any Contract that obligates the Company or any Company Subsidiary to develop any Intellectual Property related to the business of the Company;

(xvi) enter into any material new line of business outside of the business currently conducted by the Company or the Company Subsidiaries as of the date of this Agreement;

(xvii) voluntarily fail to maintain, cancel or materially change coverage under any material insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to the Company and any Company Subsidiaries and their assets and properties;

(xviii) fail to keep current and in full force and effect, or to comply in all material respects with the requirements of, any Company Permit that is material to the conduct of the business of the Company and the Company Subsidiaries taken as a whole;

(xix) fail to comply in all material respects with any Law or requirement, order, or regulation of any Governmental Authority, including Environmental Laws, applicable to the business of the Company;

(xx) fail to maintain the books, accounts and records of the Company and the Company Subsidiaries in all material respects;

(xxi) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or otherwise wind up the business and operations of the Company or any Company Subsidiary;

(xxii) cancel, modify, amend or waive or terminate the Rabobank Facilities or the Debt Commitment Letter, except for modifications or amendments that would not (A) impair the ability of NewCo or the Company to obtain the Debt Financing, (B) reduce the ability of NewCo, the Company or its Subsidiaries to incur secured debt for borrowed money in the form of the Debt Financing on the Closing Date in any material respect, (C) reduce the ability of NewCo, the Company or its Subsidiaries to pay off the Rabobank Facilities on the Closing Date in any material respect, (D) impair the ability of the Transactions to be consummated, (E) consent to or otherwise permit any assignment or transfer of rights or interests of the Company or any of its Subsidiaries in or with respect to the Rabobank Facilities, the borrowings thereunder or the Debt Commitment Letter or (F) amend or modify the stated final maturity date of any indebtedness for borrowed money under the Rabobank Facilities or the Debt Commitment Letter to be sooner than such maturity date as in effect as of the date hereof, amend or modify the interest rate or undrawn commitment fees payable by the Company or its Subsidiaries under any such agreement in a manner materially adverse to the Company and its Subsidiaries or amend or modify any such agreement to reduce the amount of the total lending commitments thereunder;

(xxiii) market its commodities in any manner inconsistent with the Ordinary Course;

(xxiv) waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that are solely monetary in nature and do not exceed $100,000 individually or $500,000 in the aggregate; or

(xxv) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require the Company to obtain consent from SPAC to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 8.01 shall give to SPAC, directly or indirectly, the right to control or direct the ordinary course of business operations of the Company or any of the Company Subsidiaries prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 8.02 Conduct of Business by SPAC.

(a) Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and except as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC agrees that from the date of this Agreement until the earlier of the termination of this Agreement and the Closing, unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), the businesses of SPAC shall be conducted in the Ordinary Course. By way of amplification and not limitation, except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), SPAC shall comply with all Laws applicable to SPAC and its businesses, assets and employees in all material respects, and use reasonable best efforts to preserve substantially intact, in all material respects, its business organizations, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets and shall not, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(i) amend or otherwise change the SPAC Organizational Documents;

(ii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or share capital, as applicable, other than redemptions from the Trust Fund that are required pursuant to the SPAC Organizational Documents;

(iii) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the SPAC Ordinary Shares or SPAC Warrants except for redemptions from the Trust Fund and conversions of the SPAC Founders Shares that are required pursuant to the SPAC Organizational Documents;

(iv) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of SPAC, except (A) in connection with conversion of the SPAC Founders Shares pursuant to the SPAC Organizational Documents, (B) in connection with a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the Transactions (including, for the avoidance of doubt, the Promissory Note), and (C) as contemplated in connection with the PIPE Investors;

(v) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(vi) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) (individually or in the aggregate), make a loan or advance to or investment in any third party or guarantee or endorse any such Indebtedness, including the Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of SPAC, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, in each case, except in the Ordinary Course or except a loan from the Sponsor or an Affiliate thereof or certain of SPAC’s officers and directors to finance SPAC’s transaction costs in connection with the consummation of the Transactions, including any Contribution (including, for the avoidance of doubt, the Promissory Note);

(vii) make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices, or revalue any of its material assets, except as required by a concurrent amendment in GAAP or applicable Law made subsequent to the date hereof, as agreed to by its independent accountants;

(viii) other than in the Ordinary Course, (A) amend any material Tax Return, (B) change any material method of Tax accounting, (C) make, change or rescind any material election relating to Taxes, or (D) settle or compromise any material Tax audit, assessment, Tax claim or other controversy relating to Taxes;

(ix) except as contemplated by the Transaction Documents, take any action or knowingly fail to take any action where such action or failure would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(x) terminate, waive or assign any material right under any material agreement to which it is a party;

(xi) fail to maintain its books, accounts and records in all material respects;

(xii) fail to keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws;

(xiii) establish any Subsidiary or enter into any new line of business;

(xiv) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Mergers) or otherwise wind up the business and operations of SPAC;

(xvi) amend the Trust Agreement or any other agreement related to the Trust Account;

(xvii) hire any employee on its payroll, engage any consultant or independent contractor (other than in the Ordinary Course), or adopt enter into or incur any liability with respect to any Employee Benefit Plans;

(xviii) other than in the Ordinary Course or in a form consistent with SPAC’s public filings with the SEC, enter into any indemnification agreements with the directors and officers of SPAC;

(xix) make capital expenditures; or

(xx) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Nothing herein shall require SPAC to obtain consent from the Company to do any of the foregoing if obtaining such consent might reasonably be expected to violate applicable Law, and nothing contained in this Section 8.02 shall give to the Company, directly or indirectly, the right to control or direct the ordinary course of business operations of SPAC prior to the Closing Date. Prior to the Closing Date, each of SPAC and the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its respective operations, as required by Law.

Section 8.03 Conduct of Business by NewCo, Merger Sub 1 and Merger Sub 2. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement (including entering into various Subscription Agreements and consummating the Private Placements) and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), NewCo, Merger Sub 1 and Merger Sub 2 shall not, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC and the Company, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) amend or otherwise change the NewCo Organizational Documents;

(b) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or share capital, as applicable;

(c) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of NewCo, Merger Sub 1 or Merger Sub 2, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of NewCo, Merger Sub 1 or Merger Sub 2;

(d) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other Person;

(e) form any Subsidiary;

(f) incur any Indebtedness or guarantee any such Indebtedness of another Person or Persons, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of NewCo, Merger Sub 1 or Merger Sub 2, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing, except any Indebtedness to an Affiliate of SPAC or SPAC as necessary as to finance SPAC’s transaction costs in connection with the consummation of the Transactions;

(g) liquidate, dissolve, reorganize or otherwise wind up the business and operations of NewCo, Merger Sub 1 or Merger Sub 2; or

(h) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 8.04 Conduct of Business by the Sellers. Except as expressly contemplated by any other provision of this Agreement or any Ancillary Agreement and as required by applicable Law (including as may be requested or compelled by any Governmental Authority), no Seller shall, between the date of this Agreement and the Closing or the earlier termination of this Agreement, directly or indirectly, do any of the following without the prior written consent of SPAC, which consent shall not be unreasonably withheld, delayed or conditioned:

(a) take any actions or omit to take any actions that would cause the Company or any Company Subsidiary to be in material breach of this Agreement or any Ancillary Agreement;

(b) take any actions or omit to take any actions that would cause the representations and warranties made by Seller hereunder to be untrue such that the conditions to Closing in Section 10.03(a) will not be satisfied;

(c) sell, transfer, pledge, dispose of, grant or encumber, or authorize the sale, transfer, pledge, disposition, voting, grant or encumbrance of, any Company Shares;

(d) amend or otherwise change any organizational documents of the Company or any Company Subsidiary; or

(e) enter into any formal or informal agreement or otherwise make a binding commitment to do any of the foregoing.

Section 8.05 Claims Against Trust Account. The Company, the Sellers, NewCo, Merger Sub 1 and Merger Sub 2 agree that, notwithstanding any other provision contained in this Agreement, the Company, the Sellers, NewCo, Merger Sub 1 and Merger Sub 2 do not have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Fund, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company, the Sellers, NewCo, Merger Sub 1 and/or

Merger Sub 2 on the one hand, and SPAC on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on Contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 8.05 as the “Claims”). Notwithstanding any other provision contained in this Agreement, the Company, the Sellers, NewCo, Merger Sub 1 and Merger Sub 2 hereby irrevocably waives any Claim it and its Affiliates may have, now or in the future and will not seek recourse against the Trust Fund for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company, the Sellers, NewCo, Merger Sub 1 or Merger Sub 2 from pursuing a claim against SPAC or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) or for specific performance or other equitable relief in connection with the Transactions (including a claim for SPAC to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemption Rights)) or for Fraud or (b) for damages for breach of this Agreement against SPAC or any of their respective successor entities in the event this Agreement is terminated for any reason and SPAC consummates, directly or indirectly, a business combination transaction, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, with another party. In the event that the Company, the Sellers, NewCo, Merger Sub 1 and Merger Sub 2 or any of their Affiliates commences any action or proceeding against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company, the Sellers, NewCo, Merger Sub 1 and/or Merger Sub 2, as applicable, the associated reasonable legal fees and costs in connection with any such action, in the event SPAC prevails in such action or proceeding.

ARTICLE IX

ADDITIONAL AGREEMENTS

Section 9.01 Registration Statement.

(a) As promptly as reasonably practicable after the date hereof, SPAC, the Company and NewCo shall prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and NewCo shall file with the SEC, a registration statement on Form F-4 relating to the Transactions (as amended from time to time, the “Registration Statement / Proxy Statement”) (it being understood that the Registration Statement / Proxy Statement shall include a proxy statement / prospectus which will be included therein as a prospectus with respect to NewCo and which will be used as a proxy statement with respect to the SPAC Shareholders’ Meeting to adopt and approve the Transaction Proposals (as defined below) and other matters reasonably related to the Transaction Proposals, all in accordance with and as required by the SPAC Organizational Documents, any related agreements with Sponsor and its Affiliates, applicable Law, and any applicable rules and regulations of the SEC and the Nasdaq Global Market). Each of SPAC, NewCo and the Company shall use its reasonable best efforts to: (i) cause the Registration Statement / Proxy Statement to comply in all material respects with the applicable rules and regulations promulgated by the SEC; (ii) promptly notify the other of, cooperate with each other with respect to and respond promptly to any comments of the SEC or its staff; (iii) have the Registration Statement / Proxy Statement declared effective under the Securities Act, as promptly as reasonably practicable after it is filed with the SEC; and (iv) keep the Registration Statement / Proxy Statement effective through the Closing in order to permit the consummation of the Transactions. Each of SPAC, NewCo and the Company shall promptly furnish the other all information concerning such Party, its Subsidiaries, Representatives and shareholders that may be required or reasonably requested in connection with any action contemplated by this Section 9.01; provided, however, that none of SPAC, NewCo or the Company shall use any such information for any purposes other than those contemplated by this Agreement unless: (A) such Party obtains the prior written consent of the other to such use (which consent shall not be unreasonably withheld, conditioned or delayed); or (B) to the extent that use of such information is required to avoid violation of applicable Law. NewCo shall promptly advise the Company and SPAC of the time of effectiveness of the Registration Statement / Proxy Statement, the issuance of any stop order relating thereto or the suspension of the qualification of the NewCo Ordinary Shares for offering or sale in any jurisdiction, and each of NewCo, SPAC and the Company shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. SPAC and NewCo shall reasonably cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement / Proxy Statement, any amendment or supplement thereto and any written or material oral response to comments of the SEC (including to the extent possible, participation by the Company or its counsel in discussions with the SEC) prior to filing the same with the SEC.

(b) SPAC represents that the information supplied by SPAC for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, (iii) the time of the SPAC Shareholders’ Meeting and (iv) the Closing. If, at any time prior to the Closing, any event or circumstance relating to SPAC or its officers or directors, should be discovered by SPAC which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, SPAC shall promptly inform the Company and NewCo. All documents that SPAC is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(c) The Company shall provide SPAC and NewCo with such information concerning the Company and its shareholders, officers, directors, employees, assets, liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement / Proxy Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, (iii) the time of the SPAC Shareholders’ Meeting and (iv) the Closing. If at any time prior to the Closing, any event or circumstance relating to the Company or any Company Subsidiary or its officers or directors, should be discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, the Company shall promptly inform SPAC and NewCo. After the Closing, all documents that the Company is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d) NewCo, Merger Sub 1 and Merger Sub 2 represent that the information supplied by NewCo, Merger Sub 1 and Merger Sub 2 for inclusion in the Registration Statement / Proxy Statement shall not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, at (i) the time the Registration Statement / Proxy Statement is declared effective, (ii) the time the Registration Statement / Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders, (iii) the time of the SPAC Shareholders’ Meeting and (iv) the Closing. If, at any time prior to the Closing, any event or circumstance relating to NewCo, Merger Sub 1 or Merger Sub 2 or their officers or directors, should be discovered by NewCo, Merger Sub 1 or Merger Sub 2 which should be set forth in an amendment or a supplement to the Registration Statement / Proxy Statement, NewCo, Merger Sub 1 and Merger Sub 2 shall promptly inform SPAC and the Company. After the Closing, all documents that NewCo is responsible for filing with the SEC in connection with the Transactions shall comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(e) Except to the extent required by the SEC or any other Governmental Authority or as otherwise required under applicable Law, SPAC shall not provide any advice, disclosure, assurance, representation, warranty or other communication regarding any Tax consequences related to the Transactions to its equityholders. If SPAC sends any material communication regarding any Tax consequences related to the Transactions to its equityholders, SPAC shall (x) allow each other Party to review and comment on any such communication (and revise such communication in good faith to reflect any such reasonable comments), and (y) to the maximum extent reasonably permissible in such communication, explicitly state in such communication that (1) the Tax consequences of the Transactions are not free from doubt, (2) none of the Parties, their equityholders, any of their Affiliates or any of their Representatives is providing any advice, disclosure, assurance, representation or warranty regarding the Tax consequences of the Transactions, and (3) each such recipient should consult with and rely solely upon its own Tax advisors as to the Tax consequences of the Transactions.

Section 9.02 SPAC Shareholders’ Meeting. SPAC shall: (i) take all action necessary under applicable Law and the SPAC Organizational Documents to call, give notice of, convene and hold an extraordinary meeting of its shareholders (the “SPAC Shareholders’ Meeting”) to seek (A) approval of the proposed business combination (which includes the approval and adoption of this Agreement and the Transactions, including the issuance of any shares to the PIPE Investors), (B) approval and authorization of the First Plan of Merger, (C) approval and adoption of the Post-Closing SPAC Charter, (D) if presented at the meeting, the adjournment of the SPAC Shareholders’ Meeting to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (and if put, such proposal will be put before any of the foregoing proposals) and (E) approval of any other proposals reasonably agreed by SPAC and the Company to be necessary or appropriate in connection with the Transactions (such proposals in clauses (A) through (E), together, the “Transaction Proposals”), which SPAC

Shareholders’ Meeting shall be held as promptly as reasonably practicable following the date the Registration Statement / Proxy Statement is declared effective by the SEC (and conditioned upon such declaration of effectiveness); and (ii) submit the Transaction Proposals to, and use its reasonable best efforts to solicit proxies in favor of such Transaction Proposals from, such holders at the SPAC Shareholders’ Meeting. SPAC shall, through the SPAC Board, include a statement in the Registration Statement / Proxy Statement to the effect that the SPAC Board recommends that SPAC’s shareholders vote in favor of the Transaction Proposals (the “SPAC Board Recommendation”). The SPAC Board shall not change, withdraw, withhold, qualify or modify in a manner adverse to the Company, the SPAC Board Recommendation (a “Change in Recommendation”); provided, however, that, at any time prior to obtaining the SPAC First Shareholder Approval, the SPAC Board may make a Change in Recommendation in response to any material event, change, fact, condition, occurrence or circumstance (A) that does not relate to an Alternative Transaction and (B) (x) first occurring after the date hereof or (y) first actually or constructively known by the SPAC Board following the date hereof, if it determines in good faith, after consultation with its outside legal counsel, that a failure to make such Change in Recommendation would constitute a breach by the SPAC Board of its fiduciary duties and obligations under applicable Law (an “Intervening Event”); provided, however, that the SPAC Board may not make a Change in Recommendation unless SPAC notifies the Company in writing at least five (5) Business Days before taking that action of its intention to do so (such period from the time the Intervening Event notice is delivered until 5:00 p.m., New York time on the fifth (5th) Business Day from the date of such notice, it being understood that any material development with respect to such Intervening Event shall require a new notice with an additional four (4) Business Day period from the date of such notice), and specifies the reasons therefor, and negotiates, and causes its financial and legal advisors to negotiate, with the Company in good faith during the applicable notice period (to the extent the Company seeks to negotiate) regarding any revisions to the terms of the Transactions proposed by the Company so as to obviate the need for a Change in Recommendation and, following such good faith negotiations, the SPAC Board determines in good faith, after consultation with its outside legal counsel, that a failure to make a Change in Recommendation would continue to constitute a breach by the SPAC Board of its fiduciary duties and obligations under applicable Law, provided further, that any change in the price or trading volume of SPAC Class A Ordinary Shares shall not be taken into account for purposes of determining whether an Intervening Event occurred. Notwithstanding anything to the contrary contained in this Agreement, SPAC may adjourn the SPAC Shareholders’ Meeting (1) to the extent necessary to ensure that any required supplement or amendment to the Registration Statement / Proxy Statement is provided to SPAC’s shareholders or, if as of the time for which the SPAC Shareholders’ Meeting is scheduled there are insufficient SPAC Ordinary Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at such meeting, (2) in order to solicit additional proxies from SPAC Shareholders in favor of the adoption of each of the Transaction Proposals or (3) if the SPAC Shareholder Redemption Amount is such that the condition to Closing in Section 10.03(e) would not be satisfied.

Section 9.03 Access to Information; Confidentiality.

(a) From the date of this Agreement until the Closing, the Company, SPAC, NewCo, Merger Sub 1 and Merger Sub 2 shall (and shall cause their respective Subsidiaries to): (i) provide to the other Party (and the other Party’s officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) reasonable access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such Party and its Subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other Party such information concerning the business, properties, Contracts, assets, liabilities, personnel and other aspects of such Party and its Subsidiaries as the other Party or its Representatives may reasonably request. Notwithstanding the foregoing, neither the Company nor SPAC shall be required to provide access to or disclose information where the access or disclosure would jeopardize the protection of attorney-client privilege or contravene applicable Law (it being agreed that the Parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).

(b) All information obtained by the Parties pursuant to this Section 9.03 shall be kept confidential in accordance with the Amended & Restated Confidentiality Agreement, dated February 28, 2024 by and between the Company, SPAC and, solely for purposes of clause 8.7 therein, the Sponsor (the “Confidentiality Agreement”).

(c) Notwithstanding anything in this Agreement to the contrary, each Party (and its respective Representatives) may consult any Tax advisor as is reasonably necessary regarding the Tax treatment and Tax structure of the Transactions and may disclose to such advisor as if reasonably necessary, the Intended Tax Treatment and Tax structure of the Transactions and all materials (including any Tax analysis) that are provided relating to such treatment or structure, in each case in accordance with the Confidentiality Agreement.

Section 9.04 Exclusivity. From the date of this Agreement and ending on the earlier of (a) the Closing, and (b) the termination of this Agreement pursuant to Article XI, the Parties shall not, and shall cause their respective Subsidiaries and its and their respective Representatives not to, directly or indirectly, (i) enter into, solicit, initiate or continue any discussions or negotiations with, or encourage or respond to any inquiries, indications of interest, offers or proposals by, or participate in any negotiations with, or provide any information to, or otherwise cooperate in any way with, any Person or other entity or “group” within the meaning of Section 13(d) of the Exchange Act, concerning an Alternative Transaction, (ii) enter into any agreement regarding, continue or otherwise participate in any discussions regarding, or furnish to any Person any information with respect to, or cooperate in any way that would otherwise reasonably be expected to lead to, any Alternative Transaction or (iii) commence, continue or renew any due diligence investigation regarding any Alternative Transaction; provided that the execution, delivery and performance of this Agreement and the Transaction Documents and the consummation of the Transactions shall not be deemed a violation of this Section 9.04. For purposes of this Agreement, an “Alternative Transaction” shall mean (A) with respect to the Company, (x) the issuance, sale or transfer to or investment by any Person in any newly issued or currently outstanding equity interest in the Company, (y) the sale or transfer of any of the material assets of the Company and its Subsidiaries to any Person, or (z) any merger or business combination between the Company or any of its Subsidiaries, on the one hand, and any other Person, on the other hand and (B) with respect to SPAC, any direct or indirect acquisition of assets of business of any person, whether by way of a purchase of assets or securities or merger, consolidation or otherwise, such as the “initial business combination” under SPAC’s initial IPO prospectus with any third party. Each Party shall, and shall cause its Subsidiaries and its and their respective Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted heretofore with respect to any Alternative Transaction. Each Party also agrees that it shall promptly request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of an Alternative Transaction to return or destroy all Confidential Information furnished to such Person by or on behalf of it prior to the date hereof (to the extent so permitted under, and in accordance with the terms of, such confidentiality agreement). If a Party or any of its Subsidiaries or any of its or their respective Representatives receives any inquiry or proposal with respect to an Alternative Transaction at any time prior to the earlier of (1) the Closing, and (2) the termination of this Agreement pursuant to Article XI, then such Party shall promptly (and in no event later than twenty-four (24) hours after such Party becomes aware of such inquiry or proposal) notify such Person in writing that such Party is subject to an exclusivity agreement with respect to the Transaction that prohibits such Party from considering such inquiry or proposal. Without limiting the foregoing, the Parties agree that any violation of the restrictions set forth in this Section 9.04 by a Party or any of its Subsidiaries or its or their respective Affiliates or Representatives shall be deemed to be a breach of this Section 9.04 by such Party. The Parties agree that this Section 9.04 shall supersede the exclusivity provisions included in that certain Letter of Intent entered into by and among SPAC and the Company dated May 20, 2024 in its entirety and such exclusivity provisions shall be terminated as of the date hereof.

Section 9.05 Employee Matters.

(a) For a period of at least twelve (12) months following the Closing Date (or, if earlier, through the date that the applicable employee ceases to be employed by NewCo or any of its Affiliates), NewCo shall, or shall cause its Affiliate to, use commercially reasonable efforts to provide the Current Employees of the Company and the Company Subsidiaries who remain employed by NewCo or its Affiliate immediately after the Closing (having regard to the terms and conditions of the relevant employee’s employment contract and Australian Law) (the “Continuing Employees”), with (i) an annualized base salary or hourly wage rate, as applicable, and annual target cash incentive opportunities, each of which are no less favorable than those provided to such Continuing Employee immediately prior to the Closing, (ii) health and welfare benefits that are substantially comparable in the aggregate to those provided by any Company Group Member to such Continuing Employee immediately prior to the Closing, and (iii) eligibility to receive redundancy or severance compensation and benefits that is substantially comparable in the aggregate to the eligibility provided by the Company to such Continuing Employee immediately prior to the Closing provided that any redundancy or severance compensation shall commence no sooner than at least twelve (12) months of employment after the Closing, except as otherwise required by applicable Law or the terms of an applicable employee benefits arrangement to which such Continuing Employee is subject.

(b) Prior to the filing of the definitive Registration Statement / Proxy Statement, NewCo shall adopt a customary equity incentive plan (with benefits that are in addition to Australia’s Superannuation Guarantee legislation in respect of the Continuing Employees) that is reasonably acceptable to the Company and SPAC.

(c) The provisions of this Section 9.05 are solely for the benefit of the Parties to the Agreement, and nothing contained in this Agreement, express or implied, shall confer upon any Continuing Employee or legal representative or beneficiary or dependent thereof, or any other Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Agreement, whether as a third-party beneficiary or otherwise, including, without limitation, any right to employment or continued employment for any specified period, or level of compensation or benefits. Nothing contained in this Agreement, express or implied, shall require the Company, the Sellers, SPAC, NewCo, Merger Sub 1, Merger Sub 2 or any of their respective Subsidiaries to continue any employee benefit arrangements, or prevent their amendment, modification or termination.

(d) Prior to the Closing, NewCo and the Company shall use reasonable best efforts to cause all Continuing Employees to execute new employment agreements with the Company or a Company Subsidiary in each case effective on the Closing and on terms approved by NewCo, the Company and SPAC.

(e) The Company, SPAC and NewCo agree to the following:

(i) Prior to the Closing, the Company shall use commercially reasonable efforts to cause the grain tempering system referred to in folder 06.06.28 of the Virtual Data Room to be installed, commissioned and operational to the extent consistent with the ordinary course of business;

(ii) Prior to the Closing, the Company, in consultation with SPAC and NewCo, shall use its reasonable commercial endeavors to cause for the creation and implementation of a Company policy setting out the principles by which the Company will engage existing and new contractors within 30 days of the date of this Agreement;

(iii) Prior to the Closing, the Company shall use commercially reasonable efforts to cooperate with NewCo and SPAC to assess the Company’s current contractors and service providers that are engaged as sole traders or individuals, to determine the appropriate structure and arrangements for their ongoing engagement, including but not limited to the provision of reasonable information reasonably requested by NewCo and SPAC;

(iv) Prior to the Closing, the Company, in consultation with SPAC and NewCo, shall use commercially reasonable efforts to implement systems, which are intended to regularly monitor (A) award compliance with reference to each Continuing Employee’s actual hours worked and total weekly hours worked and any employees engaged on visas are checked and regularly monitored, and (B) employee safety matters;

(v) Prior to the Closing, SPAC and NewCo, in consultation with the Company, shall use commercially reasonable efforts to develop and implement the following policies:

(A) Appropriate workplace behavior (Code of Conduct or similar);

(B) Equal opportunity, bullying, sexual harassment and discrimination;

(C) Grievance/complaints handling;

(D) Work health and safety (which should capture physical and psychosocial work, health and safety matters);

(E) Fitness for work, drugs and alcohol;

(F) Performance, conduct and discipline; and

(G) compliant Whistleblower policy.

Section 9.06 Directors’ and Officers’ Indemnification.

(a) Following the Closing, the organizational documents of the Company, the Second Surviving Corporation, and NewCo shall contain provisions no less favorable with respect to exculpation, indemnification, advancement and expense reimbursement, for the benefit of directors and officers serving prior to the Closing, than are set forth in the Company Organizational Documents, the SPAC Organizational Documents and the NewCo Organizational Documents, as applicable, and such provisions shall not thereafter be amended, repealed or otherwise modified for a period of no less than six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, members, managers, employees, fiduciaries or agents of the Company, SPAC or NewCo (as applicable), unless such modification shall be required by applicable Law. NewCo further agrees that with respect to the provisions of the bylaws, constitution or limited liability company agreements of the Company Subsidiaries relating to exculpation, indemnification, advancement and expense reimbursement, such provisions shall not be amended, repealed or otherwise modified for a period of no less than six (6) years from the Closing in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Closing, were directors, officers, members, managers, employees, fiduciaries or agents of such Company Subsidiary, unless such modification shall be required by applicable Law. For a period of no less than six (6) years from the Closing, NewCo agrees that it shall defend, indemnify and hold harmless each present and former director, officer, member, manager, employee and fiduciary of the Company, SPAC and NewCo against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted under applicable Law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

(b) Prior to the Closing, the Company shall purchase a prepaid non-cancellable six (6)-year “tail” policy or policies with respect of the Company’s current directors’ and officers’ liability insurance (“D&O Insurance”) covering acts or omissions occurring during the Company’s current officers’ and directors’ service to the Company, for periods during which such officer or director served the Company which includes those Persons who are currently covered by the Company’s D&O Insurance, as of the date of this Agreement (true, correct and complete copies of which have been heretofore made available to SPAC or its agents or Representatives) on terms not less favorable than the terms of such current insurance coverage, except that in no event shall the Company pay a premium for such insurance in excess of 500% of the aggregate annual premium attributable to the Company’s D&O Insurance for the most recent policy year (the “Maximum Premium”). If the premium of such insurance exceeds the Maximum Premium, then the Company may obtain a prepaid non-cancellable “tail” policy or policies with the greatest coverage available for a cost not exceeding the Maximum Premium from an insurance carrier(s)

with the same or better credit rating as the Company’s current directors’ and officers’ liability insurance carrier(s). NewCo shall maintain such “tail” policy or policies in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder. From and after the date of this Agreement, NewCo, SPAC, and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 9.06(b), including but not limited to providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance. If, following the Closing, the Company shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or shall transfer all or substantially all of its Real Property and other personal tangible and intangible property and assets properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that such successors and assigns of the Company shall assume all of the obligations set forth in paragraphs (a) and (b) of this Section 9.06.

(c) Prior to or in connection with the Closing, SPAC shall purchase a prepaid non-cancellable six (6)-year “tail” policy or policies (a “SPAC Tail Policy”) with respect to SPAC’s current directors’ and officers’ liability insurance (the “SPAC D&O Insurance”) covering acts or omissions occurring during the SPAC’s current officers’ and directors’ service to the SPAC, for periods during which such officer or director served the SPAC which includes those Persons who are currently covered by the SPAC D&O Insurance, as of the date of this Agreement, except that in no event shall SPAC pay a premium for such insurance in excess of 500% of the aggregate annual premium attributable to the SPAC D&O Insurance (the “Maximum SPAC Policy Premium”). If the premium for such insurance exceeds the Maximum SPAC Policy Premium, then SPAC may obtain a prepaid non-cancellable “tail” policy or policies with the greatest coverage available for a cost not exceeding the Maximum SPAC Policy Premium from an insurance carrier(s) with the same or better credit rating as SPAC’s current directors’ and officers’ liability insurance carrier(s). NewCo shall maintain such SPAC Tail Policy in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder.

(d) Prior to or in connection with the Closing, NewCo shall purchase a prepaid non-cancellable six (6)-year “tail” policy or policies (a “NewCo Tail Policy”) with respect to NewCo’s current directors’ and officers’ liability insurance (the “NewCo D&O Insurance”) covering acts or omissions occurring during the NewCo’s current officers’ and directors’ service to NewCo, for periods during which such officer or director served NewCo which includes those Persons who are currently covered by the NewCo D&O Insurance, except that in no event shall NewCo pay a premium for such insurance in excess of 500% of the aggregate annual premium attributable to the NewCo D&O Insurance (the “Maximum NewCo Policy Premium”). If the premium for such insurance exceeds the Maximum NewCo Policy Premium, then NewCo may obtain a prepaid non-cancellable “tail” policy or policies with the greatest coverage available for a cost not exceeding the Maximum NewCo Policy Premium from an insurance carrier(s) with the same or better credit rating as NewCo’s current directors’ and officers’ liability insurance carrier(s). NewCo shall maintain such NewCo Tail Policy in full force and effect for a period of no less than six (6) years after the Closing and continue to honor its obligations thereunder.

(e) Prior to or in connection with the Closing, NewCo shall purchase “go-forward” directors’ and officers’ liability insurance to cover the post-Closing directors, officers, members and managers, as applicable, of NewCo. From and after the date of this Agreement, NewCo, Sellers, SPAC, and the Company shall cooperate in good faith with respect to any efforts to obtain the insurance described in this Section 9.06(e), including with respect to determining policy limits, terms and conditions and program structure and by providing access to insurance broker presentations, underwriter quotes for such insurance, and draft policies for such insurance.

(f) On the Closing Date, NewCo shall (i) enter into customary indemnification agreements reasonably satisfactory to each of the Company, SPAC and NewCo with the post-Closing directors, officers, members and managers as applicable, of NewCo, and (ii) assume all rights and obligations of SPAC under all indemnification agreements then in effect between SPAC and any person who is or was a director or officer of SPAC prior to the Closing and that have either been (a) made available to the Company prior to the date hereof or (b) are entered into after the date hereof in accordance with Section 8.02, which indemnification agreements shall continue to be effective following the Closing.

(g) For a period of six (6) years from the Closing, NewCo agrees that it shall defend, indemnify and hold harmless the Sponsor and the initial owner of NewCo, their respective Affiliates, and their respective present and former directors and officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the Transactions, actions, and investments contemplated by this Agreement or any Ancillary Agreement, whether asserted or claimed prior to, at or after the Closing, to the fullest extent permitted by applicable law (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law).

Section 9.07 Notification of Certain Matters. The Company and the Sellers, shall give prompt notice to SPAC, NewCo, Merger Sub 1 and Merger Sub 2, and SPAC, NewCo, Merger Sub 1 and Merger Sub 2 shall give prompt notice to the Company and the Sellers, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article XI), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article X to fail.

Section 9.08 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the Parties shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise, and each shall cooperate with the other, to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of, and the expiration or termination of waiting periods by, Governmental Authorities and parties to Contracts with the Company and the Company Subsidiaries as set forth in Section 4.06 necessary for the consummation of the Transactions and to fulfill the conditions to the Transactions; provided that, SPAC or Newco, as applicable, must use their reasonable endeavors to lodge with the Foreign Investment Review Board an application to obtain the FIRB Approval within 20 Business Days of the date of this

Agreement, and have provided copies of such documents lodged with FIRB to each of the Sellers and the Company. In case, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each Party shall use their reasonable best efforts to take all such action. Subject to the terms and conditions of this Agreement, the Parties agree to use their reasonable best efforts (except where a different efforts standard is specifically contemplated by this Agreement, in which case such different standard shall apply) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Transactions and cause the conditions to the Closing set forth in Article X to be satisfied.

(b) Each of the Parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other Parties of any communication it or any of its Affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other Parties to review in advance, and to the extent practicable consult about, any proposed communication by such Party to any Governmental Authority in connection with the Transactions. No Party to this Agreement shall agree to participate in any meeting, or video or telephone conference, with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other Parties in advance and, to the extent permitted by such Governmental Authority, gives the other Parties the opportunity to attend and participate at such meeting or conference. Subject to the terms of the Confidentiality Agreement, the Parties shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Parties may reasonably request in connection with the foregoing (including, for the avoidance of doubt, with respect to the FIRB Approval). Subject to the terms of the Confidentiality Agreement, the Parties shall provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement and the Transactions. No Party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

(c) Prior to the Closing, NewCo will use commercially reasonable efforts to enter into Subscription Agreements with PIPE Investors to purchase securities of NewCo in one or more Private Placements to be consummated prior to the Closing. NewCo hereby covenants and agrees to make available to the Company, each of the Sellers and SPAC true, correct and complete copies of all Subscription Agreements from any and all PIPE Investors at least two (2) Business Days prior to their execution, and each of the Sellers shall have consent rights related to any term or arrangement, including, but not limited to, (i) the price per security, (ii) the number of securities sold and (iii) the conditions to closing contained in such Subscription Agreements.

(d) NewCo shall provide the Company, SPAC and the Sellers written notice within three (3) Business Days of the receipt: (A) of any amendment to any Subscription Agreement, which did not require SPAC, the Sellers and the Company’s written consent; (B) of any material breach or material default under any Subscription Agreement (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or material default under any Subscription Agreement) by any party to any Subscription Agreement; provided, however, that this clause (B) shall only apply to breaches, defaults, events or circumstances of which NewCo is aware; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement of any provisions of any Subscription Agreement; and (D) if NewCo has reason to believe that NewCo will not receive all or any portion of the aggregate subscription amounts from the PIPE Investors contemplated by the Subscription Agreements.

Section 9.09 Public Announcements. The Parties agree that, until the Closing, no public release, filing or announcement (including through social media platforms) concerning this Agreement or the Ancillary Agreements or the Transactions shall be issued by any Party or any of their Affiliates without the prior written consent (not to be unreasonably withheld, conditioned or delayed) of SPAC, the Company and the Sellers, except as such release, filing or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties (and their counsel) reasonable time to comment on, and arrange for any required filing with respect to, such release, filing or announcement in advance of such issuance. The initial press release relating to this Agreement shall be a joint press release the text of which shall have been agreed to by each of SPAC, the Company and the Sellers. Promptly after the issuance of the signing press release, SPAC shall file a current report on Form 8-K with the signing press release, the investor presentation provided to the PIPE Investors, and a description of this Agreement and the Ancillary Agreements, the text of which shall have been agreed by each of SPAC, the Company and the Sellers. The Parties shall mutually agree upon and, as promptly as practicable after the Closing, issue a press release announcing the consummation of the Transactions. Promptly after the issuance of the closing press release, NewCo shall file a report on Form 6-K with the closing press release and a description of the Closing, and within four (4) Business Days of the Closing, NewCo shall file a Form 20-F with such disclosure as is required by federal securities Laws, in each case, which SPAC, the Sellers and the Company shall timely review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of each of these filings or any other report, statement, filing, notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the Transactions, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the Transactions, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/or any Governmental Authority in connection with the Transactions. Nothing contained in this Section 9.09 shall prevent SPAC or the Company and/or their respective Affiliates from furnishing customary or other reasonable information concerning the Transactions to their investors and prospective investors that is substantively consistent with public statements previously consented to by the other Party in accordance with this Section 9.09. Additionally, nothing in this Section 9.09 will prevent a filing with the Treasurer as required under the FATA or ASIC as required under the Corporations Act, especially in respect of the provision of financial assistance or the Buy Back Agreement.

Section 9.10 Stock Exchange Listing. From the date of this Agreement through the Second Effective Time, SPAC shall use reasonable best efforts to cause SPAC to remain listed as a public company on, and for the SPAC Class A Ordinary Shares to be tradable over, the Nasdaq Global Market, including by maintaining a sufficient number of round lot holders, publicly held shares and market value of publicly held shares. From the date of this Agreement through the Closing, SPAC and the Company shall use reasonable best efforts to have NewCo listed on the New York Stock Exchange, as of the Closing, including by ensuring that NewCo, after giving effect to Redemptions, has a sufficient number of round lot holders, publicly held shares and market value of publicly held shares to satisfy all initial listing requirements of such exchange.

Section 9.11 Antitrust.

(a) To the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The Parties agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable.

(b) SPAC, the Sellers and the Company each shall, in connection with its efforts to obtain all requisite approvals and expiration or termination of waiting periods for the Transactions under any Antitrust Law, use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other reasonably informed of any communication received by such Party from, or given by such Party to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the Transactions, and promptly furnish the other with copies of all such written communications; (iii) permit the other to review in advance any written communication to be given by it to, and consult with each other in advance of any meeting or video or telephonic conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give the other the opportunity to attend and participate in such in person, video or telephonic meetings and conferences; (iv) in the event a Party is prohibited from participating in or attending any in person, video or telephonic meetings or conferences, the other shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use reasonable best efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority; provided that materials required to be provided pursuant to this Section 9.11(b) may be restricted to outside counsel and may be redacted (i) to remove references concerning the valuation of the Company, and (ii) as necessary to comply with contractual arrangements.

(c) No Party shall take any action that could reasonably be expected to adversely affect or materially delay the approval of any Governmental Authority, or the expiration or termination of any waiting period under Antitrust Laws, including by agreeing to merge with or acquire any other Person or acquire a substantial portion of the assets of or equity in any other Person. The Parties further covenant and agree, with respect to a threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 9.12 Trust Account. At least seventy-two (72) hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to SPAC and thereafter shall cause the Trust Account and the Trust Agreement to terminate.

Section 9.13 Certain Actions.

(a) Immediately prior to the Closing, the Company and the Sellers shall cause the Shareholders’ Deed to be terminated with effect on and from Closing. The Shareholders’ Deed shall not be of any further force or effect after the Closing, and all Company Group Members shall be released from all liabilities and obligations thereunder effective as from Closing.

(b) Prior to the Closing, the Company shall, and shall cause the Company Subsidiaries to, use reasonable best efforts to obtain and maintain in full force and effect all consents, approvals, ratifications, notices, waivers or other authorizations required as a result of the consummation of the Transactions under any Contract to which the Company or any Company Subsidiary is a party or by which any of their respective assets are bound, including the consent contemplated by Section 10.02(h), and shall cooperate in good faith with all reasonable requests of SPAC related to the same; provided, however, that neither the Company nor any Company Subsidiary shall be required to expend money (other than costs and expenses associated with compliance with this Section 9.13(b)), commence, defend or participate in any litigation, or offer or grant any material accommodation (financial or otherwise) to any third party in connection with obtaining any consent therefrom in connection with the Transactions. In connection with the actions contemplated by this Section 9.13(b), the Company shall not, without the prior written consent of SPAC (which shall not be unreasonably conditioned, withheld or delayed), enter into any (i) amendment to the applicable Contract or (ii) agreement, or otherwise agree to any accommodation or concession that requires any payments by, or imposes any obligations, liabilities or restrictions (including any limitations on commercial or business activities) on, NewCo, the Company or any Company Subsidiary prior to or following the Closing.

(c) Prior to or at the Closing, the Sellers shall deliver, or cause to be delivered, to NewCo:

(i) Either:

(A) in the case of a Seller who elects to transfer any or all of its Company Shares to NewCo pursuant to the Contributions a duly executed transfer of the Transferred Company Shares in favor of NewCo in registrable form; or

(B) in the case of a Seller who elects to not transfer all of its Company Shares to NewCo pursuant to the Contributions, a copy of a duly executed transfer of the Company Shares subject to the Company Redemption in favor of the Company in registrable form;

(ii) Share certificates (or certificate of indemnity for a lost or destroyed certificate in agreed form) in respect of all of the Company Shares owned by such Seller;

(d) Prior to the Closing, the Company will:

(i) request the registered proprietor of the farmhouse near the Deniliquin Aggregation grant the Company a lease in respect of that property and use commercially reasonable efforts to obtain such lease; and

(ii) provide to the SPAC and NewCo an executed copy of any lease which may be granted pursuant to (i).

(e) Prior to or at the Closing, the Company shall deliver, or cause to be delivered, to NewCo:

(i) a duly completed authority for the alteration of the signatories of every bank account of the Company in the manner requested by NewCo no later than three (3) Business Days prior to Closing;

(ii) all usernames, logins and passwords for any of the Company’s online registrations, including the ASIC key for each business name listed in the Company Disclosure Schedule, the domain name registration for each domain name listed in the Company Disclosure Schedule and all secured party group numbers, access codes, dealing numbers and token codes for all Security Interests held by a Company Group Member as at the Closing (which the Parties agree will be delivered in situ);

(iii) duly executed releases and discharges of all Liens or other encumbrances or third-party interests, other than any Lien securing any Indebtedness to the Company Lender or any Permitted Securities, registered against the Company Shares or any other securities or assets of the Company, each being in a form reasonably acceptable to NewCo;

(iv) a written agreement between Ricegrowers Limited and the Company or a Company Subsidiary to the extent that such an agreement can be obtained by the parties thereto using commercially reasonable efforts pursuant to which Ricegrowers Limited has agreed to issue one (1) A Class Share for no consideration to the Company or a Company Subsidiary once the Company or a Company Subsidiary provides evidence that it meets the Active Grower (as defined in the constitution of Ricegrowers Limited) requirements set forth in the constitution of Ricegrowers Limited, including confirmation of the latest two-year Delivery Period (as defined in the constitution of Ricegrowers Limited);

(v) a letter (in the form reasonably acceptable to NewCo) signed by each resigning officer (including any alternate directors) of the Company and acknowledging that he or she has no claim against the Company for breach of contract, loss of office, redundancy, unfair dismissal, compensation, payment or repayment of loans or otherwise except payments properly payable to him or her as an employee for accrued and unpaid salary, allowances, benefits, superannuation, annual leave, and long service leave up to and including the Closing and confirming that each resigning officer consented to act as an officer of the Company or a Company Subsidiary prior to their appointment as an officer;

(vi) current, complete and executed copies of:

(A) written consent and confirmation from each of the following that they will not terminate any asset financing arrangement with a Company Group Member, require full repayment or repossess the goods the subject of the arrangement:

(1) Australia and New Zealand Banking Group Limited;

(2) CNH Industrial Capital Pty Ltd;

(3) Caterpillar Financial Australia Limited

(4) John Deere Financial Limited; and

(5) De Lage Landen Pty Ltd;

(vii) to the extent they relate to the Company, the constitution, certificate of incorporation or registration (including any certificate of incorporation or registration on change of name), common seal (if any), to the extent they relate to the Company and each Company Subsidiary all statutory registers, minute books and other records of directors’ and shareholders’ meetings of the Company and each Company Subsidiary in proper order and condition (including any signed resolutions ratifying historical actions undertaken by the Company and each Company Subsidiary) fully entered up to the Contributions Effective Time and otherwise complying with all requirements under the Law (which the Parties agree will be delivered in situ except for the ratifying resolutions of the Company and each Company Subsidiary and members register for the Company);

(viii) the ASIC corporate key for the Company;

(ix) to the extent they relate to the Company, all cheque books, financial and accounting books and Business Records, copies of Tax returns lodged and assessments issued under Law, fringe benefits tax returns, business activity statements, land tax assessments, mortgages, leases, agreements, insurance policies, title documents, licenses, certificates (which the Parties agree will be delivered in situ except for the Company’s share register and cheque books);

(x) all current permits, licenses and other documents issued to the Company under any Law relating to its business activities (which the Parties agree will be delivered in situ);

(xi) circulating resolutions of the directors of the Company to be passed which provide:

(A) the registration of the transfer to NewCo of the Transferred Company Shares is, subject to payment of any stamp duty on them, approved;

(B) following the receipt of Company Shareholder Approval, the registration of the transfer to the Company and cancellation of the Company Shares subject to the Company Redemption is, subject to payment of any stamp duty on them, approved;

(C) the persons nominated in writing for that purpose by NewCo and who have consented to so act, are appointed as directors, secretary and public officer of the Company;

(D) the existing applicable directors, alternate directors, secretary and public officer of the Company resign in writing from their respective offices with effect from the Closing (without any payment as compensation for loss of office or otherwise);

(E) with effect from the Closing, the registered office of the Company is changed to the address requested by NewCo; and

(F) that all other action necessary to place NewCo and any of its subsidiaries in operating control of the Company and the Company Subsidiaries with effect from the Closing is taken or done.

Section 9.14 Intended Tax Treatment. This Agreement is intended to constitute, and the Parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a). Except as contemplated by the Transaction Documents, the Parties shall use reasonable best efforts to not take any action (or fail to take any action) that could reasonably be expected to prevent, impair, or impede the Intended Tax Treatment. Without limiting the foregoing and notwithstanding anything to the contrary in the Transaction Documents, each Party shall report and file all applicable Tax Returns consistent with the Intended Tax Treatment (including, if applicable, attaching the statement described in Treasury Regulations Section 1.368-3(a) on or with its Tax Return for the taxable year of the Closing, and not making a choice under section 124-795(4) of the Tax Act) reflecting that (a) (i) if both Mergers are consummated, the Mergers qualified as a single integrated transaction described in Revenue Ruling 2001-46, 2001-1 C.B. 321, constituting a merger of SPAC with and into NewCo that qualified as a “reorganization” within the meaning of Section 368(a) of the Code and (ii) if only the First Merger is completed, the First Merger qualified as a “reorganization” within the meaning of Section 368(a) of the Code and (b) the First Merger and, if consummated, the Second Merger, the Contributions, and the Private Placements were transfers of property to NewCo that were part of a single overall plan and that qualified as transfers described in Section 351(a) of the Code, in each case, except as otherwise required by applicable Law or a “determination” within the meaning of Section 1313 of the Code (or analogous provision of other applicable Law). Notwithstanding the foregoing, in the event the Sponsor determines, in its sole discretion, that (A) the Mergers collectively or (B) in the event the Second Merger is not consummated, the First Merger, do not or does not, as the case may be, qualify as a Reorganization, clause (a) of the preceding sentence shall cease to have effect and no Party be bound by the provisions therein. The Parties shall use reasonable best efforts to cooperate with each other and their respective Tax advisors to document and support the Intended Tax Treatment. In the event that any Party requests a Tax opinion relating to the Tax consequences of the Transactions from its respective Tax advisor, each Party shall use its reasonable best efforts to reasonably cooperate with one another and their respective Tax advisors with respect to such opinion, including using reasonable best efforts to deliver to the relevant counsel certificates (dated as of the necessary date and signed by such Party or its Affiliate, as applicable) containing such customary representations as are reasonably necessary or appropriate for such counsel to render such opinion. In the case that such opinion is requested with respect the Intended Tax Treatment, each Party shall use reasonable best efforts to deliver to the relevant Tax advisors a certificate dated as of the necessary date and signed by the Party or an authorized officer of such Party, as applicable. If the SEC or any other Governmental Authority requests or requires that an opinion be provided on or prior to the Closing in respect of the Tax consequences of or related to the Transactions: (i) to the extent such opinion relates to (or is delivered to or relied upon by) SPAC or any equityholders thereof, SPAC will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations, and (ii) to the extent such opinion relates to (or is delivered to or relied upon by) the Company or any equityholders thereof, the Company will use its reasonable best efforts to cause its Tax advisors to provide any such opinion, subject to customary assumptions and limitations.

Section 9.15 Delivery of Audited Financial Statements. As soon as reasonably practicable following the date of this Agreement, the Company shall deliver to SPAC final drafts, subject only to final approval, noting any subsequent events that may occur between delivery thereof and execution by the Company’s independent auditors, of (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2023 and December 31, 2022, and the related audited consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for each of the years then ended, each audited in accordance with the auditing standards of the PCAOB (collectively, the “Audited Financial Statements”), (ii) the reviewed consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2024, and the related reviewed consolidated statements of operations and cash flows of the Company and the Company Subsidiaries for the six-month period then ended and the six-month period ended June 30, 2023, each reviewed in accordance with the PCAOB (the “Reviewed Financial Statements”) and (iii) any other audited or reviewed financial statements of the Company and the Company Subsidiaries that are required by applicable Law to be included in the Registration Statement / Proxy Statement (together with the Audited Financial Statements and the Reviewed Financial Statements, the “Updated Financial Statements”); provided that upon delivery of such Updated Financial Statements as and when such Updated Financial Statement have been signed by the Company’s independent auditors in connection with the filing of the Registration Statement, the representations and warranties set forth in Section 4.08(a) shall be deemed to apply to the Updated Financial Statements with the same force and effect as if made as of the date of this Agreement (provided that, in the case of the Reviewed Financial Statements and any other reviewed financial statements provided pursuant to this Section 9.15, such statements are subject to normal year-end adjustments that were not or are not expected to be material in amount or effect).

Section 9.16 Financing Cooperation.

(a) Subject to terms of this Section 9.16, during the period from the date of this Agreement to the Closing Date, the Company and its Subsidiaries shall cooperate in good faith and use commercially reasonable efforts, including by providing any readily available financial information, to assist NewCo in connection with the Debt Financing.

(b) Notwithstanding the foregoing, prior to the Company Redemption, neither the Company nor any of its Subsidiaries:

(i) shall be required to approve, execute or deliver any documentation related to the Debt Financing, in each case, that is not effective or conditioned, as applicable, upon the Closing or that would not terminate without liability to the Company or any of its affiliates upon the termination of this Agreement;

(ii) shall be required to incur any liability or obligation, including any guarantee or pledge or indemnification obligation (or cause their respective Representatives to incur any liability of any kind), or pay any commitment or other similar fee, prior to the Closing in connection with the Debt Financing that is not contingent on the Closing;

(iii) shall be obligated to provide any financial (or other) information that (1) is not produced in the Ordinary Course, (2) is not required to be provided pursuant to the terms of the documentation governing the Rabobank Facilities, or (3) cannot be produced or provided without unreasonable cost or expense;

(iv) shall be required to take any action that would conflict with, violate or result in a breach of or default under its organizational documents or any contract to which the Company or its Subsidiaries is a party (including with respect to confidentiality provisions thereof, provided that the Company will use commercially reasonable efforts to obtain the consent of the applicable third party to such disclosure, if required);

(v) shall be required to provide access to or disclose information that the Company determines in good faith (after consultation with counsel) would jeopardize any attorney client privilege of, or conflict with any confidentiality requirements applicable to and binding upon, the Company or any of its Subsidiaries;

(vi) shall be required to take any action that could reasonably be expected to (1) unreasonably interfere with the ongoing operations of the Company or its Subsidiaries, (2) cause any representation, warranty or covenant in this Agreement to be breached or any condition set forth in Article IV or Article V to fail to be satisfied, (3) cause any director, officer or employee of the Company or its Subsidiaries to incur any personal liability, (4) result in the disclosure of the Company’s financial position or results of operations prior to the date such information has been released by the Company to the public or (5) provide access to or disclose information that the Company reasonably determines is competitively sensitive or would jeopardize any attorney-client privilege of the Company or its Subsidiaries; and

(vii) shall be required to deliver or cause the delivery of any legal opinions or accountants’ comfort letters or reliance letters in connection with the Debt Financing.

(c) The Company shall use commercially reasonable efforts to (x) deliver to NewCo and SPAC at least three (3) Business Days prior to the Closing Date customary payoff letters from the Company Lender or other applicable parties under the Rabobank Facilities and make arrangements for the Company Lender or other applicable parties to deliver, subject to the receipt of the applicable payoff amounts, releases of all related Liens to NewCo and termination of all related guarantees at, and subject to the occurrence of, the Closing and (y) facilitate NewCo’s or the Company’s repayment of such indebtedness substantially concurrently with the Closing (including by executing any such payoff letters or related documents regarding the release of Liens or termination of guarantees).

(d) NewCo and SPAC acknowledge and agree that obtaining the Debt Financing is not a condition to their obligations under this Agreement. If the Debt Financing has not been obtained, NewCo and SPAC shall continue to be obligated, until such time as this Agreement is terminated in accordance with its terms, and subject to the waiver or fulfillment of the conditions set forth herein, to complete the Transactions.

Section 9.17 Anti-Corruption Policies. Prior to the Closing, the Company and Company Subsidiaries will institute and maintain policies, procedures, and controls reasonably designed to ensure the proper authorization, recording, and reporting of all transactions and to prevent and detect violations of the Anti-Corruption Laws.

Section 9.18 [RESERVED].

Section 9.19 Company Shareholders Meeting.

(a) Promptly following the finalization of documentation with respect to the Debt Financing, the Company shall convene a shareholders meeting to approve the provision of financial assistance contemplated under the Transactions including the Debt Financing and otherwise comply with the financial assistance whitewash procedures under section 260B of the Corporations Act, and provide drafts of all documents related to the same to SPAC and NewCo prior to lodgment with ASIC and incorporate SPAC’s and NewCo’s reasonable comments on the same provided such comments are provided within five (5) Business Days, as well as evidence of lodgement of such documents with ASIC (the “First Company Shareholder Approval”).

(b) On the earlier of the date that is 60 days from the date of this Agreement and the date that is five (5) Business Days after the receipt of FIRB Approval (unless otherwise agreed by the SPAC, NewCo and the Company), the Company shall provide NewCo and SPAC with drafts of the notice of meeting seeking shareholder approval for the Second Company Shareholder Approval (as defined below). The Company shall incorporate SPAC’s and NewCo’s reasonable comments on the notice of meeting provided such comments are provided by SPAC and NewCo within five (5) Business Days of their receipt of the notice of meeting. On the date that is two (2) Business Days following the clearance by the SEC of the Registration Statement / Proxy Statement, the Company must provide NewCo and SPAC with drafts of ASIC Form 281 and ASIC Form 280 and all annexures in the form that it is proposing to lodge with ASIC and must incorporate SPAC’s and NewCo’s reasonable comments on the same, provided such comments are provided by SPAC and NewCo within one (1) Business Day of their receipt of such documents. No later than the date that is four (4) Business Days following the clearance by the SEC of the Registration Statement / Proxy Statement (unless otherwise agreed by the SPAC, NewCo and the Company), the Company shall provide ASIC with details of the Company Redemption contemplated by this Agreement and the Buy Back Agreement and send ASIC Form 281 and ASIC Form 280 with the required annexures to those forms to ASIC and provide evidence of the same to SPAC and NewCo (the “ASIC Lodgement”).

(c) On the Business Day following the date that is fourteen (14) days after the date ASIC receives the ASIC Lodgment (unless otherwise agreed by the SPAC, NewCo and the Company) the Company shall dispatch the notice of meeting convening the shareholder meeting seeking the Second Company Shareholder Approval and the consent to short notice of a shareholders meeting for the purposes of section 249H of the Corporations Act. Each of the Sellers agree that they will deliver their signed consent to short notice promptly following receipt of the same and in any event before the date of the meeting to approve the matters the subject of the Second Company Shareholder Approval.

(d) Promptly following the clearance by the SEC of the Registration Statement / Proxy Statement and in any event no later than three (3) Business Days after dispatch of the relevant notice of meeting (unless otherwise agreed by the SPAC, NewCo and the Company), the Company shall convene a shareholders meeting to approve the Company Redemption contemplated under the Transactions and the Buy Back Agreement, the adoption of the Post-Closing AFA Constitution and any other actions contemplated by the Transactions that require approval of the Sellers under the Corporations Act or otherwise (the “Second Company Shareholder Approval,” and together with the First Company Shareholder Approval, the “Company Shareholder Approval”). Subject to receipt of the Second Company Shareholder Approval and satisfaction or, if permissible, waiver of the conditions set forth in Article X (other than those conditions that by their nature are to be satisfied at the Closing), immediately prior to Closing, the Company and the Sellers shall execute and deliver the Buy Back Agreement in respect of the Outstanding Company Shares and provide evidence of the same to SPAC.

(e) Each Seller irrevocably and unconditionally undertakes to exercise all voting rights attaching to its Company Shares to vote in favor of:

(i) any resolution approving the Transactions;

(ii) any resolution submitted to the Company shareholders pursuant to this Agreement, including as contemplated under Section 9.19(a) and Section 9.19(d); and

(iii) any resolution otherwise necessary for the consummation of the Transactions.

(f) Each Seller irrevocably and unconditionally undertakes to exercise all voting rights attaching to its Company Shares to vote against or withhold consent to:

(i) any resolution approving any Alternative Transaction; and

(ii) any resolution submitted to the Company shareholders to take any action that would be reasonably likely to conflict, prohibit or materially delay the consummation of the Transactions, including any action or agreement that would be reasonably likely to result in any conditions under Article X of this Agreement not being fulfilled.

Section 9.20 Indemnification. From and after the Closing and without duplication, each of the Sellers shall severally and not jointly, in proportion to their Applicable Percentage, indemnify and hold harmless the Company and its Affiliates, officers, directors, employees, agents, successors and assigns (collectively, the “Indemnified Party”) from and against any Losses actually incurred by any Indemnified Party as well as any Losses which an Indemnified Party are liable for and which are due and payable provided that (a) the Losses relate to proceedings brought by third parties or a Governmental Authority or investigations by a Governmental Authority commenced before the expiry of two (2) years from the Closing Date, as set forth in Section 9.21(c); (b) the Indemnified Party has exhausted all claims from the applicable insurance policies, as set forth in Section 9.22 or obtained following the date hereof; and (c) the Losses (i) relate to or arise out of an event that occurred prior to the Closing Date; (ii) are not otherwise time barred by applicable Law; and (iii) result from a Governmental Authority of competent jurisdiction either (A) holding the Company liable in a final judgment under applicable law, (B) issuing an infringement notice or fine to a Company Group Member or (C) a settlement agreed by the Sellers and the Indemnified Parties only with respect to the following matters (each, an “Authorized Claim”):

(a) as a direct result of the Company or a Company Subsidiary not having satisfied all employer superannuation obligations in respect of any person for which the Company or a Company Subsidiary is required to make superannuation contributions pursuant to any relevant legislation requiring the payment of superannuation contributions for the period prior to Closing; and

(b) that directly arises from any of the following by the Company or a Company Subsidiary for the period of time prior to Closing:

(i) non-compliance with an obligation to provide minimum pay or employment-related entitlements pursuant to any Workplace Law or workplace instrument (including, but not limited to, an Australian Modern Award) in respect of any employee, independent contractor, service provider, or person employed or engaged by the Company or a Company Subsidiary;

(ii) non-compliance with any other obligation under a Workplace Law or instrument in respect of any employee, independent contractor, service provider, or person employed or engaged by the Company or a Company Subsidiary; and

(iii) non-compliance with a Law relating to occupational health and safety (including, but not limited to, the Australian Work Health and Safety Act 2011 (NSW)).

provided, however, (i) the Indemnified Parties shall not be entitled to make a claim for indemnification under this Section 9.20 for Losses with respect to any individual matter unless and until the aggregate total of all such Losses exceeds $200,000 Australian Dollars (the “Deductible”) (after which point the Indemnified Parties will be eligible to make a claim for indemnification for Losses in excess of the Deductible (subject to any other limitations or restrictions contained in this Agreement)); (ii) in no event shall Sellers’ aggregate liability arising out of or relating to this Section 9.20 in the aggregate exceed $5,000,000 Australian Dollars (the “Indemnity Cap”); and (iii) Bell Group shall remain incorporated and in good standing during the two-year period to honor its Applicable Percentage of Authorized Claims.

Section 9.21 Claim Procedures.

(a) The Indemnified Party seeking indemnification under Section 9.20 agrees to give written notice (a “Claim Notice”) to the Sellers within three (3) Business Days following the first date on which such Indemnified Party has knowledge of facts, matters or circumstances from which it is reasonably apparent that such occurrence is likely to have occurred; provided, that no delay on the part of the Indemnified Party in so notifying the Sellers shall relieve either Seller from any obligation hereunder unless the Sellers are materially prejudiced thereby in its defense thereof. The Claim Notice shall set forth a description in reasonable detail of the occurrence(s) specified in Section 9.20 which the Indemnified Party alleges to have occurred, a description of the facts and circumstances giving rise to such occurrences, the estimated amount of loss imposed, incurred, suffered or asserted in connection therewith or arising therefrom (to the extent then ascertainable).

(b) Notwithstanding anything to the contrary contained herein, in no event shall the Sellers be liable under Section 9.20 for aggregate Losses in excess of the amount of the Indemnity Cap.

(c) The Indemnified Party must not make a claim made under Section 9.20 unless it provides a Claim Notice to the Sellers on or before the expiration of two (2) years from the Closing Date.

(d) If the Authorized Claim involves court or other administrative proceedings, the Indemnified Parties must provide the Sellers the option to control the defense over the legal proceedings if the Sellers so elect. If the Sellers elect to control the defense over the legal proceedings the Sellers must conduct the proceedings in good faith having regard to, the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the Company and NewCo and consult with and promptly update the Company and NewCo on any material developments in the proceedings. If the Sellers do not so elect, the Company will conduct the proceedings in good faith having regard to its internal resources, the likelihood of success and the effect of the proceedings or actions on the goodwill or reputation of the Sellers. If the Sellers elect to control the defense, the Indemnified Party, in its sole discretion, shall have the right to engage separate counsel in addition to any counsel appointed by the Sellers to conduct the defence of the legal proceedings (who may be selected by the Indemnified Party in its sole discretion) in any such action and to participate in the defense thereof, and the fees and expenses of such counsel shall be paid by such Indemnified Party.

(e) For avoidance of doubt, the Sellers will have no liability to the Indemnified Party in respect of any Authorized Claim in respect of legal proceedings made under Section 9.20 which are the subject of a settlement unless, prior to the Indemnified Parties’ payment of the Claim, the Sellers and the Indemnified Parties agree in writing a mutually agreed position with respect to the settlement.

Section 9.22 Additional Limits on Liability; Exclusive Remedy.

(a) The amount of any Loss pursuant to Section 9.20 shall be net of any amounts actually recovered by the Indemnified Party or its Affiliates under insurance policies, or pursuant to a third party indemnification or contribution payment, with respect to such Loss. In the event that any Indemnified Party receives an insurance recovery or third party indemnification or contribution payment with respect to any Loss for which any such Indemnified Party (A) has been indemnified hereunder and (B) for which such Indemnified Party has received an indemnification payment by the Sellers hereunder, then refunds equal to the aggregate amount of the recovery (net of any costs of collection, deductible, retroactive premium adjustment, reimbursement obligation or other cost directly related to the insurance claim in respect of Losses) shall be made promptly to the Sellers in accordance with the Applicable Percentage.

(b) No Seller shall have any liability under Section 9.20 to indemnify any Indemnified Party with respect to a Loss to the extent that the Loss arose from or was exacerbated by any action taken directly or indirectly by any Indemnified Party on or after the Closing Date.

(c) Any Indemnified Party that becomes aware of a Loss for which it seeks indemnification under Section 9.20 shall use reasonable efforts to mitigate the Loss including taking any actions reasonably requested by the Sellers, and the Sellers shall not be liable for any Loss to the extent that it is attributable to the Indemnified Party’s failure to mitigate.

(d) No Seller shall have any liability for any Loss which would not have arisen but for any alteration or repeal or enactment of any Law after the Closing Date.

(e) Notwithstanding any other provision of this Agreement, in no event will any Seller be liable for any other Seller’s Fraud or breach of such other Seller’s representations, warranties, covenants or agreements contained in this Agreement or other Transaction Document to which such other Seller is a party.

(f) After the Closing, the indemnification provisions set forth in Section 9.20 are and shall be the sole and exclusive remedy of the Indemnified Parties with respect to this Agreement, other than claims for Fraud for which a party suffering Losses arising therefrom may bring suit outside this Agreement; provided, however, this sentence shall not be (in and of itself) limit any Party’s rights arising from and specific to any of the Transaction Documents.

(g) Except in the case of Fraud, this Agreement may only be enforced against, and all claims or causes of action (whether in contract, in tort, at law, in equity or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, termination, performance or non-performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the entities that are expressly identified as parties hereto (but only to the extent of the specific obligations of such parties set forth herein). No Person who is not a named party to this Agreement, including any past, present or future officer, director, employee, agent, general or limited partner, manager, management company, member, stockholder, equity holder, controlling Person, Representative or Affiliate, or any heir, executor, administrator, successor or assign of any of the foregoing, of any named party to this Agreement, shall have any liability (whether in contract or in tort, in Law or in equity, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any liability based on, in respect of, by reason of, arising under, out of, in connection with, or related in any manner to this Agreement.

Section 9.23 ASIC Relief. The Parties agree that certain aspects of the Transaction may require exemptions and declarations from ASIC (“ASIC Relief”) and that:

(a) NewCo will not issue NewCo Ordinary Shares to the extent this will result in a relevant shareholder and their Associates (as the term is defined in the Corporations Act) holding more than 19.9% of the total number of issued NewCo Ordinary Shares if ASIC Relief is not obtained in circumstances where such relief is required; and

(b) the form of each Lock-Up Agreement and Registration Rights Agreement will be amended to ensure that the aggregate percentage of issued NewCo Ordinary Shares that will be subject to Lock-Up Agreements and Registration Rights Agreements do not exceed 20% of the total number of issued NewCo Ordinary Shares, if ASIC Relief is not obtained in circumstances where such relief is required.

ARTICLE X

CONDITIONS TO THE TRANSACTIONS

Section 10.01 Conditions to the Obligations of Each Party. The obligations of the Company, the Sellers, SPAC, NewCo, Merger Sub 1 and Merger Sub 2 to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following conditions:

(a) SPAC First Shareholder Approval. The SPAC First Shareholder Approval of the Transaction Proposals in accordance with the Registration Statement / Proxy Statement, the Companies Act, the SPAC Articles of Association and the rules and regulations of the New York Stock Exchange shall have been obtained.

(b) SPAC Second Shareholder Approval. The SPAC Second Shareholder Approval shall have been obtained, unless the Sponsor has determined not to undertake the Second Merger in accordance with Section 2.07.

(c) Company Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(d) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, executive order or award which is then in effect and has the effect of making the Transactions, illegal or otherwise prohibiting consummation of the Transactions.

(e) Regulatory Approvals.

(i) FIRB Approval.

(A) SPAC or Newco, as applicable, shall have received a written notice under the FATA, by or on behalf of the Treasurer of the Commonwealth of Australia, the costs and fees of filing of which will be borne by SPAC or Newco, as applicable, stating or to the effect that the Commonwealth Government does not object to the Transactions, either unconditionally or on terms that are reasonably acceptable to SPAC and the Company (it being understood that the imposition of customary tax conditions in connection with the FIRB approval shall be deemed acceptable); or

(B) the Treasurer of the Commonwealth of Australia shall have become precluded from making an order in relation to the subject matter of this Agreement and the Transactions under the FATA; or

(C) if an interim order is made under the FATA in respect of the Transactions, the subsequent period for making a final order prohibiting the Transactions shall have elapsed without a final order being made.

(f) Stock Exchange Listing. The NewCo Ordinary Shares shall have been accepted for listing on the New York Stock Exchange (subject to the Closing occurring), or another national securities exchange mutually agreed to by the Parties in writing, as of the Closing Date.

(g) Penny Stock. The NewCo Ordinary Shares shall not constitute “penny stock” as such term is defined in Rule 3a51-1 of the Exchange Act.

(h) Registration Statement / Proxy Statement. The Registration Statement / Proxy Statement shall have been declared effective under the Securities Act. No stop order suspending the effectiveness of the Registration Statement / Proxy Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement / Proxy Statement shall have been initiated or be threatened in writing by the SEC.

Section 10.02 Conditions to the Obligations of SPAC, NewCo, Merger Sub 1 and Merger Sub 2. The obligations of SPAC, NewCo, Merger Sub 1 and Merger Sub 2 to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties of the Company. The representations and warranties of the Company in (x) Section 4.01, Section 4.02, Section 4.03 (other than 4.03(a) and 4.03(c)), Section 4.04, Section 4.05 and Section 4.23 shall each be true and correct in all material respects as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Section 4.03(a), Section 4.03(c), and Section 4.27(a) shall each be true and correct in all respects except for de minimis inaccuracies as of the date hereof and the Closing (except to the extent of any changes that reflect actions permitted in accordance with Section 8.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (z) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any “materiality,” “Company Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 8.01 and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

(b) Representations and Warranties of the Sellers. The representations and warranties of the Sellers in (x) Section 5.01, Section 5.02, Section 5.04, Section 5.05, and Section 5.07 shall each be true and correct in all material respects as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (y) the other provisions of Article V shall be true and correct in all respects (without giving effect to any “materiality,” “material adverse effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to prevent such Seller from performing its material obligations under this Agreement.

(c) Agreements and Covenants.

(i) The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(ii) Each of the Sellers shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by such party on or prior to the Closing.

(d) Officer Certificate.

(i) The Company shall have delivered to SPAC and NewCo a certificate, dated the date of the Closing, signed by an officer of the Company, certifying as to the satisfaction of the conditions specified in Section 10.02(a), Section 10.02(c)(i) and Section 10.02(e) as they relate to the Company.

(ii) Each of the Sellers shall have delivered to SPAC and NewCo a certificate, dated the date of the Closing, signed by an officer of such Seller, certifying as to the satisfaction of the conditions specified in Section 10.02(b) and Section 10.02(c)(ii) as they relate to such Seller.

(e) Material Adverse Effect. No Company Material Adverse Effect shall have occurred between the date of this Agreement and the Closing.

(f) Lock-Up Agreement. Sellers receiving NewCo Ordinary Shares pursuant to Section 3.01 shall have delivered a copy of the Lock-Up Agreement duly executed by such Sellers (or, in the case of Dalio, a successor trustee of such Dalio trust).

(g) Consent to Contributions. Bell Group shall have delivered to SPAC and NewCo written evidence that Australia and New Zealand Banking Group Limited ACN 005 357 522 either consents to the Transactions or that its consent to the Transaction is not required.

(h) Rabobank Consent. In the event that (x) the Debt Financing does not close concurrently with the Transactions on the Closing Date and (y) the Rabobank Facilities are not paid off at the Closing, the Company shall have delivered to SPAC and NewCo a written consent from the Company Lender consenting to the Transactions to which the Company is a party including an undertaking that the Company Lender will not exercise a loan conditions review.

(i) Buy-Back Agreement. The Company shall have complied with the applicable requirements under the Corporations Act with respect to the Company Redemption, and the Company and the Sellers shall have executed and delivered to SPAC a copy of the Buy Back Agreement.

Section 10.03 Conditions to the Obligations of the Company and the Sellers. The obligations of the Company and the Sellers to consummate the Transactions are subject to the satisfaction or waiver (where permissible) at or prior to the Closing of the following additional conditions:

(a) Representations and Warranties.

(i) The representations and warranties of SPAC contained in (x) Section 6.01, Section 6.02, Section 6.04, and Section 6.11 shall each be true and correct in all material respects as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Section 6.03(a) shall be true and correct in all respects except for de minimis inaccuracies as of the date hereof and as of the Closing as though made on and as of such date (except to the extent of any changes that reflect actions permitted in accordance with Section 8.02 of this Agreement and except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (z) the other provisions of Article VI shall be true and correct in all respects (without giving effect to any “materiality,” “SPAC Material Adverse Effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a SPAC Material Adverse Effect.

(ii) The representations and warranties of NewCo, Merger Sub 1 and Merger Sub 2 in (x) Section 7.01, Section 7.03, Section 7.08 and Section 7.09 shall each be true and correct in all material respects as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date), (y) Section 7.02 shall each be true and correct in all respects except for de minimis inaccuracies as of the date hereof and the Closing (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such specified date) and (z) the other provisions of Article VI shall be true and correct in all respects (without giving effect to any “materiality,” “material adverse effect” or similar qualifiers contained in any such representations and warranties) as of the date hereof and as of the Closing as though made on and as of such date (except to the extent that any such representation or warranty expressly is made as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), except where the failures of any such representations and warranties to be so true and correct, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on NewCo, Merger Sub 1 and Merger Sub 2, taken as a whole.

(b) Agreements and Covenants.

(i) SPAC shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(ii) NewCo, Merger Sub 1 and Merger Sub 2 shall have performed or complied in all material respects with all other agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) Officer Certificate.

(i) SPAC shall have delivered to the Company and the Sellers a certificate, dated the date of the Closing, signed by the Chief Executive Officer of SPAC, certifying as to the satisfaction of the conditions specified in Section 10.03(a)(i), Section 10.03(b)(i) and Section 10.03(d).

(ii) NewCo shall have delivered to the Company and the Sellers a certificate, dated as of the date of the Closing, signed by the Chief Executive Officer of NewCo, certifying as to the satisfaction of the conditions specified in Section 10.03(a)(ii) and Section 10.03(b)(ii).

(d) Material Adverse Effect. No SPAC Material Adverse Effect shall have occurred between the date of this Agreement and the Closing.

(e) Cash Consideration. The Company must have received, on the Closing Date, sufficient funds from NewCo and the SPAC from the Private Placements and the Trust Account (after payment of the SPAC Shareholder Redemption Amount and the expenses provided in Section 11.04), plus cash on the consolidated balance sheet of the Company and the Company Subsidiaries, if any (inclusive of draws made pursuant to the Debt Financing, if available), in each case, after taking into account the cash required to operate the business of NewCo and the Company Group Members after the Closing and after taking into account the number of Company Shares elected to be transferred to NewCo in the Contributions, to pay the Cash Consideration to the Sellers in the Company Redemption, in full without any set off or deduction for fees or foreign exchange currency adjustments; provided that, if this condition is not satisfied, each Seller that is entitled to receive Cash Consideration pursuant to the Company Redemption, in its sole discretion, shall be permitted but shall not be required to elect to receive an amount of NewCo Ordinary Shares in lieu of such amount of the Cash Consideration owed to it that the Company is unable to pay in cash (valued at $10.72 per share), and if all Sellers that are entitled to receive Cash Consideration so elect or waive (as applicable) with respect to the entirety of their shareholding not subject to the Contributions, this condition shall be deemed satisfied, and provided further that, in no event shall any funds with respect to any Subscription Agreement, pursuant to one or more Private Placement, be deemed to be available to pay the Cash Consideration unless the funding related thereto is received in available cash at or before the Closing Date.

(f) Redemption. SPAC shall have provided the holders of SPAC Class A Ordinary Shares with the opportunity to redeem their SPAC Class A Ordinary Shares in connection with the Transactions.

(g) Relationship Deed. NewCo shall have delivered a copy of the Relationship Deed duly executed by NewCo.

ARTICLE XI

TERMINATION, AMENDMENT AND WAIVER

Section 11.01 Termination. This Agreement may be terminated and the Transactions may be abandoned at any time prior to the Closing, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the SPAC Shareholders, as follows:

(a) by written consent of SPAC, the Sellers and the Company;

(b) by either SPAC, the Sellers or the Company if the Closing shall not have occurred prior to January 31, 2025 (subject to extension as set forth below, the “Outside Date”); provided, that if a Seller elects to delay Closing by fifteen (15) Business Days pursuant to Section 2.02(a), the Outside Date shall be automatically extended by fifteen (15) Business Days (and all references to the Outside Date herein shall be as so extended); provided, however, that this Agreement may not be terminated under this Section 11.01(b) by or on behalf of (i) any Party that either directly or indirectly through its Affiliates is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the principal cause of the failure of a condition set forth in Article X on or prior to the Outside Date;

(c) by either SPAC, the Sellers or the Company if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(d) by either SPAC, the Sellers or the Company if the SPAC First Shareholder Approval is not obtained at the SPAC Shareholders’ Meeting;

(e) by any Seller if, on the Closing Date, the condition set forth in Section 10.03(e) is not satisfied;

(f) by SPAC upon a breach of any representation, warranty, covenant or agreement on the part of the Company or any Seller set forth in this Agreement, or if any representation or warranty of the Company or any Seller shall have become untrue, in either case such that the conditions set forth in Section 10.02(a), Section 10.02(b) and Section 10.02(c) would not be satisfied (“Terminating Company Breach”); provided that SPAC has not waived such Terminating Company Breach and SPAC, NewCo, Merger Sub 1 or Merger Sub 2 are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided further that, if such Terminating Company Breach is curable by the Company or any Seller, SPAC may not terminate this Agreement under this Section 11.01(f) for so long as the Company and/or such Seller continues to exercise its reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by SPAC to the Company and the Outside Date;

(g) by the Company or any Seller upon a breach of any representation, warranty, covenant or agreement on the part of SPAC, NewCo, Merger Sub 1 or Merger Sub 2 set forth in this Agreement, or if any representation or warranty of SPAC, NewCo Merger Sub 1 or Merger Sub 2 shall have become untrue, in either case such that the conditions set forth in Section 10.03(a) and Section 10.03(b) would not be satisfied (“Terminating SPAC Breach”); provided that the Company and the Sellers have not waived such Terminating SPAC Breach and the Company and the Sellers are not then in material breach of their representations, warranties, covenants or agreements in this Agreement; provided, however, that, if such Terminating SPAC Breach is curable by SPAC, NewCo, Merger Sub 1 or Merger Sub 2, the Company and the Sellers may not terminate this Agreement under this Section 11.01(g) for so long as SPAC, NewCo, Merger Sub 1 and Merger Sub 2 continue to exercise their reasonable efforts to cure such breach, unless such breach is not cured by the earlier of thirty (30) days after notice of such breach is provided by the Company to SPAC and the Outside Date; and

(h) by the Company or any Seller, at any time prior to SPAC’s receipt of the SPAC First Shareholder Approval, if SPAC or the SPAC Board effects a Change in Recommendation.

Section 11.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party, except as set forth in Article XI and Article XII, and any corresponding definitions set forth in Article I, and subject to the terms of the Confidentiality Agreement and any non-disclosure agreements entered into in connection with the Subscription Agreements or in the case of termination subsequent to a willful and material breach of this Agreement by a Party or in the case of Fraud occurring prior to such termination.

Section 11.03 [RESERVED].

Section 11.04 Expenses. Except as set forth in this Section 11.04 or as otherwise set forth in this Agreement (including but not limited to Section 9.13 and Section 9.16), all expenses incurred in connection with this Agreement and the Transactions, regardless of when incurred, shall be paid by the Party incurring such expenses; provided that, (a) if the Closing shall occur,

NewCo shall pay or cause to be paid (i) the SPAC Transaction Expenses and (ii) the Company Transaction Expenses (with respect to the Company Transaction Expenses, up to a maximum amount of $6,000,000 Australian Dollars, provided that such limit shall not apply to any fees incurred by the Company for the PCAOB audit, the preparation of the Updated Financial Statements or the development of various policies prescribed for under Section 9.05(e) or any amounts owed to Bell Potter Securities Limited), and (b) if the Closing shall not occur, SPAC shall pay or cause to be paid (i) the SPAC Transaction Expenses and the (ii) Company Transaction Expenses other than any amounts owed to Bell Potter Securities Limited (with respect to the Company Transaction Expenses, up to a maximum amount of $5,000,000 Australian Dollars, provided that such limit shall not apply to any fees incurred by the Company for the PCAOB audit or preparation of the Updated Financial Statements or the development of various policies prescribed for under Section 9.05(e)); provided further, that, regardless of whether the Closing occurs, the Sellers shall pay or cause to be paid any Company Transaction Expenses in excess of the maximum amounts described above. Except as covered by the preceding clauses of this Section 11.04, in no event shall NewCo, the Company or SPAC be responsible for the payment of any fees or expenses incurred by the Sellers in connection with the Transactions.

Section 11.05 Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Closing. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

Section 11.06 Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company or the Sellers, (ii) waive any inaccuracy in the representations and warranties of the Company or the Sellers contained herein or in any document delivered by the Company or the Sellers pursuant hereto and (iii) waive compliance with any agreement of the Company or the Sellers or any condition to its own obligations contained herein and (b) the Company and the Sellers may (i) extend the time for the performance of any obligation or other act of SPAC, NewCo, Merger Sub 1 or Merger Sub 2, (ii) waive any inaccuracy in the representations and warranties of SPAC, NewCo, Merger Sub 1 or Merger Sub 2 contained herein or in any document delivered by SPAC, NewCo, Merger Sub 1 or Merger Sub 2 pursuant hereto and (iii) waive compliance with any agreement of SPAC, NewCo, Merger Sub 1 or Merger Sub 2 or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.

ARTICLE XII

GENERAL PROVISIONS

Section 12.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 12.01):

if to SPAC, NewCo, Merger Sub 1 or Merger Sub 2:

712 Fifth Avenue – 36th Floor,

New York, NY 10019

Attention: Thomas Smith

Email: TSmith@riverstonellc.com

with a copy to:

Vinson & Elkins L.L.P.

The Grace Building

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attention: Stancell K. Haigwood

Email: shaigwood@velaw.com

if to the Company or Sellers:

Boonoke Conargo Road

Deniliquin NSW 2710

Australia

Attention: Alastair Provan

Email: aprovan@bellpotter.com.au

with a copy to:

Rimon PC

1050 Connecticut Avenue NW, Suite 1050

Washington, DC 20036

Attention: Debbie Klis

Email: debbie.klis@rimonlaw.com

and

Speed and Stracey Lawyers

Level 4, 131 Macquarie Street

Sydney NSW 2000

Australia

Attention: David Sim

Email: dsim@sslaw.com.au

and

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, NY 10001

Attention:   B. Chase Wink

Alexandra J. McCormack

Email: b.chase.wink@skadden.com

alexandra.mccormack@skadden.com

Section 12.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing (including for the avoidance of doubt, those contained in Section 9.20, Section 9.21 and Section 9.22), and (b) this Article XII and any corresponding definitions set forth in Article I. The Parties acknowledge and agree that, in the event that the Closing occurs, no Party may bring an Action based upon, or arising out of, a breach of any such representations, warranties or any covenants the performance of which is in the period prior to the Closing, except in the case of Fraud by any Party.

Section 12.03 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 12.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede, except with respect to the Confidentiality Agreement, as set forth in Section 9.03(b), and any non-disclosure agreements entered into in connection with the Subscription Agreements, all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement. No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.

Section 12.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 9.06 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

Section 12.06 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to Contracts executed in and to be performed in that State. All legal actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Court of Chancery of the State of Delaware; provided, that if jurisdiction is not then available in a Court of Chancery of the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands: the Mergers, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of Merger Sub 1 in the First Surviving Corporation, the vesting of the rights, property, choses in action, business, undertaking, goodwill, benefits, immunities and privileges, contracts, obligations, claims, debts and liabilities of the First Surviving Corporation in the Second Surviving Corporation, the cancellation of shares pursuant to the Mergers and the Redemption Rights, the rights provided in Section 238 of the Cayman Act, the fiduciary duties and other obligations of the SPAC Board and the boards of directors of Merger Sub 1 and Merger Sub 2 and the internal corporate affairs of the SPAC and Merger Sub 1 and Merger Sub 2. The Parties hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any Party, and (b) agree not to commence any Action relating thereto except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 12.07 Waiver of Jury Trial. Each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the Parties (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 12.07.

Section 12.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.09 Counterparts. This Agreement may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 12.10 Specific Performance.

(a) The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b) Notwithstanding anything to the contrary in this Agreement, if prior to the Outside Date any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the Outside Date shall be automatically extended by: (A) the amount of time during which such Action is pending plus twenty (20) Business Days; or (B) such other time period established by the court presiding over such Action.

Section 12.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the other Transaction Documents, or the negotiation, execution, or performance or non-performance of this Agreement or the other Transaction Documents (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the other Transaction Documents), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Transaction Document (the “Contracting Parties”) except as set forth in this Section 12.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including without limitation any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney or Representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in Contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the other Transaction Documents or for any claim based on, in respect of, or by reason of this Agreement or the other Transaction Documents or their negotiation, execution, performance, or breach, except with respect to willful misconduct or Fraud against the Person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 12.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Transaction Documents or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or Fraud against the Person who committed such willful misconduct or Fraud, and, to the maximum extent permitted by applicable Law.

[Signature Pages Follow.]

SPAC, NewCo, Merger Sub 1, Merger Sub 2, the Sellers, the Company and the Sponsor (solely for purposes of Section 2.07), have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

AGRICULTURE & NATURAL SOLUTIONS ACQUISITION CORPORATION

By	/s/ Thomas Smith
Name:	Thomas Smith
Title:	Chief Financial Officer, Chief Accounting Officer and Secretary

AGRICULTURE & NATURAL SOLUTIONS COMPANY LIMITED

By:	/s/ Robert (Bert) Glover
Name:	Robert (Bert) Glover
Title:	Director and Secretary

MERINO MERGER SUB 1 INC.

By:	/s/ David Leuschen
Name:	David Leuschen
Title:	Director

MERINO MERGER SUB 2 INC.

By:	/s/ David Leuschen
Name:	David Leuschen
Title:	Director

[Signature Page to Business Combination Agreement]

BELL GROUP HOLDINGS PTY LTD

By:	/s/ Andrew George Bell
Name:	Andrew George Bell
Title:	Director

/s/ Raymond T. Dalio
Raymond T. Dalio, in his capacity as Trustee of the Raymond T. Dalio Revocable Trust

[Signature Page to Business Combination Agreement]

AUSTRALIAN FOOD & AGRICULTURE COMPANY LIMITED

By:	/s/ Alastair Provan
Name:	Alastair Provan
Title:	Chairman

[Signature Page to Business Combination Agreement]

AGRICULTURE & NATURAL SOLUTIONS ACQUISITION SPONSOR LLC, solely for purposes of Section 2.07

By	/s/ Thomas Smith
Name:	Thomas Smith
Title:	Authorized Person

[Signature Page to Business Combination Agreement]

EXHIBIT A

FORM OF LOCK-UP AGREEMENT

[Attached]

Final Form

LOCK-UP AGREEMENT

This Lock-Up Agreement (this “Agreement”) is made and entered into as of [___], 2024, by and between [•] (the “Lock-Up Party”) and Agriculture & Natural Solutions Company Limited ACN 680 144 085, an Australian public company limited by shares (“NewCo”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, on August 28, 2024, Agriculture & Natural Solutions Acquisition Corporation, a Cayman Islands exempted company (“SPAC”), NewCo, Merino Merger Sub 1 Inc., a Cayman Islands exempted company (“Merger Sub 1”), Merino Merger Sub 2 Inc., a Cayman Islands exempted company (“Merger Sub 2”), Raymond T. Dalio, in his capacity as Trustee of the Raymond T. Dalio Revocable Trust (“Dalio”), Bell Group Holdings Pty Limited ACN 004 845 710, an Australian private company (“Bell Group” and together with Dalio, the “Sellers”), Australian Food & Agriculture Company Limited ACN 005 858 393, an Australian unlisted public company limited by shares, and, solely with respect to Section 2.07 thereof, Agriculture & Natural Solutions Acquisition Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), entered into a Business Combination Agreement (the “Business Combination Agreement”), pursuant to which (i) NewCo Ordinary Shares will be issued to those Sellers who have elected to participate in the Contributions (as defined below) (ii) Merger Sub 1 merged with and into SPAC (the “First Merger”), with SPAC surviving the First Merger as a wholly owned subsidiary of NewCo (the “First Surviving Corporation”) and each holder of SPAC Warrants and SPAC Ordinary Shares receiving in exchange for such SPAC Warrants and SPAC Ordinary Shares an equal number of NewCo Warrants and NewCo Ordinary Shares, respectively, (iii) immediately following the First Merger and as part of the same overall transaction as the First Merger, unless the Sponsor determined not to undertake the Second Merger (as defined below) in accordance with Section 2.07 therein, the First Surviving Corporation merged with and into Merger Sub 2, with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of NewCo, (iv) immediately following the Second Merger (or the First Merger if the Sponsor determined not to undertake the Second Merger in accordance with Section 2.07 therein), if so elected by the Sellers, the Sellers transferred some or all of their Company Shares to NewCo in exchange for the NewCo Ordinary Shares they received prior to the First Merger (the “Contributions”), and (v) immediately following the Contributions, the Company bought back Company Shares not owned by NewCo following the Contributions for cash in accordance with the Buy Back Agreement (the transactions described in clauses (i) through (v), the “Business Combination”);

WHEREAS, the Lock-Up Party agrees to enter into this Agreement with respect to all Lock-Up Securities (as defined below) that the Lock-Up Party now or hereafter Beneficially Owns (as defined below); and

WHEREAS, each of NewCo and the Lock-Up Party has determined that it is in its best interests to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. When used in this Agreement, the following terms in all of their tenses, cases and correlative forms shall have the meanings assigned to them in this Section 1 or elsewhere in this Agreement.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Beneficially Own” has the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

“Entity” means any corporation (including any nonprofit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company, or joint stock company), firm, society, or other enterprise, association, organization, or entity.

“Family Member” means with respect to any individual, a current or former marriage, domestic partnership, adoption, lineal descendant (whether natural or adopted) or current or former spouse or a domestic partner of a lineal descendant of such individual or any trust created for the benefit of such individual or of which any of the foregoing is a beneficiary or the estate of any of the foregoing.

“Governmental Authority” means any governmental, quasi-governmental, public or statutory authority of any nature (including any governmental division, department, agency, regulatory or administrative authority, commission, instrumentality, official, organization, unit, body, or Entity and any court, judicial or arbitral body, or other tribunal).

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Lock-Up Securities” means any NewCo Securities Beneficially Owned by the Lock-Up Party, including any NewCo Securities received by the Lock-Up Party in exchange for Company Shares pursuant to the Contributions, in each case, as of the date hereof, excluding any NewCo Securities acquired in the Private Placements or in open market transactions.

“NewCo Securities” means (a) any NewCo Ordinary Shares, (b) any option or right to acquire NewCo Ordinary Shares, (c) any NewCo Ordinary Shares issued or issuable upon the exercise of any option or other right to acquire such NewCo Ordinary Shares and (d) any equity securities of NewCo that may be issued or distributed or be issuable with respect to the securities referred to in clauses (a), (b) or (c) by way of conversion, dividend, share split or other distribution, merger, consolidation, exchange, recapitalization or reclassification or similar transaction.

“Permitted Transferee” means with respect to any Person, (a) any Family Member of such Person, (b) any Affiliate of such Person, (c) any Affiliate of any Family Member of such Person, (d) if the undersigned is a corporation, partnership, limited liability company or other business entity, its shareholders, partners, members or other equityholders, (e) if the undersigned is a trust, (i) a trustor or beneficiary of such trust, (ii) any Family Member of a trustor or beneficiary of such trust, (iii) any Affiliate of a trustor or beneficiary of such trust, (iv) any Affiliate of any Family Member of a trustor or beneficiary of such trust, (v) the estate of a beneficiary of such trust and (vi) to another trust that has one or more of the same beneficiaries of such trust or one or more beneficiaries who are Family Members of a beneficiary of such trust and (f) NewCo.

“Person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or to the extent not already covered, an Entity, or government, political subdivision, agency or instrumentality of a government, or to the extent not already covered, a Governmental Authority.

“Transfer” shall mean the (a) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, create a security interest in, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b), excluding entry into this Agreement and the consummation of the transactions contemplated hereby and thereby.

2. Lock-Up.

2.1 Lock-Up. The Lock-Up Party agrees with NewCo not to effect any Transfer of any Lock-Up Securities during the Lock-Up Period (as defined below); provided, that such prohibition shall not apply to Transfers permitted pursuant to Section 2.2. The “Lock-Up Period” shall be the period commencing on the date hereof and ending on earlier of (i) the date that is six (6) months following the date hereof and (ii) the latest date possible to enable the Lock-Up Securities to be transferred or cancelled on a liquidation, merger (including a merger by way of compromise or arrangement under Part 5.1 of the Corporations Act 2001 (Cth)) (the “Corporations Act”), share exchange or other similar transaction of NewCo that results in all of NewCo’s shareholders having the right to exchange their NewCo Ordinary Shares for cash, securities or other property including off-market share buy-backs, capital reductions or other pro rata re-organisations unless such a transaction is undertaken by way of an Australian takeover bid under the Corporations Act. In the event there is an Australian takeover bid under the Corporations Act for NewCo Ordinary Shares, the restriction in Section 2.1 will not apply provided: (i) the offers are either for all of the NewCo Ordinary Shares on issue or if the offers are for a specified proportion of NewCo Ordinary Shares on issue, the shareholders of NewCo pass a resolution to approve the proportional takeover bid in accordance with NewCo’s constitution; (ii) the bidder receives acceptances or is entitled to 50% or more of the NewCo Ordinary Shares on issue in NewCo in respect of which the takeover bid is made that are not subject to escrow; and (iii) the Lock-Up Party agrees that in the case of an off-market bid, if the offer is conditional the restrictions in Section 2.1 will continue to apply to the Lock-Up Securities for the remainder of the Lock-Up Period if the takeover bid does not become unconditional.

2.2 Permitted Transfers. Notwithstanding anything to the contrary contained in this Agreement, during the Lock-Up Period, the Lock-Up Party may (x) Transfer, without the consent of NewCo, any of the Lock-Up Securities (i) to any of the Lock-Up Party’s Permitted Transferees, upon written notice to NewCo, or (ii) (a) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (b) by operation of law, such as pursuant to a will, intestate transfer, qualified domestic order, divorce settlement, divorce decree or separation agreement; (c) as one or more gifts or charitable contributions, or for estate planning purposes (including Transfers upon the incapacity or death of a grantor, settlor, beneficiary, or other party to a trust); (d) to a partnership, limited liability company or other entity of which the undersigned and the Family Member of the undersigned are the legal and beneficial owner of all of the equity securities or similar interests; (e) to a nominee or custodian of a Person or Entity to whom a Transfer would be permissible under clauses (ii)(a) to (ii)(d); (f) in the case of an Entity, Transfers by virtue of the laws of the jurisdiction of the Entity’s organization and the Entity’s organizational documents upon dissolution of the Entity; or (g) pursuant to any liquidation, merger, share exchange or other similar transaction which results in all of NewCo’s shareholders having the right to exchange their NewCo Securities for cash, securities or other property subsequent to the Business Combination, or (y) enter into a written plan meeting the requirements of Rule 10b5-1 under the Exchange Act after the date of this Agreement relating to the sale of the Lock-Up Securities, provided, that (A) the securities subject to such plan may not be sold until after the expiration of the Lock-Up Period and (B) NewCo shall not be required to effect, and the Lock-Up Party shall not effect or cause to be effected, any public filing, report or other public announcement regarding the establishment of the trading plan; provided, that in connection with any Transfer of such Lock-Up Securities pursuant to clause (i), (ii)(a), (ii)(b), (ii)(c), (ii)(d), (ii)(e) or (ii)(f) above, the restrictions and obligations contained in Section 2.1 and this Section 2.2 will continue to apply to such Lock-Up Securities after any Transfer of such Lock-Up Securities and such transferee shall execute and deliver a lock-up agreement substantially in the form of this Agreement for the balance of the Lock-Up Period.

2.3 Exceptions. Notwithstanding the provisions of Section 2.2, the Lock-Up Party may not make a Transfer to a Permitted Transferee or otherwise pursuant to Section 2.2 if: (i) such Transfer has as a purpose the avoidance of or is otherwise undertaken in contemplation of avoiding the restrictions on Transfers in this Agreement (it being understood that the purpose of this provision includes prohibiting the Transfer to a transferee (A) that has been formed to facilitate a material change with respect to who or which entities Beneficially Own the Lock-Up Securities, or (B) followed by a change in the relationship between the Lock-Up Party and the transferee (or a change of control of the Lock-Up Party or transferee) after the Transfer with the result and effect that the Lock-Up Party has indirectly made a Transfer of Lock-Up Securities, which Transfer would not have been directly permitted under this Section 2 had such change in such relationship occurred prior to such Transfer) or (ii) the Transfer will conflict with or violate any Law applicable to the Lock-Up Party, NewCo or the transferee.

2.4 Legends. Any certificates representing the Lock-Up Securities shall have endorsed thereon legends substantially as follows:

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO A LOCK-UP AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF DURING THE TERM OF THE LOCK-UP EXCEPT IN ACCORDANCE WITH THE TERMS OF THE LOCK-UP AGREEMENT BETWEEN THE COMPANY AND SECURITYHOLDER.”

3. Representations and Warranties of the Lock-Up Party. The Lock-Up Party hereby represents and warrants to NewCo as follows:

3.1 Due Authority. The Lock-Up Party has the full power and authority to execute and deliver this Agreement and perform its obligations hereunder. If the Lock-Up Party is an individual, the signature to this agreement is genuine and the Lock-Up Party has legal competence and capacity to execute the same. This Agreement has been duly and validly executed and delivered by the Lock-Up Party and, assuming due execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of the Lock-Up Party, enforceable against the Lock-Up Party in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles.

3.2 No Conflict; Consents.

(a) The execution and delivery of this Agreement by the Lock-Up Party does not, and the performance by the Lock-Up Party of the obligations under this Agreement and the compliance by the Lock-Up Party with any provisions hereof do not and will not: (i) conflict with or violate any Law applicable to the Lock-Up Party, (ii) if the Lock-Up Party is an Entity, conflict with or violate the organizational documents of the Lock-Up Party, or (iii) result in any breach of, or constitute a default (or an event, which with notice or lapse of time or both, would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien on any of the Lock-Up Securities pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Lock-Up Party is a party or by which the Lock-Up Party is bound, except, in the case of clauses (i) and (iii), as would not reasonably be expected, individually or in the aggregate, to materially impair the ability of the Lock-Up Party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

(b) The execution and delivery of this Agreement by the Lock-Up Party does not, and the performance of this Agreement by the Lock-Up Party will not, require any consent, approval, authorization or permit of, or filing or notification to, or expiration of any waiting period by any Governmental Authority or any other Person with respect to the Lock-Up Party, other than those set forth as conditions to closing in the Business Combination Agreement.

3.3 Absence of Litigation. As of the date hereof, there is no litigation, suit, claim, charge, grievance, action, proceeding, audit or investigation by or before any Governmental Authority (an “Action”) pending against, or, to the knowledge of the Lock-Up Party after reasonable inquiry, threatened against the Lock-Up Party that would reasonably be expected to materially impair the ability of the Lock-Up Party to perform its obligations hereunder or to consummate the transactions contemplated hereby.

3.4 Absence of Conflicting Agreements. The Lock-Up Party has not entered into any agreement, arrangement or understanding that is otherwise materially inconsistent with, or would materially interfere with, or prohibit or prevent it from satisfying, its obligations pursuant to this Agreement.

4. Fiduciary Duties. The covenants and agreements set forth herein shall not prevent the Lock-Up Party or designee of the Lock-Up Party from serving on the Board of Directors of NewCo or from taking any action while acting in such Person’s capacity as a director of NewCo. The Lock-Up Party is entering into this Agreement solely in its capacity as a Beneficial Owner of NewCo Securities following the consummation of the Business Combination.

5. Termination. This Agreement shall terminate upon the expiration of the Lock-Up Period. Upon termination of this Agreement, none of the parties hereto shall have any further obligations or liabilities under this Agreement; provided, that nothing in this Section 5 shall relieve any party hereto of liability for any willful material breach of this Agreement prior to its termination.

6. Miscellaneous.

6.1 Severability. In the event that any term, provision, covenant or restriction of this Agreement, or the application thereof, is held to be illegal, invalid or unenforceable under any present or future Law: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; and (c) all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

6.2 Non-survival of Representations and Warranties. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any schedule, statement, instrument or other document delivered pursuant to this Agreement shall survive the termination of this Agreement.

6.3 Assignment. No party hereto may assign, directly or indirectly, including by operation of Law, either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other parties hereto, except with respect to a Transfer completed in accordance with Section 2.2. Subject to the first sentence of this Section 6.3, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any assignment in violation of this Section 6.3 shall be void ab initio.

6.4 Amendments and Modifications. This Agreement may be amended or waived by the parties hereto at any time by execution of an instrument in writing signed by (1) NewCo and (2) the Lock-Up Party. Any such amendment shall be binding on the parties hereto.

6.5 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court in the State of Delaware, or, if that court does not have jurisdiction, in any federal court located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

6.6 Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (provided no “bounceback” or notice of non-delivery is received) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 6.6):

(i) if to NewCo, to:

Agriculture & Natural Solutions Company Limited

[•]1

Attention: Bert Glover

Email: bert@impactag.com.au

with copies (which shall not constitute notice) to:

Vinson & Elkins L.L.P.

The Grace Building

1114 Avenue of the Americas, 32nd Floor

New York, NY 10036

Attention: Stancell K. Haigwood

Email: shaigwood@velaw.com

[1]	To reflect the address of NewCo after the closing date.

(ii) if to the Lock-Up Party, to the address for notice set forth on the Lock-Up Party’s signature page to this Agreement,

6.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that State. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery in the State of Delaware; provided, that if jurisdiction is not then available in the Court of Chancery in the State of Delaware, then any such Action may be brought in any federal court located in the State of Delaware or any other Delaware state court. The parties hereto hereby (a) irrevocably submit to the exclusive jurisdiction of the aforesaid courts for themselves and with respect to their respective properties for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) agree not to commence any Action relating thereto except in the courts described above in the State of Delaware, other than Actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in the State of Delaware as described herein. Each of the parties hereto further agrees that notice as provided herein shall constitute sufficient service of process and the parties hereto further waive any argument that such service is insufficient. Each of the parties hereto hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in the State of Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such Action is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

6.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.8.

6.9 Entire Agreement; Third-Party Beneficiaries. This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, and is not intended to confer upon any other Person other than the parties hereto any rights or remedies.

6.10 Counterparts. This Agreement may be executed and delivered (including by facsimile or portable document format (pdf) transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

6.11 Effect of Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

6.12 Legal Representation. Each of the parties hereto agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Agreement and each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party hereto drafting such agreement or document.

6.13 Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such expenses.

6.14 Further Assurances. At the request of NewCo, in the case of the Lock-Up Party, or at the request of the Lock-Up Party, in the case of NewCo, and without further consideration, each party shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

6.15 Waiver. No failure or delay on the part of any party to exercise any power, right, privilege or remedy under this Agreement shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No party shall be deemed to have waived any claim available to such party arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such waiving party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

[Signature pages follow.]

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

Agriculture & Natural Solutions Company Limited

By:
Name:	Robert (Bert) Glover
Title:	Director and Secretary

SIGNATURE PAGE TO

LOCK-UP AGREEMENT

In witness whereof, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

LOCK-UP PARTY:

[•]

By:
Name: [•]

Address:

Email Address:

SIGNATURE PAGE TO

LOCK-UP AGREEMENT

EXHIBIT B

FORM OF REGISTRATION RIGHTS AGREEMENT

[Attached]

Final Form

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

THIS AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [___], 2024, is made and entered into by and among Agriculture & Natural Solutions Company Limited, an Australian public company limited by shares (the “Company”), Agriculture & Natural Solutions Acquisition Corporation, a Cayman Islands exempted company (the “SPAC”), Agriculture & Natural Solutions Acquisition Sponsor LLC, a Cayman Islands limited liability company (the “Sponsor”), Agriculture & Natural Solutions Acquisition Warrant Holdings, LLC, a Delaware limited liability company (the “Warrant Holder Sponsor”, and together with the Sponsor, the “Sponsor Entities”), and the undersigned parties listed under Holder on the signature pages hereto (each such party, together with the Sponsor Entities and any person or entity who hereafter becomes a party to this Agreement pursuant to Section 5.3 of this Agreement, a “Holder” and collectively, the “Holders”).

RECITALS

WHEREAS, on November 8, 2023, the SPAC, the Sponsor Entities and certain other security holders named therein (the “SPAC Holders”) entered into that certain Registration Rights Agreement (the “SPAC Registration Rights Agreement”), pursuant to which the SPAC granted the Sponsor Entities and such other SPAC Holders certain registration rights with respect to certain securities of the SPAC, which SPAC Registration Rights Agreement such parties desire to amend and restate upon consummation of the Business Combination (as defined below);

WHEREAS, on August 28, 2024, the SPAC, the Company, Merino Merger Sub 1 Inc., a Cayman Islands exempted company (“Merger Sub 1”), Merino Merger Sub 2 Inc., a Cayman Islands exempted company (“Merger Sub 2”), Raymond T. Dalio, in his capacity as Trustee of the Raymond T. Dalio Revocable Trust (“Dalio”), Bell Group Holdings Pty Limited ACN 004 845 710, an Australian private company (“Bell Group”, and together with Dalio, the “Sellers”), Australian Food & Agriculture Company Limited ACN 005 858 293, an Australian public company limited by shares (“AFA”), and, solely with respect to Section 2.07 thereof, the Sponsor, entered into a Business Combination Agreement (as amended, the “BCA”), pursuant to which, (i) Ordinary Shares (as defined below) will be issued to those Sellers who have elected to participate in the Contributions (as defined below), (ii) Merger Sub 1 will merge with and into the SPAC (the “First Merger”), with the SPAC surviving the First Merger as a wholly owned subsidiary of the Company (the “First Surviving Corporation”) and each holder of SPAC Warrants (as defined in the BCA) and SPAC Ordinary Shares (as defined in the BCA) will receive in exchange for such SPAC Warrants and SPAC Ordinary Shares an equal number of Company warrants to purchase Ordinary Shares and fully paid ordinary shares in the capital of the Company (“Ordinary Shares”), respectively, (iii) immediately following the First Merger and as part of the same overall transaction as the First Merger, unless the Sponsor determines not to undertake the Second Merger (as defined below) in accordance with Section 2.07 of the BCA, the First Surviving Corporation will merge with and into Merger Sub 2 (the “Second Merger”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of the Company, (iv) immediately following the Second Merger (or the First Merger if the Sponsor determines not to undertake the Second Merger in accordance with Section 2.07 of the BCA), if so elected by the Sellers, the Sellers will transfer some or all of their issued and outstanding shares in the capital of AFA (“AFA Shares”) to the Company in exchange for the Ordinary Shares they received prior to the First Merger (the “Contributions”), and (v) immediately following the Contributions, AFA will buy back any AFA Shares not owned by the Company following the Contributions for cash in accordance with the Buy Back Agreement (as defined in the BCA) (the transactions described in clauses (i) through (v), the “Business Combination”);

WHEREAS, after the closing of the Business Combination (the “Closing”), the Holders will own Ordinary Shares, and the Warrant Holder Sponsor, Jeffrey Tepper, Dr. Jennifer Aaker and Ted Hall will own warrants to purchase 9,400,000 Ordinary Shares (the “Private Placement Warrants”); and

WHEREAS, in connection with the Closing, the SPAC and the SPAC Holders desire to amend and restate the SPAC Registration Rights Agreement in its entirety as set forth herein, and the Company and the other Holders desire to enter into this Agreement, pursuant to which the Company shall grant the Holders certain registration rights with respect to certain securities of the Company, as set forth in this Agreement.

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“AFA” shall have the meaning given in the Recitals.

“Agreement” shall have the meaning given in the Preamble.

“BCA” shall have the meaning given in the Recitals.

“Block Trade” shall have the meaning given to it in subsection 2.3.1 of this Agreement.

“Board” shall mean the board of directors of the Company.

“Business Combination” shall have the meaning given in the Recitals.

“Commission” shall mean the United States Securities and Exchange Commission.

“Company” shall have the meaning given in the Preamble.

“Demanding Holder” shall mean any Holder or group of Holders that together elects to dispose of Registrable Securities having an aggregate value of at least US$25,000,000, at the time of the Underwritten Demand, under a Registration Statement pursuant to an Underwritten Offering.

“Effectiveness Period” shall have the meaning given in subsection 3.1.1 of this Agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as it may be amended from time to time.

“Financial Counterparty” shall have the meaning given in subsection 2.3.1 of this Agreement.

“Holder Indemnified Persons” shall have the meaning given in subsection 4.1.1 of this Agreement.

“Holders” shall have the meaning given in the Preamble.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Merger Sub 1” and “Merger Sub 2” shall have the meanings given in the Recitals.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus, or necessary to make the statements in a Registration Statement or Prospectus (in the light of the circumstances under which they were made) not misleading.

“Ordinary Shares” shall have the meaning given in the Recitals.

“Other Coordinated Offering” shall have the meaning given to it in subsection 2.3.1 of this Agreement.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1 of this Agreement.

“Private Placement Warrants” shall have the meaning given in the Recitals.

“Pro Rata” shall have the meaning given in subsection 2.1.4 of this Agreement.

“Prospectus” shall mean the prospectus included in any Registration Statement, as supplemented by any and all prospectus supplements and as amended by any and all post-effective amendments and including all material incorporated by reference in such prospectus.

“Registrable Security” shall mean (a) the Private Placement Warrants (including any Ordinary Shares issued or issuable upon the exercise of any such Private Placement Warrants) held by a Holder immediately following the Closing, (b) any outstanding Ordinary Shares held by a Holder immediately following the Closing (including any Ordinary Shares issued or issuable upon exercise of any other outstanding equity securities of the Company (other than equity securities issued pursuant to an employee stock option or other benefit plan) held by a Holder immediately following the Closing), (c) any equity securities (including the Ordinary Shares issued or issuable upon the exercise of any such equity security) of the Company issued in exchange for equity securities of the SPAC issued upon conversion of any working capital loans in an amount up to US$1,500,000 in the aggregate made to the SPAC by a Holder and (d) any other equity security of the Company issued or issuable with respect to any such Ordinary Shares held by a Holder immediately following the Closing by way of a share sub-division or share dividend or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization; provided, however, that, as to any particular Registrable Securities, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates or book entry notations for such securities not bearing a legend restricting further transfer shall have been delivered or noted by the Company and subsequent public distribution of such securities shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; or (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission) (but with no volume, current public information, periodic report filing or other restrictions or limitations).1

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and any such registration statement having been declared effective by, or become effective pursuant to rules promulgated by, the Commission.

“Registration Expenses” shall mean the out-of-pocket expenses of a Registration, whether or not the Registration Statement becomes effective, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority and any securities exchange on which the Ordinary Shares are then listed);

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

[1]

NTD: If an exemption or declaration in respect of section 606 of the Corporations Act 2001 (Cth) is required and is not granted by the Australian Securities and Investments Commission (ASIC) the parties agree that the form of this Agreement to be executed by the parties will be updated to ensure that the number of issued Ordinary Shares held by the relevant Holder that will be considered Restricted Securities in each Agreement will be reduced proportionately to ensure that the total number of issued Ordinary Shares that will be considered Restricted Securities for the purposes of all registration rights agreements which the Company is a party to will not exceed 19.9% of the total number of Ordinary Shares.

(D) fees and disbursements of counsel for the Company;

(E) fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

(F) reasonable fees and expenses of one (1) legal counsel selected by the holders of the majority-in-interest of Registrable Securities included in such Registration.

“Registration Statement” shall mean any registration statement under the Securities Act that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Requesting Holder” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Securities Act” shall mean the United States Securities Act of 1933, as amended from time to time.

“Shelf Registration” shall have the meaning given in subsection 2.1.1.

“SPAC” shall have the meaning given in the Preamble.

“SPAC Holders” shall have the meaning given in the Recitals.

“SPAC Registration Rights Agreement” shall have the meaning given in the Recitals.

“Sponsor” shall have the meaning given in the Preamble.

“Sponsor Entities” shall have the meaning given in the Preamble.

“Suspension Event” shall have the meaning given in Section 3.4 of this Agreement.

“Trading Market” means the principal national securities exchange on which Registrable Securities are listed.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Demand” shall have the meaning given in subsection 2.1.3 of this Agreement.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Warrant Holder Sponsor” shall have the meaning given in the Preamble.

ARTICLE II

REGISTRATIONS

2.1 Registration.

2.1.1 Shelf Registration. (a) The Company agrees that, within fifteen (15) calendar days after the consummation of the Business Combination, the Company will file with the Commission (at the Company’s sole cost and expense) a Registration Statement registering the resale of all Registrable Securities (a “Shelf Registration”).

(b) The Company shall use its commercially reasonable efforts to cause such Shelf Registration to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof but no later than ninety (90) days after filing. Subject to the limitations contained in this Agreement, the Company shall effect any Shelf Registration on such appropriate registration form of the Commission (i) as shall be selected by the Company and (ii) as shall permit the resale or other disposition of the Registrable Securities by the Holders pursuant to any method or combination of methods of disposition available to, and requested by, any Holder named therein. If at any time a Registration Statement filed with the Commission pursuant to Section 2.1.1 is effective and a Holder provides written notice to the Company that it intends to effect an offering of all or part of the Registrable Securities included on such Registration Statement, the Company will use its commercially reasonable efforts to amend or supplement such Registration Statement as may be necessary in order to enable such offering to take place in accordance with the terms of this Agreement and pursuant to any method or combination of methods of disposition available to, and requested by, the Holder providing such notice.

2.1.2 Demand Registration.

(a) If a Holder’s Registrable Securities are not permitted to be included in a Shelf Registration due to applicable law, rule, regulation, position or interpretation of the Commission or otherwise or a Holder’s Registrable Securities have not been included on a Shelf Registration Statement that has become effective in accordance with Section 2.1.1, then such Holder shall have the option and right, exercisable by delivering a written notice to the Company (a “Demand Notice”), to require the Company to prepare and file with the Commission a Registration Statement registering the offering and sale of the number and type of Registrable Securities on the terms and conditions specified in the Demand Notice (a “Demand Registration”). The Demand Notice must set forth the number of Registrable Securities that the Holder intends to include in such Demand Registration and the intended timing and method of disposition thereof.

(b) Within 30 days after receipt of the Demand Notice (except if the Company is not then eligible to register for offer and resale the Registrable Securities on Form F-3, in which case, within 90 days after receipt of the Demand Notice), shall, subject to the limitations of this Section 2.1.2(b), file a Registration Statement in accordance with the intended timing and method of disposition described in the Demand Notice, which Registration Statement shall cover the number and type of Registrable Securities specified in the Demand Notice. The Company shall use its commercially reasonable efforts to cause such Registration Statement to become effective under the Securities Act as promptly as is reasonably practicable after the filing thereof (it being agreed that the Registration Statement shall be an automatic shelf registration statement (as defined in Rule 405 promulgated under the Securities Act) if the Company is a well-known seasoned issuer (as defined in Rule 405 promulgated under the Securities Act) at the most recent applicable eligibility determination date).

(c) A Holder may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration for any or no reason whatsoever at any time prior to the effectiveness of the applicable Registration Statement by delivering written notice to the Company setting forth the number of Registrable Securities that the Holder intends to withdraw from such Demand Registration. Upon receipt of written notice from a Holder seeking to withdraw all of its Registrable Securities from the Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Demand Registration prior to its withdrawal under this subsection 2.1.2(c).

(d) The Company may include in any such Demand Registration other Ordinary Shares for sale for its own account or for the account of any other Person, subject to Section 2.1.2(e) and Section 2.1.5.

(e) In the case of a Demand Registration not being underwritten, if the Holder requesting the Demand Registration advises the Company that in its reasonable opinion the aggregate number of securities requested to be included in such registration exceeds the number that can be included without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the Company shall include in such Demand Registration only that number of securities that, in the reasonable opinion of such Holder, will not have such adverse effect, with such number to be allocated as follows: (A) first, pro-rata among all Holders that have requested to participate in such Demand Registration based on the relative number of Registrable Securities then held by each such Holder, (B) second, if there remains availability for additional securities to be included in such Demand Registration, to the Company, and (C) third, if there remains availability for additional securities to be included in such Demand Registration following the allocation provided in clauses (A) and (B) above, to any other holders of Ordinary Shares entitled to participate in such Demand Registration, if applicable, based on the relative number of Ordinary Shares such holder is entitled to include in such Demand Registration.

2.1.3 Requested Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.3 of this Agreement, any Demanding Holder may make a written demand to the Company (an “Underwritten Demand”) for an Underwritten Offering pursuant to a new Demand Registration or pursuant to an effective Registration Statement filed with the Commission in accordance with Sections 2.1.1 or 2.1.2 of this Agreement. The Company shall, within five (5) days of the Company’s receipt of the Underwritten Demand, notify, in writing, all other Holders of such demand, and each Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to an Underwritten Demand (each such Holder that includes all or a portion of such Holder’s Registrable Securities in such Underwritten Offering, a “Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by the Holder of the notice from the Company. Upon receipt by the Company of any such written notification from a Requesting Holder(s), such Requesting Holder(s) shall be entitled to have their Registrable Securities included in the Underwritten Offering pursuant to an Underwritten Demand. All such Holders proposing to distribute their Registrable Securities through an Underwritten Offering under this subsection 2.1.3 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company in consultation with the Demanding Holders initiating the Underwritten Offering. Notwithstanding the foregoing, the Company is not obligated to effect (i) more than an aggregate of three (3) Underwritten Offerings pursuant to this subsection 2.1.3 in any twelve (12)-month period, (ii) an Underwritten Offering pursuant to this subsection 2.1.3 within ninety (90) days after the closing of an Underwritten Offering or (iii) an Underwritten Offering unless the reasonably expected aggregate gross proceeds from the sale of the Registrable Securities requested to be included in such Underwritten Offering will be at least US$25,000,000.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to an Underwritten Demand, in good faith, advises or advise the Company, the Demanding Holders, the Requesting Holders and other persons or entities holding Ordinary Shares or other equity securities of the Company that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities (if any) in writing that the dollar amount or number of Registrable Securities or other equity securities of the Company requested to be included in such Underwritten Offering exceeds the maximum dollar amount or maximum number of equity securities of the Company that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering, as follows: (i) first, the Registrable Securities of the Demanding Holders and the Requesting Holders (if any) (pro rata based on the respective number of Registrable Securities that each Demanding Holder and Requesting Holder (if any) has requested be included in such Underwritten Offering and the aggregate number of Registrable Securities that the Demanding Holders and Requesting Holders have requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), Ordinary Shares or other equity securities of the Company that the Company desires to sell and that can be sold without exceeding the Maximum Number of Securities; and (iii) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (i) and (ii), Ordinary Shares or other equity securities of the Company held by other persons or entities that the Company is obligated to include pursuant to separate written contractual arrangements with such persons or entities and that can be sold without exceeding the Maximum Number of Securities.

2.1.5 Registration Withdrawal. Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used for marketing such Underwritten Offering, a majority-in-interest of the Demanding Holders initiating an Underwritten Offering pursuant to subsection 2.1.3 of this Agreement shall have the right to withdraw from such Underwritten Offering for any or no reason whatsoever upon written notification to the Company of their intention to withdraw from such Underwritten Offering prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with an Underwritten Demand prior to its withdrawal under this subsection 2.1.5.

2.2 Piggyback Registration.

2.2.1 Piggyback Registration and Piggyback Underwritten Offering. If the Company proposes to (i) file a registration statement, prospectus or prospectus supplement under the Securities Act with respect to the Registration of equity securities of the Company, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities of the Company, for its own account or for the account of shareholders of the Company, other than a registration statement, prospectus or prospectus supplement (A) filed in connection with any dividend reinvestment plan, employee stock option or other benefit plan, (B) pursuant to a registration statement on Form F-4 (or similar form that relates to a transaction subject to Rule 145 under the Securities Act or any successor rule thereto), (C) for an exchange offer or offering of securities solely to the Company’s existing shareholders, or (D) for an offering of debt that is convertible into equity securities of the Company, or (ii) consummate an Underwritten Offering for its own account or for the account of shareholders of the Company (other than pursuant to the terms of this Agreement), then the Company shall give written notice of such proposed action to all of the Holders of Registrable Securities as soon as practicable (but in the case of filing a registration statement, prospectus or prospectus supplement, not less than ten (10) days before the anticipated filing date of such registration statement, prospectus or prospectus supplement), which notice shall (x) describe the amount and type of securities to be included, the intended method(s) of distribution and the name of the proposed managing Underwriter or Underwriters, if any, and (y) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within (a) five (5) days in the case of filing a registration statement, prospectus or prospectus supplement and (b) three (3) days in the case of an Underwritten Offering (unless such offering is an overnight or bought Underwritten Offering, then one (1) day), in each case after receipt of such written notice (such Registration, a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its commercially reasonable efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Piggyback Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof. If no written request for inclusion from a Holder is received within the specified time, each such Holder shall have no further right to participate in such Piggyback Registration. All such Holders proposing to include Registrable Securities in an Underwritten Offering under this subsection 2.2.1 shall enter into an underwriting agreement in customary form with the Underwriter(s) selected for such Underwritten Offering by the Company.

2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of shares of the equity securities of the Company that the Company desires to sell, taken together with (i) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been demanded pursuant to separate written contractual arrangements with persons or entities other than the Holders of Registrable Securities hereunder, (ii) the Registrable Securities as to which Registration or Underwritten Offering has been requested pursuant to Section 2.2 of this Agreement and (iii) the shares of equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to separate written contractual piggyback registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then:

(a) If the Registration or Underwritten Offering is undertaken for the Company’s account, the Company shall include in any such Registration or Underwritten Offering (A) first, the Ordinary Shares or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; and (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Ordinary Shares or other equity securities of the Company, if any, as to which Registration or Underwritten Offering has been requested pursuant to written contractual piggyback registration rights of other shareholders of the Company, which can be sold without exceeding the Maximum Number of Securities; or

(b) If the Registration or Underwritten Offering is pursuant to a request by persons or entities other than the Holders of Registrable Securities, then the Company shall include in any such Registration or Underwritten Offering (A) first, Ordinary Shares or other equity securities of the Company, if any, of such requesting persons or entities, other than the Holders of Registrable Securities, which can be sold without exceeding the Maximum Number of Securities; (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 of this Agreement, Pro Rata, which can be sold without exceeding the Maximum Number of Securities; (C) third, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A) and (B), Ordinary Shares or other equity securities of the Company that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (D) fourth, to the extent that the Maximum Number of Securities has not been reached under the foregoing clauses (A), (B) and (C), Ordinary Shares or other equity securities of the Company for the account of other persons or entities that the Company is obligated to register pursuant to separate written contractual arrangements with such persons or entities, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to, as applicable, the effectiveness of the registration statement, prospectus or prospectus supplement filed with the Commission with respect to such Piggyback Registration or the launch of the Underwritten Offering with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by persons or entities pursuant to separate written contractual obligations) may withdraw a registration statement, prospectus or prospectus supplement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such registration statement, prospectus or prospectus supplement or abandon an Underwritten Offering in connection with a Piggyback Registration at any time prior to the launch of such Underwritten Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration or Underwritten Offering effected pursuant to Section 2.2 of this Agreement shall not be counted as an Underwritten Offering pursuant to an Underwritten Demand effected under Section 2.1.3 of this Agreement.

2.3 Block Trades and Other Coordinated Offerings.

2.3.1 Notwithstanding any other provision of this Article II, but subject to Section 2.4 and Section 3.4, at any time and from time to time when an effective Registration Statement is on file with the Commission, if a Demanding Holder wishes to engage in (a) an underwritten registered offering not involving a “roadshow,” an offer commonly known as a “block trade” (a “Block Trade”) or (b) an “at the market” or similar registered offering through a broker, sales agent or distribution agent, whether as agent or principal, (an “Other Coordinated Offering”), in each case, (x) with a total offering price reasonably expected to exceed, in the aggregate, US$25,000,000 or (y) covering all remaining Registrable Securities held by the Demanding Holder, then if such Demanding Holder requires any assistance from the Company pursuant to this Section 2.3, such Holder shall notify the Company of the Block Trade or Other Coordinated Offering at least five (5) business days prior to the day such offering is to commence and, as promptly as reasonably practicable, the Company shall use its commercially reasonable efforts to facilitate such Block Trade or Other Coordinated Offering; provided, that, the Demanding Holders wishing to engage in the Block Trade or Other Coordinated Offering shall use commercially reasonable efforts to work with the Company and any Underwriters or brokers, sales agents or placement agents (each, a “Financial Counterparty”) prior to making such request in order to facilitate preparation of the registration statement, prospectus and other offering documentation related to the Block Trade or Other Coordinated Offering.

2.3.2 Prior to the filing of the applicable “red herring” prospectus or prospectus supplement used in connection with a Block Trade or Other Coordinated Offering, a majority-in interest of the Demanding Holders initiating such Block Trade or Other Coordinated Offering shall have the right to submit a written notice of withdrawal to the Company, the Underwriter or Underwriters (if any) and Financial Counterparty (if any) of their intention to withdraw from such Block Trade or Other Coordinated Offering. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with a Block Trade or Other Coordinated Offering prior to its withdrawal under this subsection 2.3.2.

2.3.3 Notwithstanding anything to the contrary in this Agreement, Section 2.2 shall not apply to a Block Trade or Other Coordinated Offering initiated by a Demanding Holder pursuant to Section 2.3 of this Agreement.

2.3.4 The Demanding Holder in a Block Trade or Other Coordinated Offering shall have the right to select the Underwriters and Financial Counterparty (if any) for such Block Trade or Other Coordinated Offering (in each case, which shall consist of one or more reputable nationally recognized investment banks).

2.3.5 A Holder in the aggregate may demand no more than four (4) Block Trades or Other Coordinated Offerings pursuant to this Section 2.3 in any twelve (12) month period. For the avoidance of doubt, any Block Trade or Other Coordinated Offering effected pursuant to this Section 2.3 shall not be counted as a demand for an Underwritten Offering pursuant to subsection 2.1.3 hereof.

2.4 Restrictions on Registration Rights. If (A) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and the Company and the Holders are unable to obtain the commitment of underwriters to firmly underwrite the offer; (B) the filing, initial effectiveness, or continued use of a Registration Statement in respect of such Underwritten Offering at any time would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company for reasons beyond the Company’s control; or (C) the Holders have requested an Underwritten Offering pursuant to an Underwritten Demand and in the good faith judgment of a majority of the Board that such Underwritten Offering would be seriously detrimental to the Company and the Board concludes as a result that it is essential to defer the filing of such Registration Statement or the undertaking of such Underwritten Offering at such time, then in each case the Company shall furnish to such Holders a certificate signed by the Chairman of the Board stating that in the good faith judgment of the majority of the Board it would be seriously detrimental to the Company for such Registration Statement to be filed or to undertake such Underwritten Offering in the near future and that it is therefore essential to defer the filing of such Registration Statement or undertaking of such Underwritten Offering. In such event, the Company shall have the right to defer such filing or offering for a period of not more than thirty (30) days; provided, however, that the Company shall not defer its obligation in this manner more than once in any twelve (12)-month period.2

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. The Company shall use its commercially reasonable efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible and to the extent applicable:

3.1.1 prepare and file with the Commission, within the time frame required by Section 2.1.1, a Registration Statement with respect to such Registrable Securities and use its commercially reasonable efforts to cause such Registration Statement to become effective and remain effective, including filing a replacement Registration Statement, if necessary, until all Registrable Securities covered by such Registration Statement have been sold or are no longer outstanding (such period, the “Effectiveness Period”);

3.1.2 (i) prepare and file with the Commission such amendments, including post-effective amendments, and supplements to the Registration Statement and the Prospectus used in connection therewith as may be necessary under applicable law to keep such Registration Statement continuously effective with respect to the

[2]

NTD: If an exemption or declaration in respect of section 707 of the Corporations Act 2001 (Cth) is required and is not granted by ASIC the parties agree that the form of this Agreement will be updated to include an article that ensures that no offer of Restricted Securities will be made in Australia within 12 months of the date of issue of the Restricted Securities.

disposition of all Registrable Securities thereby for its Effectiveness Period and, subject to the limitations contained in this Agreement, prepare and file with the Commission such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities held by the Holders; (ii) cause the related Prospectus to be amended or supplemented by any required prospectus supplement and, as so supplemented or amended, to be filed pursuant to Rule 424; (iii) respond to any comments received from the Commission with respect to each Registration Statement or any amendment thereto and, as promptly as reasonably practicable, provide such Holders true and complete copies of all correspondence from and to the Commission relating to such Registration Statement that pertains to such Holders as selling shareholders but not any comments that would result in the disclosure to such Holders of material and non-public information concerning the Company; and (iv) cause such Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Holders of such Registrable Securities to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution;

3.1.3 notify such Holders who are included in a Registration Statement as promptly as reasonably practicable: (i)(1) when a Prospectus or any prospectus supplement or post-effective amendment to a Registration Statement in which such Holder is included has been filed; (2) when the Commission notifies the Company whether there will be a “review” of the applicable Registration Statement and when the Commission comments in writing on such Registration Statement (in which case the Company shall provide true and complete copies thereof and all written responses thereto to each of such Holders that pertain to such Holders as selling shareholders); and (3) with respect to each applicable Registration Statement or any post-effective amendment thereto, when the same has been declared effective; (ii) of any request by the Commission or any other federal or state governmental authority for amendments or supplements to such Registration Statement or Prospectus or for additional information that pertains to such Holders as sellers of Registrable Securities; and (iii) of the receipt by the Company of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

3.1.4 comply in all material respects with the provisions of the Securities Act and the Exchange Act with respect to the Registration Statement and the disposition of all Registrable Securities covered by a Registration Statement;

3.1.5 in connection with a Demand Registration or a Shelf Registration, the Company will, at least two (2) business days prior to the anticipated filing of the Registration Statement and any related Prospectus or any amendment or supplement thereto (other than, after effectiveness of the Registration Statement, any filing made under the Exchange Act that is incorporated by reference into the Registration Statement) (for purposes of this subsection, supplements and amendments shall not be deemed to include any filing that the Company is required to make pursuant to the Exchange Act or any amendments and supplements that do not materially alter the previous disclosure or do nothing more than name Holders and provide information with respect thereto), (i) furnish to such Holders and representatives of such Holders copies of all such documents prior to filing and (ii) provide each Holder and its representatives the opportunity to timely (A) review and comment on such documents and (B) object to any information pertaining to such Holder and its plan of distribution that is contained therein, and, in either such case, the Company shall use commercially reasonable efforts to make any changes reasonably requested by the Holders prior to the filing of the Registration Statement;

3.1.6 in connection with a Piggyback Registration, Underwritten Offering, Block Trade, Other Coordinated Offering or other sale by a broker, placement agent or sales agent pursuant to a Registration Statement, the Company will, at least two (2) business days prior to the anticipated filing of any initial Registration Statement that identifies the Holders and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do not materially alter the previous disclosure or do nothing more than name Holders and provide information with respect thereto), as applicable, furnish to such Holders copies of any such Registration Statement or related Prospectus or amendment or supplement thereto that identify the Holders and any related Prospectus or any amendment or supplement thereto (other than amendments and supplements that do not materially alter the previous disclosure or do nothing more than name Holders and provide information with respect thereto). The Company will also use commercially reasonable efforts to address in each such document when so filed with the Commission such comments as such Holders reasonably and timely shall propose prior to the filing thereof;

3.1.7 prior to filing a Registration Statement or Prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters or Financial Counterparty, if any, and the Holders of Registrable Securities included in such Registration or Underwritten Offering or Block Trade or Other Coordinated Offering, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus (including each preliminary Prospectus) and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders; provided, that, the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.8 prior to any Registration of Registrable Securities, use its commercially reasonable efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action which would subject it to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.9 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.10 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.11 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its commercially reasonable efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.12 during the Effectiveness Period, furnish a conformed copy of each filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus or any document that is to be incorporated by reference into such Registration Statement or Prospectus, promptly after such filing of such documents with the Commission to each seller of such Registrable Securities or its counsel; provided, that, the Company will not have any obligation to provide any document pursuant to this clause that is available on the Commission’s EDGAR system;

3.1.13 in accordance with Section 3.4 of this Agreement, notify the Holders of the happening of any event as a result of which a Misstatement exists, and then to correct such Misstatement as set forth in Section 3.4 of this Agreement;

3.1.14 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering, or sale by a Financial Counterparty pursuant to such Registration, permit a representative of the Holders (such representative to be selected by a majority of the Holders participating therein), the Underwriters or other Financial Counterparty facilitating such Underwritten Offering, a Block Trade, Other Coordinated Offering or other sale pursuant to such Registration, if any, and any attorney, consultant or accountant retained by such Holders or Underwriter to participate, at each such person’s or entity’s own expense, in the preparation of the Registration Statement or the Prospectus, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter, Financial Counterparty, attorney, consultant or accountant in connection with the Registration; provided, however, that such representatives or Underwriters or Financial Counterparty enter into confidentiality agreements, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

3.1.15 obtain a comfort letter from the Company’s independent registered public accountants in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration (subject to such Financial Counterparty providing such certification or representation reasonably requested by the Company’s independent registered public accountants and the Company’s counsel), in customary form and at customary times and covering such matters of the type customarily covered by comfort letters as the managing Underwriter or Financial Counterparty may reasonably request, and reasonably satisfactory to a majority-in-interest of the participating Holders;

3.1.16 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, at customary times, obtain an opinion and negative assurance letter of counsel representing the Company for the purposes of such Registration, addressed to the participating Holders or the Financial Counterparty, if any, and the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion or negative assurance letter is being given as the participating Holders, Financial Counterparty or Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters, and reasonably satisfactory to such participating Holders, Financial Counterparty or Underwriter;

3.1.17 in the event of an Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, to the extent reasonably requested by such Underwriter or Financial Counterparty in order to engage in such offering, allow the Underwriters or Financial Counterparty to conduct customary “underwriter’s due diligence” with respect to the Company;

3.1.18 in the event of any Underwritten Offering, a Block Trade, an Other Coordinated Offering or sale by a Financial Counterparty pursuant to such Registration, enter into and perform its obligations under an underwriting agreement or other purchase or sales agreement, in usual and customary form, with the managing Underwriter or the Financial Counterparty of such offering or sale;

3.1.19 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any successor rule promulgated thereafter by the Commission);

3.1.20 use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.21 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

Notwithstanding the foregoing, the Company shall not be required to provide any documents or information to an Underwriter or Financial Counterparty if such Underwriter or Financial Counterparty has not then been named with respect to the applicable Underwritten Offering or other offering involving a registration as an Underwriter or Financial Counterparty, as applicable.

3.2 Registration Expenses. The Registration Expenses in respect of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such person (i) agrees to sell such person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Restrictions on Registration Rights. Notwithstanding anything to the contrary in this Agreement, the Company shall be entitled to (A) delay or postpone the (i) initial effectiveness of any Registration Statement or (ii) launch of any Underwritten Offering, in each case, filed or requested pursuant to this Agreement, and (B) from time to time to require the Holders not to sell under any Registration Statement or Prospectus or to suspend the effectiveness thereof, if the negotiation or consummation of a transaction by the Company or its subsidiaries is pending or an event has occurred, which negotiation, consummation or event, the Board reasonably believes, upon the advice of legal counsel, would require additional disclosure by the Company in the applicable Registration Statement or Prospectus of material information that the Company has a bona fide business purpose for keeping confidential and the non-disclosure of which in the Registration Statement or Prospectus would be expected, in the reasonable determination of the Board, upon the advice of legal counsel, to cause the Registration Statement or Prospectus to fail to comply with applicable disclosure requirements (each such circumstance, a “Suspension Event”); provided, however, that the Company may not delay or suspend a Registration Statement, Prospectus or Underwritten Offering on more than two occasions, for more than thirty (30) consecutive calendar days, or more than sixty (60) total calendar days, in each case during any twelve-month period. Upon receipt of any written notice from the Company of a Suspension Event while a Registration Statement filed pursuant to this Agreement is effective or if as a result of a Suspension Event a Misstatement exists, each Holder agrees that it will immediately discontinue offers and sales of registered securities under each Registration Statement filed pursuant to this Agreement until the Holder receives copies of a supplemental or amended Prospectus (which the Company agrees to promptly prepare) that corrects the relevant misstatements or omissions and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales. If so directed by the Company, the Holders will deliver to the Company or, in Holders’ sole discretion destroy, all copies of each Prospectus covering Registrable Securities in Holders’ possession; provided, however, that this obligation to deliver or destroy shall not apply (A) to the extent the Holders are required to retain a copy of such Prospectus (x) to comply with applicable legal, regulatory, self-regulatory or professional requirements or (y) in accordance with a bona fide pre-existing document retention policy or (B) to copies stored electronically on archival servers as a result of automatic data back-up. Notwithstanding anything to the contrary set forth herein, the Company shall not provide any Holder with any material, nonpublic information regarding the Company other than to the extent that providing notice under this Section 3.4 to such Holder constitutes material, nonpublic information regarding the Company.

3.5 Reporting Obligations. As long as any Holder shall own Registrable Securities, the Company, at all times while it shall be a reporting company under the Exchange Act, covenants to file timely (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to Section 13(a) or 15(d) of the Exchange Act. The Company further covenants that it shall take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell shares of Registrable Securities held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act (or any successor rule promulgated thereafter by the Commission), including providing any legal opinions. Upon the request of any Holder, the Company shall deliver promptly to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

3.6 No Inconsistent Agreements; Additional Rights. The Company shall not hereafter enter into any agreement with respect to its securities that is inconsistent in any material respect with the rights granted to the Holders by this Agreement.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each person who controls such Holder (within the meaning of the Securities Act) (collectively, the “Holder Indemnified Persons”) against all losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable outside attorneys’ fees and inclusive of all reasonable outside attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such Holder Indemnified Person specifically for use therein.

4.1.2 In connection with any Registration Statement or Prospectus in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall, severally and not jointly, indemnify the Company, its directors and officers and agents and each person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and out-of-pocket expenses (including reasonable outside attorneys’ fees and inclusive of all reasonable outside attorneys’ fees arising out of the enforcement of each such persons’ rights under this Section 4.1) resulting from any Misstatement or alleged Misstatement, but only to the extent that the same are made in reliance on and in conformity with information relating to the Holder so furnished in writing to the Company by or on behalf of such Holder specifically for use therein. In no event shall the liability of any selling Holder hereunder be greater in amount than the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement or Prospectus giving rise to such indemnification obligation.

4.1.3 Any person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim or there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one outside counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of securities.

4.1.5 If the indemnification provided under Section 4.1 of this Agreement is held by a court of competent jurisdiction to be unavailable to an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall to the extent permitted by law contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such indemnified party and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 of this Agreement, any legal or other fees, charges or out-of-pocket expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Remedies. In the event of actual or potential breach by the Company of any of its obligations under this Agreement, each Holder, in addition to being entitled to exercise all rights granted by applicable law and under this Agreement, including recovery of damages, will be entitled to specific performance of its rights under this Agreement. The Company agrees that monetary damages would not provide adequate compensation for any losses incurred by reason of a breach by it of any of the provisions of this Agreement and further agrees that, in the event of any action for specific performance in respect of such breach, it shall waive the defense that a remedy at law would be adequate.

5.2 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery or (iii) transmission by hand delivery, telecopy, telegram, facsimile or email. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent, and received, in the case of mailed notices, on the third (3rd) business day following the date on which it is mailed, in the case of notices delivered by courier service, hand delivery, telecopy or telegram, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation, and in the case of notices delivered by facsimile or email, at such time as it is successfully transmitted to the addressee. Any notice or communication under this Agreement must be addressed, if to either of the Sponsor Entities, to: 712 Fifth Avenue, 36th Floor, New York, NY 10019, or by email at: tsmith@riverstonellc.com, if to the Company, to: Boonoke Conargo Road, Deniliquin NSW 2710, Australia, Attention: Alastair Provan, or by email at: aprovan@bellpotter.com.au and, if to any Holder, to the address of such Holder as it appears in the applicable register for the Registrable Securities or such other address as may be designated in writing by such Holder (including on the signature pages hereto). Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective thirty (30) days after delivery of such notice as provided in this Section 5.1.

5.3 Assignment; No Third Party Beneficiaries.

5.3.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.3.2 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors.

5.3.3 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto or do not hereafter become a party to this Agreement pursuant to this Section 5.3.

5.3.4 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice provided in accordance with Section 5.2 of this Agreement and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.3 shall be null and void.

5.4 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.5 Governing Law; Venue. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION.

5.6 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the total Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in his, her or its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.7 Other Registration Rights. The Company represents and warrants that no person, other than (a) a Holder of Registrable Securities, (b) the holders of the Company’s warrants pursuant to that certain Warrant Agreement, dated as of November 8, 2023, by and between the SPAC and Continental Stock Transfer & Trust Company, and assigned to and assumed by the Company on or about the date hereof, and (c) the parties to those certain Subscription Agreements, dated as of [__], 2024, by and between the SPAC, the Company and certain investors, has any right to require the Company to register any securities of the Company for sale or to include such securities of the Company in any Registration filed by the Company for the sale of securities for its own account or for the account of any other person. Further, the Company represents and warrants that this Agreement supersedes any other registration rights agreement, including the SPAC Registration Rights Agreement, or agreement with similar terms and conditions and in the event of a conflict between any such agreement or agreements and this Agreement, the terms of this Agreement shall prevail.

5.8 Entire Agreement. This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior contracts or agreements with respect to the subject matter hereof and the matters addressed or governed hereby, whether oral or written.

5.9 Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement and (ii) with respect to any Holder, the date as of which such Holder ceases to hold any Registrable Securities. The provisions of Article IV shall survive any termination.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

AGRICULTURE & NATURAL SOLUTIONS COMPANY LIMITED, an Australian public company limited by shares

By:
Name:
Title:

SIGNATURE PAGE TO

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

SPAC:

AGRICULTURE & NATURAL SOLUTIONS ACQUISITION CORPORATION, a Cayman Islands exempted company

By:
	Name:	Thomas Smith
	Title:	Chief Financial Officer, Chief Accounting Officer and Secretary

HOLDERS:

AGRICULTURE & NATURAL SOLUTIONS ACQUISITION SPONSOR LLC, a Cayman Islands limited liability company

By:
	Name:	Thomas Smith
	Title:	Authorized Person

AGRICULTURE & NATURAL SOLUTIONS ACQUISITION WARRANT HOLDINGS, LLC, a Delaware limited liability company

By:
	Name:	Thomas Smith
	Title:	Authorized Person

SIGNATURE PAGE TO

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

Jeffrey Tepper

Dr. Jennifer Aaker

Ted Hall

Raymond T. Dalio, in his capacity as Trustee of the Raymond T. Dalio Revocable Trust
Address:	1 Nyala Farms Road
Westport, Connecticut, 06880

Bell Group Holdings Pty Limited
By: Alastair Provan
Address:	Boonoke Conargo Road
Deniliquin NSW 2710
Australia

SIGNATURE PAGE TO

AMENDED AND RESTATED REGISTRATION RIGHTS AGREEMENT

EXHIBIT C

FORM OF BUY BACK AGREEMENT

[Attached]

Final Form

Share Buy-Back Agreement

Australian Food & Agriculture Company Limited

(ACN 005 858 293)

(Company)

and

Agriculture & Natural Solutions Company Limited

(ACN 680 144 085)

(NewCo)

and

[insert]

(ACN [insert])

(Shareholder)

K&L Gates

Perth office

Ref: 8000275.00001

Share Buy-Back Agreement

Date

Parties

1.	Australian Food & Agriculture Company Limited (ACN 005 858 293) of Level 29, 101 Collins Street Melbourne, Victoria 3000, Australia (Company)

2.	Agriculture & Natural Solutions Company Limited (ACN 680 144 085) of [•][1] (NewCo)

3.	[insert name](ACN [insert] ) of (Shareholder)

Background

A.	The Shareholder is the owner of the Buy Back Shares (as defined herein).

B.

The Company has agreed to buy from the Shareholder, and the Shareholder has agreed to sell to the Company, the number of Buy Back Shares set forth in the definition of Buy Back Shares in Section 1.1 of this Agreement, on the terms of this Agreement and subject to the applicable provisions of Division 2 of Part 2J.1 of the Corporations Act.

Agreed terms

1.	Definitions and interpretation

1.1	Definitions

Unless otherwise provided in this Agreement, capitalised terms used in this Agreement have the meaning given to them in the Business Combination Agreement:

Agreement means this agreement including the background, any schedules and any annexures;

ASIC means Australian Securities and Investments Commission;

Business Combination Agreement means the Business Combination Agreement dated August 28, 2024 between the Company, Agriculture & Natural Solutions Acquisition Corporation, Agriculture & Natural Solutions Company Limited, Merino Merger Sub 1 Inc., Merino Merger Sub 2 Inc., Raymond T. Dalio, in his capacity as Trustee of the Raymond T. Dalio Revocable Trust, Bell Group Holdings Pty Limited ACN 004 845 710, and solely with respect to Section 2.07 thereof, Agriculture & Natural Solutions Acquisition Sponsor LLC;

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Sydney, New South Wales, Australia;

Buy Back Shares means [insert] fully paid ordinary shares in the capital of the Company, being all of the fully paid ordinary shares in the Company held by the Shareholder less the fully paid ordinary shares in the Capital of the Company being transferred to NewCo pursuant to the Contributions;

Buy Back Consideration means an amount of cash equal to the product of the Respective Proportion (prior to giving effect to the Contributions) and the Company Equity Value in Australian Dollars, minus the aggregate value of any Share Consideration received by the Shareholder in the Contributions, valued at US$10.72 per NewCo Ordinary Share, and converted to Australian Dollars based on the applicable exchange rate at the Reference Time,

[1]	To reflect the address of NewCo after the Closing.

Completion means the completion of the transfer and buy-back of the Buy Back Shares` in accordance with clause 4;

Completion Date means the date on which the Contributions Effective Time occurs or such other date as agreed by the Company, NewCo and the Shareholder;

Conditions means the conditions precedent set out in clause 3.1(a);

Corporations Act means the Corporations Act 2001 (Cth);

Deal and Dealing means to:

(a)	dispose of, or agree or offer to dispose of, the Buy Back Shares or any legal, beneficial or economic interest in the Buy Back Shares;

(b)	create, or agree or offer to create, any Security Interest in the Buy Back Shares or any legal, beneficial or economic interest in the Buy Back Shares; or

(c)

do, or omit to do, any act if the act or omission would have the effect of transferring effective ownership or control of the Buy Back Shares or any legal, beneficial or economic interest in the Buy Back Shares;

Duty means any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of them but excludes any Tax;

Government Agency means a government or governmental, semi-governmental, administrative, fiscal or judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity whether foreign, federal, state, territorial or local;

GST has the meaning given in the GST Law;

GST Law has the meaning given in the A New Tax System (Goods and Services Tax) Act 1999 (Cth);

Law means:

(a)	principles of law or equity established by decisions of courts;

(b)	statutes, regulations or by-laws of the Commonwealth of Australia, or any State or Territory of the Commonwealth of Australia or a Government Agency; and

(c)	requirements and approvals (including conditions) of the Commonwealth of Australia or any State or Territory of the Commonwealth of Australia or a Government Agency that have the force of law;

Ordinary Shares means fully paid ordinary shares in the Company;

Security Interest means and includes:

(a)	any:

(i)	legal or equitable interest or power created, arising in or reserved in or over an interest in any property or asset; or

(ii)

security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement);

(b)	any thing or preferential interest or arrangement of any kind giving a person priority or preference over claims or other persons with respect to any property or asset;

(c)	a ‘security interest’ as defined in the Personal Property Securities Act 2009 (Cth);

(d)

any mortgage, pledge, lien, retention of title or charge or any security or preferential interest or arrangement of any kind or any other right of, or arrangement with, any creditor to have its claim satisfied in priority to other creditors with, or from the proceeds of, any asset; and

(e)	any agreement or arrangement (whether legally binding or not) to grant or create anything referred to in paragraphs(a) to (d) or to allow them to exist;

Respective Proportion means

Selective Buy Back has the meaning given to that term under clause 2.1; and

Share Capital Account means a share capital account as defined in section 975-300 of the Income Tax Assessment Act 1997 (Cth).

Subsidiary has the meaning given to it under the Corporations Act.

1.2	Interpretation

In this Agreement, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other genders;

(c)	headings are used for convenience only and do not affect the interpretation of this Agreement;

(d)	other grammatical forms of a defined word or expression have a corresponding meaning;

(e)	a reference to a document is to that document as amended, novated, supplemented, extended or restated from time to time;

(f)	a reference to a party is to a party to this Agreement and includes that party’s executors, administrators, successors, permitted assigns and permitted substitutes;

(g)	“person” includes a natural person, partnership, body corporate, association, joint venture, governmental or local authority, and any other body or entity whether incorporated or not;

(h)	“month” means calendar month and “year” means 12 consecutive months;

(i)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) is to that statute as amended, consolidated, re-enacted or replaced from time to time;

(j)	“include”, “for example” and any similar expressions are not used, and must not be interpreted, as words of limitation;

(k)	money amounts are stated in Australian currency unless otherwise specified;

(l)	a reference to a time of day is to that time in Sydney, Australia;

(m)

a reference to any agency or body that ceases to exist, is reconstituted, renamed or replaced, or has its powers or functions removed (defunct body) is to the agency or body that performs most closely the powers or functions of the defunct body;

(n)	any provision in this Agreement which is in favour of more than one person benefits all of them jointly and each of them severally; and

(o)	any provision in this Agreement which binds more than one person binds all of them jointly and each of them severally.

2.	Selective Buy Back

2.1	Sale and purchase

(a)

On Completion, the Shareholder agrees to sell to the Company free from all Security Interests and the Company agrees to buy back from the Shareholder, in accordance with this Agreement and subject to the applicable provisions of Division 2 of Part 2J.1 of the Corporations Act, the Buy-Back Shares for the Buy-Back Consideration (the Selective Buy Back).

(b)	The parties agree and acknowledge that with respect to the Buy-Back Consideration:

(i)

a portion of the Buy-Back Consideration (equal to the Shareholder’s Respective Proportion (after giving effect to the Contributions) multiplied by the amount standing to the credit of the Company’s Share Capital Account at the time of Completion) shall be debited to the Share Capital Account and treated as a return of capital;

(ii)	the balance of the Buy-Back Consideration will be treated as a dividend;

(iii)	subject to (iv), the Company will frank that dividend to the maximum extent possible with franking credits from the Company’s franking account; and

(iv)

where there are two or more shareholders in the Company participating in the Company Redemption, and there are insufficient franking credits in the Company’s franking credit account to frank all payments under the Company Redemption to 100%, then the franking credits in the Company’s franking credit account shall be paid to each shareholder in their Respective Proportions (after giving effect to the Contributions).

2.2	Title and Property

(a)	Title to and property in the Buy Back Shares remains with the Shareholder until Completion and passes to the Company with effect on and from Completion.

(b)	Title to and property in the Buy-Back Consideration remains with the Company until Completion and passes to the relevant Shareholder with effect on and from Completion.

3.	Condition precedent

3.1	Conditions precedent to Completion

(a)	Completion is conditional upon:

(i)	the warranties of the parties in clause 8.1, being true and correct as at the date of Completion; and

(ii)	the First Merger having occurred, and if the Second Merger proceeds, the Second Merger having occurred, and Contributions (if any) having occurred.

3.2	Duties in relation to the Conditions

(a)	Each party must use its reasonable endeavours to ensure that the Conditions referred to in clause 3.1 are fulfilled or waived on or before the date specified in that clause.

(b)	Each party must:

(i)	supply each other party with copies of all applications made and documents supplied for the purpose of fulfilling any Condition;

(ii)	not take any action that would, or would be likely to, prevent or hinder the fulfilment of any Condition; and

(iii)	notify the other parties in writing within 1 Business Day of a party becoming aware that.

(A)	a Condition has been fulfilled; or

(B)	of circumstances which may result in the Condition not being, or having become incapable of being, satisfied.

(c)	Nothing in this clause 3.2 requires a party to waive a Condition under clause 3.1 or accept unreasonable conditions or requirements imposed by third parties to satisfy any Condition.

4.	Completion

4.1	Time and place of Completion

Completion will take place virtually on the Completion Date immediately after the Contributions Effective Time or any other place or time on the Completion Date as the Company, NewCo and the Shareholder agree in writing.

4.2	Shareholder’s obligations in relation to the Selective Buy Back

On Completion the Shareholder must deliver or cause to be delivered to the Company:

(a)	a duly executed and completed transfer in favour of the Company for all of the Buy Back Shares in a form acceptable by the Company;

(b)	all share certificates relating to the Buy Back Shares;

(c)	a release of any Security Interests affecting the Buy Back Shares; and

(d)

such other documents duly executed by the Shareholder as may reasonably be required by the Company in order to effect the transfer of the Buy Back Shares to the Company in accordance with this Agreement.

Shareholder shall not permit or engage in any Dealing in any Buy Back Shares prior to Completion.

4.3	Company’s obligations in relation to the Selective Buy Back

On Completion, the Company must pay to the Shareholder the Buy-Back Consideration by bank transfer in cleared funds, subject to the Shareholder complying with its obligations under clause 4.2 and to any withholding by the Company under clause 6 but otherwise without any set off or counterclaim, and must give to each Shareholder a dividend statement in respect of the portion of the Buy-Back Consideration deemed a dividend.

4.4	Interdependency

(a)

The obligations of the parties under this clause 4 are interdependent and all actions at Completion will be given to take place simultaneously. No delivery or payment under this clause will be regarded as having been made until all deliverables and payments have been made (or have been waived).

4.5	Cancellation of Buy-Back Shares

The parties agree that immediately after the registration of the transfer of the Buy Back Shares to the Company, the Buy Back Shares will be cancelled in accordance with section 257H of the Corporations Act and the Company must, as soon as practicable after such cancellation, notify ASIC of the cancellation.

5.	Disclosure of Relevant Information

(a)

For the purpose of section 257G of the Corporations Act, this Agreement sets out all information known to the Company that is material to the decision as to whether or not to proceed with the Selective Buy-Back:

(i)

As at the date of this Agreement, the Company has 14,438,659 fully paid ordinary shares on issue (Ordinary Shares). Under the Selective Buy-Back, the Company is proposing to acquire up to [insert] Ordinary Shares, which represents [x]% of the issued share capital in the Company as at the date of this Agreement;

(ii)	The Selective Buy-Back will not materially prejudice the Company’s ability to pay its creditors; and

(iii)

All information known to the Company and all documentation in connection with the Selective Buy-Back is contained in this Agreement or has otherwise previously been provided to the shareholders of the Company including the notice of meeting seeking approval from the shareholders of the Company for the transaction contemplated by this Agreement and the terms of this Agreement in accordance with section 257D of the Corporations Act.

(b)

If prior to Completion, an event occurs that the Company considers, acting reasonably, renders information disclosed as part of the Selective Buy-Back misleading or deceptive (including any adverse tax treatments or consequences), the parties agree that this Agreement will continue to have effect and be binding on the parties, notwithstanding any additional shareholder approval or notices that the Company may be required to obtain or submit in accordance with the Corporations Act.

6.	Foreign resident capital gains withholding payment

(a)	In this clause 6:

Residency or Interests Declaration means a declaration that complies with section 14-210(3) of Schedule 1 of the Tax Act (Schedule);

Tax Act means the Taxation Administration Act 1953 (Cth); and

Withholding Amount means the amount (if any) that would (ignoring section 14-210(3) of the Schedule) be payable to the Commissioner of Taxation under section 14-200(3) of the Schedule in respect of the consideration payable for the transfer of the Buy Back Shares.

(b)

If there is a Withholding Amount and a Shareholder has not given the Company a Residency or Interests Declaration by the date payment of the Withholding Amount to the Commissioner is due, then the Company must:

(i)	withhold the Withholding Amount from the amount otherwise payable to that Shareholder at Completion; and

(ii)	remit the Withholding Amount to the Commissioner of Taxation on or before Completion.

(c)

The Company, in complying with its obligations under clause 6(b), may deduct the Withholding Amount from the amount otherwise payable by the Company to that Shareholder at Completion and the Company is not required to pay the amount so deducted to that Shareholder.

7.	Termination

7.1	Termination for failure to comply

(a)

If any party fails to fully comply with their obligations under clause 4 and Completion does not occur, then the other of them may terminate this Agreement by giving notice to all other parties and each of the Company and the Shareholder must promptly:

(i)	return to the other all documents delivered to it under clause 4;

(ii)	repay to the other all payments received by it under clause 4; and

(iii)	do everything reasonably required by the other to reverse any action taken under clause 4,

without	prejudice to any other rights any party may have in respect of that failure.

(b)

Notwithstanding any other provision of this Agreement, if on the Completion Date, the Company does not hold sufficient funds (inclusive of draws made pursuant to the Debt Financing, if available), after taking into account the cash required to operate the business of NewCo and the Company Group Members after the Closing, and after taking into account the number of Ordinary Shares elected to be transferred to NewCo in the Contributions, to pay the Buy-Back Consideration to the Shareholder (and any cash consideration owed to any other shareholder under a similar buy back agreement), in full without any set off or deduction for fees or foreign exchange currency adjustments, the Shareholder may terminate this Agreement by giving written notice to the Company, unless the Shareholder (and each other shareholder that is party to a similar buy back agreement to participate in the Company Redemption) has prior to the Completion Date elected to receive an amount of NewCo Ordinary Shares in lieu of such amount of the Buy Back Consideration (or any cash consideration owed under a similar buy back agreement) owed to it that the Company is unable to pay in cash (valued at $10.72).

7.2	Automatic termination

This Agreement terminates if the Conditions are not satisfied or waived by the Company by the Business Day immediately following the date which is 6 months after the date of this Agreement.

This Agreement terminates upon finalisation of Completion.

7.3	Effect of termination

If this Agreement is terminated under this clause:

(a)	each party will retain the rights it has or may have against the other party in respect of any past breach of this Agreement; and

(b)

in all other respects, all future obligations of the parties under this Agreement will immediately terminate and be of no further force or effect, including, without limitation, any further obligations in respect of the Selective Buy Back.

7.4	Termination

Where a party has a right to terminate this Agreement, that right for all purposes will be validly exercised if the party delivers a notice in writing to the other parties stating that it terminates this agreement and the provision under which it is terminating this Agreement.

8.	Warranties and acknowledgements

8.1	General warranties

Each relevant party warrants (insofar as it is applicable to that party) that the following warranties are true and correct as at the date of this Agreement and as at Completion:

(a)

the Shareholder is the registered holder [and beneficial holder of the Buy Back Shares] OR [of the Buy Back Shares and the beneficial holders of the Buy Back Shares are the beneficiaries of the Shareholder] and such Buy Back Shares are not subject to any Security Interest in favour of any other person or company or entity;

(b)	the Shareholder, NewCo and the Company each have the capacity and power to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated by this Agreement;

(c)	each party has taken all necessary action to authorise its entry into and performance of this Agreement and to carry out the transactions contemplated by this Agreement; and

(d)

the obligations of the Shareholder, NewCo and the Company under this Agreement are valid and binding and enforceable against the Shareholder, NewCo and the Company (respectively) in accordance with their terms.

9.	GST

9.1	Recovery of GST

If GST is payable, or notionally payable, on a supply made under or in connection with this Agreement, the party providing the consideration for that supply must pay as additional consideration an amount equal to the amount of GST payable, or notionally payable, on that supply (the GST Amount). Subject to the prior receipt of a tax invoice, the GST Amount is payable at the same time that the other consideration for the supply is provided. If a tax invoice is not received prior to the provision of that other consideration, the GST Amount is payable within 10 days of the receipt of a tax invoice. This clause does not apply to the extent that the consideration for the supply is expressly stated to be GST inclusive or the supply is subject to reverse charge.

9.2	Liability net of GST

If any indemnity, reimbursement or similar payment under this Agreement is based on any cost, expense or other liability, it will be reduced by any input tax credit entitlement, or notional input tax credit entitlement, in relation to the relevant cost, expense or other liability.

9.3	Adjustment events

If an adjustment event occurs in relation to a supply made under or in connection with this Agreement, the GST Amount will be recalculated to reflect that adjustment and an appropriate payment will be made between the parties.

9.4	Definitions

Unless the context requires otherwise, words and phrases used in this clause that have a specific meaning in the GST Law have the same meaning in this clause 9.

10.	Confidentiality

The parties agree to keep confidential:

(a)	all matters, negotiations or discussions whatsoever relating to the reason or reasons for this Agreement; and

(b)	the terms of this Agreement,

otherwise than as may be necessary to disclose to a party’s legal or accounting adviser and as may be required to be disclosed by Law and under the Business Combination Agreement and in connection the transactions contemplated by the Business Combination Agreement including at the request of the staff of the SEC or any applicable regulatory agency or under the regulations of any applicable securities exchange, in which case the Shareholder shall provide the Company and NewCo with prior written notice of such disclosure permitted under this subclause.

11.	Notices

11.1	Giving notices

Any notice or other communication (Notice) to or by a party under this Agreement:

(a)	must be given by personal service, by prepaid priority or express post, or by email;

(b)

must be in writing (and for the purposes of this clause, a Notice in the body of or attached to an email is in writing), legible and in English addressed (depending on the manner in which it is given) as specified below:

(i)	if to the Company:

Address:	Level 29, 101 Collins Street Melbourne, Victoria 3000

Attention:	[insert]

Email: Copy to Attention: Email:	[insert] K&L Gates Adam Levine adam.levine@klgates.com

(ii)	if to the Shareholder:

Address:	[insert]

Attention:	[insert]

Email:	[insert]

Copy to	[insert]

Attention:	[insert]

Email	[insert]

(iii)	if to NewCo:

Address:	[insert]

Attention:	Bert Glover

Email:	bert@impactag.com.au

Copy to	K&L Gates

Attention:	Adam Levine

Email	adam.levine@klgates.com

or as otherwise specified in any updated details last notified by the party to the sender by not less than 5 Business Days’ notice given in accordance with this clause (Specified Contact Details); and

(c)

must be signed by the sender (if an individual) or by that party’s authorised officer, agent or representative. A party receiving a Notice is not obliged to enquire as to the authority of the person signing the Notice. A Notice attached to an email in portable document format (.pdf) or another appropriate and commonly used format and signed by the sender in accordance with this clause 11.1(c) complies with this clause and in that case, the covering email need not be so signed.

11.2	Receipt of Notices

(a)	A Notice given under clause 11.1 is taken to be given by the sender and received by the recipient (whether or not the recipient actually receives it):

(i)	if delivered in person, when it is left at the recipient’s address set out in the Specified Contact Details;

(ii)	if posted to the recipient’s address set out in the Specified Contact Details, at 9.00 am on the third (seventh, if sent to or from an address in another country) day after the date of posting; or

(iii)

if sent by email, 2 hours after the time the email is sent to the recipient’s email address set out in the Specified Contact Details, as recorded on the sender’s email system, unless the sender receives, within that time period, an automatic notification (other than an out of office message) indicating that the email has not been delivered.

(b)

If any delivery or receipt would be deemed by clause 11.2(a) to be on a day that is not a Business Day or after 5.00 pm (recipient’s time), it is deemed to have been received at 9.00 am (recipient’s time) on the next Business Day.

12.	General

12.1	Entire understanding

This Agreement, together with the Business Combination Agreement and any Ancillary Agreements thereto, contain the entire understanding between the parties concerning the subject matter of this Agreement and supersedes, terminates and replaces all prior agreements and communications between the parties concerning that subject matter.

12.2	No reliance

Each party acknowledges that, except as expressly stated in this Agreement and the Business Combination Agreement, it has not relied on any representation, warranty, undertaking or statement made by or on behalf of another party in relation to this Agreement or its subject matter.

12.3	No adverse construction

No provision of this Agreement is to be construed to the disadvantage of a party solely because that party was responsible for preparing or proposing this Agreement or the provision.

12.4	Remedies cumulative

Except as set out in this Agreement, the powers, rights and remedies under this Agreement are cumulative with and not exclusive of any powers, rights and remedies provided by Law independently of this Agreement.

12.5	Severability

Any provision of this Agreement, which is invalid in any jurisdiction must, in relation to that jurisdiction, be:

(a)	read down to the minimum extent necessary to achieve its validity, if applicable; and

(b)	severed from this Agreement in any other case,

without invalidating or affecting the remaining provisions of this Agreement or the validity of that provision in any other jurisdiction.

12.6	No variation

This Agreement cannot be amended or varied except in writing signed by the parties.

12.7	Costs

Each party must pay its own legal costs of and incidental to the preparation and completion of this Agreement, except as otherwise provided in the Business Combination Agreement.

12.8	Duty

(a)	Any duty (including related interest or penalties) payable in respect of this Agreement or any instrument created in connection with it must be paid by the Company.

(b)	The Company undertakes to keep the Shareholder indemnified against all liability relating to the duty, fines and penalties.

12.9	Conflicting provisions

If there is any conflict between the main body of this Agreement and any schedules or annexures comprising it, then the provisions of the main body of this Agreement prevail.

12.10	Relationship of parties

Unless this Agreement expressly provides otherwise, nothing in this Agreement may be construed as creating a relationship of partnership, of principal and agent or of trustee and beneficiary.

12.11	Counterparts

This Agreement may be executed in any number of counterparts, each of which is an original. All of the counterparts together constitute the one document, as if the signatures on the counterparts were on a single copy of this Agreement. A counterpart may be physically signed in hard copy, by facsimile or other electronic form, or by any combination of these.

12.12	Governing law and jurisdiction

(a)	This Agreement is governed by and must be construed in accordance with the Laws of New South Wales.

(b)

The parties submit to the exclusive jurisdiction of the courts of that State and the Commonwealth of Australia in respect of all matters arising out of or relating to this Agreement, its performance or subject matter.

(c)	Each party waives any rights to:

(i)	object to the venue of any proceedings; or

(ii)	claim that the proceedings have been brought in an inconvenient forum or that the courts of another place are a more convenient forum,

if the proceedings have been brought in a court referred to in clause 12.12(b).

Executed as an agreement

COMPANY

Executed by Australian Food & Agriculture Company Limited (ACN 005 858 293) in accordance with section 127(1) of the Corporations Act 2001 (Cth):

Signature of director	Signature of director / company secretary

Name (please print)	Name (please print)

Date signed	Date signed

The signatory confirms that their signature appearing above is their personal signature affixed by electronic means and authenticates this document or any counterpart signed by the signatory.	The signatory confirms that their signature appearing above is their personal signature affixed by electronic means and authenticates this document or any counterpart signed by the signatory.

NEWCO

Executed by Agriculture & Natural Solutions Company Limited ACN 680 144 085 in accordance with section 127(1) of the Corporations Act 2001 (Cth):

Signature of director	Signature of director / company secretary

Name (please print)	Name (please print)

Date signed	Date signed

The signatory confirms that their signature appearing above is their personal signature affixed by electronic means and authenticates this document or any counterpart signed by the signatory.	The signatory confirms that their signature appearing above is their personal signature affixed by electronic means and authenticates this document or any counterpart signed by the signatory.

SHAREHOLDER

Executed by [insert] in accordance with section 127(1) of the Corporations Act 2001 (Cth):

Signature of director	Signature of director / company secretary

Name (please print)	Name (please print)

Date signed	Date signed

The signatory confirms that their signature appearing above is their personal signature affixed by electronic means and authenticates this document or any counterpart signed by the signatory.	The signatory confirms that their signature appearing above is their personal signature affixed by electronic means and authenticates this document or any counterpart signed by the signatory.

OR

Signed by [Party Name] as trustee for the [Trust Name] in the presence of:

Signature

EXHIBIT D

FORM OF FIRST PLAN OF MERGER

[Attached]

THIS FIRST PLAN OF MERGER (the “First Plan of Merger”) is made on ________________, 2024

BETWEEN

(1)

Agriculture & Natural Solutions Acquisition Corporation, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Surviving Company”); and

(2)

Merino Merger Sub 1 Inc., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Merging Company” and together with the Surviving Company, the “Companies”).

WHEREAS

(A)

The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “First Merger”), upon the terms and subject to the conditions of the business combination agreement dated 28 August, 2024 between, among others the Surviving Company, Agriculture & Natural Solutions Company Limited, the Merging Company, Merino Merger Sub 2 Inc., Raymond T. Dalio, in his capacity as Trustee of the Raymond T. Dalio Revocable Trust, Bell Group Holdings Pty Limited, Australian Food & Agriculture Company Limited and, solely with respect to Section 2.07 thereof, Agriculture & Natural Solutions Acquisition Sponsor LLC (the “Agreement”) and this First Plan of Merger and pursuant to provisions of Part XVI of the Companies Act (as amended) (the “Companies Act”).

(B)

The members of each of the Surviving Company and the sole member of the Merging Company have adopted this First Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(C)	Each of the Surviving Company and the Merging Company wishes to enter into this First Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms not otherwise defined in this First Plan of Merger shall have the meanings given to them in the Agreement, a copy of which is annexed at Annexure 1 hereto.

2.	FIRST PLAN OF MERGER

2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Act) to this First Plan of Merger are the Surviving Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Act) is the Surviving Company.

(c)

The registered office of the Surviving Company is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The registered office of the Merging Company is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands .

(d)

Immediately prior to the Effective Date, the authorised share capital of the Surviving Company is US$55,500 divided into 500,000,000 Class A ordinary shares of a nominal or par value of US$0.0001, 50,000,000 Class B ordinary shares of a nominal or par value of US$0.0001 and 5,000,000 preferred shares of a nominal or par value of US$0.0001 each.

(e)	Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$10 divided into 1,000 ordinary shares each of nominal or par value US$0.01 per share.

2.2	Effective Date

In accordance with section 233(13) of the Companies Act, the First Merger shall be effective on the date that this First Plan of Merger is registered by the Registrar (the “Effective Date”).

2.3	Terms and Conditions; Share Rights

(a)

The terms and conditions of the First Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Agreement.

(b)	The rights and restrictions attaching to the shares in the Surviving Company are set out in the memorandum and articles of association of the Surviving Company.

(c)	From the Effective Date, the memorandum and articles of association of the Surviving Company shall be the memorandum and articles of association annexed at Annexure 2 hereto.

2.4	Directors’ Interests in the First Merger

(a)	The name and address of the director of the Surviving Company is:

(i)	David Leuschen of 5 East 76th Street, New York, NY 10021, United States.

(b)	No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the First Merger.

2.5	Secured Creditors

(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this First Plan of Merger.

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this First Plan of Merger.

3.	VARIATION

3.1

At any time prior to the Effective Date, this First Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Agreement, to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this First Plan of Merger with the Registrar; and

(b)

effect any other changes to this First Plan of Merger as the Agreement or this First Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and the Merging Company to effect in their discretion.

4.	TERMINATION

4.1

At any time prior to the Effective Date, this First Plan of Merger may be terminated by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Agreement.

5.	COUNTERPARTS

5.1

This First Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this First Plan of Merger by executing any such counterpart.

6.	GOVERNING LAW

6.1	This First Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature pages to follow]

IN WITNESS whereof this First Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of Merino Merger Sub 1 Inc.:	)
)
	)	Duly Authorised Signatory
)
	)	Name:	David Leuschen
)
	)	Title:	Director
SIGNED for and on behalf of Agriculture & Natural Solutions Acquisition Corporation:	)
)
	)	Duly Authorised Signatory
)
	)	Name:	Thomas Smith
)
	)	Title:	Chief Financial Officer, Chief Accounting Officer and Secretary

ANNEXURE 1

BUSINESS COMBINATION AGREEMENT

ANNEXURE 2

MEMORANDUM AND ARTICLES OF ASSOCIATION OF SURVIVING COMPANY

EXHIBIT E

FORM OF SECOND PLAN OF MERGER

[Attached]

THIS SECOND PLAN OF MERGER (the “Second Plan of Merger”) is made on _______________, 2024

BETWEEN

(1)

Merino Merger Sub 2 Inc., an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Surviving Company”); and

(2)

Agriculture & Natural Solutions Acquisition Corporation, an exempted company incorporated under the laws of the Cayman Islands having its registered office at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands (the “Merging Company” and together with the Surviving Company, the “Companies”).

WHEREAS

(A)

The respective boards of directors of the Surviving Company and the Merging Company have approved the merger of the Companies, with the Surviving Company continuing as the surviving company (the “Second Merger”), upon the terms and subject to the conditions of the business combination agreement dated 28 August, 2024 between, among others the Merging Company, Agriculture & Natural Solutions Company Limited, Merino Merger Sub 1 Inc., the Surviving Company, Raymond T. Dalio, in his capacity as Trustee of the Raymond T. Dalio Revocable Trust, Bell Group Holdings Pty Limited, Australian Food & Agriculture Company Limited, and, solely with respect to Section 2.07 thereof, Agriculture & Natural Solutions Acquisition Sponsor LLC (the “Agreement”) and this Second Plan of Merger and pursuant to provisions of Part XVI of the Companies Act (as amended) (the “Companies Act”).

(B)

The sole member of each of the Surviving Company and the Merging Company have adopted this Second Plan of Merger on the terms and subject to the conditions set forth herein and otherwise in accordance with the Companies Act.

(C)	Each of the Surviving Company and the Merging Company wishes to enter into this Second Plan of Merger pursuant to the provisions of Part XVI of the Companies Act.

IT IS AGREED

1.	DEFINITIONS AND INTERPRETATION

1.1	Terms not otherwise defined in this Second Plan of Merger shall have the meanings given to them in the Agreement, a copy of which is annexed at Annexure 1 hereto.

2.	SECOND PLAN OF MERGER

2.1	Company Details:

(a)	The constituent companies (as defined in the Companies Act) to this Second Plan of Merger are the Surviving Company and the Merging Company.

(b)	The surviving company (as defined in the Companies Act) is the Surviving Company.

(c)

The registered office of the Surviving Company is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands. The registered office of the Merging Company is Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands.

(d)	Immediately prior to the Effective Date, the authorised share capital of the Surviving Company is US$55,500 divided into 555,000,000 ordinary shares each of nominal or par value US$0.0001 per share.

(e)	Immediately prior to the Effective Date, the authorised share capital of the Merging Company is US$55,500 divided into 555,000,000 ordinary shares each of nominal or par value US$0.0001 per share.

2.2	Effective Date

In accordance with section 233(13) of the Companies Act, the Second Merger shall be effective on the date that this Second Plan of Merger is registered by the Registrar (the “Effective Date”).

2.3	Terms and Conditions; Share Rights

(a)

The terms and conditions of the Second Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property, are set out in the Agreement.

(b)	The rights and restrictions attaching to the shares in the Surviving Company are set out in the memorandum and articles of association of the Surviving Company.

(c)	From the Effective Date, the memorandum and articles of association of the Surviving Company shall continue to be the memorandum and articles of association of the Surviving Company.

2.4	Directors’ Interests in the Second Merger

(a)	The name and address of the director of the Surviving Company is:

(i)	David Leuschen of 5 East 76th Street, New York, NY 10021, United States.

(b)	No director of either of the Companies will be paid any amounts or receive any benefits consequent upon the Second Merger.

2.5	Secured Creditors

(a)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Second Plan of Merger.

(b)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Second Plan of Merger.

3.	VARIATION

3.1

At any time prior to the Effective Date, this Second Plan of Merger may be amended by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Agreement, to:

(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Second Plan of Merger with the Registrar; and

(b)

effect any other changes to this Second Plan of Merger as the Agreement or this Second Plan of Merger may expressly authorise the Boards of Directors of both the Surviving Company and the Merging Company to effect in their discretion.

4.	TERMINATION

4.1

At any time prior to the Effective Date, this Second Plan of Merger may be terminated by the Boards of Directors of both the Surviving Company and the Merging Company in accordance with the terms of the Agreement.

5.	COUNTERPARTS

5.1

This Second Plan of Merger may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any party may enter into this Second Plan of Merger by executing any such counterpart.

6.	GOVERNING LAW

6.1	This Second Plan of Merger and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of the Cayman Islands.

[Signature pages to follow]

IN WITNESS whereof this Second Plan of Merger has been entered into by the parties on the day and year first above written.

SIGNED for and on behalf of Agriculture & Natural Solutions Acquisition Corporation:	)
)
	)	Duly Authorised Signatory
)
	)	Name:	David Leuschen
)
	)	Title:	Director
SIGNED for and on behalf of Merino Merger Sub 2 Inc.:	)
)
	)	Duly Authorised Signatory
)
	)	Name:	David Leuschen
)
	)	Title:	Director

ANNEXURE 1

BUSINESS COMBINATION AGREEMENT

EXHIBIT F

FORM OF POST-CLOSING SPAC CHARTER

[Attached]

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

AGRICULTURE & NATURAL SOLUTIONS ACQUISITION CORPORATION

(EFFECTIVE ON [  ], 2024 PURSUANT TO A PLAN OF MERGER DATED [  ], 2024)

REF: MB/CB/A8247.190363

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

AGRICULTURE & NATURAL SOLUTIONS ACQUISITION CORPORATION

(EFFECTIVE ON [  ], 2024 PURSUANT TO A PLAN OF MERGER DATED [  ], 2024)

1.	The name of the company is Agriculture & Natural Solutions Acquisition Corporation (the “Company”).

2.

The registered office of the Company will be situated at the offices of Walkers Corporate Limited, 190 Elgin Avenue, George Town, Grand Cayman KY1-9008, Cayman Islands or at such other location as the Directors may from time to time determine.

3.

The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Companies Act (as amended) of the Cayman Islands (the “Companies Act”).

4.

The Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit as provided by Section 27(2) of the Companies Act.

5.

The Company will not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this section shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

6.	The liability of the shareholders of the Company is limited to the amount, if any, unpaid on the shares respectively held by them.

7.

The authorised share capital of the Company is US$55,500 divided into 555,000,000 ordinary shares of a nominal or par value of US$0.0001 each provided always that subject to the Companies Act and the Articles of Association the Company shall have power to redeem or purchase any of its shares and to sub-divide or consolidate the said shares or any of them and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority, special privilege or other rights or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

8.	The Company may exercise the power contained in Section 206 of the Companies Act to deregister in the Cayman Islands and be registered by way of continuation in some other jurisdiction.

DIRECTORS	F-21

ALTERNATE DIRECTOR	F-21

POWERS AND DUTIES OF DIRECTORS	F-21

BORROWING POWERS OF DIRECTORS	F-23

THE SEAL	F-23

DISQUALIFICATION OF DIRECTORS	F-24

PROCEEDINGS OF DIRECTORS	F-24

DIVIDENDS	F-26

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION	F-27

CAPITALISATION OF RESERVES	F-28

SHARE PREMIUM ACCOUNT	F-29

NOTICES	F-29

INDEMNITY	F-30

NON-RECOGNITION OF TRUSTS	F-32

WINDING UP	F-32

AMENDMENT OF ARTICLES OF ASSOCIATION	F-33

CLOSING OF REGISTER OR FIXING RECORD DATE	F-33

REGISTRATION BY WAY OF CONTINUATION	F-33

MERGERS AND CONSOLIDATION	F-34

DISCLOSURE	F-34

THE COMPANIES ACT (AS AMENDED)

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

AGRICULTURE & NATURAL SOLUTIONS ACQUISITION CORPORATION

(EFFECTIVE ON [  ], 2024 PURSUANT TO A PLAN OF MERGER DATED [  ], 2024)

TABLE A

The Regulations contained or incorporated in Table ‘A’ in the First Schedule of the Companies Act shall not apply to Agriculture & Natural Solutions Acquisition Corporation (the “Company”) and the following Articles shall comprise the Articles of Association of the Company.

INTERPRETATION

1.	In these Articles the following defined terms will have the meanings ascribed to them, if not inconsistent with the subject or context:

“Articles” means these articles of association of the Company, as amended or substituted from time to time.

“Branch Register” means any branch Register of such category or categories of Members as the Company may from time to time determine.

“Class” or “Classes” means any class or classes of Shares as may from time to time be issued by the Company.

“Companies Act” means the Companies Act (as amended) of the Cayman Islands.

“Directors” means the directors of the Company for the time being, or as the case may be, the directors assembled as a board or as a committee thereof.

“Memorandum of Association” means the memorandum of association of the Company, as amended or substituted from time to time.

“Office” means the registered office of the Company as required by the Companies Act.

“Officers” means the officers for the time being and from time to time of the Company.

“Ordinary Resolution” means a resolution:

(a)

passed by a simple majority of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments, if more than one, is executed.

“paid up” means paid up as to the par value in respect of the issue of any Shares and includes credited as paid up.

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires, other than in respect of a Director or Officer in which circumstances Person shall mean any person or entity permitted to act as such in accordance with the laws of the Cayman Islands.

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register.

“Register” means the register of Members of the Company required to be kept pursuant to the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act.

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof.

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary of the Company.

“Share” means a share in the capital of the Company. All references to “Shares” herein shall be deemed to be Shares of any or all Classes as the context may require. For the avoidance of doubt in these Articles the expression “Share” shall include a fraction of a Share.

“Shareholder” or “Member” means a Person who is registered as the holder of Shares in the Register and includes each subscriber to the Memorandum of Association pending entry in the Register of such subscriber.

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act.

“signed” means bearing a signature or representation of a signature affixed by mechanical means.

“Special Resolution” means a special resolution of the Company passed in accordance with the Companies Act, being a resolution:

(a)

passed by a majority of not less than two-thirds of such Shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Shareholder is entitled; or

(b)

approved in writing by all of the Shareholders entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Shareholders and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments, if more than one, is executed.

“Treasury Shares” means Shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled.

2.	In these Articles, save where the context requires otherwise:

(a)	words importing the singular number shall include the plural number and vice versa;

(b)	words importing the masculine gender only shall include the feminine gender and any Person as the context may require;

(c)	the word “may” shall be construed as permissive and the word “shall” shall be construed as imperative;

(d)	reference to a dollar or dollars or USD (or $) and to a cent or cents is reference to dollars and cents of the United States of America;

(e)	reference to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force;

(f)

reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case; and

(g)

reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing or partly one and partly another.

3.	Subject to the preceding Articles, any words defined in the Companies Act shall, if not inconsistent with the subject or context, bear the same meaning in these Articles.

PRELIMINARY

4.	The business of the Company may be commenced at any time after incorporation.

5.

The Office shall be at such address in the Cayman Islands as the Directors may from time to time determine. The Company may in addition establish and maintain such other offices and places of business and agencies in such places as the Directors may from time to time determine.

6.

The expenses incurred in the formation of the Company and in connection with the offer for subscription and issue of Shares shall be paid by the Company. Such expenses may be amortised over such period as the Directors may determine and the amount so paid shall be charged against income and/or capital in the accounts of the Company as the Directors shall determine.

7.

The Directors shall keep, or cause to be kept, the Register at such place or (subject to compliance with the Companies Act and these Articles) places as the Directors may from time to time determine. In the absence of any such determination, the Register shall be kept at the Office. The Directors may keep, or cause to be kept, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act.

SHARES

8.	Subject to these Articles, all Shares for the time being unissued shall be under the control of the Directors who may:

(a)	issue, allot and dispose of the same to such Persons, in such manner, on such terms and having such rights and being subject to such restrictions as they may from time to time determine; and

(b)	grant options with respect to such Shares and issue warrants or similar instruments with respect thereto;

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

9.

The Directors, or the Shareholders by Ordinary Resolution, may authorise the division of Shares into any number of Classes and sub-classes and the different Classes and sub-classes shall be authorised, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different Classes (if any) may be fixed and determined by the Directors or the Shareholders by Ordinary Resolution.

10.

The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of their subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

11.	The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

MODIFICATION OF RIGHTS

12.

Whenever the capital of the Company is divided into different Classes (and as otherwise determined by the Directors) the rights attached to any such Class may, subject to any rights or restrictions for the time being attached to any Class only be materially adversely varied or abrogated with the consent in writing of the holders of not less than two-thirds of the issued Shares of the relevant Class, or with the sanction of a resolution passed at a separate meeting of the holders of the Shares of such Class by a majority of two-thirds of the votes cast at such a meeting. To every such separate meeting all the provisions of these Articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more Persons at least holding or representing by proxy one-third in nominal or par value amount of the issued Shares of the relevant Class (but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those Shareholders who are present shall form a quorum) and that, subject to any rights or restrictions for the time being attached to the Shares of that Class, every Shareholder of the Class shall on a poll have one vote for each Share of the Class held by them. For the purposes of this Article the Directors may treat all the Classes or any two or more Classes as forming one Class if they consider that all such Classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate Classes. The Directors may vary the rights attaching to any Class without the consent or approval of Shareholders provided that the rights will not, in the determination of the Directors, be materially adversely varied or abrogated by such action.

13.

The rights conferred upon the holders of the Shares of any Class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the Shares of that Class, be deemed to be materially adversely varied or abrogated by, inter alia, the creation, allotment or issue of further Shares ranking pari passu with or subsequent to them or the redemption or purchase of any Shares of any Class by the Company.

CERTIFICATES

14.	No Person shall be entitled to a certificate for any or all of their Shares, unless the Directors shall determine otherwise.

FRACTIONAL SHARES

15.

The Directors may issue fractions of a Share and, if so issued, a fraction of a Share shall be subject to and carry the corresponding fraction of liabilities (whether with respect to nominal or par value, premium, contributions, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without prejudice to the generality of the foregoing, voting and participation rights) and other attributes of a whole Share. If more than one fraction of a Share of the same Class is issued to or acquired by the same Shareholder such fractions shall be accumulated.

LIEN

16.

The Company has a first and paramount lien on every Share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that Share. The Company also has a first and paramount lien on every Share (whether or not fully paid) registered in the name of a Person indebted or under liability to the Company (whether they are the sole registered holder of a Share or one of two or more joint holders) for all amounts owing by them or their estate to the Company (whether or not presently payable). The Directors may at any time declare a Share to be wholly or in part exempt from the provisions of this Article. The Company’s lien on a Share extends to any amount payable in respect of it.

17.

The Company may sell, in such manner as the Directors may determine, any Share on which the Company has a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the Share, or the Persons entitled thereto by reason of their death or bankruptcy.

18.

For giving effect to any such sale the Directors may authorise some Person to transfer the Shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the Shares comprised in any such transfer and they shall not be bound to see to the application of the purchase money, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

19.

The proceeds of the sale after deduction of expenses, fees and commission incurred by the Company shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue shall (subject to a like lien for sums not presently payable as existed upon the Shares prior to the sale) be paid to the Person entitled to the Shares immediately prior to the sale.

CALLS ON SHARES

20.

The Directors may from time to time make calls upon the Shareholders in respect of any moneys unpaid on their Shares, and each Shareholder shall (subject to receiving at least fourteen days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on such Shares.

21.	The joint holders of a Share shall be jointly and severally liable to pay calls in respect thereof.

22.

If a sum called in respect of a Share is not paid before or on the day appointed for payment thereof, the Person from whom the sum is due shall pay interest upon the sum at the rate of eight percent per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

23.

The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the amount of the Share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

24.

The Directors may make arrangements on the issue of partly paid Shares for a difference between the Shareholders, or the particular Shares, in the amount of calls to be paid and in the times of payment.

25.

The Directors may, if they think fit, receive from any Shareholder willing to advance the same all or any part of the moneys uncalled and unpaid upon any partly paid Shares held by them, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution, eight percent per annum) as may be agreed upon between the Shareholder paying the sum in advance and the Directors.

FORFEITURE OF SHARES

26.

If a Shareholder fails to pay any call or instalment of a call in respect of any Shares on the day appointed for payment, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on them requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

27.

The notice shall name a further day (not earlier than the expiration of fourteen days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed the Shares in respect of which the call was made will be liable to be forfeited.

28.

If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the Directors to that effect.

29.

A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

30.

A Person whose Shares have been forfeited shall cease to be a Shareholder in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by them to the Company in respect of the Shares forfeited, but their liability shall cease if and when the Company receives payment in full of the amount unpaid on the Shares forfeited.

31.

A statutory declaration in writing that the declarant is a Director, and that a Share has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts in the declaration as against all Persons claiming to be entitled to the Share.

32.

The Company may receive the consideration, if any, given for a Share on any sale or disposition thereof pursuant to the provisions of these Articles as to forfeiture and may execute a transfer of the Share in favour of the Person to whom the Share is sold or disposed of and that Person shall be registered as the holder of the Share, and shall not be bound to see to the application of the purchase money, if any, nor shall their title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

33.

The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a Share becomes due and payable, whether on account of the amount of the Share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

TRANSFER OF SHARES

34.

The instrument of transfer of any Share shall be in any usual or common form or such other form as the Directors may determine and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up Share, or if so required by the Directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the Shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a Shareholder until the name of the transferee is entered in the Register in respect of the relevant Shares.

35.	Subject to the terms of issue thereof, the Directors may determine to decline to register any transfer of Shares without assigning any reason therefor.

36.	The registration of transfers may be suspended at such times and for such periods as the Directors may from time to time determine.

37.

All instruments of transfer that are registered shall be retained by the Company, but any instrument of transfer that the Directors decline to register shall (except in any case of fraud) be returned to the Person depositing the same.

TRANSMISSION OF SHARES

38.

The legal personal representative of a deceased sole holder of a Share shall be the only Person recognised by the Company as having any title to the Share. In the case of a Share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased holder of the Share, shall be the only Person recognised by the Company as having any title to the Share.

39.

Any Person becoming entitled to a Share in consequence of the death or bankruptcy of a Shareholder shall upon such evidence being produced as may from time to time be required by the Directors, have the right either to be registered as a Shareholder in respect of the Share or, instead of being registered themself, to make such transfer of the Share as the deceased or bankrupt Person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the deceased or bankrupt Person before the death or bankruptcy.

40.

A Person becoming entitled to a Share by reason of the death or bankruptcy of a Shareholder shall be entitled to the same dividends and other advantages to which they would be entitled if they were the registered Shareholder, except that they shall not, before being registered as a Shareholder in respect of the Share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

ALTERATION OF SHARE CAPITAL

41.	The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into Shares of such Classes and amount, as the resolution shall prescribe.

42.	The Company may by Ordinary Resolution:

(a)	consolidate and divide all or any of its share capital into Shares of a larger amount than its existing Shares;

(b)	convert all or any of its paid up Shares into stock and reconvert that stock into paid up Shares of any denomination;

(c)

subdivide its existing Shares, or any of them into Shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced Share shall be the same as it was in case of the Share from which the reduced Share is derived; and

(d)

cancel any Shares that, at the date of the passing of the resolution, have not been taken or agreed to be taken by any Person and diminish the amount of its share capital by the amount of the Shares so cancelled.

43.	The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorised by law.

REDEMPTION, PURCHASE AND SURRENDER OF SHARES

44.	Subject to the Companies Act, the Company may:

(a)	issue Shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Shareholder on such terms and in such manner as the Directors may determine;

(b)	purchase its own Shares (including any redeemable Shares) on such terms and in such manner as the Directors may determine and agree with the Shareholder;

(c)	make a payment in respect of the redemption or purchase of its own Shares in any manner authorised by the Companies Act, including out of its capital; and

(d)	accept the surrender for no consideration of any paid up Share (including any redeemable Share) on such terms and in such manner as the Directors may determine.

45.

Any Share in respect of which notice of redemption has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the notice of redemption.

46.	The redemption, purchase or surrender of any Share shall not be deemed to give rise to the redemption, purchase or surrender of any other Share.

47.

The Directors may when making payments in respect of redemption or purchase of Shares, if authorised by the terms of issue of the Shares being redeemed or purchased or with the agreement of the holder of such Shares, make such payment either in cash or in specie including, without limitation, interests in a special purpose vehicle holding assets of the Company or holding entitlement to the proceeds of assets held by the Company or in a liquidating structure.

TREASURY SHARES

48.

Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant Shares are to be held as Treasury Shares, such Shares shall be cancelled.

49.

No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

50.	The Company shall be entered in the Register as the holder of the Treasury Shares provided that:

(a)	the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void;

(b)

a Treasury Share shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of Shares as fully paid bonus shares in respect of a Treasury Share is permitted and Shares allotted as fully paid bonus shares in respect of a treasury share shall be treated as Treasury Shares.

51.	Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

GENERAL MEETINGS

52.	The Directors may, whenever they think fit, convene a general meeting of the Company.

53.

The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Shareholders in accordance with these Articles, for any reason or for no reason at any time prior to the time for holding such meeting or, if the meeting is adjourned, the time for holding such adjourned meeting. The Directors shall give Shareholders notice in writing of any cancellation or postponement. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

54.

General meetings shall also be convened on the requisition in writing of any Shareholder or Shareholders entitled to attend and vote at general meetings of the Company holding at least ten percent of the paid up voting share capital of the Company deposited at the Office specifying the objects of the meeting by notice given no later than 21 days from the date of deposit of the requisition signed by the requisitionists, and if the Directors do not convene such meeting for a date not later than 45 days after the date of such deposit, the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which general meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

55.

If at any time there are no Directors, any two Shareholders (or if there is only one Shareholder then that Shareholder) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which general meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

56.

At least seven clear days’ notice in writing counting from the date service is deemed to take place as provided in these Articles specifying the place, the day and the hour of the meeting and the general nature of the business, shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such Persons as are, under these Articles, entitled to receive such notices from the Company, but with the consent of all the Shareholders entitled to receive notice of some particular meeting and attend and vote thereat, that meeting may be convened by such shorter notice or without notice and in such manner as those Shareholders may think fit.

57.	The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Shareholder shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

58.

All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, any report of the Directors or of the Company’s auditors, and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Shareholders entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

59.

No business shall be transacted at any general meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Shareholders holding at least a majority of the paid up voting share capital of the Company present in person or by proxy and entitled to vote at that meeting shall form a quorum.

60.

If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Shareholders, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Shareholder or Shareholders present and entitled to vote shall form a quorum.

61.

If the Directors wish to make this facility available for a specific general meeting or all general meetings of the Company, participation in any general meeting of the Company may be by means of a telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

62.	The chair, if any, of the Directors shall preside as chair at every general meeting of the Company.

63.

If there is no such chair, or if at any general meeting they are not present within fifteen minutes after the time appointed for holding the meeting or is unwilling to act as chair, any Director or Person nominated by the Directors shall preside as chair, failing which the Shareholders present in person or by proxy shall choose any Person present to be chair of that meeting.

64.	The chair may adjourn a meeting from time to time and from place to place either:

(a)	with the consent of any general meeting at which a quorum is present (and shall if so directed by the meeting); or

(b)	without the consent of such meeting if, in their sole opinion, they consider it necessary to do so to:

(i)	secure the orderly conduct or proceedings of the meeting; or

(ii)	give all persons present in person or by proxy and having the right to speak and / or vote at such meeting, the ability to do so,

but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting, or adjourned meeting, is adjourned for fourteen days or more, notice of the adjourned meeting shall be given in the manner provided for the original meeting. Save as aforesaid, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

65.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by the chair or one or more Shareholders present in person or by proxy entitled to vote, and unless a poll is so demanded, a declaration by the chair that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

66.	If a poll is duly demanded it shall be taken in such manner as the chair directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

67.

In the case of an equality of votes, whether on a show of hands or on a poll, the chair of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

68.

A poll demanded on the election of a chair of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chair of the meeting directs.

VOTES OF SHAREHOLDERS

69.

Subject to any rights and restrictions for the time being attached to any Share, on a show of hands every Shareholder present in person and every Person representing a Shareholder by proxy shall, at a general meeting of the Company, each have one vote and on a poll every Shareholder and every Person representing a Shareholder by proxy shall have one vote for each Share of which they or the Person represented by proxy is the holder.

70.

In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy shall be accepted to the exclusion of the votes of the other joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register.

71.

A Shareholder of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote in respect of Shares carrying the right to vote held by them, whether on a show of hands or on a poll, by their committee, or other Person in the nature of a committee appointed by that court, and any such committee or other Person, may vote in respect of such Shares by proxy.

72.

No Shareholder shall be entitled to vote at any general meeting of the Company unless all calls, if any, or other sums presently payable by them in respect of Shares carrying the right to vote held by them have been paid.

73.	On a poll votes may be given either personally or by proxy.

74.

The instrument appointing a proxy shall be in writing under the hand of the appointor or of their attorney duly authorised in writing or, if the appointor is a corporation, either under Seal or under the hand of an Officer or attorney duly authorised. A proxy need not be a Shareholder.

75.	An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

76.

The instrument appointing a proxy shall be deposited at the Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or, if the meeting is adjourned, the time for holding such adjourned meeting.

77.	The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

78.

A resolution in writing signed by all the Shareholders for the time being entitled to receive notice of and to attend and vote at general meetings of the Company (or being corporations by their duly authorised representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

CORPORATIONS ACTING BY REPRESENTATIVES AT MEETINGS

79.

Any corporation which is a Shareholder or a Director may by resolution of its directors or other governing body authorise such Person as it thinks fit to act as its representative at any meeting of the Company or of any meeting of holders of a Class or of the Directors or of a committee of Directors, and the Person so authorised shall be entitled to exercise the same powers on behalf of the corporation which they represent as that corporation could exercise if it were an individual Shareholder or Director.

DIRECTORS

80.

The name(s) of the first Director(s) shall either be determined in writing by a majority (or in the case of a sole subscriber that subscriber) of, or elected at a meeting of, the subscribers of the Memorandum of Association.

81.	The Company may by Ordinary Resolution appoint any Person to be a Director.

82.	Subject to these Articles, a Director shall hold office until such time as they are removed from office by Ordinary Resolution.

83.

The Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such numbers are fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

84.	The remuneration of the Directors may be determined by the Directors or by Ordinary Resolution.

85.	There shall be no shareholding qualification for Directors unless determined otherwise by Ordinary Resolution.

86.

The Directors shall have power at any time and from time to time to appoint any Person to be a Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by Ordinary Resolution.

ALTERNATE DIRECTOR

87.

Any Director may in writing appoint another Person to be their alternate and, save to the extent provided otherwise in the form of appointment, such alternate shall have authority to sign written resolutions on behalf of the appointing Director, but shall not be authorised to sign such written resolutions where they have been signed by the appointing Director, and to act in such Director’s place at any meeting of the Directors. Every such alternate shall be entitled to attend and vote at meetings of the Directors as the alternate of the Director appointing them and where they are Director to have a separate vote in addition to their own vote. A Director may at any time in writing revoke the appointment of an alternate appointed by them. Such alternate shall not be an Officer solely as a result of their appointment as an alternate other than in respect of such times as the alternate acts as a Director. The remuneration of such alternate shall be payable out of the remuneration of the Director appointing them and the proportion thereof shall be agreed between them.

POWERS AND DUTIES OF DIRECTORS

88.

Subject to the Companies Act, these Articles and to any resolutions passed in a general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution passed by the Company in general meeting shall invalidate any prior act of the Directors that would have been valid if that resolution had not been passed.

89.

The Directors may from time to time appoint any Person, whether or not a Director to hold such office in the Company as the Directors may think necessary for the administration of the Company, including but not limited to, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. Any Person so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto terminate if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that their tenure of office be terminated.

90.

The Directors may appoint any Person to be a Secretary (and if need be an assistant Secretary or assistant Secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit. Any Secretary or assistant Secretary so appointed by the Directors may be removed by the Directors or by the Company by Ordinary Resolution.

91.

The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit; any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

92.

The Directors may from time to time and at any time by power of attorney (whether under Seal or under hand) or otherwise appoint any company, firm or Person or body of Persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys or authorised signatory (any such person being an “Attorney” or “Authorised Signatory”, respectively) of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney or other appointment may contain such provisions for the protection and convenience of Persons dealing with any such Attorney or Authorised Signatory as the Directors may think fit, and may also authorise any such Attorney or Authorised Signatory to delegate all or any of the powers, authorities and discretion vested in them.

93.

The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following Articles shall not limit the general powers conferred by this Article.

94.

The Directors from time to time and at any time may establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any Person to be a member of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any such Person.

95.

The Directors from time to time and at any time may delegate to any such committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorise the members for the time being of any such local board, or any of them to fill any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any Person so appointed and may annul or vary any such delegation, but no Person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

96.	Any such delegates as aforesaid may be authorised by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

97.

The Directors may agree with a Shareholder to waive or modify the terms applicable to such Shareholder’s subscription for Shares without obtaining the consent of any other Shareholder; provided that such waiver or modification does not amount to a variation or abrogation of the rights attaching to the Shares of such other Shareholders.

98.

The Directors shall have the authority to present a winding up petition on behalf of the Company on the grounds that the Company is unable to pay its debts within the meaning of section 93 of the Companies Act or where a winding up petition has been presented, apply on behalf of the Company, for the appointment of a provisional liquidator without the sanction of a resolution passed by the Company at a general meeting.

BORROWING POWERS OF DIRECTORS

99.

The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, or to otherwise provide for a security interest to be taken in such undertaking, property or uncalled capital, and to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

THE SEAL

100.

The Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. The Seal shall be affixed in the presence of a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose and every Person as aforesaid shall sign every instrument to which the Seal is so affixed in their presence.

101.

The Company may maintain a facsimile of the Seal in such countries or places as the Directors may appoint and such facsimile Seal shall not be affixed to any instrument except by the authority of a resolution of the Directors provided always that such authority may be given prior to or after the affixing of such facsimile Seal and if given after may be in general form confirming a number of affixings of such facsimile Seal. The facsimile Seal shall be affixed in the presence of such Person or Persons as the Directors shall for this purpose appoint and such Person or Persons as aforesaid shall sign every instrument to which the facsimile Seal is so affixed in their presence and such affixing of the facsimile Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed in the presence of and the instrument signed by a Director or a Secretary (or an assistant Secretary) or in the presence of any one or more Persons as the Directors may appoint for the purpose.

102.

Notwithstanding the foregoing, a Secretary or any assistant Secretary shall have the authority to affix the Seal, or the facsimile Seal, to any instrument for the purposes of attesting authenticity of the matter contained therein but which does not create any obligation binding on the Company.

DISQUALIFICATION OF DIRECTORS

103.	The office of Director shall be vacated, if the Director:

(a)	becomes bankrupt or makes any arrangement or composition with their creditors;

(b)	dies or is found to be or becomes of unsound mind;

(c)	resigns their office by notice in writing to the Company;

(d)	is removed from office by Ordinary Resolution;

(e)	is removed from office by notice addressed to them at their last known address and signed by all of their co-Directors (not being less than two in number); or

(f)	is removed from office pursuant to any other provision of these Articles.

PROCEEDINGS OF DIRECTORS

104.

The Directors may meet together (either within or outside the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In case of an equality of votes the chair shall have a second or casting vote. A Director may, and a Secretary or assistant Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.

105.

A Director may participate in any meeting of the Directors, or of any committee appointed by the Directors of which such Director is a member, by means of telephone or similar communication equipment by way of which all Persons participating in such meeting can communicate with each other and such participation shall be deemed to constitute presence in person at the meeting.

106.

The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors the quorum shall be two, and if there be one Director the quorum shall be one. A Director represented by an alternate Director at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

107.

A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of their interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that they are to be regarded as interested in any contract or other arrangement which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made. A Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that they may be interested therein and if they do so their vote shall be counted and they may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

108.

A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with their office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by their office from contracting with the Company either with regard to their tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding their interest, may be counted in the quorum present at any meeting of the Directors whereat such Director or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and they may vote on any such appointment or arrangement.

109.

Any Director may act by themselves or their firm in a professional capacity for the Company, and they or their firm shall be entitled to remuneration for professional services as if they were not a Director; provided that nothing herein contained shall authorise a Director or their firm to act as auditor to the Company.

110.	The Directors shall cause minutes to be made in books or loose-leaf folders provided for the purpose of recording:

(a)	all appointments of Officers made by the Directors;

(b)	the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

(c)	all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

111.

When the chair of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

112.

A resolution in writing signed by all the Directors or all the members of a committee of Directors entitled to receive notice of a meeting of Directors or committee of Directors, as the case may be (an alternate Director, subject as provided otherwise in the terms of appointment of the alternate Director, being entitled to sign such a resolution on behalf of their appointer), shall be as valid and effectual as if it had been passed at a duly called and constituted meeting of Directors or committee of Directors, as the case may be. When signed a resolution may consist of several documents each signed by one or more of the Directors or their duly appointed alternate.

113.

The continuing Directors may act notwithstanding any vacancy in their body but if and for so long as their number is reduced below the number fixed by or pursuant to these Articles as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

114.

The Directors may elect a chair of their meetings and determine the period for which they are to hold office but if no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the Directors present may choose one of their number to be chair of the meeting.

115.

Subject to any regulations imposed on it by the Directors, a committee appointed by the Directors may elect a chair of its meetings. If no such chair is elected, or if at any meeting the chair is not present within fifteen minutes after the time appointed for holding the meeting, the committee members present may choose one of their number to be chair of the meeting.

116.

A committee appointed by the Directors may meet and adjourn as it thinks proper. Subject to any regulations imposed on it by the Directors, questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chair shall have a second or casting vote.

117.

All acts done by any meeting of the Directors or of a committee of Directors, or by any Person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or Person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such Person had been duly appointed and was qualified to be a Director.

DIVIDENDS

118.

Subject to any rights and restrictions for the time being attached to any Shares, or as otherwise provided for in the Companies Act and these Articles, the Directors may from time to time declare dividends (including interim dividends) and other distributions on Shares in issue and authorise payment of the same out of the funds of the Company lawfully available therefor.

119.

Subject to any rights and restrictions for the time being attached to any Shares, the Company by Ordinary Resolution may declare dividends, but no dividend shall exceed the amount recommended by the Directors.

120.

The Directors may determine, before recommending or declaring any dividend, to set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall be applicable for meeting contingencies, or for equalising dividends or for any other purpose to which those funds may be properly applied and pending such application may, at the determination of the Directors, either be employed in the business of the Company or be invested in such investments as the Directors may from time to time think fit.

121.

Any dividend may be paid in any manner as the Directors may determine. If paid by cheque it will be sent through the post to the registered address of the Shareholder or Person entitled thereto, or in the case of joint holders, to any one of such joint holders at their registered address or to such Person and such address as the Shareholder or Person entitled, or such joint holders as the case may be, may direct. Every such cheque shall be made payable to the order of the Person to whom it is sent or to the order of such other Person as the Shareholder or Person entitled, or such joint holders as the case may be, may direct.

122.

The Directors when paying dividends to the Shareholders in accordance with the foregoing provisions of these Articles may make such payment either in cash or in specie and may determine the extent to which amounts may be withheld therefrom (including, without limitation, any taxes, fees, expenses or other liabilities for which a Shareholder (or the Company, as a result of any action or inaction of the Shareholder) is liable).

123.

Subject to any rights and restrictions for the time being attached to any Shares, all dividends shall be declared and paid according to the amounts paid up on the Shares, but if and for so long as nothing is paid up on any of the Shares dividends may be declared and paid according to the par value of the Shares.

124.	If several Persons are registered as joint holders of any Share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the Share.

125.	No dividend shall bear interest against the Company.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

126.	The books of account relating to the Company’s affairs shall be kept in such manner as may be determined from time to time by the Directors.

127.	The books of account shall be kept at the Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

128.

The Directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Shareholders not being Directors, and no Shareholder (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorised by the Directors or by Ordinary Resolution.

129.

The accounts relating to the Company’s affairs shall only be audited if the Directors so determine, in which case the accounting principles will be determined by the Directors. The financial year of the Company shall end on 31 December of each year or such other date as the Directors may determine.

130.

The Directors in each year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

CAPITALISATION OF RESERVES

131.	Subject to the Companies Act and these Articles, the Directors may:

(a)

resolve to capitalise an amount standing to the credit of reserves (including a Share Premium Account, capital redemption reserve and profit and loss account), whether or not available for distribution;

(b)

appropriate the sum resolved to be capitalised to the Shareholders in proportion to the nominal amount of Shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

(i)	paying up the amounts (if any) for the time being unpaid on Shares held by them respectively, or

(ii)	paying up in full unissued Shares or debentures of a nominal amount equal to that sum,

and allot the Shares or debentures, credited as fully paid, to the Shareholders (or as they may direct) in those proportions, or partly in one way and partly in the other, but the Share Premium Account, the capital redemption reserve and profits which are not available for distribution may, for the purposes of this Article, only be applied in paying up unissued Shares to be allotted to Shareholders credited as fully paid;

(c)

make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalised reserve and in particular, without limitation, where Shares or debentures become distributable in fractions the Directors may deal with the fractions as they think fit;

(d)	authorise a Person to enter (on behalf of all the Shareholders concerned) into an agreement with the Company providing for either:

(i)	the allotment to the Shareholders respectively, credited as fully paid, of Shares or debentures to which they may be entitled on the capitalisation, or

(ii)

the payment by the Company on behalf of the Shareholders (by the application of their respective proportions of the reserves resolved to be capitalised) of the amounts or part of the amounts remaining unpaid on their existing Shares, and any such agreement made under this authority being effective and binding on all those Shareholders; and

(e)	generally do all acts and things required to give effect to any of the actions contemplated by this Article.

SHARE PREMIUM ACCOUNT

132.

The Directors shall in accordance with the Companies Act establish a Share Premium Account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share.

133.

There shall be debited to any Share Premium Account on the redemption or purchase of a Share the difference between the nominal value of such Share and the redemption or purchase price provided always that at the determination of the Directors such sum may be paid out of the profits of the Company or, if permitted by the Companies Act, out of capital.

NOTICES

134.

Any notice or document may be served by the Company or by the Person entitled to give notice to any Shareholder either personally, or by posting it airmail or air courier service in a prepaid letter addressed to such Shareholder at their address as appearing in the Register, or by electronic mail to any electronic mail address such Shareholder may have specified in writing for the purpose of such service of notices, or by facsimile should the Directors deem it appropriate. In the case of joint holders of a Share, all notices shall be given to that one of the joint holders whose name stands first in the Register in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

135.

Any Shareholder present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

136.	Any notice or other document, if served by:

(a)	post, shall be deemed to have been served five clear days after the time when the letter containing the same is posted;

(b)

facsimile, shall be deemed to have been served upon production by the transmitting facsimile machine of a report confirming transmission of the facsimile in full to the facsimile number of the recipient;

(c)	recognised courier service, shall be deemed to have been served 48 hours after the time when the letter containing the same is delivered to the courier service; or

(d)	electronic mail, shall be deemed to have been served immediately upon the time of the transmission by electronic mail.

In proving service by post or courier service it shall be sufficient to prove that the letter containing the notice or documents was properly addressed and duly posted or delivered to the courier service.

137.

Any notice or document delivered or sent in accordance with the terms of these Articles shall notwithstanding that such Shareholder be then dead or bankrupt, and whether or not the Company has notice of their death or bankruptcy, be deemed to have been duly served in respect of any Share registered in the name of such Shareholder as sole or joint holder, unless their name shall at the time of the service of the notice or document, have been removed from the Register as the holder of the Share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all Persons interested (whether jointly with or as claiming through or under them) in the Share.

138.	Notice of every general meeting of the Company shall be given to:

(a)	all Shareholders holding Shares with the right to receive notice and who have supplied to the Company an address for the giving of notices to them; and

(b)	every Person entitled to a Share in consequence of the death or bankruptcy of a Shareholder, who but for their death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

INDEMNITY

139.

To the fullest extent permitted by law, every Director (including for the purposes of this Article any alternate Director appointed pursuant to the provisions of these Articles), Secretary, assistant Secretary, or other Officer (but not including the Company’s auditors) and the personal representatives of the same (each an “Indemnified Person”) shall be indemnified and secured harmless out of the assets and funds of the Company against all actions or proceedings, whether threatened, pending or completed (a “Proceeding”), costs, charges, expenses, losses, damages or liabilities incurred or sustained by such Indemnified Person, other than by reason of such Indemnified Person’s own actual fraud, willful default or willful neglect as determined by a court of competent jurisdiction, (i) in or about the conduct of the Company’s business or affairs (including as a result of any mistake of judgment), (ii) arising as a consequence of such Indemnified Person becoming aware of any business opportunity and failing to present such business opportunity to the Company or otherwise taking any of the actions or omitting to take any of the actions permitted by the Articles under the heading “Business Opportunities”, (iii) in the execution or discharge of his or her duties, powers, authorities or discretions, or (iv) in respect of any actions or activities undertaken by an Indemnified Person provided for and in accordance with the provisions set out above (inclusive), including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by such Indemnified Person in defending, or otherwise being involved in, (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere. Each Member agrees to waive any claim or right of action he or she might have, whether individually or by or in the right of the Company, against any Director on account of any action taken by such Director, or the failure of such Director to take any action in the performance of his or her duties with or for the Company; provided that such waiver shall not extend to any matter in respect of any actual fraud, willful default or willful neglect which may attach to such Director.

140.	No Indemnified Person shall be liable:

(a)	for the acts, receipts, neglects, defaults or omissions of any other Director or Officer or agent of the Company; or

(b)	for any loss on account of defect of title to any property of the Company; or

(c)	on account of the insufficiency of any security in or upon which any money of the Company shall be invested; or

(d)	for any loss incurred through any bank, broker or other similar Person; or

(e)	for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgement or oversight on such Indemnified Person’s part; or

(f)

for any liability, obligation or duty to the Company that may arise as a consequence of such Indemnified Person becoming aware of any business opportunity and failing to present such business opportunity to the Company or otherwise taking any of the actions or omitting to take any of the actions permitted by these Articles under the heading “Business Opportunities”; or

(g)

for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of such Indemnified Person’s office or in relation thereto, unless the same shall happen through such Indemnified Person’s own actual fraud, wilful default or wilful neglect as determined by a court of competent jurisdiction.

141.

The Company will pay the expenses (including attorneys’ fees) incurred by an Indemnified Person in defending any Proceeding in advance of its final disposition, provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the Indemnified Person to repay all amounts advanced if it should be ultimately determined that the Indemnified Person is not entitled to be indemnified under these Articles or otherwise.

142.

The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

143.

The rights to indemnification and advancement of expenses conferred on any indemnitee as set out above will not be exclusive of any other rights that any indemnitee may have or hereafter acquire pursuant to an agreement with the Company or otherwise. The rights to indemnification and advancement of expenses set out above will be contract rights and such rights will continue as to an Indemnified Person who has ceased to be a Director or officer and shall inure to the benefit of his or her heirs, executors and administrators.

NON-RECOGNITION OF TRUSTS

144.

Subject to the proviso hereto, no Person shall be recognised by the Company as holding any Share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any Share or (except only as otherwise provided by these Articles or as the Companies Act requires) any other right in respect of any Share except an absolute right to the entirety thereof in each Shareholder registered in the Register, provided that, notwithstanding the foregoing, the Company shall be entitled to recognise any such interests as shall be determined by the Directors.

WINDING UP

145.	If the Company shall be wound up the liquidator shall apply the assets of the Company in such manner and order as they think fit in satisfaction of creditors’ claims.

146.

If the Company shall be wound up, the liquidator may, with the sanction of an Ordinary Resolution divide amongst the Shareholders in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as they deem fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Shareholders or different Classes. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Shareholders as the liquidator, with the like sanction shall think fit, but so that no Shareholder shall be compelled to accept any assets whereon there is any liability.

AMENDMENT OF ARTICLES OF ASSOCIATION

147.	Subject to the Companies Act and the rights attaching to the various Classes, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

CLOSING OF REGISTER OR FIXING RECORD DATE

148.

For the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at any meeting of Shareholders or any adjournment thereof, or those Shareholders that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Shareholder for any other purpose, the Directors may provide that the Register shall be closed for transfers for a stated period which shall not exceed in any case 40 days. If the Register shall be so closed for the purpose of determining those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders the Register shall be so closed for at least ten days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

149.

In lieu of or apart from closing the Register, the Directors may fix in advance a date as the record date for any such determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of the Shareholders and for the purpose of determining those Shareholders that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

150.

If the Register is not so closed and no record date is fixed for the determination of those Shareholders entitled to receive notice of, attend or vote at a meeting of Shareholders or those Shareholders that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Shareholders. When a determination of those Shareholders that are entitled to receive notice of, attend or vote at a meeting of Shareholders has been made as provided in this Article, such determination shall apply to any adjournment thereof.

REGISTRATION BY WAY OF CONTINUATION

151.

The Company may by Special Resolution resolve to be registered by way of continuation in a jurisdiction outside the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

MERGERS AND CONSOLIDATION

152.	The Company may merge or consolidate in accordance with the Companies Act.

153.	To the extent required by the Companies Act, the Company may by Special Resolution resolve to merge or consolidate the Company.

DISCLOSURE

154.

The Directors, or any authorised service providers (including the Officers, the Secretary and the registered office agent of the Company), shall be entitled to disclose to any regulatory or judicial authority, or to any stock exchange on which the Shares may from time to time be listed, any information regarding the affairs of the Company including, without limitation, information contained in the Register and books of the Company.

EXHIBIT G

FORM OF POST-CLOSING AFA CONSTITUTION

[Attached]

Constitution

Australian Food & Agriculture Company Limited

ACN 005 858 293

K&L Gates

Perth office

Ref: 8000275.00001

©2024 K&L Gates.

Table of Contents

1.	Definitions and interpretation	G-8

1.1	Definitions	G-8
1.2	Interpretation	G-9
1.3	Replaceable rules	G-10
1.4	Compliance with the Corporations Act	G-10
1.5	Transitional	G-10

2.	Capital	G-11

2.1	Directors may issue Shares	G-11
2.2	Rights attaching to ordinary Shares	G-11
2.3	Rights attaching to preference Shares	G-11
2.4	Variation of the rights attaching to Shares	G-11
2.5	Company may redeem	G-12
2.6	Exercise of vote and rights	G-12

3.	Brokerage and commission	G-12

3.1	How to pay brokerage and commission	G-12
3.2	Issue of shares	G-12

4.	Alteration of capital	G-12

4.1	Power to alter capital	G-12
4.2	Power to buy back Shares	G-13

5.	Shares held on trust or jointly	G-13

5.1	No recognition of trusts or other interests	G-13
5.2	Joint owners	G-13

6.	Certificates for Shares	G-13

6.1	Entitlement to certificates	G-13
6.2	Delivery to joint holders	G-14

7.	Lien	G-14

7.1	Lien on unpaid capital and money owing	G-14
7.2	Exemption from lien	G-14
7.3	Lien to apply to dividends	G-14
7.4	Company’s right of sale	G-14
7.5	Restrictions on sale	G-14
7.6	Effecting sale	G-14
7.7	Application of sale proceeds	G-15
7.8	Taxation	G-15

8.	Calls on Shares	G-15

8.1	Call by Directors	G-15
8.2	Payment of call	G-16
8.3	Terms of call	G-16
8.4	Deemed time of call	G-16
8.5	Liability of joint holders	G-16
8.6	Interest on unpaid calls	G-16
8.7	Fixed dates for calls	G-16
8.8	Disabilities if calls unpaid	G-16

8.9	Differentiation between Members	G-17
8.10	Payment of calls in advance	G-17
8.11	Evidence of call	G-17

9.	Transfer of Shares	G-17

9.1	Transfer of Shares	G-17
9.2	Registration of written transfers	G-18
9.3	Refusing a transfer	G-18
9.4	Notice of non-registration	G-18
9.5	Suspension of transfers	G-19

10.	Transmission of Shares	G-19

10.1	Transmission of Shares on death	G-19
10.2	Transmission of Shares on bankruptcy or insolvency	G-19
10.3	Transmission of Shares on mental incapacity	G-20

11.	Forfeiture of Shares	G-20

11.1	Default	G-20
11.2	Notice of forfeiture	G-20
11.3	Forfeiture	G-20
11.4	Liability continues after forfeiture	G-21
11.5	Statutory declaration is conclusive	G-21
11.6	Disposal of forfeited Shares	G-21
11.7	Transfer of forfeited Share	G-21
11.8	Application to outstanding money	G-22

12.	Alteration of capital	G-22

12.1	Power to consolidate, divide and cancel	G-22
12.2	Reduction of capital	G-22

13.	General meetings	G-22

13.1	Annual general meeting	G-22
13.2	Power to convene general meeting	G-22
13.3	Holding meetings of Members	G-23
13.4	Notice period	G-23
13.5	Notice of general meetings	G-23
13.6	Content of notice of general meetings	G-24
13.7	Content of notice of annual general meeting	G-25
13.8	Nature of business	G-25
13.9	Notice of adjourned meeting	G-25

14.	Proceedings at general meetings	G-25

14.1	Circular resolutions	G-25
14.2	Sole Member resolutions	G-25
14.3	Quorum	G-25
14.4	Effect of no quorum	G-26
14.5	Chairperson of general meeting	G-26
14.6	Vacancy in chair	G-27
14.7	Adjournment	G-27
14.8	Adjourned meetings	G-27
14.9	Irregularities	G-27

Table of Contents (ctd)	G-4

15.	Voting at general meetings	G-28

15.1	Voting	G-28
15.2	Voting rights	G-28
15.3	Voting by joint holders	G-28
15.4	No entitlement to vote if calls are unpaid	G-28
15.5	Voting by persons entitled to Shares	G-28
15.6	Voting by poll	G-29
15.7	Casting vote of chair	G-29
15.8	Objection to qualification of a voter	G-29
15.9	Votes counted in error	G-30

16.	Proxies	G-30

16.1	Who can appoint a proxy	G-30
16.2	Execution and form of proxies	G-30
16.3	Where proxy is incomplete	G-31
16.4	Member’s attorney or representative	G-31
16.5	Life of proxy	G-31
16.6	Lodgement of proxies and appointments	G-32
16.7	Validity of proxy vote	G-33

17.	Appointment, removal and remuneration of Directors	G-33

17.1	Number of Directors	G-33
17.2	Appointment and removal	G-33
17.3	No Share qualification	G-33
17.4	Remuneration	G-34
17.5	Vacation of office	G-35

18.	Powers and duties of Directors	G-35

18.1	General management power	G-35
18.2	Act in the best interests of a Holding Company	G-35
18.3	Attorneys	G-35
18.4	Power to borrow and give security	G-36
18.5	Indemnity	G-36
18.6	Other offices of Directors	G-36
18.7	Director may act in professional capacity	G-36

19.	Proceedings of Directors	G-37

19.1	Calling and holding Directors’ meetings	G-37
19.2	Circulating resolutions	G-37
19.3	Use of Meeting Technology	G-37
19.4	Directors’ resolutions	G-37
19.5	Minutes	G-37
19.6	Director’s personal interests	G-38
19.7	Quorum	G-39
19.8	Chairperson	G-39
19.9	Delegation to Committees	G-39
19.10	Acts of Directors valid despite defective appointment	G-40
19.11	Disabilities if calls unpaid	G-40

20.	Managing Director	G-40

20.1	Appointment and tenure	G-40
20.2	Ceasing to hold office	G-40
20.3	Powers	G-40

Table of Contents (ctd)	G-5

21.	Alternate Directors	G-41

21.1	Power to appoint an Alternate Director	G-41
21.2	Appointment	G-41
21.3	Rights and powers	G-41
21.4	Alternate Director is not agent of appointor	G-41
21.5	Termination of appointment	G-41

22.	Secretary	G-42

23.	Seal	G-42

23.1	Safe custody	G-42
23.2	Authority to use	G-42
23.3	Additional Seal	G-42

24.	Execution of documents	G-42

24.1	Execution generally	G-42
24.2	Execution without the Seal	G-42
24.3	Execution using the Seal	G-43
24.4	Execution by authorised persons	G-43
24.5	Seal register	G-43

25.	Records and inspection	G-43

26.	Dividends and reserves	G-44

26.1	Declaration	G-44
26.2	Interim dividends	G-44
26.3	Interest on dividends	G-44
26.4	Reserves	G-44
26.5	Entitlement to dividends	G-45
26.6	Deduction from dividends of money owing	G-45
26.7	Retention of dividends and transmission	G-45
26.8	Payment of dividends by distribution of property	G-45
26.9	Payment of dividends by cash	G-45
26.10	Unclaimed dividends	G-46

27.	Capitalisation of profits	G-46

27.1	Authority to capitalise	G-46
27.2	Appropriation and application	G-46
27.3	Adjustment of Members’ rights	G-46
27.4	Distribution	G-47

28.	Notices	G-47

28.1	Definition	G-47
28.2	How Notice to be given	G-47
28.3	When Notice is given	G-48
28.4	Notice to joint holders	G-48

Table of Contents (ctd)	G-6

29.	Winding up	G-48

30.	Indemnity and insurance	G-48

30.1	Definition	G-48
30.2	Company must indemnify Officers	G-48
30.3	Documentary indemnity and insurance policy	G-49

Schedule 1 – Preference Shares		G-50

Table of Contents (ctd)	G-7

Constitution of Australian Food & Agriculture Company Limited ACN 005 858 293

A company limited by Shares

1.	Definitions and interpretation

1.1	Definitions

In this Constitution, unless the context requires otherwise:

Alternate Director means any person who, for the time being, has been duly appointed under clause 21.2 and is acting as an alternate Director;

Board means the board of Directors of the Company from time to time;

Business Day means a day that is not a Saturday, Sunday, public holiday or bank holiday in Sydney, New South Wales;

Chairperson means the chairperson of the Board appointed under clause 14.4;

Class Rights means the rights attaching to each class of Shares as determined by the Directors);

Company means Australian Food & Agriculture Company Limited ACN 005 858 293 or as that name is changed from time to time;

Constitution means this constitution of the Company as amended, supplemented or replaced from time to time;

Corporations Act means the Corporations Act 2001 (Cth) and any regulations made under that statute;

Director means a person appointed to the office of director of the Company and, where appropriate, includes any Alternate Director;

Dividend includes an interim dividend;

Government Agency means any government or any public, statutory, governmental (including a local government), semi-governmental or judicial body, entity, department or authority and includes any self-regulatory organisation established under statute;

Holding Company has the meaning given to that term in the Corporations Act;

Law means:

(a)	principles of law or equity established by decisions of courts;

(b)	statutes, regulations or by-laws of the Commonwealth of Australia or any State or Territory of the Commonwealth of Australia or a Government Agency; and

(c)	requirements and approvals (including conditions) of the Commonwealth of Australia or any State or Territory of the Commonwealth of Australia or a Government Agency that have the force of law;

Managing Director means any person who, for the time being, is duly appointed and holds office as a managing Director;

Meeting Technology means any technology approved by the Directors that is reasonable to use for the purpose of holding a meeting at more than one physical venue or virtually or by a combination of those methods and otherwise satisfies the requirements of this Constitution and the Corporations Act;

Member means a person who is entered in the Register as the holder of any Share or any person deemed by this Constitution to be such a person;

Office means the registered office for the time being of the Company;

Prescribed Rate means the rate that is 2% per annum above the rate specified from time to time by Rule 36.7 of the Uniform Civil Procedure Rules 2005 for the purposes of section 101 of the Civil Procedure Act 2005 (NSW);

Present means, in connection with a meeting, the Member being present in person or by proxy, by attorney or, where the Member is a body corporate, by representative, and includes being present at a different venue from the venue at which other Members are participating in the same meeting or virtually where the meeting is held using Meeting Technology, providing the pre-requisites for a valid meeting as set out in this Constitution and the Corporations Act are observed;

Register means the registers and subregisters (if any) of Members to be kept in accordance with the Corporations Act;

Registered Office means the registered office of the Company;

Seal means the common seal of the Company (if any) and includes any additional seal of the Company referred to in clause 23;

Secretary means a person appointed to the office of secretary of the Company from time to time;

Share means a Share in the capital of the Company of any class;

Sole Director means any person who, for the time being, is the sole person to hold office as a Director; and

Special Resolution has the same meaning as in section 9 of the Corporations Act.

1.2	Interpretation

In this Constitution, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other genders;

(c)	headings are used for convenience only and do not affect the interpretation of this Constitution;

(d)	other grammatical forms of a defined word or expression have a corresponding meaning;

(e)	a reference to a document is to that document as amended, novated, supplemented, extended or restated from time to time;

(f)	if something is to be or may be done on a day that is not a Business Day then it must be done on the next Business Day;

(g)	“person” includes a natural person, partnership, body corporate, association, joint venture, governmental or local authority, and any other body or entity whether incorporated or not;

(h)	“month” means calendar month and “year” means 12 consecutive months;

(i)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) is to that statute as amended, consolidated, re-enacted or replaced from time to time;

(j)	“include”, “for example” and any similar expressions are not used, and must not be interpreted, as words of limitation;

(k)	money amounts are stated in Australian currency unless otherwise specified;

(l)

a reference to any agency or body that ceases to exist, is reconstituted, renamed or replaced, or has its powers or functions removed (defunct body) is to the agency or body that performs most closely the powers or functions of the defunct body;

(m)	references to notices in this Constitution include not only formal notices of meetings but also all documents and other communications from the Company to its Members but do not include cheques; and

(n)	any expression in a provision of this Constitution that relates to a particular provision of the Corporations Act has the same meaning as in that provision of the Corporations Act.

1.3	Replaceable rules

The replaceable rules contained in the Corporations Act are displaced under section 135(2) of the Corporations Act and do not apply to the Company except to the extent they are repeated in this Constitution.

1.4	Compliance with the Corporations Act

This Constitution is subject to the Corporations Act and where there is any inconsistency between a clause of this Constitution and the Corporations Act, which is not permissible under the Corporations Act, the Corporations Act prevails to the extent of the inconsistency.

1.5	Transitional

Everything done under this Constitution of the Company continues to have the same operation and effect after the adoption of any successor constitution as if properly done under that constitution.

2. Capital

2.1	Directors may issue Shares

Subject to the Class Rights, the Corporations Act and this Constitution, the Directors may:

(a)	issue or dispose of Shares, options over unissued Shares and other securities of the Company on such terms and with such rights and restrictions as they think fit; and

(b)

issue any Share, option or other security with such preferred, deferred or other special rights or restrictions whether with regard to Dividends, voting, return of capital, payment of calls or otherwise, as the Directors determine.

2.2	Rights attaching to ordinary Shares

The ordinary Shares confer on their holders:

(a)

on a winding up of the Company, the right to participate equally with the holders of other ordinary Shares in the repayment of paid-up capital and distribution of any surplus assets or profits of the Company;

(b)	the right to receive notice of and attend any general meeting of the Company;

(c)	right to elect to receive certain documents in electronic or physical form, in accordance with section 110K of the Corporations Act;

(d)	the right to cast one vote on a show of hands at a general meeting of the Company and to cast one vote for each ordinary Share held on a poll; and

(e)	the right to such Dividends and bonus Shares equally with the holders of other ordinary Shares as the Directors in their absolute discretion determine from time to time.

2.3	Rights attaching to preference Shares

(a)	The Company may issue preference Shares, which may be issued:

(i)	on terms that confer on their holders the rights set out in Schedule 1; or

(ii)	on terms that they are, or at the option of the Company are liable, to be redeemed and on such other terms as the Directors determine.

(b)

The issue of any class of securities ranking in priority, or any conversion of existing securities to securities ranking in priority, to an existing class of preference Shares is a variation or abrogation of the rights attaching to those preference Shares and requires approval under clause 2.4(b).

2.4	Variation of the rights attaching to Shares

(a)	The Share capital may be divided into the different classes of Shares as the Directors may determine from time to time in accordance with clause 2.1.

(b)

Unless otherwise provided by the terms of issue of Shares in a class (in which case the procedure set out in the terms of issue applies), the rights attached to any class may, whether or not the Company is being wound up, be varied:

(i)	with the consent in writing of the holders of at least 75% of the issued Shares of that class; or

(ii)	by a special resolution passed at a general meeting of the holders of the Shares of the class.

(c)

The provisions of this Constitution relating to general meetings apply (with any necessary changes) to meetings of every separate class, except that any holder of Shares of the class present may demand a poll.

(d)

Unless otherwise provided by this Constitution, or by the terms of issue of any Shares, the issue of further Shares ranking equally with existing ordinary Shares is not a variation or abrogation of the rights attaching to those existing ordinary Shares and the issue of preference Shares ranking equally with existing preference Shares is not a variation or abrogation of the rights attaching to those existing ordinary Shares or preference Shares.

2.5	Exercise of vote and rights

Subject to this Constitution, no person is entitled to vote or to exercise any right or privilege as a Member until the person is registered in the Register.

3.	Brokerage and commission

3.1	How to pay brokerage and commission

The Company may exercise the power to make payments by way of brokerage or commission conferred by the Corporations Act in the manner provided by the Corporations Act.

3.2	Issue of shares

Payments by way of brokerage or commission may be satisfied by the payment of cash, by the allotment of fully or partly paid shares or partly by the payment of cash and partly by the allotment of fully or partly paid shares.

4.	Alteration of capital

4.1	Power to alter capital

(a)	The Company may, by resolution, make any reduction or alteration to the Company’s Share capital permitted by the Corporations Act.

(b)

Subject to the Corporations Act, a reduction of Share capital may be effected in any lawful manner, including by cancellation of Shares, return of funds or distribution of assets in specie, as the Directors may approve.

(c)	The Directors may do anything required to give effect to a resolution altering the Company’s Share capital.

(d)	If a Member becomes entitled to a fraction of a Share, the Directors may determine how to deal with this, including, without limitation:

(i)	authorising the sale of fractions of Shares and the distribution of net proceeds as they see fit, including authorising entry into any agreement with any person on behalf of the relevant Member; or

(ii)	issuing fractional certificates for fractions of Shares.

4.2	Power to buy back Shares

The Company may, in accordance with the Corporations Act, buy back its own Shares on any terms and conditions determined by the Directors.

5.	Shares held on trust or jointly

5.1	No recognition of trusts or other interests

Except as required by the Corporations Act or by this Constitution, the Company will not:

(a)	be required to recognise any person as holding a Share on trust; or

(b)

be bound by or compelled in any way to recognise (whether or not the Company has been given notice) any equitable, contingent, future or partial claim, right or interest or any other right in any Share except an absolute right of ownership in the holder listed in the Register.

5.2	Joint owners

Subject to this Constitution, if 2 or more persons are listed in the Register as the holder of a Share:

(a)	they are deemed to hold the Share as joint tenants with rights of survivorship;

(b)	they and their respective legal personal representatives are jointly and severally liable to pay all instalments and calls in respect of the Share;

(c)

subject to clause 5.2(b), on the death of any one of them (evidence of which may be required by the Directors as they think fit), the survivor or survivors are the only person or persons whom the Company may recognise as having any title to the Share; and

(d)	any one of them may give effectual receipts for any Dividend or other distribution in respect of the Share.

6.	Certificates for Shares

6.1	Entitlement to certificates

(a)	If the Company is required by the Corporations Act to issue certificates for Shares or other securities of the Company, the Directors must cause the Company to issue the certificates.

(b)	The Directors may cancel any certificates and replace lost, stolen or damaged certificates on such terms and in such a manner as they determine from time to time.

6.2	Delivery to joint holders

The Company is not bound to issue more than one certificate in respect of a Share or Shares held jointly by several persons. Delivery of a certificate to one of several joint holders is sufficient delivery to all such holders.

7.	Lien

7.1	Lien on unpaid capital and money owing

The Company has a first and paramount lien:

(a)	on every partly paid Share for all money (whether presently payable or not) called or payable at a fixed time in respect of that Share; and

(b)

on all Shares registered in the name of a person (either solely or jointly with another person) for all money presently payable to the Company by that person or the person entitled to the Shares by reason of the death, mental incapacity, bankruptcy or insolvency of the first mentioned person.

7.2	Exemption from lien

The Directors may at any time exempt a Share wholly or in part from the provisions of clause 7.1.

7.3	Lien to apply to dividends

The Company’s lien (if any) on a Share extends to all dividends payable in respect of the Share.

7.4	Company’s right of sale

Subject to clause 7.5, the Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien.

7.5	Restrictions on sale

A Share on which the Company has a lien must not be sold unless:

(a)	a sum in respect of which the lien exists is presently payable; and

(b)

the Company has, not less than 14 days before the date of the sale, given to the registered holder for the time being of the Share or the person entitled to the Share by reason of the death, mental incapacity, bankruptcy or insolvency of the registered holder a notice in writing setting out, and demanding payment of, such part of the amount in respect of which the lien exists as is presently payable.

7.6	Effecting sale

(a)	The Directors may give effect to a sale referred to in clause 7.4 by authorising a person to transfer the Share sold to the purchaser.

(b)	The purchaser of such a Share:

(i)	will be registered as the holder of the Share;

(ii)	is not responsible for the application of the purchase money; and

(iii)	will possess a title which is not affected by any irregularity or invalidity in connection with the sale.

(c)

After the name of the purchaser is entered in the Register, no person may impeach the validity of the sale and the remedy of any person aggrieved is in damages only and against the Company exclusively.

7.7	Application of sale proceeds

The Company will pay:

(a)	the net proceeds of any sale or disposal referred to in clauses 7.4 and 7.6 towards satisfaction of the amount in respect of which the lien exists; and

(b)	the residue (if any) of the proceeds of sale to the person entitled to the Shares at the date of sale.

7.8	Taxation

If a liability is imposed on the Company to pay any tax or other charge in relation to the Shares held by a person or by another person entitled to the Shares by reason of the death, mental incapacity, bankruptcy or insolvency of the first mentioned person (in each case, the (Relevant Person)) or any dividend or any entitlements due to the Relevant Person, the Company:

(a)	must be fully indemnified by the Relevant Person from all such liability;

(b)

has a lien on all dividends, bonuses and other moneys payable in respect of Shares registered in the name of the Relevant Person, including Shares where the Relevant Person is one of several joint holders;

(c)	may recover as a debt due from the Relevant Person any moneys paid by the Company in respect of such liability; and

(d)	may refuse to register a transfer of any Shares by the Relevant Person until those moneys are recovered.

8.	Calls on Shares

8.1	Call by Directors

Subject to the Corporations Act and this Constitution, the Directors may make a call on some or all of the Members in respect of any money unpaid on their Shares which is not by the terms of issue of those Shares made payable at fixed times.

8.2	Payment of call

Upon receiving at least 14 days’ notice specifying the time and place of payment, each Member so notified must pay to the Company at the time or times and place so specified the amount called on the Shares.

8.3	Terms of call

The Directors may revoke, postpone or extend a call as they think fit, and may authorise or require a call to be paid by instalments.

8.4	Deemed time of call

A call will be deemed to have been made at the time when the Directors’ resolution authorising the call was passed.

8.5	Liability of joint holders

The joint holders of a Share are jointly and severally liable to pay all calls in respect of the Share.

8.6	Interest on unpaid calls

If a sum called in respect of a Share is not paid before or on the day appointed for payment of the sum, the Member from whom the sum is due must pay interest at a rate and on terms determined by the Directors. Interest may be calculated from the day appointed for payment of the sum to the time of actual payment. The Directors may waive payment of interest wholly or in part.

8.7	Fixed dates for calls

(a)

Any sum that, by the terms of issue of a Share, becomes payable on allotment or at a fixed date is deemed to be a call duly made and payable on the date on which by the terms of issue the sum becomes payable.

(b)

In the case of non-payment of a sum referred to in clause 8.7(a), all the relevant provisions of this Constitution as to payment of interest and expenses, forfeiture or otherwise apply as if the sum had become payable by virtue of a call duly made and notified.

8.8	Disabilities if calls unpaid

A Member may not exercise any right as a Member (including the right to receive a dividend, to be present at any meeting, to be counted in a quorum or to vote at any meeting or on a poll) until that Member has paid:

(a)	all calls due and payable by the Member whether alone or jointly with another person, together with interest and expenses in respect of the calls; and

(b)	all other sums (if any) presently payable by the Member in respect of any Shares held by the Member, whether alone or jointly with another person.

8.9	Differentiation between Members

The Directors may, on the issue of Shares, differentiate between Members as to the amount of calls to be paid and the times of payment.

8.10	Payment of calls in advance

(a)	The Directors may:

(i)	accept from any Member all or any part of the money unpaid on a Share in excess of the sum actually called up; and

(ii)

cause the Company to pay interest at the rate agreed between the Directors and the Member paying the sum, on the whole or any part of the amount so accepted (unless the Company in general meeting otherwise determines).

(b)	Any amount paid in advance of calls will not be taken into account in ascertaining the amount of any dividend payable on the Shares in respect of which the advance is made.

(c)	The Directors may repay an amount advanced under clause 8.10(a) on giving the relevant Member one month’s notice in writing.

8.11	Evidence of call

(a)	In an action or other proceedings for the recovery of a call, it is sufficient, and conclusive evidence of the debt, to prove that:

(i)	the name of the defendant is entered in the Register as the holder or one of the holders of the Share in respect of which the call is claimed;

(ii)	the resolution making the call is recorded in the minute book; and

(iii)	notice of the call was given to the defendant in accordance with this Constitution,

and it is not necessary to prove the appointment of the Directors who made the call or any other matter whatsoever.

(b)

In this clause 8.11, reference to the term “defendant” includes a person against whom a set-off or counter-claim is alleged by the Company and the term “action or other proceedings for the recovery of a call” is to be construed accordingly.

9.	Transfer of Shares

9.1	Transfer of Shares

(a)	Subject to this Constitution and the Corporations Act, Shares may be transferred by:

(i)	a written instrument of transfer in any form authorised by the Corporations Act; or

(ii)	any other method of transfer permitted by the Corporations Act that the Directors approve.

(b)	No fee may be charged by the Company on the transfer of any Shares.

(c)	A transferor of Shares remains the holder of the Shares until the transferee’s name is entered in the Register as the holder of the Shares.

9.2	Registration of written transfers

(a)	A written transfer referred to in clause 9.1(a)(i) must be:

(i)	duly executed and stamped (if required by Law); and

(ii)	lodged for registration at the Registered Office or any other location approved by the Directors, together with:

(A)	evidence that any fee payable for the registration of Shares has been paid;

(B)	the certificate (if any) for the relevant Shares; and

(C)	any other information that the Directors may require to establish the transferor’s right to transfer the Shares.

(b)	Subject to any powers of the Company or the Directors to refuse registration (under clause 9.3 or otherwise), on compliance with clause 9.2(a), the Company must register the transferee as a Member.

(c)	The Directors may waive compliance with clause 9.2(a)(ii)(A) on receipt of satisfactory evidence of loss or destruction of the certificate.

9.3	Refusing a transfer

Subject to the Corporations Act, the Company may, in the Directors’ absolute discretion, refuse to register any transfer of Shares including where:

(a)	a Law related to stamp duty prohibits the Company from registering it;

(b)	the Company has a lien on the Shares the subject of the transfer;

(c)	the Company is served with a court order that restricts the relevant Member’s capacity to transfer the Shares;

(d)	registration of the transfer may breach any applicable Law;

(e)	the transfer was executed in breach of any contract or other legal obligation;

(f)	the transfer does not comply with the terms of any employee incentive scheme of the Company; or

(g)	the Directors consider registration not to be in the interests of the Members as a whole.

9.4	Notice of non-registration

If the Directors decline to register any transfer of Shares, the Company must, within 5 Business Days (or such later date as permitted by the Corporations Act) after the transfer is lodged with it, give to the person who lodged the transfer written notice of the decision to decline registration (without having to provide reasons).

9.5	Suspension of transfers

The Directors may suspend registration of transfers of Shares at any times and for any periods as they decide from time to time.

10.	Transmission of Shares

10.1	Transmission of Shares on death

(a)

In the case of a death of a Member, the survivor where the deceased was a joint holder, and the legal personal representative of the deceased where the deceased was a sole holder, will be the only persons recognised by the Company as having any title to or interest in the deceased’s Shares.

(b)	If the personal representative gives the Directors all the information they reasonably require to establish the representative’s entitlement to be registered as holder of the Shares:

(i)	the personal representative may:

(A) by giving a written and signed notice to the Company, elect to be registered as the holder of the Shares; or

(B) by giving a completed transfer form to the Company, transfer the Shares to another person; and

(ii)	the personal representative is entitled, whether or not registered as the holder of the Shares, to the same rights as the deceased Member.

(c)	On receiving an election under clause 10.1(b)(i)(A), the Company must register the personal representative as the holder of the Shares.

(d)	A transfer under clause 10.1(b)(i)(B) is subject to the provisions of this Constitution relating to the transfer of Shares.

(e)	The estate of the deceased Member is not released from any liability in respect of the Shares transmitted under this clause 10.

10.2	Transmission of Shares on bankruptcy or insolvency

(a)

If a person entitled to Shares because of the bankruptcy or insolvency of a Member gives the Directors all the information they reasonably require to establish the person’s entitlement to be registered as holder of the Shares, the person may:

(i)	by giving a written and signed notice to the Company, elect to be registered as the holder of the Shares; or

(ii)	by giving a completed transfer form to the Company, transfer the Shares to another person.

(b)	On receiving an election under clause 10.2(a)(i), the Company must register the person as the holder of the Shares.

(c)	A transfer under clause 10.2(a)(ii) is subject to the provisions of this Constitution relating to the transfer of Shares.

(d)	This clause 10.2 has effect subject to the Bankruptcy Act 1966 (Cth) and the Corporations Act.

10.3	Transmission of Shares on mental incapacity

(a)

If a person entitled to Shares because of the mental incapacity of a Member gives the Directors all the information they reasonably require to establish the person’s entitlement to be registered as the holder of the Shares:

(i)	the person may:

(A)	by giving a written and signed notice to the Company, elect to be registered as the holder of the Shares; or

(B)	by giving a completed transfer form to the Company, transfer the Shares to another person; and

(ii)	the person is entitled, whether or not registered as the holder of the Shares, to the same rights as the Member.

(b)	On receiving an election under clause10.3(a)(i)(A), the Company must register the person as the holder of the Shares.

(c)	A transfer under clause 10.3(a)(i)(B) is subject to the provisions of this Constitution relating to the transfer of Shares.

11.	Forfeiture of Shares

11.1	Default

If a Member fails to pay a call or instalment of a call on or before the day appointed for payment of the call or instalment, the Directors may, at any time after that date, serve a notice on such Member requiring payment of the unpaid amount of the call or instalment, together with any interest and all expenses that the Company has incurred by reason of the non-payment.

11.2	Notice of forfeiture

The notice referred to in clause 11.1 must:

(a)	specify a day at least 14 days after the date of service of notice and a place at which the call or instalment and the interest and expenses referred to in clause 11.1 are to be paid; and

(b)	state that in the event of non-payment at the time and place appointed, the Share in respect of which the call was made or instalment is payable is liable to be forfeited.

11.3	Forfeiture

(a)

If the requirements of a notice served under clauses 11.1 and 11.2 are not complied with, any Share in respect of which the notice has been given may at any time after the date of non-compliance but before payment required by the notice has been made, be forfeited by a resolution of the Directors.

(b)	A forfeiture under clause 11.3(a) will include all dividends declared in respect of the forfeited Shares and unpaid before the forfeiture.

11.4	Liability continues after forfeiture

Any Member whose Share is forfeited:

(a)	ceases to be a Member in respect of the forfeited Share; and

(b)

remains liable to pay and must immediately pay to the Company all money that, at the date of forfeiture, was payable to the Company in respect of the Share, together with interest on those amounts from the date of forfeiture until payment, at such rate as the Directors determine.

11.5	Statutory declaration is conclusive

(a)	A statutory declaration that:

(i)	the declarant is a Director or a Secretary of the Company; and

(ii)	a Share in the Company has been duly forfeited on a particular date,

is conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share.

(b)	The statutory declaration referred to in this clause 11.5 and the Company’s receipt for the price of the Share constitutes a good title to the Share.

11.6	Disposal of forfeited Shares

(a)

Any forfeited Shares become the Company’s property and the Directors may sell or dispose of the Shares as they think fit, except that in the event of sale, the Directors will pay to the Member in whose name the Share was registered immediately before the forfeiture, the residue (if any) of the proceeds of sale after satisfaction of all moneys due and unpaid.

(b)	Before any forfeited Share is sold or disposed of, the forfeiture may be cancelled on such terms as the Directors think fit.

(c)

In relation to any sale or disposal under this clause 11.6, the Directors may arrange for an accountant or the Company’s auditor to value the forfeited Share. If the sale or disposal is made within three months of the date of the valuation, the valuation is conclusive evidence against the Member of the value of that Share at the time of sale or disposal.

11.7	Transfer of forfeited Share

(a)

The Company may receive the consideration (if any) given for a forfeited Share on its sale or disposition and may execute a transfer of the Share in favour of the person to whom the Share is sold or disposed of.

(b)	On the execution of the transfer, the transferee:

(i)	will be registered as the holder of the Share;

(ii)	is not responsible for the application of any purchase money; and

(iii)	will possess a title which is not affected by any irregularity or invalidity in connection with the forfeiture, sale or disposal of the Share.

(c)

After the name of the transferee is entered in the Register, no person may impeach the validity of the transfer and the remedy of any person aggrieved by the transfer is in damages only and against the Company exclusively.

11.8	Application to outstanding money

The provisions of this Constitution as to forfeiture apply in the case of non-payment of any sum that, by the terms of issue of a Share, becomes payable at a fixed time as if that sum had been payable by virtue of a call duly made and notified.

12.	Alteration of capital

12.1	Power to consolidate, divide and cancel

Subject to the Corporations Act, the Company may by resolution:

(a)	consolidate and divide all or any of its Share capital into Shares of larger value than its existing Shares;

(b)

subdivide all or any of its Shares into Shares of smaller value, provided that in the subdivision the proportion between the amount paid and the amount (if any) unpaid on each such reduced Share is the same as it was in the case of the Share from which the reduced Share is derived; and

(c)	cancel Shares that, at the date of the resolution have not been taken or agreed to be taken by any person or have been forfeited and reduce its Share capital by the amount of the Shares so cancelled.

12.2	Reduction of capital

Subject to the Corporations Act, the Company may, by resolution, reduce its Share capital.

13.	General meetings

13.1	Annual general meeting

If required to do so by the Corporations Act, the Company must hold an annual general meeting of the Company in accordance with the Corporations Act.

13.2	Power to convene general meeting

(a)	Any Director may, whenever the Director thinks fit, convene a general meeting of the Company’s Members.

(b)	The Members may require the Directors to convene a general meeting as permitted by the Corporations Act.

(c)

Subject to the Corporations Act, the Directors may cancel or postpone any general meeting or change its venue or the manner in which it is to be held by giving appropriate notice to all persons to whom the notice of the original meeting was given, but may not cancel a general meeting which was called or requisitioned by persons other than the Directors without their prior written consent.

(d)	In relation to general meetings of Members, a meeting includes all adjournments and postponements of a meeting.

13.3	Holding meetings of Members

(a)	Subject to any applicable Law, the Company may hold a meeting of Members:

(i)	at a physical venue;

(ii)	at one or more physical venues and virtually using Meeting Technology;

(iii)	virtually, using Meeting Technology only; or

(iv)	in any other way permitted by the Corporations Act.

(b)	The Company must give the Members entitled to attend the meeting, as a whole, a reasonable opportunity to participate in the meeting, however it is held.

(c)

A Member, or a proxy, attorney or representative of a Member, who attends the meeting whether at a physical venue or virtually by using Meeting Technology, is taken for all purposes to be Present at the meeting while so attending.

(d)	If, before or during a meeting of Members, any technical difficulty occurs, such that the Members as a whole do not have a reasonable opportunity to participate, the Chairperson of the meeting may:

(i)	adjourn the meeting until the technical difficulty is remedied; or

(ii)	subject to the Corporations Act, where a quorum remains present in person or virtually and able to participate, continue the meeting.

13.4	Notice period

(a)	Subject to the Corporations Act and clause 13.4(b), the Company must give 21 days’ notice of general meetings (including annual general meetings).

(b)	The Company may call, on shorter notice than that specified in clause 13.4(a):

(i)	an annual general meeting, if all the Members entitled to attend and vote at the annual general meeting agree prior to the annual general meeting; and

(ii)	any other general meeting, if Members holding at least 95% of the votes that may be cast at the general meeting agree prior to the general meeting.

13.5	Notice of general meetings

(a)	Notice of every general meeting must be given in the manner authorised by clause 28 to:

(i)	every Member;

(ii)	every Director;

(iii)	the auditor (if any); and

(iv)

every person who establishes to the Directors’ satisfaction their entitlement to a Share in consequence of the death, mental incapacity, bankruptcy or insolvency of a Member and, who but for the death, mental incapacity, bankruptcy or insolvency (as the case may be) would have been entitled to receive notice of the meeting.

(b)	Notice to joint Members may be given by sending it to the joint Member named first in the Register.

(c)	Where a general meeting is held only virtually using Meeting Technology:

(i)	the place for the meeting is taken to be the address of the Office; and

(ii)	the time for the meeting is taken to be the time at that place.

13.6	Content of notice of general meetings

A notice of a general meeting must:

(a)	specify:

(i)	if there is only 1 venue at which the Members who are entitled to physically attend the meeting may do so, the date, time and place for the meeting;

(ii)

if there are 2 or more venues at which the Members who are entitled to physically attend the meeting may do so, the date and time for the meeting at each venue, and the main location for the meeting as specified in the notice; and

(iii)	if Meeting Technology is to be used in holding the meeting, sufficient information to allow the members to participate in the meeting by means of the technology;

(b)	except as provided by clause 13.7, state the general nature of the business to be transacted at the meeting;

(c)	if a special resolution is to be proposed at the meeting, set out an intention to propose the special resolution and state the resolution;

(d)	contain a statement setting out the following information:

(i)	that each Member’s has the right to appoint a proxy; and

(ii)	that a proxy need not be a Member of the Company; and

(iii)	that a Member who is entitled to cast 2 or more votes may appoint 2 proxies and may specify the proportion or number of votes each proxy is appointed to exercise; and

(e)	any other information required by Law.

13.7	Content of notice of annual general meeting

It is not necessary for the notice of an annual general meeting to state that the business to be transacted at the meeting includes:

(a)	the consideration of the financial statements and the reports of the Directors and auditor (if any);

(b)	the election of Directors and other officers in place of those retiring;

(c)	the declaration of dividends;

(d)	the appointment and fixing of the remuneration of the auditors; and

(e)	any other business which, under this Constitution or the Corporations Act, is required to be transacted at an annual general meeting.

13.8	Nature of business

All business will be special that is transacted at a general meeting, with the exception of:

(a)	declaring a dividend;

(b)	the consideration of the accounts, balance sheets, and the reports of the Directors and auditors; and

(c)	the election of the Directors or auditors (if any) or both.

13.9	Notice of adjourned meeting

When a meeting is adjourned, new notice of the resumed meeting must be given if the meeting is adjourned for 30 days or more.

14.	Proceedings at general meetings

14.1	Sole Member resolutions

(a)

If at any time the Company has only one Member, it satisfies any requirement in this Constitution or the Corporations Act that a resolution be passed by that sole Member recording the resolution and signing the record.

(b)	A body corporate’s representative may sign a resolution referred to in clause 14.1(a).

14.2	Quorum

(a)	Except as otherwise provided in this Constitution, the quorum for a general meeting of the Company is 2 Members Present and the quorum must be Present at all times during the meeting.

(b)	No business will be transacted at any general meeting unless a quorum of Members is Present at the time when the meeting proceeds to business.

(c)	For the purpose of determining whether a quorum is Present:

(i)	clause 13.3(c) applies;

(ii)	each person attending as a proxy, as a body corporate’s representative, or as a validly appointed attorney of a Member, is deemed to be a Member;

(iii)	if a Member has appointed more than one proxy, attorney or representative, only one may be counted; and

(iv)	if an individual person is attending both as a Member and as a proxy, attorney or representative, they may be counted only once.

(d)	If at any time the Company has only one Member, then that Member present in person or by proxy, attorney or body corporate representative is a quorum.

14.3	Effect of no quorum

If a quorum of the Company’s Members is not present within 15 minutes after the time appointed for the meeting in the notice:

(a)	if the meeting was convened on the requisition of Members, the meeting must be dissolved; or

(b)	in any other case:

(i)

the meeting will be adjourned to the date, time and place that the Directors specify (or if the Directors do not specify such details, the meeting is adjourned to the same day in the next week at the same time and place) except that if the meeting is adjourned for 30 days or more, notice of the resumed meeting must be given; and

(ii)	if at a meeting resumed under clause 14.3(b)(i) a quorum is not present within 15 minutes after the time appointed for the meeting, the meeting must be dissolved.

14.4	Chairperson of general meeting

(a)	The Directors may elect any person to chair general meetings of the Company.

(b)

The chairperson of a general meeting may, for any of item of business or discrete part of the meeting, vacate the chair in favour of another person nominated by the chairperson (Acting Chairperson). Where an instrument of proxy appoints the chairperson as proxy for the part of the meeting for which an Acting Chairperson has been nominated, the instrument of proxy is taken to be in favour of the Acting Chairperson for the relevant part of the meeting.

(c)

Where a person is appointed to chair part of a meeting under clause 14.4(b), in relation to that part of the meeting, references to the chairperson in this Constitution include a reference to that person.

(d)	The chairperson of a general meeting:

(i)	has charge of the general conduct of the meeting and of the procedures to be adopted at the meeting;

(ii)

may take any action or require the adoption of any procedure which in the chairperson’s opinion is necessary or desirable for proper and orderly debate or discussion (including limiting the time that a person may speak, or terminating debate or discussion, on a motion or other item of business before the meeting), the proper and orderly casting or recording of votes at the general meeting, and the safety of persons attending the meeting (including refusing admission to any person, or requiring any person to leave and remain out of, the meeting); and

(iii)

subject to clause 14.6, may at the chairperson’s sole discretion at any time during the course of the meeting adjourn the meeting or may adjourn any business, motion, question or resolution, debate or discussion either to a later time at the same meeting or to an adjourned meeting.

(e)	A decision by the chairperson under clause 14.4(d) is final.

14.5	Vacancy in chair

Where a general meeting is held and:

(a)	a chairperson has not been elected by the Directors as provided by clause 14.4; or

(b)	the chairperson declines to act or is not present (in person or virtually, as applicable) within 15 minutes after the time appointed for the holding of the meeting,

the Members present must elect one of their number to be chairperson of the meeting or part of the meeting (as the case may be).

14.6	Adjournment

The chairperson must adjourn a general meeting if the Members present with a majority of votes at the general meeting agree or direct that the chairperson must do so.

14.7	Adjourned meetings

(a)	Only unfinished business is to be transacted at a meeting resumed after an adjournment.

(b)	A resolution passed at a meeting resumed after an adjournment is passed on the day it was in fact passed.

14.8	Irregularities

Subject to any applicable Law, a notice of, or act, matter or thing done or resolution passed at, a general meeting is not invalidated by:

(a)	the inability of any person entitled to receive notice of a general meeting under this clause 14 to access a document, including a notice of a general meeting or a proxy form; or

(b)

the non-receipt of document, notice of a general meeting or proxy form by, or a failure to give a document, notice of a general meeting or a proxy form to, any person entitled to receive notice of a general meeting under this clause 14 if:

(i)	the non-receipt or failure occurred by accident or error; or

(ii)	before or after the meeting, the person:

(A)	has waived or waives their right to receive notice of that meeting under clause 13.5; or

(B)	has notified or notifies the Company in writing of the person’s agreement to that act, matter, thing or resolution.

15.	Voting at general meetings

15.1	Voting

(a)	A resolution put to the vote at a general meeting will be decided on a show of hands unless a poll is demanded.

(b)	Before a vote is taken, the chairperson must inform the general meeting whether any proxy votes have been received and how the proxy votes are to be cast.

(c)

On a show of hands, a declaration by the chairperson is conclusive evidence of the result provided that the declaration reflects the show of hands and the votes of the proxies received. Neither the chairperson nor the minutes need to state the number or proportion of the votes recorded in favour or against the resolution.

15.2	Voting rights

Subject to any rights or restrictions attached to any class of Shares, each Member, entitled to vote may vote in person or by proxy, attorney or body corporate representative authorised under the Corporations Act, at a meeting of the Members of the Company, and each Member has:

(a)	on a show of hands, one vote; and

(b)	on a poll, one vote for each Share they hold.

15.3	Voting by joint holders

If a Share is held jointly and more than one Member votes in respect of that Share, only the vote of the Member whose name appears first in the Register is counted.

15.4	No entitlement to vote if calls are unpaid

If calls and other sums due and payable on a Member’s Share remain unpaid, that Member:

(a)	is not entitled to be present at any general meeting;

(b)	may not vote on any question or on a poll; and

(c)	may not be counted in a quorum.

15.5	Voting by persons entitled to Shares

(a)

Subject to clause 15.5(b), any person entitled to a Share in consequence of the death, mental incapacity, bankruptcy or insolvency of a Member, may vote at any general meeting in respect of that Share as if they were the registered holder of the Share.

(b)

A person entitled to vote under clause 15.5(a) must satisfy the Directors of their right to be transferred the Share at least 48 hours before the scheduled time of the meeting or adjourned meeting at which that person proposes to vote, unless the Directors have previously admitted that person’s right to vote at that meeting.

15.6	Voting by poll

(a)	A poll may be demanded on any resolution by:

(i)	the chairperson; or

(ii)	a Member or Members present in person or by proxy, attorney or body corporate representative representing at least 5% of the total votes that may be cast on the resolution on a poll.

(b)	A poll may be demanded on any resolution:

(i)	before a vote is taken; or

(ii)	before or immediately after the voting results on a show of hands are declared.

(c)	The percentage of votes that each Member holds is to be determined as at midnight before the poll is demanded.

(d)	The demand for a poll may be withdrawn.

(e)

If a poll is duly demanded, it must be taken in such manner and, subject to clause 15.6(f), either immediately or after an interval or adjournment or otherwise as the chairperson directs. The result of the poll is the resolution of the meeting at which the poll was demanded.

(f)	A poll demanded on the election of a chairperson or on a question of adjournment must be taken immediately.

(g)	The demand for a poll does not prevent a meeting continuing for the transaction of any business other than the question on which a poll has been demanded.

15.7	Casting vote of chair

In the case of an equality of votes, whether on a show of hands or on a poll, the chairperson of the meeting at which the show of hands takes place or at which the poll is demanded has a casting vote (in addition to any vote that the chairperson may have had as a Member).

15.8	Objection to qualification of a voter

(a)	An objection to a person’s right to vote at a general meeting:

(i)	may only be raised at a general meeting or adjourned meeting at which the vote objected to is given or tendered; and

(ii)	must be determined by the chairperson of the meeting, whose decision is final.

(b)	A vote not disallowed under an objection referred to in clause 15.8(a) is valid for all purposes.

15.9	Votes counted in error

If any vote is counted which ought not to have been counted or might have been rejected, the error will not invalidate the resolution unless the error is:

(a)	detected at the same meeting; and

(b)	of sufficient magnitude, in the opinion of the chairperson, as to invalidate the resolution.

16.	Proxies

16.1	Who can appoint a proxy

(a)

A Member who is entitled to attend and vote at a general meeting may appoint a person as that Member’s proxy to attend and vote for that Member at a meeting of the Company as permitted by the Corporations Act.

(b)	The person appointed as the Member’s proxy may be an individual or a body corporate. A proxy need not be a Member of the Company.

(c)	The appointment may specify the proportion or number of votes that the proxy may exercise.

(d)

If the Member is entitled to cast more than one vote at a meeting, the Member may appoint 2 proxies. If the Member appoints 2 proxies and the appointment does not specify the proportion or number of the Member’s votes each proxy may exercise, each proxy may exercise half of the Member’s votes.

(e)	Any fractions of votes resulting from the application of clauses 16.1(c) or 16.1(d) must be disregarded.

16.2	Execution and form of proxies

(a)	An instrument appointing a proxy is valid if it is in the form specified by the Directors from time to time and is:

(i)	signed by or on behalf of the Member making the appointment; and

(ii)	contains the following information:

(A)	the Member’s name and address;

(B)	the Company’s name;

(C)	the proxy’s name or the name of the office held by the proxy; and

(D)	the meetings at which the appointment may be used.

(b)	The proxy form must, for each resolution, provide for the Member to direct the proxy to vote for or against the resolution or to abstain from voting on the resolution.

(c)	An instrument appointing a proxy may specify the manner in which the proxy is to vote in respect of a particular resolution. If it does:

(i)	the proxy need not vote on a show of hands but if the proxy does so, the proxy must vote that way;

(ii)	if the proxy has 2 or more appointments that specify different ways to vote on the resolution, the proxy must only vote on a poll;

(iii)	if the proxy is the chairperson of the meeting at which the resolution is voted on, the proxy must vote on a poll and must vote that way; and

(iv)	if the proxy is not the chairperson, the proxy need not vote on the poll, but if the proxy does so, the proxy must vote that way.

If a proxy is also a Member, nothing in this clause affects the way they may cast any votes they hold as a Member.

(d)	A proxy may vote as the proxy thinks fit on any motion or resolution in respect of which no manner of voting is indicated.

(e)	An instrument appointing a proxy confers authority to demand or join in demanding a poll.

(f)

Despite clause 15.3, where an instrument of proxy is signed by all of the joint holders of any Shares, the votes of the proxy so appointed must be accepted in respect of those Shares to the exclusion of any votes tendered by a proxy for any one of those joint holders.

16.3	Where proxy is incomplete

(a)	No instrument appointing a proxy is treated as invalid merely because:

(i)	it does not contain the address of the appointor or proxy;

(ii)	it is not dated; or

(iii)	in relation to any or all resolutions, it does not contain an indication of the manner in which the proxy is to vote.

(b)	Where the instrument does not specify the name of a proxy, the instrument is treated as given in favour of the Chairperson of the meeting.

16.4	Member’s attorney or representative

(a)	A Member may appoint an attorney to act, or to appoint a proxy to act, at a general meeting, as permitted by the Corporations Act.

(b)	A Member that is a body corporate may appoint an individual to act as its representative at general meetings, as permitted by the Corporations Act.

16.5	Life of proxy

An instrument appointing a proxy will not be valid after 12 months from the date of its execution, unless it is expressly stated to be a standing appointment or to extend for a longer period.

16.6	Lodgement of proxies and appointments

(a)	An instrument appointing a proxy is not treated as valid unless:

(i)	the instrument; and

(ii)	either:

(A)	the power of attorney or other authority (if any) under which the instrument is signed; or

(B)	a copy of that power or authority certified in a manner acceptable to the Directors,

are lodged not less than 48 hours (or any shorter period as the Directors may permit, subject to the Corporations Act) before the time for holding the meeting:

(iii)	at the place specified for that purpose in the notice of the meeting or, if none, at the Registered Office; or

(iv)	by the electronic means specified for that purpose in the notice of the meeting, as permitted by the Corporations Act.

(b)	An instrument appointing a representative to act for a Member at all meetings of the Company or at all meetings for a specified period is not treated as valid unless:

(i)	the instrument of appointment or a certified copy of it, duly signed by hand or electronically authenticated in accordance with clause 16.6(c); and

(ii)	any evidence as to the validity and non-revocation of that authority as may be required by the Directors,

are lodged not less than 48 hours (or any shorter period as the Directors may permit) before the time for holding the meeting:

(iii)	at the place or electronic address specified for that purpose in the notice of the meeting or, if none, at the Registered Office; or

(iv)	by the electronic means specified for that purpose in the notice of the meeting, as permitted by the Corporations Act.

(c)	For the purposes of this clause 16.6:

(i)	any document given by the electronic means specified in the notice of the meeting is duly lodged at the time the electronic communication is received by the Company; and

(ii)

subject to the Corporations Act, instead of signing or executing an instrument of appointment, a Member may electronically authenticate the appointment of a proxy or a corporate representative, provided that:

(A)	the Member is identified by personal details as required by the Company;

(B)	the Member’s of the information communicated to the Company is accompanied by a personal identification number or any other number provided by the Company; and

(C)	the Member complies with any other requirements of the Company.

16.7	Validity of proxy vote

A vote cast in accordance with the terms of an instrument of proxy or of a power of attorney is valid if no notice in writing of:

(a)	the previous death of the appointing Member;

(b)	the mental incapacity of the appointing Member;

(c)	the revocation of the proxy’s appointment;

(d)	the revocation of the authority under which the proxy was appointed; or

(e)	the transfer of the Share in respect of which the proxy was given,

has been received by the Company at the Office before the commencement of the meeting or adjourned meeting at which the proxy is used or exercised.

17.	Appointment, removal and remuneration of Directors

17.1	Number of Directors

There must be:

(a)	at least 3 Directors; and

(b)	not more than 10 Directors,

(not including alternate Directors) in office at all times, unless the Company resolves otherwise in general meeting. At least 2 of the Directors must ordinarily reside in Australia.

17.2	Appointment and removal

(a)	Subject to the Corporations Act and clause 17.1, the Company may at any time by resolution passed in general meeting:

(i)	appoint any person to be a Director; or

(ii)	remove any Director from office.

(b)	Subject to the Corporations Act, the Directors may at any time appoint any person to be a Director.

17.3	No Share qualification

Directors are not required to hold Shares.

17.4	Remuneration

(a)

Subject to 17.4(b), the Directors are entitled to be paid for their services as Directors such annual fees as the Directors determine provided the annual fees do not exceed in aggregate the maximum sum that is from time to time approved by the Members in general meeting. This sum does not include remuneration in the form of share, option or other equity plans separately approved by the Members in a general meeting.

(b)

Clause 17.4(a) does not apply to the remuneration of the Managing Director and any other executive Directors. Remuneration payable by the Company and any entity under its control to the Managing Director and any other executive Directors must not be a commission on, or percentage of, profits or operating revenue.

(c)	The fees fixed under clause 17.4(a):

(i)	are divided among the Directors in the proportions and on the basis as they may agree or, if they cannot agree, equally among them; and

(ii)	are inclusive of any superannuation contributions (whether provided under the superannuation guarantee or similar legislative scheme or otherwise); and

(iii)

are to be provided in the manner determined by the Board, which may include non-cash benefits. The Board must decide the manner in which the value of any non-cash benefits is to be calculated for the purposes of this clause 17.4.

(d)

The Directors are entitled to be paid or reimbursed (in accordance with the Company’s policies applicable to the reimbursement of management expenses) for all travelling and other expenses properly incurred by them in attending and returning from any meeting of the Directors, meeting of any committee of the Directors, general meeting of the Company or otherwise in connection with the business of the Company.

(e)

If, with the approval of the Directors, any Director performs extra services or makes any special exertions for the benefit of the Company, the Directors may approve the payment to that Director of special and additional remuneration as the Directors think fit having regard to the value to the Company of the extra services or special exertions. Any remuneration paid under this clause 17.4(e) may be in addition to the fees paid in accordance with clause 17.4(a).

(f)

A Director may be engaged by the Company in any other capacity (other than as auditor) and may be appointed on such terms as to remuneration, tenure of office and otherwise as may be agreed by the Directors.

(g)	Fees payable by the Company and any entity under its control to non-executive Directors are to be by fixed sum, and not by commission on, or percentage of, profits or operating revenue.

17.5	Vacation of office

(a)	In addition to the circumstances in which the office of a Director becomes vacant:

(i)	under the Corporations Act; or

(ii)	because of a resolution under clause 17.2(a)(ii);

the office of a Director becomes vacant if the Director:

(iii)	becomes of unsound mind or a person whose person or estate is liable to be dealt with in any way under the Law relating to mental health;

(iv)	subject to the Corporations Act, resigns by notice in writing to the Company;

(v)	dies;

(vi)

is absent (and not represented by an alternate Director) from meetings of the Directors for a continuous period of 6 months without special leave of absence from the Directors and the Board resolves that his or her office be vacated; or

(vii)	is an employee of the Company or a related body corporate of the Company (including a Managing Director) and ceases to be an employee of the Company or a related body corporate of the Company.

(b)	A Director whose office becomes vacant under clause 17.5(a)(vii) is eligible for reappointment or re-election as a Director of the Company.

18.	Powers and duties of Directors

18.1	General management power

(a)

Subject to the Corporations Act and this Constitution, the Directors are responsible for managing the business of the Company and may exercise all powers of the Company which are not required to be exercised by the Company in a general meeting by the Corporations Act or this Constitution.

(b)	Without limiting the generality of clause 18.1(a), the Directors may exercise all the powers of the Company to:

(i)	borrow or raise money;

(ii)	grant security over any property or business of the Company or all or any of its uncalled capital;

(iii)	pay interest on any debt due by the Company; and

(iv)	issue debentures or give any other security for a debt, liability or obligation of the Company or of any other person.

18.2	Act in the best interests of a Holding Company

As contemplated by section 187 of the Corporations Act, a Director may act in good faith in the best interests of any Holding Company of the Company.

18.3	Attorneys

(a)

The Directors may, by power of attorney or by general or specific appointment, appoint any person or persons to be the attorney or representative of the Company with such powers, authorities and discretions (being powers, authorities and discretions vested in or exercisable by the Directors), for such period and subject to such conditions as they think fit.

(b)

Any such power of attorney or appointment may contain provisions for the protection and convenience of persons dealing with the attorney or representative as the Directors think fit and may also authorise the attorney or representative to delegate all or any of the powers, authorities and discretions vested in the attorney or representative.

18.4	Power to borrow and give security

(a)	Without limiting the generality of clause 18.1, the Directors may for the purposes of the Company:

(i)	borrow money, with or without giving security for it; and

(ii)	guarantee the performance of any obligation of the Company or of any other person.

(b)

The Directors may borrow or provide security as they think fit and in particular by the issue of bonds, debentures or debenture stock or any mortgage, charge or other security on the undertaking of the whole or part of the property of the Company (both present and future) including its uncalled capital.

(c)	Debentures, debenture stock, bonds or other securities may be:

(i)	made assignable free from any equities between the Company and the person to whom the same has been issued; or

(ii)

issued at a discount, premium or otherwise and with any special privileges as to redemption, surrender, drawings, allotment of Shares, attending and voting at general meetings of the Company, appointment of Directors and otherwise, and any debentures may be re-issued notwithstanding that they may have been made paid off or satisfied.

18.5	Indemnity

Subject to clause 30 and to the extent permitted by the Corporations Act, if any of the Directors or any other person becomes personally liable for the payment of any sum primarily due from the Company, the Directors may execute a mortgage, charge or security over the whole or any part of the assets of the Company by way of indemnity to secure the Directors or persons so becoming liable from any loss in respect of the liability.

18.6	Other offices of Directors

Subject to the Corporations Act, a Director may hold any other office or offices under the Company (except that of auditor) in conjunction with the office of Director and on such terms as to remuneration and otherwise as the Directors may arrange.

18.7	Director may act in professional capacity

(a)

Subject to the Corporations Act and clause 18.7(b), any Director (or the Director’s firm) may act in a professional capacity for the Company and the Director (or the Director’s firm) is entitled to remuneration for professional services as if the Director were not a Director.

(b)	A Director (or the Director’s firm) must not act as the Company’s auditor.

19.	Proceedings of Directors

19.1	Calling and holding Directors’ meetings

(a)	The Directors may meet together for the dispatch of business and adjourn and otherwise regulate their meetings as they think fit.

(b)

A Director may call a Directors’ meeting by giving reasonable notice to each Director in accordance with the Corporations Act and the usual procedures agreed on or laid down from time to time by the Directors.

19.2	Circulating resolutions

(a)

The Directors may pass a resolution without a Directors’ meeting being held if all the Directors entitled to vote on the resolution sign a document containing a statement that they are in favour of the resolution set out in the document.

(b)	Identical copies of the document may be distributed for signing by different Directors and taken together will constitute one and the same document.

(c)	The resolution is passed when the last Director signs the document.

19.3	Use of Meeting Technology

Subject to the Corporations Act, the Directors may hold a valid meeting using Meeting Technology and in that case:

(a)	the participating Directors are taken for all purposes to be present at the meeting while so participating;

(b)	the meeting is taken to be held at the place where the Chairperson of the meeting is and at the time at that place; and

(c)	all proceedings of the Directors conducted in that manner are as valid and effective as if conducted at a meeting at which all of them were present in person.

19.4	Directors’ resolutions

(a)	Subject to this Constitution, a resolution of the Directors must be passed by a majority of the votes of Directors present and entitled to vote on the resolution.

(b)	In case of an equality of votes, the chairperson of the meeting, in addition to his or her deliberative vote (if any), has a casting vote.

19.5	Minutes

(a)	The Company must keep minute books in which it records within 1 month of the date of the relevant proceeding or resolution:

(i)	all appointments of Directors, Alternate Directors and officers;

(ii)	the names of the Directors present at each meeting of the Directors;

(iii)	all orders made by the Directors;

(iv)

all declarations made or notices given by any Director (either generally or specifically) of his or her interest in any contract or proposed contract or of his or her holding of any office or property whereby any conflict of duty or interest may arise; and

(v)	all resolutions and proceedings of meetings of Members and classes of Members and of the Directors,

and retain the minutes in a minute book, whether in hard copy or in electronic form, for a period of at least 10 years or such other period as may be required under the Corporations Act.

(b)	An electronic form of the minute book must be able to be generated by a method which:

(i)	assures that the integrity of the information contained in the minute book is maintained, in accordance with the Corporations Act; and

(ii)	is readily accessible so as to be useable for subsequent reference.

(c)

The minutes of a meeting must be signed by the chairperson of the meeting or the chairperson of the next meeting. Subject to any applicable Law, the minutes may be signed in hard copy or by electronic means.

(d)	In the absence of evidence to the contrary, contents of the minute book that is recorded and signed in accordance with this clause19.5 is evidence of the matters shown in the minute.

19.6	Director’s personal interests

If a Director has a material personal interest in a matter that relates to the affairs of the Company other than an interest that does not have to be disclosed under section 191(2) of the Corporations Act and the Director discloses the nature and extent of the interest and its relation to the affairs of the Company to the other Directors, in accordance with section 191 of the Corporations Act, then:

(a)	the Director may vote on matters that relate to the interest;

(b)	any transactions that relate to the interest may proceed; and

(c)	if the disclosure is made before the transaction is entered into:

(i)	the Director may retain benefits under the transaction even though the Director has the interest; and

(ii)	the Company cannot avoid the transaction merely because of the existence of the interest.

19.7	Quorum

(a)	At a meeting of Directors properly convened, the number of Directors whose presence is necessary to constitute a quorum is 2 unless otherwise determined by the Directors.

(b)

If the office of a Director becomes vacant, the remaining Directors may act but, if the total number of remaining Directors is not sufficient to constitute a quorum at a meeting of Directors, the Directors may act only for the purpose of increasing the number of Directors to a number sufficient to constitute a quorum or for the purpose of convening a general meeting of the Company.

19.8	Chairperson

(a)	The Directors must elect a Director to chair their meetings and may determine the period for which the Director is to be the chairperson.

(b)	Where a meeting of the Directors is held and:

(i)	a Director has not already been elected to chair that meeting under clause 19.8(a); or

(ii)	the previously elected chairperson declines to act or is not present within 15 minutes after the time appointed for the holding of the meeting,

the Directors present must elect one of their number to chair the meeting or part of the Meeting (as the case may be).

19.9	Delegation to Committees

(a)	The Directors may delegate any of their powers to a committee or committees consisting of such of their number as they think fit.

(b)

A committee must exercise the powers delegated to it in accordance with any directions of the Directors. The effect of the committee exercising a power in this way is the same as if it had been exercised by the Directors.

(c)	The members of a committee may elect one of their number as chairperson of their meetings.

(d)	Where a meeting of a committee is held and:

(i)	a chairperson has not already been elected to chair that meeting under clause 19.9(c); or

(ii)	the previously elected chairperson is not present within 15 minutes after the time appointed for the holding of the meeting or is unwilling to act,

the members present may elect one of their number to be chairperson of the meeting.

(e)	A committee may meet and adjourn as it thinks fit unless otherwise directed by the Directors.

(f)	Questions arising at a meeting of a committee must be determined by a majority of votes of the members present and voting.

(g)	In the case of an equality of votes, the chairperson has a casting vote, in addition to any vote the chairperson has in the chairperson’s capacity as a member of the committee (if any).

(h)	A member participating virtually in a meeting of a committee is taken for all purposes to be present at the meeting while so participating.

19.10	Acts of Directors valid despite defective appointment

Any act done at any meeting of the Directors or of a committee of Directors by any person acting as a Director is, although it is later discovered that there was some defect in the appointment of any such Director or that the Director was disqualified, is valid as if the Director had been duly appointed and was qualified to be a Director or to be a member of the committee.

19.11	Disabilities if calls unpaid

A Director is not entitled to be present, to be counted in a quorum or to vote at any meeting of Directors until that Director has paid:

(a)	all calls on Shares due and payable by that Director, whether alone or jointly with another person, together with interest and expenses in respect of the calls; and

(b)	all other sums (if any) presently payable by that Director in respect of any Shares held by that Director, whether alone or jointly with another person.

20.	Managing Director

20.1	Appointment and tenure

(a)	The Directors may appoint 1 or more Directors to be Managing Director of the Company. The appointment of Managing Director will be for such period and on such terms as the Directors think appropriate.

(b)	The Directors may, subject to the terms of any agreement entered into in a particular case, revoke any appointment of Managing Director.

20.2	Ceasing to hold office

A Managing Director:

(a)	is subject to the same provisions as to resignation and removal as the other Directors of the Company; and

(b)	immediately ceases to be a Managing Director if he or she ceases to be a Director.

20.3	Powers

(a)	The Directors may on such terms and conditions and with such restrictions as they think appropriate, confer on a Managing Director any of the powers exercisable by the Directors.

(b)	Any powers so conferred may be concurrent with, or be to the exclusion of, the powers of the Directors.

(c)	The Directors may at any time withdraw or vary any of the powers so conferred on a Managing Director.

21.	Alternate Directors

21.1	Power to appoint an Alternate Director

(a)

Subject to clause 21.1(b) and with the other Directors’ prior written approval, a Director (Appointing Director) may appoint a person to be an alternate Director in the Appointing Director’s place (Alternate Director) to exercise some or all of the Appointing Director’s powers either indefinitely or for a specified period. An Alternate Director need not be a Director or Member.

(b)	A Managing Director must not appoint an Alternate Director to act as Managing Director.

21.2	Appointment

The appointment of an Alternate Director must be in writing signed by the appointor and is not effective until a copy is given to the Company.

21.3	Rights and powers

(a)	An Alternate Director:

(i)

is entitled to receive notice of each Directors’ meeting and if the Appointing Director is not present at any such meeting, the Alternate Director may attend and vote at that meeting in the Appointing Director’s place; and

(ii)

is otherwise entitled to exercise all the powers of the Appointing Director in the Appointing Director’s place (unless the appointment was limited to some only of the Appointing Director’s powers, in which case the Alternate Director may only exercise those powers).

(b)	When an Alternate Director exercises the Appointing Director’s powers, the exercise of the powers is just as effective as if the powers were exercised by the Appointing Director.

21.4	Alternate Director is not agent of appointor

An Alternate Director is responsible to the Company for his or her own acts and defaults as if the Alternate Director were an ordinary Director and is not deemed to be an agent of the appointing Director.

21.5	Termination of appointment

(a)	The Appointing Director may terminate the Alternate Director’s appointment at any time.

(b)	The termination of an Alternate Director must be in writing and is not effective until a copy is given to the Company.

(c)	In any case, the appointment of an Alternate Director terminates when the Appointing Director ceases to hold office as Director.

22.	Secretary

There must be at least 1 Secretary who ordinarily resides in Australia in office at all times, appointed by the Directors A Secretary of the Company holds office on such terms and conditions, as to remuneration and otherwise, as the Directors determine. A person must give the Company a signed written consent to act as Secretary before being appointed as a Secretary.

23.	Seal

23.1	Safe custody

Where the Company has a Seal, the Directors must provide for its safe custody.

23.2	Authority to use

Where the Company has a Seal, the Seal must only be used by the authority of the Directors, or of a committee of the Directors authorised by the Directors to authorise the use of the Seal.

23.3	Additional Seal

Where the Company has a Seal, the Company may have for use outside the state or territory in which the Office is located, one or more Seals each of which must only be used in accordance with the provisions of this clause 23.

24.	Execution of documents

24.1	Execution generally

(a)	The Company may execute documents (including deeds) in any way permitted by Law.

(b)	Except where required by the Corporations Act, the Company need not have or use the Seal to execute documents or deeds. The Directors may resolve whether or not the Company is to have or use a Seal.

24.2	Execution without the Seal

Without limiting clause 24.1(a), the Company may validly execute a document (including a deed) without using the Seal if the document is signed:

(a)

if the Company has more than one Director, by a Director and countersigned by another Director, Secretary or another person appointed by the Directors to countersign that document or a class of documents in which that document is included; or

(b)

if the Company has only one Director who is also the only Secretary or where the Company has only one Director and no Secretary, by that Director where the Director states next to his or her signature that he or she is the Sole Director and, if applicable, sole Secretary of the Company.

24.3	Execution using the Seal

Without limiting clause 24.1(a), the Company may validly execute a document (including a deed) by fixing the Seal to the document and the fixing being witnessed by:

(a)

if the Company has more than one Director, by a Director and countersigned by another Director, a Secretary or another person appointed by the Directors to countersign that document or a class of documents in which that document is included; or

(b)

if the Company has only one Director who is also the only Secretary or where the Company has only one Director and no Secretary, by that Director where the Director states next to his or her signature that he or she is witnessing the fixing of the Seal in his or her capacity as Sole Director and, if applicable, sole Secretary of the Company.

Subject to the Corporations Act and any other applicable Law, the witnessing of the fixing of the seal to a document (including a deed) may be effected electronic means.

24.4	Execution by authorised persons

This clause 24 does not limit the ability of the Directors to authorise a person who is not an officer of the Company to execute a document (including a deed) for and on behalf of the Company.

24.5	Seal register

(a)	The Secretary must record details of every document to which the Seal, if any, is fixed in a Seal register.

(b)

Where the Company has a Seal, the Seal register must be produced at each Directors’ meeting for the purpose of the Directors approving the fixing of the Seal to each document recorded in the Seal register since the last Directors’ meeting.

25.	Records and inspection

(a)	The Directors must ensure that proper accounting and other records of the Company are kept and where required, distributed, in accordance with the requirements of the Corporations Act.

(b)	The Directors must determine whether and on what terms the accounting records and other documents of the Company or any of them will be open to the inspection of Members other than Directors.

(c)

A Member other than a Director does not have the right to inspect any document of the Company except as provided by the Corporations Act or authorised by the Directors or by the Company in general meeting.

26.	Dividends and reserves

26.1	Declaration

(a)

Subject to the Corporations Act, the Directors (without the sanction of a general meeting) or the Company in general meeting on the recommendation of the Directors, may determine that a dividend be payable and specify:

(i)	the amount;

(ii)	the time for payment; and

(iii)	the method of payment.

(b)	The Directors may rescind a decision they have made to pay a dividend if, before the payment date, they decide that it is no longer appropriate to make the payment.

(c)	A dividend declared by the Company in general meeting must not exceed the amount recommended by the Directors.

(d)

Subject to clause 4, dividends may be declared in respect of any class of Shares to the exclusion of Shares in any other class or classes provided that the Shares in any one class so participate equally among themselves in the dividends.

(e)

If a dividend is declared on more than one class of Shares, the dividend declared on the Shares of any particular class may be at a higher, lower or at the same rate as the dividend declared on the Shares of other classes provided that the Shares in any one class participate equally among themselves in any dividend declared in respect of that class.

(f)

There will be no objection to any resolution which declares a higher rate of dividend on the Shares of a particular class or classes than the dividend declared on the Shares of any other class or classes.

26.2	Interim dividends

Subject to the Corporations Act, the Directors may authorise the payment to the Members of such interim dividends as in their judgment appear to be justified.

26.3	Interest on dividends

Interest is not payable by the Company in respect of any dividend.

26.4	Reserves

(a)

The Directors may, before recommending any dividend, set aside out of the Company’s profits such sums as they think proper as reserves, to be applied, at their discretion, for any purpose for which the Company’s profits may be properly applied.

(b)	Pending any such application, the reserves may, at the discretion of the Directors, be used in the business of the Company or be invested in such investments as the Directors think fit.

(c)	The Directors may carry forward so much of the profits remaining as they consider ought not to be distributed as dividends without transferring those profits to a reserve.

26.5	Entitlement to dividends

(a)	Subject to this Constitution, all dividends must be apportioned and paid proportionately to the amounts paid or credited as paid on the Shares.

(b)	Where any Share is issued on terms providing that it will rank for dividend as from a particular date, that Share ranks for dividend accordingly.

(c)

An amount paid or credited as paid on a Share in advance of a call must not be taken for the purposes of this clause 26.5 to be paid or credited as paid on the Share and will not confer a right to participate in profits.

26.6	Deduction from dividends of money owing

The Directors may deduct from any dividend payable to a Member all sums of money (if any) presently payable by the Member to the Company on account of calls or otherwise in relation to Shares in the Company.

26.7	Retention of dividends and transmission

The Directors may retain dividends payable on a Share in respect of which any person under clauses 10.1, 10.2 or 10.3 is entitled to become a Member or any person is otherwise entitled to take a transfer of that Share, until the person becomes a Member in respect of that Share.

26.8	Payment of dividends by distribution of property

(a)

When declaring a dividend, the Directors, or a general meeting on the recommendation of the Directors, may by resolution direct payment of the dividend wholly or in part by the distribution of specific assets, including paid up Shares in, or debentures of, any other corporation, and the Directors must give effect to such a resolution.

(b)	Where a difficulty arises in regard to such a distribution under clause 26.8(a), the Directors may do any one or more of the following:

(i)	settle the matter as they consider expedient;

(ii)	fix the value for distribution of the specific assets or any part of those assets;

(iii)	determine that cash payments be made to any Members on the basis of the value fixed in order to adjust the rights of all parties; and

(iv)	vest any such specific assets in trustees as the Directors consider expedient.

26.9	Payment of dividends by cash

(a)	Any dividend, interest or other money payable in cash in respect of Shares may be paid, at the Directors discretion and at the sole risk of the intended recipient:

(i)	by cheque sent by post directed to:

(A)	the address of the Member as shown in the Register or, in the case of joint holders, to the address shown in the Register as the address of the joint holder first named in the Register; or

(B)	any other address as the Member or joint holders directs or direct in writing; or

(ii)	by electronic funds transfer to an account with a bank or other financial institution nominated in writing by the Member and acceptable to the Company; or

(iii)	by any other means determined by the Directors.

(b)	The Directors may decide to use different payment methods for different Members.

(c)	Every cheque sent under clause 26.9(a)(i) must be made payable to the person to whom it is sent and will be sent at that person’s risk.

26.10	Unclaimed dividends

Subject to the Corporations Act and any legislation relating to unclaimed money, all dividends unclaimed for one year after having been declared may be used by the Directors for the benefit of the Company until claimed.

27.	Capitalisation of profits

27.1	Authority to capitalise

The Company may, by ordinary resolution in general meeting and on the recommendation of the Directors, resolve that:

(a)

it is desirable to capitalise any sum, being the whole or part of the amount for the time being standing to the credit of any reserve account or profit and loss account or otherwise available for distribution to Members; and

(b)

that sum may be applied, in any of the ways mentioned in clause 27.2, for the benefit of Members in the proportions to which those Members would have been entitled in a distribution of that sum by way of dividend.

27.2	Appropriation and application

A sum distributed to Members in accordance with clause 27.1 may be applied:

(a)	in paying up any amounts unpaid on Shares held by Members; or

(b)	in paying up in full unissued Shares or debentures to be issued to Members as fully paid.

27.3	Adjustment of Members’ rights

The Directors must do all things necessary to give effect to a resolution referred to in clause 27.1 and, in particular, to the extent necessary to adjust the rights of the Members among themselves, may:

(a)	issue fractional certificates or make cash payments in cases where Shares or debentures become issuable in fractions; and

(b)

authorise any person to enter into, on behalf of all the Members entitled to any further Shares or debentures on the capitalisation, an agreement with the Company providing for the issue to them, credited as fully paid up, of any further Shares or debentures or for the payment by the Company on their behalf of the amounts or any part of the amounts remaining unpaid on their existing Shares by the application of their respective proportions of the sum resolved to be capitalised, and any agreement made under an authority referred to in clause 27.3(b) is effective and binding on all the Members concerned.

27.4	Distribution

(a)

If a distribution of capitalised profits is made on more than one class of Shares, the distribution made on the Shares of any particular class may be at a higher, lower or at the same rate as the distribution made on the Shares of another class, provided that the Shares in any one class participate equally among themselves in any distribution made of capitalised profits in respect of that class.

(b)	There can be no objection to any resolution which declares a higher rate of distribution on the Shares of any class or classes than the distribution made on the Shares of any other class or classes.

28.	Notices

28.1	Definition

In this clause, Notice means any notice, document or other communication to be given to a Member, including any notice, document or communication that is required or permitted to be given (whether the expression give, send or serve or any similar expression is used) to a Member under the Corporations Act or this Constitution.

28.2	How Notice to be given

(a)

A Member may, by written notice to the Secretary left at or sent to the Office, require that all Notices to be given by the Company or the Directors be served on the Member’s representative at an address specified in the notice.

(b)	The Company may give a Notice to any Member by:

(i)	serving it on the Member personally;

(ii)

properly addressing, prepaying and posting the Notice to the Member or leaving it at the Member’s address as shown in the Register or the address supplied by the Member to the Company for the giving of Notices;

(iii)	serving it in any manner contemplated in this clause 28.2 on a Member’s representative as specified by the Member in a notice given under clause 28.2(a);

(iv)	sending it by any electronic means permitted by the Corporations Act, including by email or by providing an electronic link to the Notice; or

(v)	giving it by any other means permitted or contemplated by this clause 28 or the Corporations Act.

28.3	When Notice is given

A Notice is deemed to be given by the Company and received by the Member:

(a)	if delivered in person, when delivered to the Member;

(b)	if posted, on the day after the date of posting to the Member, whether delivered or not; or

(c)

if sent by electronic means, 2 hours after the time it was sent to the Member, as recorded in the sender’s system, unless the sender receives, within that time period, an automatic notification (other than an out of office message) indicating that the electronic communication has not been delivered, but if the delivery or receipt is on a day which is not a Business Day or is after 5.00 pm (recipient’s time), it is deemed to have been received at 9.00 am (recipient’s time) on the next Business Day.

28.4	Notice to joint holders

A Notice may be given by the Company to joint Members by sending the Notice to the joint Member first named in the Register or to an alternative address (if any) nominated by that Member.

29.	Winding up

Subject to clause 2, if the Company is wound up, the liquidator may, with the sanction of a special resolution of the Company:

(a)

divide among the Members in specie or in kind the whole or any part of the property of the Company and may for that purpose set such value as they consider fair on any property to be divided and may determine how the division will be carried out as between the Members or different classes of Members; or

(b)

vest the whole or any part of the Company’s property in trustees on such trusts for the benefit of the contributories as the liquidator thinks fit, but so that no Member is compelled to accept any Shares or other securities in respect of which there is any liability, or do both.

30.	Indemnity and insurance

30.1	Definition

In this clause Officer has the meaning given in section 9 of the Corporations Act.

30.2	Company must indemnify Officers

To the full extent permitted by Law and without limiting the powers of the Company, the Company may indemnify any person who is or has been an Officer of the Company, or of a related body corporate of the Company against all losses, liabilities, damages, costs, charges and expenses of any kind incurred by the Officer as an officer of the Company or of a related body corporate.

30.3	Documentary indemnity and insurance policy

To the extent permitted by the Corporations Act and any applicable Law and without limiting the powers of the Company, the Directors may authorise the Company to, and the Company may, enter into any:

(a)	documentary indemnity in favour of; or

(b)	insurance policy for the benefit of,

a person who is, or has been, an Officer of the Company or of a related body corporate of the Company, which indemnity or insurance policy may be in such terms as the Directors approve and, in particular, may apply to acts or omissions prior to or after the time of entering into the indemnity or policy.

Schedule 1 – Preference Shares

1.	Preference Shares

1.1	These terms set out the rights of the preference Shares which may be issued by the Company (Preference Shares).

1.2	Despite any other paragraph of these terms, the Company is not required to comply with these terms to the extent that to do so would contravene the Corporations Act.

2.	General rights attaching to Preference Shares

Subject to paragraphs 3 through 6 (inclusive), each Preference Share confers on the holder of that Preference Share all of the rights attaching to one fully paid ordinary share in the capital of the Company (Ordinary Share). For the avoidance of doubt each Preference Share:

(a)	is not redeemable, and

(b)

confers on its holder the right to receive notice of and attend and vote at any general meeting of the Company together with the holders of Ordinary Shares, with one Preference Share considered equivalent to one Ordinary Share.

3.	Dividends

3.1

On and from the date any Preference Shares are issued, dividends shall accrue on each Preference Share (subject to appropriate adjustment in the event of share split, consolidation or other similar recapitalization with respect to the Preference Shares) at a fixed rate per annum determined by a nationally recognized accounting firm in the United States (Accruing Dividends).

3.2

Accruing Dividends shall accrue from day to day, whether or not declared, and shall be cumulative; provided, however that Accruing Dividends shall be payable only when, declared by the Board of Directors to the extent of available earnings provided the Board is permitted to do so under the Corporations Act and applicable Law otherwise the Company shall be under no obligation to pay such Accruing Dividends.

3.3

The Company must not declare, pay or set aside any dividends on shares or securities of any other class of the Company unless the holders of the Preference Shares first receive, a dividend on each Preference Shares at least equal to the amount of the aggregate Accruing Dividends then accrued on such share of Preference Shares and not previously paid.

4.	Winding up

On a liquidation, dissolution or winding up of the Company, the Preference Shares confer on their holders:

(a)

in priority to the holders of Ordinary Shares and any other class of Shares, the right to be repaid paid up capital up to the value at which the Preference Shares were respectively issued and the aggregate amount of the Accruing Dividends then accrued on such share of Preference Shares and not previously paid in accordance with clause 3 of this Schedule; and

(b)	otherwise no right to participate in any surplus assets or profits of the Company.

5.	Variation

The issue of any class of securities ranking in priority, or any conversion of existing securities to securities ranking in priority, to the Preference Shares is a variation or abrogation of the rights attaching to Preference Shares and requires approval in accordance with the Company’s constitution.

6.	Ranking

With respect to amounts to be paid or repaid in respect of the Preference Shares under these terms, Preference Shares will:

(a)

rank pari passu in all respects with (but not in priority to) other Preference Shares already issued and the rights of the issued Preference Shares are not to be taken to have been varied by the further issue of Preference Shares; and

(b)	rank senior to all other Shares in the capital of the Company, unless varied in accordance with the Constitution.

EXHIBIT H

FORM OF NEWCO RELATIONSHIP DEED

[Attached]

Final Form

Relationship Deed

Agriculture & Natural Solutions Company Limited

ACN 680 144 085

and

[•]

K&L Gates

Perth office

Ref: 8000275.00001

Table of Contents

1.	Definitions and interpretation	H-4
1.1	Definitions	H-4
1.2	Interpretation	H-5
2.	Director appointment right	H-6
3.	Notices	H-8
4.	General	H-9
4.1	Confidentiality	H-9
4.2	Entire understanding	H-9
4.3	No adverse construction	H-10
4.4	Further assurances	H-10
4.5	No waiver	H-10
4.6	Remedies cumulative	H-10
4.7	Severability	H-10
4.8	No assignment	H-10
4.9	Consents and approvals	H-11
4.10	No variation	H-11
4.11	Costs	H-11
4.12	Duty	H-11
4.13	Execution and delivery	H-11
4.14	Conflicting provisions	H-11
4.15	No right of set-off	H-11
4.16	Relationship of parties	H-11
4.17	Counterparts	H-12
4.18	Governing law and jurisdiction	H-12

Relationship Deed

Date	2024

Parties

1.	Agriculture & Natural Solutions Company Limited ACN 680 144 085 of [•][1] (Company)

2.	[•] of [insert] (Shareholder)

Background

A.

The Shareholder has acquired fully paid ordinary shares in the Company in consideration for the fully paid ordinary shares it held in Australian Food & Agriculture Company Limited ACN 005 858 293 (AFA) pursuant to the terms of the Business Combination Agreement dated August 28, 2024 between the Company, the Shareholder, Agriculture & Natural Solutions Acquisition Corporation, AFA, Merino Merger Sub 1 Inc., Merino Merger Sub 2 Inc. and [[Bell Group Holdings Pty Limited CAN 004 845 710, an Australian private company]/[Raymond T. Dalio, in his capacity as Trustee of the Raymond T. Dalio Revocable Trust]] (Business Combination Agreement).

B.	The Company has agreed to grant certain rights to the Shareholder on and subject to the terms of this Deed.

Agreed terms

1.	Definitions and interpretation

1.1	Definitions

Unless otherwise provided in this Deed, capitalised terms used in this Agreement have the meaning given to them in the Business Combination Agreement:

Affiliated Fund means a fund, trust or entity that the Shareholder, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, which includes: (i) if the Shareholder is a limited liability company or a limited liability partnership, a fund or entity managed by the same manager or managing member or general partner or management company of the Shareholder, and (ii) if the Shareholder is a trust, a beneficiary of the trust or another trust that has one or more of the same beneficiaries or a beneficiary who is a spouse or descendant of the grantor of such trust;

Control means the capacity to determine the outcome of decisions about a person or entity’s (the “second person/entity”) financial and operating policies having regard to the practical influence the person or entity with such capacity (the “first person/entity”) can exert and any practice or pattern of behaviour affecting the second person/entity’s financial or operating policies; however, the first person/entity does not control the second person/entity if the first person/entity is under a legal obligation to exercise its capacity to influence decisions about the second person/entity’s financial or operating policies for the benefit of someone other than the first person/entity’s members.

[1]	To reflect the address of the Company after the Closing Date.

Deed means this deed including the background, any schedules and any annexures;

Initial Share Ownership means the number of Shares held by the Shareholder as of the Closing Date, counting Shares held after giving effect to and as a consequence of the Transactions, in each case as equitably adjusted for any share split, reverse share split, combination, recapitalization or similar event with respect to the Shares; and

Shares means fully paid ordinary shares in the Company.

1.2	Interpretation

In this Deed, unless the context requires otherwise:

(a)	the singular includes the plural and vice versa;

(b)	a gender includes the other genders;

(c)	headings are used for convenience only and do not affect the interpretation of this Deed;

(d)	other grammatical forms of a defined word or expression have a corresponding meaning;

(e)	a reference to a document is to that document as amended, novated, supplemented, extended or restated from time to time;

(f)	a reference to a party is to a party to this Deed and includes that party’s executors, administrators, successors, permitted assigns and permitted substitutes;

(g)	if something is to be or may be done on a day that is not a Business Day then it must be done on the next Business Day;

(h)	“person” includes a natural person, partnership, body corporate, association, joint venture, governmental or local authority, and any other body or entity whether incorporated or not;

(i)	“month” means calendar month and “year” means 12 consecutive months;

(j)	a reference to a thing (including a right) includes a part of it but nothing in this clause implies that part performance of an obligation constitutes performance of that obligation;

(k)	a reference to all or any part of a statute, rule, regulation or ordinance (statute) is to that statute as amended, consolidated, re-enacted or replaced from time to time;

(l)	“include”, “for example” and any similar expressions are not used, and must not be interpreted, as words of limitation;

(m)	money amounts are stated in Australian currency unless otherwise specified;

(n)

a reference to any agency or body that ceases to exist, is reconstituted, renamed or replaced, or has its powers or functions removed (defunct body) is to the agency or body that performs most closely the powers or functions of the defunct body;

(o)	any provision in this Deed which is in favour of more than one person benefits all of them jointly and each of them severally; and

(p)	any provision in this Deed which binds more than one person binds all of them jointly and each of them severally.

2.	Director appointment right

(a)	For as long as the Shareholder (including any Affiliated Funds that receive Shares from the Shareholder) holds:

(i)	a number of Shares representing at least 25.0% of the Shareholder’s Initial Share Ownership, the Shareholder will have the right to nominate 1 director to the Board; and

(ii)	a number of Shares representing at least 50.0% of the Shareholder’s Initial Share Ownership, the Shareholder will have the right to nominate 1 additional director to the Board,

together (the Board Nominees).

(b)	For the avoidance of doubt, [•] and [•] are the Board Nominees as of the date of this Deed.

(c)	The designation of a Board Nominee or the removal of a Board Nominee shall be effected by written notice signed by the Shareholder and provided to the Company and must be accompanied by:

(i)

the person’s or persons’ signed written consent to act as a director of the Company together with a written confirmation that the relevant person or persons’ have obtained or have applied for a director identification number in accordance with the Corporations Act, in the case of any new designation and/or

(ii)	a person’s or persons’ signed written resignation, in the case of a removal, for as long as the requirements in clause 2(a) are met,

(Nomination Notice)

(d)

The Shareholder may only nominate a person as a director under clause 2(a), if that person is not disqualified to act as a director of the Company under, any applicable law and the results of criminal record and bankruptcy and solvency checks conducted in relation to that person no more than 12 months prior, in their jurisdiction of residence confirm the person’s good fame and character.

(e)	For as long as the requirements in clause 2(a) are met, where the Company receives a Nomination Notice:

(i)

purporting to remove a Director that has not been accompanied by the Board Nominee’s written resignation then the Company will use its reasonable endeavours to procure that a resolution to remove the Board Nominee as a director is put to Shareholders at the Company’s next general meeting in accordance with the Company’s constitution and the Corporations Act. For the avoidance of doubt this does not require the Company to convene a general meeting for the sole purpose of removing the Board Nominee; and/or

(ii)

that specifies a person that is to replace a Board Nominee or fill an otherwise available Board Nominee place, and provides that person’s written consent to act as a director of the Company together with a written confirmation that the relevant person or persons’ have obtained or have applied for a director identification number in accordance with the Corporations Act, the Company must within a period of no more than 10 Business Days after receiving a Nomination Notice, procure that its directors appoint the new Board Nominee as a director to fill a casual vacancy (unless the directors reasonably believe that they would be in a breach of applicable law or their fiduciary or statutory duties as directors if they made such an appointment).

(f)

Any director appointed to fill a casual vacancy under this clause 2 must retire from office at, and will be eligible for re-election at, the next annual general meeting of the Company following his or her appointment.

(g)

If a Board Nominee is removed, retires, resigns or fails to be re-elected by resolution of shareholders or ceases to hold office as a director for any reason (other than where the director retires, resigns and is re-elected at the same meeting), the Shareholder may for as long as the requirements in clause 2(a) are met nominate another Board Nominee in that person’s place to fill a casual vacancy in accordance with clause 2(e)(ii).

(h)

For as long as the requirements in clause 2(a) are met, the Company will, and use its reasonable endeavours to procure that the Board will, support the re-election or election of the then current or proposed Board Nominee or Board Nominees as applicable at the next annual general meeting following his or her appointment unless the directors have received a written opinion from legal counsel engaged by the Company that they would be in a breach of applicable law or their fiduciary or statutory duties as directors if they supported such an appointment.

(i)

Any Board Nominee who is appointed as a director of the Company will be taken to have been appointed to represent the interests of the Shareholder for the purposes of section 203D(1) of the Corporations Act.

(j)

If the Shareholder ceases to be entitled to appoint a Board Nominee under clause 2(a) the Shareholder must provide a Nomination Notice identifying the Board Nominee that is to be removed as a Director accompanied by that person’s signed written resignation;

(k)

If the Shareholder fails to comply with clause 2(j), the Company will use its reasonable endeavours to procure that a resolution to remove the Board Nominee as a director is put to Shareholders at the Company’s next general meeting in accordance with the Company’s constitution and the Corporations Act. For the avoidance of doubt this does not require the Company to convene a general meeting for the sole purpose of removing the Board Nominee.

(l)

A Board Nominee may communicate or otherwise disclose to the Shareholder information received by them in their capacity as a director of the Company provided that they do so only to the extent permitted by the Corporations Act, any other applicable laws and in accordance with the rules and regulations of any applicable securities exchange. Where the Board Nominee is permitted to do so and does communicate or disclose such information to the Shareholder, that information will be subject to:

(i)	the confidentiality undertakings in this Deed; and

(ii)	any other confidentiality obligation or conflict of interest obligations applicable to directors of the Company including under relevant board policies.

(m)

For as long as the requirements in clause 2(a) are met, the Company will not, and will use all reasonable endeavours to procure that the Board will not, seek or support any resolution of shareholders to amend the Company’s constitution in a manner which has an adverse effect on the Shareholder’s rights under this Deed, unless the directors have received a written opinion from legal counsel engaged by the Company that they would be in breach of applicable law or their fiduciary or statutory duties as directors if they failed to seek or support such amendment.

(n)

The Shareholder agrees that information provided to it under clause 2 and which is not otherwise in the public domain may be confidential information of the Company and, in such a circumstance, will be subject to obligations of confidence pursuant to clauses 2(l) and 4.1 of this Deed. The Shareholder must not deal (and must procure that its Associates (as that term is defined in the Corporations Act) do not deal) in Shares or other securities on issue in the Company in breach of the insider trading provisions of the Corporations Act (including section 1043A of the Corporations Act) and other applicable law and acknowledges that the confidential information referred to in this clause 2 may include inside information for the purposes of those provisions.

3.	Notices

Any notice or other communication to or by a party under this Deed:

(a)	must be given in accordance with this clause 3;

(b)	may be given by personal service, post or email;

(c)	must be in writing, legible and in English addressed (depending on the manner in which it is given) as shown below:

(i)	If to the Company:

Address: [insert]

Attention: Bert Glover

Email: bert@impactag.com.au

(ii)	If to the Shareholder:

Address: [insert]

Attention: [insert]

Email: [insert]

or addressed in accordance with any updated details last notified by the party to the sender by notice given in accordance with this clause;

(d)	must be signed:

(i)

in the case of a corporation registered in Australia, by any authorised representative or by the appropriate office holders of that corporation under section 126 or 127 of the Corporations Act 2001 (Cth); or

(ii)

in the case of a corporation or other entity registered outside of Australia, by a person duly authorised by the sender in accordance with the laws governing the place of registration of that corporation or other entity; and

(e)	is deemed to be given by the sender and received by the addressee:

(i)	if delivered in person, when delivered to the addressee;

(ii)	if posted, at 9.00 am on the third Business Day after the date of posting to the addressee whether delivered or not; or

(iii)

if sent by email, 2 hours after the time the email is sent to the recipient’s email address set out in the Specified Contact Details, as recorded on the sender’s email system, unless the sender receives, within that time period, an automatic notification (other than an out of office message) indicating that the email has not been delivered, but if the delivery or receipt is on a day which is not a Business Day or is after 5.00 pm (addressee’s time), it is deemed to have been received at 9.00 am on the next Business Day.

4.	General

4.1	Confidentiality

(a)

This Deed and the transactions contemplated by it, are strictly confidential and may not be disclosed by either party to anyone (other than their professional advisors) without first obtaining the prior written consent of the other party provided that nothing in this Deed restricts either party from complying with its obligations at law or under the rules of any applicable securities exchange.

(b)

To the extent disclosure is required by law or the rules of any applicable securities exchange, each party must, subject to the law and the rules of any applicable securities exchange, use their best endeavours to give 2 Business Days advance notice, consult in good faith and obtain the other party’s prior approval to any such intended or reasonably foreseeable disclosure, including any notice of meeting that seeks shareholder approval for the purposes of complying with clause 2.

4.2	Entire understanding

(a)

This Deed, together with the Business Combination Agreement and any Ancillary Agreements thereto, contains the entire understanding between the parties concerning the subject matter of this Deed and supersedes, terminates and replaces all prior agreements and communications between the parties concerning that subject matter.

(b)	All terms, warranties and conditions implied or imposed by statute or general law are excluded from this Deed, except any term, warranty or condition the exclusion of which would:

(i)	contravene the statute or general law which implied or imposed it; or

(ii)	cause this clause to be void.

(c)

Each party acknowledges that, except as expressly stated in this Deed, it has not relied on any representation, warranty, undertaking or statement made by or on behalf of another party in relation to this Deed or its subject matter.

4.3	No adverse construction

No provision of this Deed is to be construed to the disadvantage of a party solely because that party was responsible for preparing or proposing this Deed or the provision.

4.4	Further assurances

A party, at its own expense and within a reasonable time of being requested by another party to do so, must do all things and execute all documents that are reasonably necessary to give full effect to this Deed.

4.5	No waiver

(a)

A failure to exercise, a delay in exercising or partially exercising any power, right or remedy conferred on a party by or in respect of this Deed does not operate as a waiver by that party of the power, right or remedy.

(b)	A single or partial exercise of any power, right or remedy does not preclude a further exercise of it or the exercise of any other power, right or remedy.

(c)	A waiver of a breach does not operate as a waiver of any other breach.

4.6	Remedies cumulative

Except as set out in this Deed, the powers, rights and remedies under this Deed are cumulative with and not exclusive of any powers, rights and remedies provided by law independently of this Deed.

4.7	Severability

Any provision of this Deed, which is invalid in any jurisdiction must, in relation to that jurisdiction, be:

(a)	read down to the minimum extent necessary to achieve its validity, if applicable; and

(b)	severed from this Deed in any other case,

without invalidating or affecting the remaining provisions of this Deed or the validity of that provision in any other jurisdiction.

4.8	No assignment

A party cannot assign or otherwise deal with the benefit of this Deed without the prior written consent of the other party; provided, that the Shareholder may assign, in whole or in part, any of its rights and obligations hereunder to an Affiliated Fund in connection with a transfer of Shares to such Affiliated Fund without the consent of the other parties; provided that (i) the Company is, within a reasonable time prior to such assignment, furnished with written notice of the name and address of such Affiliated Fund; and (ii) such Affiliated Fund agrees in writing to be bound by the applicable provisions of this Deed, including the rights, interests and obligations so assigned.

4.9	Consents and approvals

Unless this Deed provides otherwise, where anything depends on the consent or approval of a party, then that consent or approval may be given conditionally, unconditionally or withheld, in the absolute discretion of that party.

4.10	No variation

This Deed cannot be amended or varied except in writing signed by the parties.

4.11	Costs

Each party must pay its own legal costs of and incidental to the preparation and completion of this Deed.

4.12	Duty

(a)	Any duty (including related interest or penalties) payable in respect of this Deed or any instrument created in connection with it must be paid by the Shareholder.

(b)

The Shareholder undertakes to keep the Company indemnified against all liability relating to the duty, fines and penalties suffered or incurred by the Company arising out of or in connection with any delay or failure to comply with clause 4.12(a).

4.13	Execution and delivery

(a)

Where a party (Executing Party) has executed and delivered this Deed to another party (Recipient), the Executing Party’s obligations under this Deed will not become binding until the Recipient and each other party have executed and delivered this Deed to the Executing Party (Escrow Condition).

(b)

This Deed is delivered by an Executing Party to a Recipient under clause 4.13(a) as an escrow until the Escrow Condition is fulfilled. On fulfilment of the Escrow Condition all parties to this Deed will become bound contemporaneously.

(c)	Nothing in this clause 4.13 should be taken to exclude any statutory or common law principle applicable to the proper execution and delivery of a deed.

4.14	Conflicting provisions

If there is any conflict between the main body of this Deed and any schedules or annexures comprising it, then the provisions of the main body of this Deed prevail.

4.15	No right of set-off

Unless this Deed expressly provides otherwise, a party has no right of set-off against a payment due to another party under this Deed.

4.16	Relationship of parties

Unless this Deed expressly provides otherwise, nothing in this Deed may be construed as creating a relationship of partnership, of principal and agent or of trustee and beneficiary.

4.17	Counterparts

If this Deed consists of a number of signed counterparts, each is an original and all of the counterparts together constitute the same document. A party may sign a counterpart by executing a signature page and electronically transmitting a copy of the signed page to each other party or their authorised representative.

4.18	Governing law and jurisdiction

(a)	This Deed is governed by and must be construed in accordance with the laws of New South Wales.

(b)

The parties submit to the exclusive jurisdiction of the courts of that State and the Commonwealth of Australia in respect of all matters arising out of or relating to this Deed, its performance or subject matter.

(c)	Each party waives any rights to:

(i)	object to the venue of any proceedings; or

(ii)	claim that the proceedings have been brought in an inconvenient forum or that the courts of another place are a more convenient forum,

if the proceedings have been brought in a court referred to in clause 4.18(b).

4.19	Termination

This Deed shall terminate automatically at such time as the Shareholder no longer has the right to nominate a director under this Deed.

Executed as a deed

Executed as an agreement

COMPANY

Executed by Agriculture & Natural Solutions Company Limited ACN 680 144 085 in accordance with section 127(1) of the Corporations Act 2001 (Cth):

Signature of director	Signature of director / company secretary

Name (please print)	Name (please print)

Date signed	Date signed

The signatory confirms that their signature appearing above is their personal signature affixed by electronic means and authenticates this document or any counterpart signed by the signatory.	The signatory confirms that their signature appearing above is their personal signature affixed by electronic means and authenticates this document or any counterpart signed by the signatory.

SHAREHOLDER

Executed by [insert] in accordance with section 127(1) of the Corporations Act 2001 (Cth):

Signature of director	Signature of director / company secretary

Name (please print)	Name (please print)

Date signed	Date signed

The signatory confirms that their signature appearing above is their personal signature affixed by electronic means and authenticates this document or any counterpart signed by the signatory.	The signatory confirms that their signature appearing above is their personal signature affixed by electronic means and authenticates this document or any counterpart signed by the signatory.

OR

Signed by [Party Name] as trustee for the [Trust Name] in the presence of:

Signature

SCHEDULE 1

COMPANY KNOWLEDGE PERSONS

1.	Alastair Provan

2.	Jason Cordy

Schedule 1 - 5-1

SCHEDULE 2

SPAC KNOWLEDGE PERSONS

1.	David Leuschen
2.	Robert James Glover
3.	Thomas Smith

Schedule 2 - 5-1

SCHEDULE 3

SELLER OWNERSHIP

Seller	Company Shares
Bell Group Holdings Pty Ltd ACN 004 845 710	9,909,170
Raymond T. Dalio, in his capacity as Trustee for the Raymond T. Dalio Revocable Trust	4,529,489

Schedule 3 - 5-1